Item 8. Financial Statements and Supplementary Data

Bank of America 2014 1

Report of Management on Internal Control Over Financial Reporting
The management of Bank of America Corporation is responsible for establishing and maintaining adequate internal control over financial reporting.
The Corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Corporation’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2014 based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework (2013). Based on that assessment, management concluded that, as of December 31, 2014, the Corporation’s internal control over financial reporting is effective based on the criteria established in Internal Control – Integrated Framework (2013).
The Corporation’s internal control over financial reporting as of December 31, 2014 has been audited by PricewaterhouseCoopers, LLP, an independent registered public accounting firm, as stated in their accompanying report which expresses an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2014.

Brian T. Moynihan
Chairman, Chief Executive Officer and President

Bruce R. Thompson
Chief Financial Officer

2 Bank of America 2014

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Bank of America Corporation:
In our opinion, the accompanying Consolidated Balance Sheet and the related Consolidated Statement of Income, Consolidated Statement of Comprehensive Income, Consolidated Statement of Changes in Shareholders’ Equity and Consolidated Statement of Cash Flows present fairly, in all material respects, the financial position of Bank of America Corporation and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Corporation’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Charlotte, North Carolina
February 25, 2015, except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to the effects of changes in segments discussed in Note 24, for which the date is April 29, 2015.

Bank of America 2014 3

Bank of America Corporation and Subsidiaries

Consolidated Statement of Income

(Dollars in millions, except per share information)	2014	2013	2012
Interest income
Loans and leases	$34,307	$36,470	$38,880
Debt securities	8,021	9,749	8,908
Federal funds sold and securities borrowed or purchased under agreements to resell	1,039	1,229	1,502
Trading account assets	4,561	4,706	5,094
Other interest income	2,958	2,866	3,016
Total interest income	50,886	55,020	57,400

Interest expense
Deposits	1,080	1,396	1,990
Short-term borrowings	2,578	2,923	3,572
Trading account liabilities	1,576	1,638	1,763
Long-term debt	5,700	6,798	9,419
Total interest expense	10,934	12,755	16,744
Net interest income	39,952	42,265	40,656

Noninterest income
Card income	5,944	5,826	6,121
Service charges	7,443	7,390	7,600
Investment and brokerage services	13,284	12,282	11,393
Investment banking income	6,065	6,126	5,299
Equity investment income	1,130	2,901	2,070
Trading account profits	6,309	7,056	5,870
Mortgage banking income	1,563	3,874	4,750
Gains on sales of debt securities	1,354	1,271	1,662
Other income (loss)	1,203	(49)	(2,087)
Total noninterest income	44,295	46,677	42,678
Total revenue, net of interest expense	84,247	88,942	83,334

Provision for credit losses	2,275	3,556	8,169

Noninterest expense
Personnel	33,787	34,719	35,648
Occupancy	4,260	4,475	4,570
Equipment	2,125	2,146	2,269
Marketing	1,829	1,834	1,873
Professional fees	2,472	2,884	3,574
Amortization of intangibles	936	1,086	1,264
Data processing	3,144	3,170	2,961
Telecommunications	1,259	1,593	1,660
Other general operating	25,305	17,307	18,274
Total noninterest expense	75,117	69,214	72,093
Income before income taxes	6,855	16,172	3,072
Income tax expense (benefit)	2,022	4,741	(1,116)
Net income	$4,833	$11,431	$4,188
Preferred stock dividends	1,044	1,349	1,428
Net income applicable to common shareholders	$3,789	$10,082	$2,760

Per common share information
Earnings	$0.36	$0.94	$0.26
Diluted earnings	0.36	0.90	0.25
Dividends paid	0.12	0.04	0.04
Average common shares issued and outstanding (in thousands)	10,527,818	10,731,165	10,746,028
Average diluted common shares issued and outstanding (in thousands)	10,584,535	11,491,418	10,840,854
See accompanying Notes to Consolidated Financial Statements.

4 Bank of America 2014

Bank of America Corporation and Subsidiaries

Consolidated Statement of Comprehensive Income

(Dollars in millions)	2014	2013	2012
Net income	$4,833	$11,431	$4,188
Other comprehensive income (loss), net-of-tax:
Net change in available-for-sale debt and marketable equity securities	4,621	(8,166)	1,802
Net change in derivatives	616	592	916
Employee benefit plan adjustments	(943)	2,049	(65)
Net change in foreign currency translation adjustments	(157)	(135)	(13)
Other comprehensive income (loss)	4,137	(5,660)	2,640
Comprehensive income	$8,970	$5,771	$6,828
See accompanying Notes to Consolidated Financial Statements.

Bank of America 2014 5

Bank of America Corporation and Subsidiaries

Consolidated Balance Sheet

	December 31
(Dollars in millions)	2014	2013
Assets
Cash and due from banks	$33,118	$36,852
Interest-bearing deposits with the Federal Reserve and non-U.S. central banks	105,471	94,470
Cash and cash equivalents	138,589	131,322
Time deposits placed and other short-term investments	7,510	11,540
Federal funds sold and securities borrowed or purchased under agreements to resell (includes $62,182 and $68,656 measured at fair value)	191,823	190,328
Trading account assets (includes $110,923 and $111,817 pledged as collateral)	191,785	200,993
Derivative assets	52,682	47,495
Debt securities:
Carried at fair value (includes $46,976 and $52,283 pledged as collateral)	320,695	268,795
Held-to-maturity, at cost (fair value – $59,641 and $52,430; $17,124 and $20,869 pledged as collateral)	59,766	55,150
Total debt securities	380,461	323,945
Loans and leases (includes $8,681 and $10,042 measured at fair value and $52,959 and $71,579 pledged as collateral)	881,391	928,233
Allowance for loan and lease losses	(14,419)	(17,428)
Loans and leases, net of allowance	866,972	910,805
Premises and equipment, net	10,049	10,475
Mortgage servicing rights (includes $3,530 and $5,042 measured at fair value)	3,530	5,052
Goodwill	69,777	69,844
Intangible assets	4,612	5,574
Loans held-for-sale (includes $6,801 and $6,656 measured at fair value)	12,836	11,362
Customer and other receivables	61,845	59,448
Other assets (includes $13,873 and $18,055 measured at fair value)	112,063	124,090
Total assets	$2,104,534	$2,102,273

Assets of consolidated variable interest entities included in total assets above (isolated to settle the liabilities of the variable interest entities)
Trading account assets	$6,890	$8,412
Derivative assets	6	185
Loans and leases	95,187	109,118
Allowance for loan and lease losses	(1,968)	(2,674)
Loans and leases, net of allowance	93,219	106,444
Loans held-for-sale	1,822	1,384
All other assets	2,763	4,577
Total assets of consolidated variable interest entities	$104,700	$121,002
See accompanying Notes to Consolidated Financial Statements.

6 Bank of America 2014

Bank of America Corporation and Subsidiaries

Consolidated Balance Sheet (continued)

	December 31
(Dollars in millions)	2014	2013
Liabilities
Deposits in U.S. offices:
Noninterest-bearing	$392,790	$373,070
Interest-bearing (includes $1,469 and $1,899 measured at fair value)	660,161	667,714
Deposits in non-U.S. offices:
Noninterest-bearing	7,542	8,255
Interest-bearing	58,443	70,232
Total deposits	1,118,936	1,119,271
Federal funds purchased and securities loaned or sold under agreements to repurchase (includes $35,357 and $26,500 measured at fair value)	201,277	198,106
Trading account liabilities	74,192	83,469
Derivative liabilities	46,909	37,407
Short-term borrowings (includes $2,697 and $1,520 measured at fair value)	31,172	45,999
Accrued expenses and other liabilities (includes $12,055 and $11,233 measured at fair value and $528 and $484 of reserve for unfunded lending commitments)	145,438	135,662
Long-term debt (includes $36,404 and $47,035 measured at fair value)	243,139	249,674
Total liabilities	1,861,063	1,869,588
Commitments and contingencies (Note 6 – Securitizations and Other Variable Interest Entities, Note 7 – Representations and Warranties Obligations and Corporate Guarantees and Note 12 – Commitments and Contingencies)

Shareholders’ equity
Preferred stock, $0.01 par value; authorized – 100,000,000 shares; issued and outstanding – 3,647,790 and 3,407,790 shares	19,309	13,352
Common stock and additional paid-in capital, $0.01 par value; authorized – 12,800,000,000 shares; issued and outstanding – 10,516,542,476 and 10,591,808,296 shares	153,458	155,293
Retained earnings	75,024	72,497
Accumulated other comprehensive income (loss)	(4,320)	(8,457)
Total shareholders’ equity	243,471	232,685
Total liabilities and shareholders’ equity	$2,104,534	$2,102,273

Liabilities of consolidated variable interest entities included in total liabilities above
Short-term borrowings (includes $0 and $77 of non-recourse borrowings)	$1,032	$1,150
Long-term debt (includes $11,943 and $16,209 of non-recourse debt)	13,307	19,448
All other liabilities (includes $84 and $138 of non-recourse liabilities)	138	253
Total liabilities of consolidated variable interest entities	$14,477	$20,851
See accompanying Notes to Consolidated Financial Statements.

Bank of America 2014 7

Bank of America Corporation and Subsidiaries

Consolidated Statement of Changes in Shareholders’ Equity

	Preferred Stock	Common Stock and Additional Paid-in Capital		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
(Dollars in millions, shares in thousands)		Shares	Amount

Balance, December 31, 2011	$18,397	10,535,938	$156,621	$60,520	$(5,437)	$230,101
Net income				4,188		4,188
Net change in available-for-sale debt and marketable equity securities					1,802	1,802
Net change in derivatives					916	916
Employee benefit plan adjustments					(65)	(65)
Net change in foreign currency translation adjustments					(13)	(13)
Dividends paid:
Common				(437)		(437)
Preferred				(1,472)		(1,472)
Net issuance of preferred stock	667					667
Common stock issued in connection with exchanges of preferred stock and trust preferred securities	(296)	49,867	412	44		160
Common stock issued under employee plans and related tax effects		192,459	1,109			1,109
Balance, December 31, 2012	18,768	10,778,264	158,142	62,843	(2,797)	236,956
Net income				11,431		11,431
Net change in available-for-sale debt and marketable equity securities					(8,166)	(8,166)
Net change in derivatives					592	592
Employee benefit plan adjustments					2,049	2,049
Net change in foreign currency translation adjustments					(135)	(135)
Dividends paid:
Common				(428)		(428)
Preferred				(1,249)		(1,249)
Issuance of preferred stock	1,008					1,008
Redemption of preferred stock	(6,461)			(100)		(6,561)
Common stock issued under employee plans and related tax effects		45,288	371			371
Common stock repurchased		(231,744)	(3,220)			(3,220)
Other	37					37
Balance, December 31, 2013	13,352	10,591,808	155,293	72,497	(8,457)	232,685
Net income				4,833		4,833
Net change in available-for-sale debt and marketable equity securities					4,621	4,621
Net change in derivatives					616	616
Employee benefit plan adjustments					(943)	(943)
Net change in foreign currency translation adjustments					(157)	(157)
Dividends paid:
Common				(1,262)		(1,262)
Preferred				(1,044)		(1,044)
Issuance of preferred stock	5,957					5,957
Common stock issued under employee plans and related tax effects		25,866	(160)			(160)
Common stock repurchased		(101,132)	(1,675)			(1,675)
Balance, December 31, 2014	$19,309	10,516,542	$153,458	$75,024	$(4,320)	$243,471
See accompanying Notes to Consolidated Financial Statements.

8 Bank of America 2014

Bank of America Corporation and Subsidiaries

Consolidated Statement of Cash Flows

(Dollars in millions)	2014	2013	2012
Operating activities
Net income	$4,833	$11,431	$4,188
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for credit losses	2,275	3,556	8,169
Gains on sales of debt securities	(1,354)	(1,271)	(1,662)
Fair value adjustments on structured liabilities	(407)	649	5,107
Depreciation and premises improvements amortization	1,586	1,597	1,774
Amortization of intangibles	936	1,086	1,264
Net amortization of premium/discount on debt securities	2,688	1,577	2,580
Deferred income taxes	726	3,262	(2,735)
Loans held-for-sale:
Originations and purchases	(40,113)	(65,688)	(59,540)
Proceeds from sales and paydowns of loans originally classified as held-for-sale	38,528	77,707	54,817
Net change in:
Trading and derivative instruments	6,621	33,870	(47,606)
Other assets	2,380	35,154	(11,424)
Accrued expenses and other liabilities	9,702	(12,919)	24,061
Other operating activities, net	(1,662)	2,806	4,951
Net cash provided by (used in) operating activities	26,739	92,817	(16,056)
Investing activities
Net change in:
Time deposits placed and other short-term investments	4,030	7,154	7,310
Federal funds sold and securities borrowed or purchased under agreements to resell	(1,495)	29,596	(8,741)
Debt securities carried at fair value:
Proceeds from sales	159,071	119,013	74,068
Proceeds from paydowns and maturities	79,704	85,554	71,509
Purchases	(280,571)	(175,983)	(164,491)
Held-to-maturity debt securities:
Proceeds from paydowns and maturities	7,889	8,472	6,261
Purchases	(13,274)	(14,388)	(20,991)
Loans and leases:
Proceeds from sales	28,765	12,331	1,837
Purchases	(10,609)	(16,734)	(9,178)
Other changes in loans and leases, net	22,635	(34,256)	2,557
Net sales (purchases) of premises and equipment	(1,160)	(521)	5
Proceeds from sales of foreclosed properties	855	1,099	2,799
Proceeds from sales of investments	1,577	4,818	2,396
Other investing activities, net	(1,621)	(1,097)	(320)
Net cash provided by (used in) investing activities	(4,204)	25,058	(34,979)
Financing activities
Net change in:
Deposits	(335)	14,010	72,220
Federal funds purchased and securities loaned or sold under agreements to repurchase	3,171	(95,153)	78,395
Short-term borrowings	(14,827)	16,009	(5,017)
Long-term debt:
Proceeds from issuance	51,573	45,658	22,200
Retirement of long-term debt	(53,749)	(65,602)	(124,389)
Preferred stock:
Proceeds from issuance	5,957	1,008	667
Redemption	—	(6,461)	—
Common stock repurchased	(1,675)	(3,220)	—
Cash dividends paid	(2,306)	(1,677)	(1,909)
Excess tax benefits on share-based payments	34	12	13
Other financing activities, net	(44)	(26)	236
Net cash provided by (used in) financing activities	(12,201)	(95,442)	42,416
Effect of exchange rate changes on cash and cash equivalents	(3,067)	(1,863)	(731)
Net increase (decrease) in cash and cash equivalents	7,267	20,570	(9,350)
Cash and cash equivalents at January 1	131,322	110,752	120,102
Cash and cash equivalents at December 31	$138,589	$131,322	$110,752
Supplemental cash flow disclosures
Interest paid	$11,082	$12,912	$18,268
Income taxes paid	2,558	1,559	1,372
Income taxes refunded	(144)	(244)	(338)
See accompanying Notes to Consolidated Financial Statements.

Bank of America 2014 9

Bank of America Corporation and Subsidiaries
Notes to Consolidated Financial Statements
NOTE 1 Summary of Significant Accounting Principles
Bank of America Corporation (together with its consolidated subsidiaries, the Corporation), a bank holding company (BHC) and a financial holding company, provides a diverse range of financial services and products throughout the U.S. and in certain international markets. The term “the Corporation” as used herein may refer to Bank of America Corporation individually, Bank of America Corporation and its subsidiaries, or certain of Bank of America Corporation’s subsidiaries or affiliates.
The Corporation conducts its activities through banking and nonbank subsidiaries. Prior to October 1, 2014, the Corporation operated its banking activities primarily under two charters: Bank of America, National Association (Bank of America, N.A. or BANA) and, to a lesser extent, FIA Card Services, National Association (FIA Card Services, N.A. or FIA). On October 1, 2014, FIA was merged into BANA.
Principles of Consolidation and Basis of Presentation
The Consolidated Financial Statements include the accounts of the Corporation and its majority-owned subsidiaries, and those variable interest entities (VIEs) where the Corporation is the primary beneficiary. Intercompany accounts and transactions have been eliminated. Results of operations of acquired companies are included from the dates of acquisition and for VIEs, from the dates that the Corporation became the primary beneficiary. Assets held in an agency or fiduciary capacity are not included in the Consolidated Financial Statements. The Corporation accounts for investments in companies for which it owns a voting interest and for which it has the ability to exercise significant influence over operating and financing decisions using the equity method of accounting. These investments are included in other assets. Equity method investments are subject to impairment testing and the Corporation’s proportionate share of income or loss is included in equity investment income.
In the Annual Report on Form 10-K for the year ended December 31, 2014, the Corporation reported its results of operations through five business segments: Consumer & Business Banking (CBB), Consumer Real Estate Services (CRES), Global Wealth & Investment Management (GWIM), Global Banking and Global Markets, with the remaining operations recorded in All Other. Effective January 1, 2015, to align the segments with how the Corporation manages the businesses in 2015, it changed its basis of presentation, and following such change, reports its results of operations through the following five business segments: Consumer Banking, Global Wealth & Investment Management (GWIM), Global Banking, Global Markets and Legacy Assets & Servicing (LAS), with the remaining operations recorded in All Other. The Home Loans business, which was included in the former CRES segment, is now included in Consumer Banking, and LAS (also in the former CRES segment) has become a separate segment. A portion of the Business Banking business, based on the size of the client, was moved from the former CBB segment to Global Banking, and the former CBB segment was renamed Consumer

Banking. Also, the Corporation's merchant services joint venture, moved from the former CBB segment to All Other. In addition, certain management accounting methodologies, including the treatment of intersegment assets and liabilities, and related allocations were refined. Prior periods have been reclassified to conform to the current period presentation.
The preparation of the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures. Realized results could differ from those estimates and assumptions.
The Corporation evaluates subsequent events through the date of filing with the Securities and Exchange Commission (SEC). Certain prior-period amounts have been reclassified to conform to current period presentation.
New Accounting Pronouncements
In August 2014, the Financial Accounting Standards Board (FASB) issued new accounting guidance on classification and measurement of foreclosed mortgage loans that are government guaranteed. This new guidance states that such foreclosed properties should be classified as other assets and measured based on the amount of the loan balance expected to be recovered from the guarantor. The new guidance is effective beginning on January 1, 2015 using either a prospective or modified retrospective transition method. This new guidance will not have a material impact on the Corporation’s consolidated financial position or results of operations.
In August 2014, the FASB issued new accounting guidance that provides a measurement alternative for entities that consolidate a collateralized financing entity (CFE). The new guidance allows an entity to measure both the financial assets and financial liabilities of a CFE using the fair value of either the financial assets or financial liabilities, whichever is more observable. This alternative is available for CFEs where the financial assets and financial liabilities are carried at fair value and changes in fair value are reported in earnings. The new guidance is effective beginning on January 1, 2016. This new guidance will not have a material impact on the Corporation’s consolidated financial position or results of operations.
In June 2014, the FASB issued new guidance on accounting and disclosure of repurchase-to-maturity (RTM) transactions and repurchase financings (repos). Under this new accounting guidance, RTMs will be accounted for as secured borrowings rather than sales of an asset, and transfers of financial assets with a contemporaneous repo will no longer be evaluated to determine whether they should be accounted for on a combined basis as forward contracts. The new guidance also prescribes additional disclosures particularly on the nature of collateral pledged in repos accounted for as secured borrowings. The new guidance is effective beginning on January 1, 2015. This new guidance will not have a material impact on the Corporation’s consolidated financial position or results of operations.

10 Bank of America 2014

In May 2014, the FASB issued new accounting guidance to clarify the principles for recognizing revenue from contracts with customers. The new accounting guidance, which does not apply to financial instruments, is effective on a retrospective basis beginning on January 1, 2017. The Corporation does not expect the new guidance to have a material impact on its consolidated financial position or results of operations.
In January 2014, the FASB issued new guidance on accounting for qualified affordable housing projects which permits entities to make an accounting policy election to apply the proportional amortization method when specific conditions are met. The new accounting guidance is effective on a retrospective basis beginning on January 1, 2015 with early adoption permitted. The Corporation is currently assessing whether it will adopt the proportional amortization method. If adopted, the Corporation does not expect it to have a material impact on its consolidated financial position or results of operations.
In December 2012, the FASB issued a proposed standard on accounting for credit losses. It would replace multiple existing impairment models, including an “incurred loss” model for loans, with an “expected loss” model. The FASB has not yet established an effective date but a final standard is expected to be issued in the second half of 2015. The final standard may materially reduce retained earnings in the period of adoption.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, cash items in the process of collection, cash segregated under federal and other brokerage regulations, and amounts due from correspondent banks, the Federal Reserve Bank and certain non-U.S. central banks.
Securities Financing Agreements
Securities borrowed or purchased under agreements to resell and securities loaned or sold under agreements to repurchase (securities financing agreements) are treated as collateralized financing transactions except in instances where the transaction is required to be accounted for as individual sale and purchase transactions. Generally, these agreements are recorded at the amounts at which the securities were acquired or sold plus accrued interest, except for certain securities financing agreements that the Corporation accounts for under the fair value option. Changes in the fair value of securities financing agreements that are accounted for under the fair value option are recorded in trading account profits in the Consolidated Statement of Income. For more information on securities financing agreements that the Corporation accounts for under the fair value option, see Note 21 – Fair Value Option.
The Corporation’s policy is to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. To ensure that the market value of the underlying collateral remains sufficient, collateral is generally valued daily and the Corporation may require counterparties to deposit additional collateral or may return collateral pledged when appropriate. Securities financing agreements give rise to negligible credit risk as a result of these collateral provisions and, accordingly, no allowance for loan losses is considered necessary.
Substantially all repurchase and resale activities are transacted under legally enforceable master repurchase agreements that give the Corporation, in the event of default by the counterparty, the right to liquidate securities held and to offset receivables and payables with the same counterparty. The Corporation offsets repurchase and resale transactions with the same counterparty on the Consolidated Balance Sheet where it has such a legally enforceable master netting agreement and the transactions have the same maturity date.
In transactions where the Corporation acts as the lender in a securities lending agreement and receives securities that can be pledged or sold as collateral, it recognizes an asset on the Consolidated Balance Sheet at fair value, representing the securities received, and a liability, representing the obligation to return those securities.
In repurchase transactions, typically, the termination date for a repurchase agreement is before the maturity date of the underlying security. However, in certain situations, the Corporation may enter into repurchase agreements where the termination date of the repurchase transaction is the same as the maturity date of the underlying security and these transactions are referred to as “repo-to-maturity” (RTM) transactions. In accordance with applicable accounting guidance, the Corporation accounts for RTM transactions as sales and purchases when the transferred securities are highly liquid. In instances where securities are considered sold or purchased, the Corporation removes the securities from or recognizes the securities on the Consolidated Balance Sheet and, in the case of sales, recognizes a gain or loss, where applicable, in the Consolidated Statement of Income. At December 31, 2014 and 2013, the Corporation had no outstanding RTM transactions that had been accounted for as sales and an immaterial amount of transactions that had been accounted for as purchases.
Collateral
The Corporation accepts securities as collateral that it is permitted by contract or custom to sell or repledge. At December 31, 2014 and 2013, the fair value of this collateral was $519.2 billion and $575.3 billion, of which $424.5 billion and $430.4 billion was sold or repledged. The primary source of this collateral is securities borrowed or purchased under agreements to resell. The Corporation also pledges company-owned securities and loans as collateral in transactions that include repurchase agreements, securities loaned, public and trust deposits, U.S. Treasury tax and loan notes, and short-term borrowings. This collateral, which in some cases can be sold or repledged by the counterparties to the transactions, is parenthetically disclosed on the Consolidated Balance Sheet.
In certain cases, the Corporation has transferred assets to consolidated VIEs where those restricted assets serve as collateral for the interests issued by the VIEs. These assets are included on the Consolidated Balance Sheet in Assets of Consolidated VIEs.
In addition, the Corporation obtains collateral in connection with its derivative contracts. Required collateral levels vary depending on the credit risk rating and the type of counterparty. Generally, the Corporation accepts collateral in the form of cash, U.S. Treasury securities and other marketable securities. Based on provisions contained in master netting agreements, the Corporation nets cash collateral received against derivative assets. The Corporation also pledges collateral on its own derivative positions which can be applied against derivative liabilities.

Bank of America 2014 11

Trading Instruments
Financial instruments utilized in trading activities are carried at fair value. Fair value is generally based on quoted market prices or quoted market prices for similar assets and liabilities. If these market prices are not available, fair values are estimated based on dealer quotes, pricing models, discounted cash flow methodologies, or similar techniques where the determination of fair value may require significant management judgment or estimation. Realized gains and losses are recorded on a trade-date basis. Realized and unrealized gains and losses are recognized in trading account profits.
Derivatives and Hedging Activities
Derivatives are entered into on behalf of customers, for trading or to support risk management activities. Derivatives used in risk management activities include derivatives that are both designated in qualifying accounting hedge relationships and derivatives used to hedge market risks in relationships that are not designated in qualifying accounting hedge relationships (referred to as other risk management activities). Derivatives utilized by the Corporation include swaps, financial futures and forward settlement contracts, and option contracts. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument (including another derivative financial instrument), index, currency or commodity at a predetermined rate or price during a period or at a date in the future. Option agreements can be transacted on organized exchanges or directly between parties.
All derivatives are recorded on the Consolidated Balance Sheet at fair value, taking into consideration the effects of legally enforceable master netting agreements that allow the Corporation to settle positive and negative positions and offset cash collateral held with the same counterparty on a net basis. For exchange-traded contracts, fair value is based on quoted market prices in active or inactive markets or is derived from observable market- based pricing parameters, similar to those applied to over-the-counter (OTC) derivatives. For non-exchange traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value may require significant management judgment or estimation.
Valuations of derivative assets and liabilities reflect the value of the instrument including counterparty credit risk. These values also take into account the Corporation’s own credit standing.
Trading Derivatives and Other Risk Management Activities
Derivatives held for trading purposes are included in derivative assets or derivative liabilities on the Consolidated Balance Sheet with changes in fair value included in trading account profits.
Derivatives used for other risk management activities are included in derivative assets or derivative liabilities. Derivatives used in other risk management activities have not been designated in a qualifying accounting hedge relationship because they did not qualify or the risk that is being mitigated pertains to an item that is reported at fair value through earnings so that the effect of measuring the derivative instrument and the asset or liability to which the risk exposure pertains will offset in the Consolidated Statement of Income to the extent effective. The changes in the fair value of derivatives that serve to mitigate certain risks associated with mortgage servicing rights (MSRs), interest rate lock commitments (IRLCs) and first mortgage loans held-for-sale (LHFS) that are originated by the Corporation are recorded in mortgage banking income. Changes in the fair value of derivatives that serve to mitigate interest rate risk and foreign currency risk are included in other income (loss). Credit derivatives are also used by the Corporation to mitigate the risk associated with various credit exposures. The changes in the fair value of these derivatives are included in other income (loss).
Derivatives Used For Hedge Accounting Purposes (Accounting Hedges)
For accounting hedges, the Corporation formally documents at inception all relationships between hedging instruments and hedged items, as well as the risk management objectives and strategies for undertaking various accounting hedges. Additionally, the Corporation primarily uses regression analysis at the inception of a hedge and for each reporting period thereafter to assess whether the derivative used in a hedging transaction is expected to be and has been highly effective in offsetting changes in the fair value or cash flows of a hedged item or forecasted transaction. The Corporation discontinues hedge accounting when it is determined that a derivative is not expected to be or has ceased to be highly effective as a hedge, and then reflects changes in fair value of the derivative in earnings after termination of the hedge relationship.
The Corporation uses its accounting hedges as either fair value hedges, cash flow hedges or hedges of net investments in foreign operations. The Corporation manages interest rate and foreign currency exchange rate sensitivity predominantly through the use of derivatives. Fair value hedges are used to protect against changes in the fair value of the Corporation’s assets and liabilities that are attributable to interest rate or foreign exchange volatility. Cash flow hedges are used primarily to minimize the variability in cash flows of assets or liabilities, or forecasted transactions caused by interest rate or foreign exchange fluctuations. For terminated cash flow hedges, the maximum length of time over which forecasted transactions are hedged is approximately 25 years, with a substantial portion of the hedged transactions being less than 10 years. For open or future cash flow hedges, the maximum length of time over which forecasted transactions are or will be hedged is less than seven years.
Changes in the fair value of derivatives designated as fair value hedges are recorded in earnings, together and in the same income statement line item with changes in the fair value of the related hedged item. Changes in the fair value of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income (OCI) and are reclassified into the line item in the income statement in which the hedged item is recorded in the same period the hedged item affects earnings. Hedge ineffectiveness and gains and losses on the excluded component of a derivative in assessing hedge effectiveness are recorded in earnings in the same income statement line item. The Corporation records changes in the fair value of derivatives used as hedges of the net investment in foreign operations, to the extent effective, as a component of accumulated OCI.

12 Bank of America 2014

If a derivative instrument in a fair value hedge is terminated or the hedge designation removed, the previous adjustments to the carrying value of the hedged asset or liability are subsequently accounted for in the same manner as other components of the carrying value of that asset or liability. For interest-earning assets and interest-bearing liabilities, such adjustments are amortized to earnings over the remaining life of the respective asset or liability. If a derivative instrument in a cash flow hedge is terminated or the hedge designation is removed, related amounts in accumulated OCI are reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. If it becomes probable that a forecasted transaction will not occur, any related amounts in accumulated OCI are reclassified into earnings in that period.
Interest Rate Lock Commitments
The Corporation enters into IRLCs in connection with its mortgage banking activities to fund residential mortgage loans at specified times in the future. IRLCs that relate to the origination of mortgage loans that will be classified as held-for-sale are considered derivative instruments under applicable accounting guidance. As such, these IRLCs are recorded at fair value with changes in fair value recorded in mortgage banking income, typically resulting in recognition of a gain when the Corporation enters into IRLCs.
In estimating the fair value of an IRLC, the Corporation assigns a probability that the loan commitment will be exercised and the loan will be funded. The fair value of the commitments is derived from the fair value of related mortgage loans which is based on observable market data and includes the expected net future cash flows related to servicing of the loans. Changes in the fair value of IRLCs are recognized based on interest rate changes, changes in the probability that the commitment will be exercised and the passage of time. Changes from the expected future cash flows related to the customer relationship are excluded from the valuation of IRLCs.
Outstanding IRLCs expose the Corporation to the risk that the price of the loans underlying the commitments might decline from inception of the rate lock to funding of the loan. To manage this risk, the Corporation utilizes forward loan sales commitments and other derivative instruments, including interest rate swaps and options, to economically hedge the risk of potential changes in the value of the loans that would result from the commitments. The changes in the fair value of these derivatives are recorded in mortgage banking income.
Securities
Debt securities are recorded on the Consolidated Balance Sheet as of their trade date. Debt securities bought principally with the intent to buy and sell in the short term as part of the Corporation’s trading activities are reported at fair value in trading account assets with unrealized gains and losses included in trading account profits. Debt securities purchased for longer term investment purposes, as part of asset and liability management (ALM) and other strategic activities are generally reported at fair value as available-for-sale (AFS) securities with net unrealized gains and losses net-of-tax included in accumulated OCI. Certain other debt securities purchased for ALM and other strategic purposes are reported at fair value with unrealized gains and losses reported in other income (loss). These are referred to as other debt securities carried at fair value. AFS securities and other debt securities carried at fair value are reported in debt securities on the Consolidated Balance Sheet. The Corporation may hedge these other debt securities with risk management derivatives with the unrealized gains and losses also reported in other income (loss). The debt securities are carried at fair value with unrealized gains and losses reported in other income (loss) to mitigate accounting asymmetry with the risk management derivatives and to achieve operational simplifications. Debt securities which management has the intent and ability to hold to maturity are reported at amortized cost. Certain debt securities purchased for use in other risk management activities, such as hedging certain market risks related to MSRs, are reported in other assets at fair value with unrealized gains and losses reported in the same line item as the item being hedged.
The Corporation regularly evaluates each AFS and held-to-maturity (HTM) debt security where the value has declined below amortized cost to assess whether the decline in fair value is other than temporary. In determining whether an impairment is other than temporary, the Corporation considers the severity and duration of the decline in fair value, the length of time expected for recovery, the financial condition of the issuer, and other qualitative factors, as well as whether the Corporation either plans to sell the security or it is more-likely-than-not that it will be required to sell the security before recovery of the amortized cost. If the impairment of the AFS or HTM debt security is credit-related, an other-than-temporary impairment (OTTI) loss is recorded in earnings. For AFS debt securities, the non-credit-related impairment loss is recognized in accumulated OCI. If the Corporation intends to sell an AFS debt security or believes it will more-likely-than-not be required to sell a security, the Corporation records the full amount of the impairment loss as an OTTI loss.
Interest on debt securities, including amortization of premiums and accretion of discounts, is included in interest income. Premiums and discounts are amortized to interest income over the estimated lives of the securities. Prepayment experience, which is primarily driven by interest rates, is continually evaluated to determine the estimated lives of the securities. When a change is made to the estimated lives of the securities, the related premium or discount is adjusted, with a corresponding charge or credit to interest income, to the appropriate amount had the current estimated lives been applied since the acquisition of the securities. Realized gains and losses from the sales of debt securities are determined using the specific identification method.
Marketable equity securities are classified based on management’s intention on the date of purchase and recorded on the Consolidated Balance Sheet as of the trade date. Marketable equity securities that are bought and held principally for the purpose of resale in the near term are classified as trading and are carried at fair value with unrealized gains and losses included in trading account profits. Other marketable equity securities are accounted for as AFS and classified in other assets. All AFS marketable equity securities are carried at fair value with net unrealized gains and losses included in accumulated OCI on an after-tax basis. If there is an other-than-temporary decline in the fair value of any individual AFS marketable equity security, the cost basis is reduced and the Corporation reclassifies the associated net unrealized loss out of accumulated OCI with a corresponding charge to equity investment income. Dividend income on AFS marketable equity securities is included in equity investment income. Realized gains and losses on the sale of all AFS marketable equity securities, which are recorded in equity investment income, are determined using the specific identification method.

Bank of America 2014 13

Certain equity investments held by Global Principal Investments (GPI), the Corporation’s diversified equity investor in private equity, real estate and other alternative investments, are subject to investment company accounting under applicable accounting guidance and, accordingly, are carried at fair value with changes in fair value reported in equity investment income. These investments are included in other assets. Initially, the transaction price of the investment is generally considered to be the best indicator of fair value. Thereafter, valuation of direct investments is based on an assessment of each individual investment using methodologies that include publicly-traded comparables derived by multiplying a key performance metric of the portfolio company by the relevant valuation multiple observed for comparable companies, acquisition comparables, entry level multiples and discounted cash flow analyses, and are subject to appropriate discounts for lack of liquidity or marketability. For fund investments, the Corporation generally records the fair value of its proportionate interest in the fund’s capital as reported by the respective fund managers.
Loans and Leases
Loans, with the exception of loans accounted for under the fair value option, are measured at historical cost and reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans, and for purchased loans, net of any unamortized premiums or discounts. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to interest income over the lives of the related loans. Unearned income, discounts and premiums are amortized to interest income using a level yield methodology. The Corporation elects to account for certain consumer and commercial loans under the fair value option with changes in fair value reported in other income (loss).
Under applicable accounting guidance, for reporting purposes, the loan and lease portfolio is categorized by portfolio segment and, within each portfolio segment, by class of financing receivables. A portfolio segment is defined as the level at which an entity develops and documents a systematic methodology to determine the allowance for credit losses, and a class of financing receivables is defined as the level of disaggregation of portfolio segments based on the initial measurement attribute, risk characteristics and methods for assessing risk. The Corporation’s three portfolio segments are Consumer Real Estate (formerly referred to as Home Loans), Credit Card and Other Consumer, and Commercial. The classes within the Consumer Real Estate portfolio segment are core portfolio residential mortgage, Legacy Assets & Servicing residential mortgage, core portfolio home equity and Legacy Assets & Servicing home equity. The classes within the Credit Card and Other Consumer portfolio segment are U.S. credit card, non-U.S. credit card, direct/indirect consumer and other consumer. The classes within the Commercial portfolio segment are U.S. commercial, commercial real estate, commercial lease financing, non-U.S. commercial and U.S. small business commercial.
Purchased Credit-impaired Loans
The Corporation purchases loans with and without evidence of credit quality deterioration since origination. Evidence of credit quality deterioration as of the purchase date may include statistics such as past due status, refreshed borrower credit scores and refreshed loan-to-value (LTV) ratios, some of which are not immediately available as of the purchase date. Purchased loans with evidence of credit quality deterioration for which it is probable that the Corporation will not receive all contractually required payments receivable are accounted for as purchased credit- impaired (PCI) loans. The excess of the cash flows expected to be collected on PCI loans, measured as of the acquisition date, over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan using a level yield methodology. The difference between contractually required payments as of the acquisition date and the cash flows expected to be collected is referred to as the nonaccretable difference. PCI loans that have similar risk characteristics, primarily credit risk, collateral type and interest rate risk, are pooled and accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. Once a pool is assembled, it is treated as if it was one loan for purposes of applying the accounting guidance for PCI loans. An individual loan is removed from a PCI loan pool if it is sold, foreclosed, forgiven or the expectation of any future proceeds is remote. When a loan is removed from a PCI loan pool and the foreclosure or recovery value of the loan is less than the loan’s carrying value, the difference is first applied against the PCI pool’s nonaccretable difference. If the nonaccretable difference has been fully utilized, only then is the PCI pool’s basis applicable to that loan written-off against its valuation reserve; however, the integrity of the pool is maintained and it continues to be accounted for as if it was one loan.
The Corporation continues to estimate cash flows expected to be collected over the life of the PCI loans using internal credit risk, interest rate and prepayment risk models that incorporate management’s best estimate of current key assumptions such as default rates, loss severity and prepayment speeds. If, upon subsequent evaluation, the Corporation determines it is probable that the present value of the expected cash flows has decreased, the PCI loan is considered to be further impaired resulting in a charge to the provision for credit losses and a corresponding increase to a valuation allowance included in the allowance for loan and lease losses. The present value of the expected cash flows is then recalculated each period, which may result in additional impairment or a reduction of the valuation allowance. If there is no valuation allowance and it is probable that there is a significant increase in the present value of the expected cash flows, the Corporation recalculates the amount of accretable yield as the excess of the revised expected cash flows over the current carrying value resulting in a reclassification from nonaccretable difference to accretable yield. Reclassifications from nonaccretable difference can also occur if there is a change in the expected lives of the loans. The present value of the expected cash flows is determined using the PCI loans’ effective interest rate, adjusted for changes in the PCI loans’ interest rate indices.
Leases
The Corporation provides equipment financing to its customers through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual value of the leased property less unearned income. Leveraged leases, which are a form of financing leases, are reported net of non-recourse debt. Unearned income on leveraged and direct financing leases is accreted to interest income over the lease terms using methods that approximate the interest method.

14 Bank of America 2014

Allowance for Credit Losses
The allowance for credit losses, which includes the allowance for loan and lease losses and the reserve for unfunded lending commitments, represents management’s estimate of probable losses inherent in the Corporation’s lending activities. The allowance for loan and lease losses and the reserve for unfunded lending commitments exclude amounts for loans and unfunded lending commitments accounted for under the fair value option as the fair values of these instruments reflect a credit component. The allowance for loan and lease losses does not include amounts related to accrued interest receivable, other than billed interest and fees on credit card receivables, as accrued interest receivable is reversed when a loan is placed on nonaccrual status. The allowance for loan and lease losses represents the estimated probable credit losses on funded consumer and commercial loans and leases while the reserve for unfunded lending commitments, including standby letters of credit and binding unfunded loan commitments, represents estimated probable credit losses on these unfunded credit instruments based on utilization assumptions. Lending-related credit exposures deemed to be uncollectible, excluding loans carried at fair value, are charged off against these accounts. Write-offs on PCI loans on which there is a valuation allowance are written-off against the valuation allowance. For additional information, see Purchased Credit-impaired Loans in this Note. Cash recovered on previously charged-off amounts is recorded as a recovery to these accounts. Management evaluates the adequacy of the allowance for credit losses based on the combined total of the allowance for loan and lease losses and the reserve for unfunded lending commitments.
The Corporation performs periodic and systematic detailed reviews of its lending portfolios to identify credit risks and to assess the overall collectability of those portfolios. The allowance on certain homogeneous consumer loan portfolios, which generally consist of consumer real estate within the Consumer Real Estate portfolio segment and credit card loans within the Credit Card and Other Consumer portfolio segment, is based on aggregated portfolio segment evaluations generally by product type. Loss forecast models are utilized for these portfolios which consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies, bankruptcies, economic conditions and credit scores.
The Corporation’s Consumer Real Estate portfolio segment is comprised primarily of large groups of homogeneous consumer loans secured by residential real estate. The amount of losses incurred in the homogeneous loan pools is estimated based on the number of loans that will default and the loss in the event of default. Using modeling methodologies, the Corporation estimates the number of homogeneous loans that will default based on the individual loans’ attributes aggregated into pools of homogeneous loans with similar attributes. The attributes that are most significant to the probability of default and are used to estimate defaults include refreshed LTV or, in the case of a subordinated lien, refreshed combined LTV, borrower credit score, months since origination (referred to as vintage) and geography, all of which are further broken down by present collection status (whether the loan is current, delinquent, in default or in bankruptcy). This estimate is based on the Corporation’s historical experience with the loan portfolio. The estimate is adjusted to reflect an assessment of environmental factors not yet reflected in the historical data underlying the loss estimates, such as changes in real estate values, local and national economies, underwriting standards and the regulatory environment. The probability of default on a loan is based on an analysis of the movement of loans with the measured attributes from either current or any of the delinquency categories to default over a 12-month period. On home equity loans where the Corporation holds only a second-lien position and foreclosure is not the best alternative, the loss severity is estimated at 100 percent.
The allowance on certain commercial loans (except business card and certain small business loans) is calculated using loss rates delineated by risk rating and product type. Factors considered when assessing loss rates include the value of the underlying collateral, if applicable, the industry of the obligor, and the obligor’s liquidity and other financial indicators along with certain qualitative factors. These statistical models are updated regularly for changes in economic and business conditions. Included in the analysis of consumer and commercial loan portfolios are reserves which are maintained to cover uncertainties that affect the Corporation’s estimate of probable losses including domestic and global economic uncertainty and large single-name defaults.
The remaining portfolios, including nonperforming commercial loans, as well as consumer and commercial loans modified in a troubled debt restructuring (TDR), are reviewed in accordance with applicable accounting guidance on impaired loans and TDRs. If necessary, a specific allowance is established for these loans if they are deemed to be impaired. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due, including principal and/or interest, in accordance with the contractual terms of the agreement, or the loan has been modified in a TDR. Once a loan has been identified as impaired, management measures impairment primarily based on the present value of payments expected to be received, discounted at the loans’ original effective contractual interest rates, or discounted at the portfolio average contractual annual percentage rate, excluding promotionally priced loans, in effect prior to restructuring. Impaired loans and TDRs may also be measured based on observable market prices, or for loans that are solely dependent on the collateral for repayment, the estimated fair value of the collateral less costs to sell. If the recorded investment in impaired loans exceeds this amount, a specific allowance is established as a component of the allowance for loan and lease losses unless these are secured consumer loans that are solely dependent on the collateral for repayment, in which case the amount that exceeds the fair value of the collateral is charged off.
Generally, when determining the fair value of the collateral securing consumer real estate-secured loans that are solely dependent on the collateral for repayment, prior to performing a detailed property valuation including a walk-through of a property, the Corporation initially estimates the fair value of the collateral securing these consumer loans using an automated valuation method (AVM). An AVM is a tool that estimates the value of a property by reference to market data including sales of comparable properties and price trends specific to the Metropolitan Statistical Area in which the property being valued is located. In the event that an AVM value is not available, the Corporation utilizes publicized indices or if these methods provide less reliable valuations, the Corporation uses appraisals or broker price opinions to estimate the fair value of the collateral. While there is inherent imprecision in these valuations, the Corporation believes that they are representative of the portfolio in the aggregate.

Bank of America 2014 15

In addition to the allowance for loan and lease losses, the Corporation also estimates probable losses related to unfunded lending commitments, such as letters of credit and financial guarantees, and binding unfunded loan commitments. The reserve for unfunded lending commitments excludes commitments accounted for under the fair value option. Unfunded lending commitments are subject to individual reviews and are analyzed and segregated by risk according to the Corporation’s internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, utilization assumptions, current economic conditions, performance trends within the portfolio and any other pertinent information, result in the estimation of the reserve for unfunded lending commitments.
The allowance for credit losses related to the loan and lease portfolio is reported separately on the Consolidated Balance Sheet whereas the reserve for unfunded lending commitments is reported on the Consolidated Balance Sheet in accrued expenses and other liabilities. The provision for credit losses related to the loan and lease portfolio and unfunded lending commitments is reported in the Consolidated Statement of Income.
Nonperforming Loans and Leases, Charge-offs and Delinquencies
Nonperforming loans and leases generally include loans and leases that have been placed on nonaccrual status, including nonaccruing loans whose contractual terms have been restructured in a manner that grants a concession to a borrower experiencing financial difficulties. Loans accounted for under the fair value option, PCI loans and LHFS are not reported as nonperforming.
In accordance with the Corporation’s policies, consumer real estate-secured loans, including residential mortgages and home equity loans, are generally placed on nonaccrual status and classified as nonperforming at 90 days past due unless repayment of the loan is insured by the Federal Housing Administration or through individually insured long-term standby agreements with Fannie Mae or Freddie Mac (the fully-insured portfolio). Residential mortgage loans in the fully-insured portfolio are not placed on nonaccrual status and, therefore, are not reported as nonperforming. Junior-lien home equity loans are placed on nonaccrual status and classified as nonperforming when the underlying first-lien mortgage loan becomes 90 days past due even if the junior-lien loan is current. Accrued interest receivable is reversed when a consumer loan is placed on nonaccrual status. Interest collections on nonaccruing consumer loans for which the ultimate collectability of principal is uncertain are generally applied as principal reductions; otherwise, such collections are credited to interest income when received. These loans may be restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection. The outstanding balance of real estate-secured loans that is in excess of the estimated property value less costs to sell is charged off no later than the end of the month in which the loan becomes 180 days past due unless the loan is fully insured. The estimated property value less costs to sell is determined using the same process as described for impaired loans in Allowance for Credit Losses in this Note.
Consumer loans secured by personal property, credit card loans and other unsecured consumer loans are not placed on nonaccrual status prior to charge-off and, therefore, are not reported as nonperforming loans, except for certain secured consumer loans, including those that have been modified in a TDR. Personal property-secured loans are charged off to collateral value no later than the end of the month in which the account becomes 120 days past due or, for loans in bankruptcy, 60 days past due. Credit card and other unsecured consumer loans are charged off no later than the end of the month in which the account becomes 180 days past due or within 60 days after receipt of notification of death or bankruptcy.
Commercial loans and leases, excluding business card loans, that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, including loans that are individually identified as being impaired, are generally placed on nonaccrual status and classified as nonperforming unless well-secured and in the process of collection.
Accrued interest receivable is reversed when commercial loans and leases are placed on nonaccrual status. Interest collections on nonaccruing commercial loans and leases for which the ultimate collectability of principal is uncertain are applied as principal reductions; otherwise, such collections are credited to income when received. Commercial loans and leases may be restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection. Business card loans are charged off no later than the end of the month in which the account becomes 180 days past due or 60 days after receipt of notification of death or bankruptcy. These loans are not placed on nonaccrual status prior to charge-off and, therefore, are not reported as nonperforming loans. Other commercial loans and leases are generally charged off when all or a portion of the principal amount is determined to be uncollectible.
The entire balance of a consumer loan or commercial loan or lease is contractually delinquent if the minimum payment is not received by the specified due date on the customer’s billing statement. Interest and fees continue to accrue on past due loans and leases until the date the loan is placed on nonaccrual status, if applicable.
PCI loans are recorded at fair value at the acquisition date. Although the PCI loans may be contractually delinquent, the Corporation does not classify these loans as nonperforming as the loans were written down to fair value at the acquisition date and the accretable yield is recognized in interest income over the remaining life of the loan. In addition, reported net charge-offs exclude write-offs on PCI loans as the fair value already considers the estimated credit losses.

16 Bank of America 2014

Troubled Debt Restructurings
Consumer loans and commercial loans and leases whose contractual terms have been restructured in a manner that grants a concession to a borrower experiencing financial difficulties are classified as TDRs. Concessions could include a reduction in the interest rate to a rate that is below market on the loan, payment extensions, forgiveness of principal, forbearance or other actions designed to maximize collections. Secured consumer loans that have been discharged in Chapter 7 bankruptcy and have not been reaffirmed by the borrower are classified as TDRs at the time of discharge. Consumer real estate-secured loans for which a binding offer to restructure has been extended are also classified as TDRs. Loans classified as TDRs are considered impaired loans. Loans that are carried at fair value, LHFS and PCI loans are not classified as TDRs.
Secured consumer loans whose contractual terms have been modified in a TDR and are current at the time of restructuring generally remain on accrual status if there is demonstrated performance prior to the restructuring and payment in full under the restructured terms is expected. Otherwise, the loans are placed on nonaccrual status and reported as nonperforming, except for the fully-insured loans, until there is sustained repayment performance for a reasonable period, generally six months. If accruing consumer TDRs cease to perform in accordance with their modified contractual terms, they are placed on nonaccrual status and reported as nonperforming TDRs. Consumer TDRs that bear a below-market rate of interest are generally reported as TDRs throughout their remaining lives. Secured consumer loans that have been discharged in Chapter 7 bankruptcy are placed on nonaccrual status and written down to the estimated collateral value less costs to sell no later than at the time of discharge. If these loans are contractually current, interest collections are generally recorded in interest income on a cash basis. Credit card and other unsecured consumer loans that have been renegotiated in a TDR are not placed on nonaccrual status. Credit card and other unsecured consumer loans that have been renegotiated and placed on a fixed payment plan after July 1, 2012 are generally charged off no later than the end of the month in which the account becomes 120 days past due.
Commercial loans and leases whose contractual terms have been modified in a TDR are typically placed on nonaccrual status and reported as nonperforming until the loans or leases have performed for an adequate period of time under the restructured agreement, generally six months. If the borrower had demonstrated performance under the previous terms and the underwriting process shows the capacity to continue to perform under the modified terms, the loan may remain on accrual status. Accruing commercial TDRs are reported as performing TDRs through the end of the calendar year in which the loans are returned to accrual status. In addition, if accruing commercial TDRs bear less than a market rate of interest at the time of modification, they are reported as performing TDRs throughout their remaining lives unless and until they cease to perform in accordance with their modified contractual terms, at which time they are placed on nonaccrual status and reported as nonperforming TDRs.
A loan that had previously been modified in a TDR and is subsequently refinanced under current underwriting standards at a market rate with no concessionary terms is accounted for as a new loan and is no longer reported as a TDR.

Loans Held-for-sale
Loans that are intended to be sold in the foreseeable future, including residential mortgages, loan syndications, and to a lesser degree, commercial real estate, consumer finance and other loans, are reported as LHFS and are carried at the lower of aggregate cost or fair value. The Corporation accounts for certain LHFS, including residential mortgage LHFS, under the fair value option. Loan origination costs related to LHFS that the Corporation accounts for under the fair value option are recognized in noninterest expense when incurred. Loan origination costs for LHFS carried at the lower of cost or fair value are capitalized as part of the carrying value of the loans and recognized as a reduction of noninterest income upon the sale of such loans. LHFS that are on nonaccrual status and are reported as nonperforming, as defined in the policy herein, are reported separately from nonperforming loans and leases.
Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of the assets. Estimated lives range up to 40 years for buildings, up to 12 years for furniture and equipment, and the shorter of lease term or estimated useful life for leasehold improvements.
The Corporation capitalizes the costs associated with certain computer hardware, software and internally developed software, and amortizes the costs over the expected useful life. Direct project costs of internally developed software are capitalized when it is probable that the project will be completed and the software will be used for its intended function.
Mortgage Servicing Rights
The Corporation accounts for consumer MSRs, including residential mortgage and home equity MSRs, at fair value with changes in fair value recorded in mortgage banking income. To reduce the volatility of earnings related to interest rate and market value fluctuations, U.S. Treasury securities, mortgage-backed securities and derivatives such as options and interest rate swaps may be used to hedge certain market risks of the MSRs. Such derivatives are not designated as qualifying accounting hedges. These instruments are carried at fair value with changes in fair value recognized in mortgage banking income.
The Corporation estimates the fair value of consumer MSRs using a valuation model that calculates the present value of estimated future net servicing income and, when available, quoted prices from independent parties. The present value calculation is based on an option-adjusted spread (OAS) valuation approach that factors in prepayment risk. This approach consists of projecting servicing cash flows under multiple interest rate scenarios and discounting these cash flows using risk-adjusted discount rates. The key economic assumptions used in MSR valuations include weighted-average lives of the MSRs and the OAS levels. The OAS represents the spread that is added to the discount rate so that the sum of the discounted cash flows equals the market price; therefore, it is a measure of the extra yield over the reference discount factor that the Corporation expects to earn by holding the asset.

Bank of America 2014 17

Goodwill and Intangible Assets
Goodwill is the purchase premium after adjusting for the fair value of net assets acquired. Goodwill is not amortized but is reviewed for potential impairment on an annual basis, or when events or circumstances indicate a potential impairment, at the reporting unit level. A reporting unit, as defined under applicable accounting guidance, is a business segment or one level below a business segment. The goodwill impairment analysis is a two-step test. The first step of the goodwill impairment test involves comparing the fair value of each reporting unit with its carrying value, including goodwill, as measured by allocated equity. In certain circumstances, the first step may be performed using a qualitative assessment. If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired; however, if the carrying value of the reporting unit exceeds its fair value, the second step must be performed to measure potential impairment.
The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated possible impairment. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. Measurement of the fair values of the assets and liabilities of a reporting unit is consistent with the requirements of the fair value measurements accounting guidance, as described in Fair Value in this Note. The adjustments to measure the assets, liabilities and intangibles at fair value are for the purpose of measuring the implied fair value of goodwill and such adjustments are not reflected on the Consolidated Balance Sheet. If the implied fair value of goodwill exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of goodwill, an impairment charge is recorded for the excess. An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit. An impairment loss establishes a new basis in the goodwill and subsequent reversals of goodwill impairment losses are not permitted under applicable accounting guidance.
For intangible assets subject to amortization, an impairment loss is recognized if the carrying value of the intangible asset is not recoverable and exceeds fair value. The carrying value of the intangible asset is considered not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset.
Variable Interest Entities
A VIE is an entity that lacks equity investors or whose equity investors do not have a controlling financial interest in the entity through their equity investments. The entity that has a controlling financial interest in a VIE is referred to as the primary beneficiary and consolidates the VIE. The Corporation is deemed to have a controlling financial interest and is the primary beneficiary of a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. On a quarterly basis, the Corporation reassesses whether it has a controlling financial interest in and is the primary beneficiary of a VIE. The quarterly reassessment process considers whether the Corporation has acquired or divested the power to direct the activities of the VIE through changes in governing documents or other circumstances. The reassessment also considers whether the Corporation has acquired or disposed of a financial interest that could be significant to the VIE, or whether an interest in the VIE has become significant or is no longer significant. The consolidation status of the VIEs with which the Corporation is involved may change as a result of such reassessments. Changes in consolidation status are applied prospectively, with assets and liabilities of a newly consolidated VIE initially recorded at fair value. A gain or loss may be recognized upon deconsolidation of a VIE depending on the carrying values of deconsolidated assets and liabilities compared to the fair value of retained interests and ongoing contractual arrangements.
The Corporation primarily uses VIEs for its securitization activities, in which the Corporation transfers whole loans or debt securities into a trust or other vehicle such that the assets are legally isolated from the creditors of the Corporation. Assets held in a trust can only be used to settle obligations of the trust. The creditors of these trusts typically have no recourse to the Corporation except in accordance with the Corporation’s obligations under standard representations and warranties.
When the Corporation is the servicer of whole loans held in a securitization trust, including non-agency residential mortgages, home equity loans, credit cards, automobile loans and student loans, the Corporation has the power to direct the most significant activities of the trust. The Corporation generally does not have the power to direct the most significant activities of a residential mortgage agency trust except in certain circumstances in which the Corporation holds substantially all of the issued securities and has the unilateral right to liquidate the trust. The power to direct the most significant activities of a commercial mortgage securitization trust is typically held by the special servicer or by the party holding specific subordinate securities which embody certain controlling rights. The Corporation consolidates a whole-loan securitization trust if it has the power to direct the most significant activities and also holds securities issued by the trust or has other contractual arrangements, other than standard representations and warranties, that could potentially be significant to the trust.
The Corporation may also transfer trading account securities and AFS securities into municipal bond or resecuritization trusts. The Corporation consolidates a municipal bond or resecuritization trust if it has control over the ongoing activities of the trust such as the remarketing of the trust’s liabilities or, if there are no ongoing activities, sole discretion over the design of the trust, including the identification of securities to be transferred in and the structure of securities to be issued, and also retains securities or has liquidity or other commitments that could potentially be significant to the trust. The Corporation does not consolidate a municipal bond or resecuritization trust if one or a limited number of third-party investors share responsibility for the design of the trust or have control over the significant activities of the trust through liquidation or other substantive rights.

18 Bank of America 2014

Other VIEs used by the Corporation include collateralized debt obligations (CDOs), investment vehicles created on behalf of customers and other investment vehicles. The Corporation does not routinely serve as collateral manager for CDOs and, therefore, does not typically have the power to direct the activities that most significantly impact the economic performance of a CDO. However, following an event of default, if the Corporation is a majority holder of senior securities issued by a CDO and acquires the power to manage the assets of the CDO, the Corporation consolidates the CDO.
The Corporation consolidates a customer or other investment vehicle if it has control over the initial design of the vehicle or manages the assets in the vehicle and also absorbs potentially significant gains or losses through an investment in the vehicle, derivative contracts or other arrangements. The Corporation does not consolidate an investment vehicle if a single investor controlled the initial design of the vehicle or manages the assets in the vehicles or if the Corporation does not have a variable interest that could potentially be significant to the vehicle.
Retained interests in securitized assets are initially recorded at fair value. In addition, the Corporation may invest in debt securities issued by unconsolidated VIEs. Fair values of these debt securities, which are classified as trading account assets, debt securities carried at fair value or held-to-maturity securities, are based primarily on quoted market prices in active or inactive markets. Generally, quoted market prices for retained residual interests are not available; therefore, the Corporation estimates fair values based on the present value of the associated expected future cash flows. This may require management to estimate credit losses, prepayment speeds, forward interest yield curves, discount rates and other factors that impact the value of retained interests. Retained residual interests in unconsolidated securitization trusts are classified in trading account assets or other assets with changes in fair value recorded in earnings. The Corporation may also enter into derivatives with unconsolidated VIEs, which are carried at fair value with changes in fair value recorded in earnings.
Fair Value
The Corporation measures the fair values of its assets and liabilities, where applicable, in accordance with accounting guidance that requires an entity to base fair value on exit price. A three-level hierarchy, provided in the applicable accounting guidance, for inputs is utilized in measuring fair value which maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used to determine the exit price when available. Under applicable accounting guidance, the Corporation categorizes its financial instruments, based on the priority of inputs to the valuation technique, into this three-level hierarchy, as described below. Trading account assets and liabilities, derivative assets and liabilities, AFS debt and equity securities, other debt securities carried at fair value, consumer MSRs and certain other assets are carried at fair value in accordance with applicable accounting guidance. The Corporation has also elected to account for certain assets and liabilities under the fair value option, including certain commercial and consumer loans and loan commitments, LHFS, short-term borrowings, securities financing agreements, long-term deposits and long-term debt. The following describes the three-level hierarchy.

Level 1
Unadjusted quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in OTC markets.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts where fair value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes U.S. government and agency mortgage-backed and asset-backed securities, corporate debt securities, derivative contracts, certain loans and LHFS.

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the overall fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments for which the determination of fair value requires significant management judgment or estimation. The fair value for such assets and liabilities is generally determined using pricing models, market comparables, discounted cash flow methodologies or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability. This category generally includes certain private equity investments and other principal investments, retained residual interests in securitizations, consumer MSRs, certain asset-backed securities, highly structured, complex or long-dated derivative contracts, certain loans and LHFS, IRLCs and certain CDOs where independent pricing information cannot be obtained for a significant portion of the underlying assets.

Income Taxes
There are two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. These gross deferred tax assets and liabilities represent decreases or increases in taxes expected to be paid in the future because of future reversals of temporary differences in the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax assets are also recognized for tax attributes such as net operating loss carryforwards and tax credit carryforwards. Valuation allowances are recorded to reduce deferred tax assets to the amounts management concludes are more-likely-than-not to be realized.

Bank of America 2014 19

Income tax benefits are recognized and measured based upon a two-step model: first, a tax position must be more-likely-than-not to be sustained based solely on its technical merits in order to be recognized, and second, the benefit is measured as the largest dollar amount of that position that is more-likely-than-not to be sustained upon settlement. The difference between the benefit recognized and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. The Corporation records income tax-related interest and penalties, if applicable, within income tax expense.
Retirement Benefits
The Corporation has retirement plans covering substantially all full-time and certain part-time employees. Pension expense under these plans is charged to current operations and consists of several components of net pension cost based on various actuarial assumptions regarding future experience under the plans.
In addition, the Corporation has unfunded supplemental benefit plans and supplemental executive retirement plans (SERPs) for selected officers of the Corporation and its subsidiaries that provide benefits that cannot be paid from a qualified retirement plan due to Internal Revenue Code restrictions. The Corporation’s current executive officers do not earn additional retirement income under SERPs. These plans are nonqualified under the Internal Revenue Code and assets used to fund benefit payments are not segregated from other assets of the Corporation; therefore, in general, a participant’s or beneficiary’s claim to benefits under these plans is as a general creditor. In addition, the Corporation has several postretirement healthcare and life insurance benefit plans.
Accumulated Other Comprehensive Income
The Corporation records unrealized gains and losses on AFS debt and marketable equity securities, gains and losses on cash flow accounting hedges, certain employee benefit plan adjustments, foreign currency translation adjustments and related hedges of net investments in foreign operations, and the cumulative adjustment related to certain accounting changes in accumulated OCI, net-of-tax. Unrealized gains and losses on AFS debt and marketable equity securities are reclassified to earnings as the gains or losses are realized upon sale of the securities. Unrealized losses on AFS securities deemed to represent OTTI are reclassified to earnings at the time of the impairment charge. For AFS debt securities that the Corporation does not intend to sell or it is not more-likely-than-not that it will be required to sell, only the credit component of an unrealized loss is reclassified to earnings. Gains or losses on derivatives accounted for as cash flow hedges are reclassified to earnings when the hedged transaction affects earnings. Translation gains or losses on foreign currency translation adjustments are reclassified to earnings upon the substantial sale or liquidation of investments in foreign operations.
Revenue Recognition
The following summarizes the Corporation’s revenue recognition policies as they relate to certain noninterest income line items in the Consolidated Statement of Income.
Card income is derived from fees such as interchange, cash advance, annual, late, over-limit and other miscellaneous fees,

which are recorded as revenue when earned, primarily on an accrual basis. Uncollected fees are included in the customer card receivables balances with an amount recorded in the allowance for loan and lease losses for estimated uncollectible card receivables. Uncollected fees are written off when a card receivable reaches 180 days past due.
Service charges include fees for insufficient funds, overdrafts and other banking services and are recorded as revenue when earned. Uncollected fees are included in outstanding loan balances with an amount recorded for estimated uncollectible service fees receivable. Uncollected fees are written off when a fee receivable reaches 60 days past due.
Investment and brokerage services revenue consists primarily of asset management fees and brokerage income that are recognized over the period the services are provided or when commissions are earned. Asset management fees consist primarily of fees for investment management and trust services and are generally based on the dollar amount of the assets being managed. Brokerage income is generally derived from commissions and fees earned on the sale of various financial products.
Investment banking income consists primarily of advisory and underwriting fees that are recognized in income as the services are provided and no contingencies exist. Revenues are generally recognized net of any direct expenses. Non-reimbursed expenses are recorded as noninterest expense.
Earnings Per Common Share
Earnings per common share (EPS) is computed by dividing net income (loss) allocated to common shareholders by the weighted-average common shares outstanding, except that it does not include unvested common shares subject to repurchase or cancellation. Net income (loss) allocated to common shareholders represents net income (loss) applicable to common shareholders which is net income (loss) adjusted for preferred stock dividends including dividends declared, accretion of discounts on preferred stock including accelerated accretion when preferred stock is repaid early, and cumulative dividends related to the current dividend period that have not been declared as of period end, less income allocated to participating securities (see below for more information). Diluted EPS is computed by dividing income (loss) allocated to common shareholders plus dividends on dilutive convertible preferred stock and preferred stock that can be tendered to exercise warrants, by the weighted-average common shares outstanding plus amounts representing the dilutive effect of stock options outstanding, restricted stock, restricted stock units, outstanding warrants and the dilution resulting from the conversion of convertible preferred stock, if applicable.
Unvested share-based payment awards that contain nonforfeitable rights to dividends are participating securities that are included in computing EPS using the two-class method. The two-class method is an earnings allocation formula under which EPS is calculated for common stock and participating securities according to dividends declared and participating rights in undistributed earnings. Under this method, all earnings, distributed and undistributed, are allocated to participating securities and common shares based on their respective rights to receive dividends.

20 Bank of America 2014

In an exchange of non-convertible preferred stock, income allocated to common shareholders is adjusted for the difference between the carrying value of the preferred stock and the fair value of the consideration exchanged. In an induced conversion of convertible preferred stock, income allocated to common shareholders is reduced by the excess of the fair value of the consideration exchanged over the fair value of the common stock that would have been issued under the original conversion terms.
Foreign Currency Translation
Assets, liabilities and operations of foreign branches and subsidiaries are recorded based on the functional currency of each entity. For certain of the foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated, for consolidation purposes, from the local currency to the U.S. Dollar reporting currency at period-end rates for assets and liabilities and generally at average rates for results of operations. The resulting unrealized gains or losses, as well as gains and losses from certain hedges, are reported as a component of accumulated OCI, net-of-tax. When the foreign entity’s functional currency is determined to be the U.S. Dollar, the resulting remeasurement gains or losses on foreign currency-denominated assets or liabilities are included in earnings.

Credit Card and Deposit Arrangements
Endorsing Organization Agreements
The Corporation contracts with other organizations to obtain their endorsement of the Corporation’s loan and deposit products. This endorsement may provide to the Corporation exclusive rights to market to the organization’s members or to customers on behalf of the Corporation. These organizations endorse the Corporation’s loan and deposit products and provide the Corporation with their mailing lists and marketing activities. These agreements generally have terms that range from two to five years. The Corporation typically pays royalties in exchange for the endorsement. Compensation costs related to the credit card agreements are recorded as contra-revenue in card income.
Cardholder Reward Agreements
The Corporation offers reward programs that allow its cardholders to earn points that can be redeemed for a broad range of rewards including cash, travel and gift cards. The Corporation establishes a rewards liability based upon the points earned that are expected to be redeemed and the average cost per point redeemed. The points to be redeemed are estimated based on past redemption behavior, card product type, account transaction activity and other historical card performance. The liability is reduced as the points are redeemed. The estimated cost of the rewards programs is recorded as contra-revenue in card income.

Bank of America 2014 21

NOTE 2 Derivatives
Derivative Balances
Derivatives are entered into on behalf of customers, for trading, or to support risk management activities. Derivatives used in risk management activities include derivatives that may or may not be designated in qualifying hedge accounting relationships. Derivatives that are not designated in qualifying hedge accounting relationships are referred to as other risk management derivatives. For more information on the Corporation’s derivatives and hedging activities, see Note 1 – Summary of Significant Accounting Principles. The following tables present derivative instruments included on the Consolidated Balance Sheet in derivative assets and liabilities at December 31, 2014 and 2013. Balances are presented on a gross basis, prior to the application of counterparty and cash collateral netting. Total derivative assets and liabilities are adjusted on an aggregate basis to take into consideration the effects of legally enforceable master netting agreements and have been reduced by the cash collateral received or paid.

		December 31, 2014
		Gross Derivative Assets			Gross Derivative Liabilities
(Dollars in billions)	Contract/ Notional (1)	Trading and Other Risk Management Derivatives	Qualifying Accounting Hedges	Total	Trading and Other Risk Management Derivatives	Qualifying Accounting Hedges	Total
Interest rate contracts
Swaps	$29,445.4	$658.5	$8.5	$667.0	$658.2	$0.5	$658.7
Futures and forwards	10,159.4	1.7	—	1.7	2.0	—	2.0
Written options	1,725.2	—	—	—	85.4	—	85.4
Purchased options	1,739.8	85.6	—	85.6	—	—	—
Foreign exchange contracts
Swaps	2,159.1	51.5	0.8	52.3	54.6	1.9	56.5
Spot, futures and forwards	4,226.4	68.9	1.5	70.4	72.4	0.2	72.6
Written options	600.7	—	—	—	16.0	—	16.0
Purchased options	584.6	15.1	—	15.1	—	—	—
Equity contracts
Swaps	193.7	3.2	—	3.2	4.0	—	4.0
Futures and forwards	69.5	2.1	—	2.1	1.8	—	1.8
Written options	341.0	—	—	—	26.0	—	26.0
Purchased options	318.4	27.9	—	27.9	—	—	—
Commodity contracts
Swaps	74.3	5.8	—	5.8	8.5	—	8.5
Futures and forwards	376.5	4.5	—	4.5	1.8	—	1.8
Written options	129.5	—	—	—	11.5	—	11.5
Purchased options	141.3	10.7	—	10.7	—	—	—
Credit derivatives
Purchased credit derivatives:
Credit default swaps	1,094.8	13.3	—	13.3	23.4	—	23.4
Total return swaps/other	44.3	0.2	—	0.2	1.4	—	1.4
Written credit derivatives:
Credit default swaps	1,073.1	24.5	—	24.5	11.9	—	11.9
Total return swaps/other	61.0	0.5	—	0.5	0.3	—	0.3
Gross derivative assets/liabilities		$974.0	$10.8	$984.8	$979.2	$2.6	$981.8
Less: Legally enforceable master netting agreements				(884.8)			(884.8)
Less: Cash collateral received/paid				(47.3)			(50.1)
Total derivative assets/liabilities				$52.7			$46.9

(1)	Represents the total contract/notional amount of derivative assets and liabilities outstanding.

22 Bank of America 2014

		December 31, 2013
		Gross Derivative Assets			Gross Derivative Liabilities
(Dollars in billions)	Contract/ Notional (1)	Trading and Other Risk Management Derivatives	Qualifying Accounting Hedges	Total	Trading and Other Risk Management Derivatives	Qualifying Accounting Hedges	Total
Interest rate contracts
Swaps	$33,272.0	$659.9	$7.5	$667.4	$658.4	$0.9	$659.3
Futures and forwards	8,217.6	1.6	—	1.6	1.5	—	1.5
Written options	2,065.4	—	—	—	64.4	—	64.4
Purchased options	2,028.3	65.4	—	65.4	—	—	—
Foreign exchange contracts
Swaps	2,284.1	43.1	1.0	44.1	42.7	1.0	43.7
Spot, futures and forwards	2,922.5	32.5	0.7	33.2	33.5	1.1	34.6
Written options	412.4	—	—	—	9.2	—	9.2
Purchased options	392.4	8.8	—	8.8	—	—	—
Equity contracts
Swaps	162.0	3.6	—	3.6	4.2	—	4.2
Futures and forwards	71.4	1.1	—	1.1	1.4	—	1.4
Written options	315.6	—	—	—	29.6	—	29.6
Purchased options	266.7	30.4	—	30.4	—	—	—
Commodity contracts
Swaps	73.1	3.8	—	3.8	5.7	—	5.7
Futures and forwards	454.4	4.7	—	4.7	2.5	—	2.5
Written options	157.3	—	—	—	5.0	—	5.0
Purchased options	164.0	5.2	—	5.2	—	—	—
Credit derivatives
Purchased credit derivatives:
Credit default swaps	1,305.1	15.7	—	15.7	28.1	—	28.1
Total return swaps/other	38.1	2.0	—	2.0	3.2	—	3.2
Written credit derivatives:
Credit default swaps	1,265.4	29.3	—	29.3	13.8	—	13.8
Total return swaps/other	63.4	4.0	—	4.0	0.2	—	0.2
Gross derivative assets/liabilities		$911.1	$9.2	$920.3	$903.4	$3.0	$906.4
Less: Legally enforceable master netting agreements				(825.5)			(825.5)
Less: Cash collateral received/paid				(47.3)			(43.5)
Total derivative assets/liabilities				$47.5			$37.4

(1)	Represents the total contract/notional amount of derivative assets and liabilities outstanding.
Offsetting of Derivatives
The Corporation enters into International Swaps and Derivatives Association, Inc. (ISDA) master netting agreements or similar agreements with substantially all of the Corporation’s derivative counterparties. Where legally enforceable, these master netting agreements give the Corporation, in the event of default by the counterparty, the right to liquidate securities held as collateral and to offset receivables and payables with the same counterparty. For purposes of the Consolidated Balance Sheet, the Corporation offsets derivative assets and liabilities and cash collateral held with the same counterparty where it has such a legally enforceable master netting agreement.
The Offsetting of Derivatives table presents derivative instruments included in derivative assets and liabilities on the Consolidated Balance Sheet at December 31, 2014 and 2013 by primary risk (e.g., interest rate risk) and the platform, where applicable, on which these derivatives are transacted. Exchange-traded derivatives include listed options transacted on an exchange. Over-the-counter (OTC) derivatives include bilateral transactions between the Corporation and a particular counterparty. OTC-cleared derivatives include bilateral transactions between the Corporation and a counterparty where the transaction is cleared through a clearinghouse. Balances are presented on a gross basis, prior to the application of counterparty and cash collateral netting. Total gross derivative assets and liabilities are adjusted on an aggregate basis to take into consideration the effects of legally enforceable master netting agreements which includes reducing the balance for counterparty netting and cash collateral received or paid.
Other gross derivative assets and liabilities in the table represent derivatives entered into under master netting agreements where uncertainty exists as to the enforceability of these agreements under bankruptcy laws in some countries or industries and, accordingly, receivables and payables with counterparties in these countries or industries are reported on a gross basis.
Also included in the table is financial instrument collateral related to legally enforceable master netting agreements that represents securities collateral received or pledged and customer cash collateral held at third-party custodians. These amounts are not offset on the Consolidated Balance Sheet but are shown as a reduction to total derivative assets and liabilities in the table to derive net derivative assets and liabilities.
For more information on offsetting of securities financing agreements, see Note 10 – Federal Funds Sold or Purchased, Securities Financing Agreements and Short-term Borrowings.

Bank of America 2014 23

Offsetting of Derivatives

	December 31, 2014		December 31, 2013
(Dollars in billions)	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Interest rate contracts
Over-the-counter	$386.6	$373.2	$381.7	$365.9
Exchange-traded	0.1	0.1	0.4	0.3
Over-the-counter cleared	365.7	368.7	351.2	356.5
Foreign exchange contracts
Over-the-counter	133.0	139.9	82.9	83.9
Equity contracts
Over-the-counter	19.5	16.7	20.3	17.6
Exchange-traded	8.6	7.8	8.4	9.8
Commodity contracts
Over-the-counter	10.2	11.9	6.3	7.4
Exchange-traded	7.4	7.7	3.3	2.9
Over-the-counter cleared	0.1	0.6	—	—
Credit derivatives
Over-the-counter	30.8	30.2	44.0	38.9
Over-the-counter cleared	7.0	6.8	5.8	5.9
Total gross derivative assets/liabilities, before netting
Over-the-counter	580.1	571.9	535.2	513.7
Exchange-traded	16.1	15.6	12.1	13.0
Over-the-counter cleared	372.8	376.1	357.0	362.4
Less: Legally enforceable master netting agreements and cash collateral received/paid
Over-the-counter	(545.7)	(545.5)	(505.0)	(495.4)
Exchange-traded	(13.9)	(13.9)	(11.2)	(11.2)
Over-the-counter cleared	(372.5)	(375.5)	(356.6)	(362.4)
Derivative assets/liabilities, after netting	36.9	28.7	31.5	20.1
Other gross derivative assets/liabilities	15.8	18.2	16.0	17.3
Total derivative assets/liabilities	52.7	46.9	47.5	37.4
Less: Financial instruments collateral (1)	(13.3)	(8.9)	(10.1)	(4.6)
Total net derivative assets/liabilities	$39.4	$38.0	$37.4	$32.8

(1)	These amounts are limited to the derivative asset/liability balance and, accordingly, do not include excess collateral received/pledged.
ALM and Risk Management Derivatives
The Corporation’s asset and liability management (ALM) and risk management activities include the use of derivatives to mitigate risk to the Corporation including derivatives designated in qualifying hedge accounting relationships and derivatives used in other risk management activities. Interest rate, foreign exchange, equity, commodity and credit contracts are utilized in the Corporation’s ALM and risk management activities.
The Corporation maintains an overall interest rate risk management strategy that incorporates the use of interest rate contracts, which are generally non-leveraged generic interest rate and basis swaps, options, futures and forwards, to minimize significant fluctuations in earnings caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity and volatility so that movements in interest rates do not significantly adversely affect earnings or capital. As a result of interest rate fluctuations, hedged fixed-rate assets and liabilities appreciate or depreciate in fair value. Gains or losses on the derivative instruments that are linked to the hedged fixed-rate assets and liabilities are expected to substantially offset this unrealized appreciation or depreciation.
Market risk, including interest rate risk, can be substantial in the mortgage business. Market risk is the risk that values of mortgage assets or revenues will be adversely affected by changes in market conditions such as interest rate movements. To mitigate the interest rate risk in mortgage banking production income, the

Corporation utilizes forward loan sale commitments and other derivative instruments, including purchased options, and certain debt securities. The Corporation also utilizes derivatives such as interest rate options, interest rate swaps, forward settlement contracts and eurodollar futures to hedge certain market risks of mortgage servicing rights (MSRs). For more information on MSRs, see Note 23 – Mortgage Servicing Rights.
The Corporation uses foreign exchange contracts to manage the foreign exchange risk associated with certain foreign currency-denominated assets and liabilities, as well as the Corporation’s investments in non-U.S. subsidiaries. Foreign exchange contracts, which include spot and forward contracts, represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price on an agreed-upon settlement date. Exposure to loss on these contracts will increase or decrease over their respective lives as currency exchange and interest rates fluctuate.
The Corporation enters into derivative commodity contracts such as futures, swaps, options and forwards as well as non-derivative commodity contracts to provide price risk management services to customers or to manage price risk associated with its physical and financial commodity positions. The non-derivative commodity contracts and physical inventories of commodities expose the Corporation to earnings volatility. Cash flow and fair value accounting hedges provide a method to mitigate a portion of this earnings volatility.

24 Bank of America 2014

The Corporation purchases credit derivatives to manage credit risk related to certain funded and unfunded credit exposures. Credit derivatives include credit default swaps (CDS), total return swaps and swaptions. These derivatives are recorded on the Consolidated Balance Sheet at fair value with changes in fair value recorded in other income (loss).
Derivatives Designated as Accounting Hedges
The Corporation uses various types of interest rate, commodity and foreign exchange derivative contracts to protect against changes in the fair value of its assets and liabilities due to fluctuations in interest rates, commodity prices and exchange rates (fair value hedges). The Corporation also uses these types of contracts and equity derivatives to protect against changes in the cash flows of its assets and liabilities, and other forecasted transactions (cash flow hedges). The Corporation hedges its net investment in consolidated non-U.S. operations determined to have functional currencies other than the U.S. Dollar using forward exchange contracts and cross-currency basis swaps, and by issuing foreign currency-denominated debt (net investment hedges).
Fair Value Hedges
The table below summarizes information related to fair value hedges for 2014, 2013 and 2012, including hedges of interest rate risk on long-term debt that were acquired as part of a business combination and redesignated. At redesignation, the fair value of the derivatives was positive. As the derivatives mature, the fair value will approach zero. As a result, ineffectiveness will occur and the fair value changes in the derivatives and the long-term debt being hedged may be directionally the same in certain scenarios. Based on a regression analysis, the derivatives continue to be highly effective at offsetting changes in the fair value of the long-term debt attributable to interest rate risk.

Derivatives Designated as Fair Value Hedges

Gains (Losses)	2014
(Dollars in millions)	Derivative	Hedged Item	Hedge Ineffectiveness
Interest rate risk on long-term debt (1)	$2,144	$(2,935)	$(791)
Interest rate and foreign currency risk on long-term debt (1)	(2,212)	2,120	(92)
Interest rate risk on available-for-sale securities (2)	(35)	3	(32)
Price risk on commodity inventory (3)	21	(15)	6
Total	$(82)	$(827)	$(909)

	2013
Interest rate risk on long-term debt (1)	$(4,704)	$3,925	$(779)
Interest rate and foreign currency risk on long-term debt (1)	(1,291)	1,085	(206)
Interest rate risk on available-for-sale securities (2)	839	(840)	(1)
Price risk on commodity inventory (3)	(13)	11	(2)
Total	$(5,169)	$4,181	$(988)

	2012
Interest rate risk on long-term debt (1)	$(195)	$(770)	$(965)
Interest rate and foreign currency risk on long-term debt (1)	(1,482)	1,225	(257)
Interest rate risk on available-for-sale securities (2)	(4)	91	87
Price risk on commodity inventory (3)	(6)	6	—
Total	$(1,687)	$552	$(1,135)

(1)	Amounts are recorded in interest expense on long-term debt and in other income (loss).

(2)	Amounts are recorded in interest income on debt securities.

(3)	Amounts relating to commodity inventory are recorded in trading account profits.

Bank of America 2014 25

Cash Flow and Net Investment Hedges
The table below summarizes certain information related to cash flow hedges and net investment hedges for 2014, 2013 and 2012. Of the $1.7 billion net loss (after-tax) on derivatives in accumulated other comprehensive income (OCI) for 2014, $803 million ($502 million after-tax) is expected to be reclassified into earnings in the next 12 months. These net losses reclassified into earnings are expected to primarily reduce net interest income related to the respective hedged items. Amounts related to price risk on restricted stock awards reclassified from accumulated OCI are recorded in personnel expense.

Derivatives Designated as Cash Flow and Net Investment Hedges

	2014
(Dollars in millions, amounts pretax)	Gains (Losses) Recognized in Accumulated OCI on Derivatives	Gains (Losses) in Income Reclassified from Accumulated OCI	Hedge Ineffectiveness and Amounts Excluded from Effectiveness Testing (1)
Cash flow hedges
Interest rate risk on variable-rate portfolios	$68	$(1,119)	$(4)
Price risk on restricted stock awards	127	359	—
Total	$195	$(760)	$(4)
Net investment hedges
Foreign exchange risk	$3,021	$21	$(503)

	2013
Cash flow hedges
Interest rate risk on variable-rate portfolios	$(321)	$(1,102)	$—
Price risk on restricted stock awards	477	329	—
Total	$156	$(773)	$—
Net investment hedges
Foreign exchange risk	$1,024	$(355)	$(134)

	2012
Cash flow hedges
Interest rate risk on variable-rate portfolios	$10	$(957)	$—
Price risk on restricted stock awards	420	(78)	—
Total	$430	$(1,035)	$—
Net investment hedges
Foreign exchange risk	$(771)	$(26)	$(269)

(1)	Amounts related to derivatives designated as cash flow hedges represent hedge ineffectiveness and amounts related to net investment hedges represent amounts excluded from effectiveness testing.

26 Bank of America 2014

Other Risk Management Derivatives
Other risk management derivatives are used by the Corporation to reduce certain risk exposures. These derivatives are not qualifying accounting hedges because either they did not qualify for or were not designated as accounting hedges. The table below presents gains (losses) on these derivatives for 2014, 2013 and

2012. These gains (losses) are largely offset by the income or expense that is recorded on the hedged item. The change in the impact of interest rate and foreign currency risk on ALM activities was primarily driven by decreasing interest rates and foreign currency weakening against the U.S. Dollar throughout 2014 compared to strengthening during 2013.

Other Risk Management Derivatives

Gains (Losses)

(Dollars in millions)	2014	2013	2012
Interest rate risk on mortgage banking income (1)	$1,017	$(619)	$1,324
Credit risk on loans (2)	16	(47)	(95)
Interest rate and foreign currency risk on ALM activities (3)	(3,683)	2,501	424
Price risk on restricted stock awards (4)	600	865	1,008
Other	(9)	(19)	58

(1)
Net gains (losses) on these derivatives are recorded in mortgage banking income as they are used to mitigate the interest rate risk related to MSRs, interest rate lock commitments and mortgage loans held-for-sale, all of which are measured at fair value with changes in fair value recorded in mortgage banking income. The net gains on interest rate lock commitments related to the origination of mortgage loans that are held-for-sale, which are not included in the table but are considered derivative instruments, were $776 million, $927 million and $3.0 billion for 2014, 2013 and 2012, respectively.

(2)	Net gains (losses) on these derivatives are recorded in other income (loss).

(3)
Primarily related to hedges of debt securities carried at fair value and hedges of foreign currency-denominated debt. Gains (losses) on these derivatives and the related hedged items are recorded in other income (loss).

(4)	Gains (losses) on these derivatives are recorded in personnel expense.
Sales and Trading Revenue
The Corporation enters into trading derivatives to facilitate client transactions and to manage risk exposures arising from trading account assets and liabilities. It is the Corporation’s policy to include these derivative instruments in its trading activities which include derivatives and non-derivative cash instruments. The resulting risk from these derivatives is managed on a portfolio basis as part of the Corporation’s Global Markets business segment. The related sales and trading revenue generated within Global Markets is recorded in various income statement line items including trading account profits and net interest income as well as other revenue categories. However, the majority of income related to derivative instruments is recorded in trading account profits.
Sales and trading revenue includes changes in the fair value and realized gains and losses on the sales of trading and other assets, net interest income, and fees primarily from commissions on equity securities. Revenue is generated by the difference in the client price for an instrument and the price at which the trading desk can execute the trade in the dealer market. For equity securities, commissions related to purchases and sales are recorded in the “Other” column in the Sales and Trading Revenue table. Changes in the fair value of these securities are included in trading account profits. For debt securities, revenue, with the exception of interest associated with the debt securities, is typically included in trading account profits. Unlike commissions for equity securities, the initial revenue related to broker-dealer services for debt securities is typically included in the pricing of the instrument rather than being charged through separate fee arrangements. Therefore, this revenue is recorded in trading account profits as part of the initial mark to fair value. For derivatives, the majority of revenue is included in trading account profits. In transactions where the Corporation acts as agent, which include exchange-traded futures and options, fees are recorded in other income (loss).
Gains (losses) on certain instruments, primarily loans, that the Global Markets business segment shares with Global Banking are not considered trading instruments and are excluded from sales and trading revenue in their entirety.

Bank of America 2014 27

The table below, which includes both derivatives and non-derivative cash instruments, identifies the amounts in the respective income statement line items attributable to the Corporation’s sales and trading revenue in Global Markets, categorized by primary risk, for 2014, 2013 and 2012. The difference between total trading account profits in the table below and in the Consolidated Statement of Income represents trading activities in business segments other than Global Markets. This table includes debit valuation adjustment (DVA) gains (losses), net of hedges, and funding valuation adjustment (FVA) losses. Global Markets results in Note 24 – Business Segment Information are presented on a fully taxable-equivalent (FTE) basis. The table below is not presented on an FTE basis.

Sales and Trading Revenue

	2014
(Dollars in millions)	Trading Account Profits	Net Interest Income	Other (1)	Total
Interest rate risk	$952	$1,169	$363	$2,484
Foreign exchange risk	1,177	8	(128)	1,057
Equity risk	1,954	(70)	2,318	4,202
Credit risk	1,410	2,682	614	4,706
Other risk	504	(319)	106	291
Total sales and trading revenue	$5,997	$3,470	$3,273	$12,740

	2013
Interest rate risk	$1,120	$1,104	$(333)	$1,891
Foreign exchange risk	1,170	5	(103)	1,072
Equity risk	1,994	111	2,075	4,180
Credit risk	2,083	2,710	78	4,871
Other risk	367	(219)	69	217
Total sales and trading revenue	$6,734	$3,711	$1,786	$12,231

	2012
Interest rate risk	$(2,875)	$1,039	$(4)	$(1,840)
Foreign exchange risk	909	5	5	919
Equity risk	259	(57)	1,891	2,093
Credit risk	2,514	2,321	961	5,796
Other risk	4,899	(227)	(5,148)	(476)
Total sales and trading revenue	$5,706	$3,081	$(2,295)	$6,492

(1)
Represents amounts in investment and brokerage services and other income (loss) that are recorded in Global Markets and included in the definition of sales and trading revenue. Includes investment and brokerage services revenue of $2.2 billion, $2.0 billion and $1.8 billion for 2014, 2013 and 2012, respectively.

Credit Derivatives
The Corporation enters into credit derivatives primarily to facilitate client transactions and to manage credit risk exposures. Credit derivatives derive value based on an underlying third-party referenced obligation or a portfolio of referenced obligations and generally require the Corporation, as the seller of credit protection, to make payments to a buyer upon the occurrence of a pre-defined credit event. Such credit events generally include bankruptcy of the referenced credit entity and failure to pay under the obligation, as well as acceleration of indebtedness and payment repudiation or moratorium. For credit derivatives based on a portfolio of referenced credits or credit indices, the Corporation may not be required to make payment until a specified amount of loss has occurred and/or may only be required to make payment up to a specified amount.

28 Bank of America 2014

Credit derivative instruments where the Corporation is the seller of credit protection and their expiration at December 31, 2014 and 2013 are summarized in the table below. These instruments are classified as investment and non-investment grade based on the credit quality of the underlying referenced obligation. The Corporation considers ratings of BBB- or higher as investment grade. Non-investment grade includes non-rated credit derivative instruments. The Corporation discloses internal categorizations of investment grade and non-investment grade consistent with how risk is managed for these instruments.

Credit Derivative Instruments

	December 31, 2014
	Carrying Value
(Dollars in millions)	Less than One Year	One to Three Years	Three to Five Years	Over Five Years	Total
Credit default swaps:
Investment grade	$100	$714	$1,455	$939	$3,208
Non-investment grade	916	2,107	1,338	4,301	8,662
Total	1,016	2,821	2,793	5,240	11,870
Total return swaps/other:
Investment grade	24	—	—	—	24
Non-investment grade	64	247	2	—	313
Total	88	247	2	—	337
Total credit derivatives	$1,104	$3,068	$2,795	$5,240	$12,207
Credit-related notes:
Investment grade	$2	$365	$568	$2,634	$3,569
Non-investment grade	5	141	85	1,443	1,674
Total credit-related notes	$7	$506	$653	$4,077	$5,243
	Maximum Payout/Notional
Credit default swaps:
Investment grade	$132,974	$342,914	$242,728	$28,982	$747,598
Non-investment grade	54,326	170,580	80,011	20,586	325,503
Total	187,300	513,494	322,739	49,568	1,073,101
Total return swaps/other:
Investment grade	22,645	—	—	—	22,645
Non-investment grade	23,839	10,792	3,268	487	38,386
Total	46,484	10,792	3,268	487	61,031
Total credit derivatives	$233,784	$524,286	$326,007	$50,055	$1,134,132

	December 31, 2013
	Carrying Value
Credit default swaps:
Investment grade	$2	$220	$974	$1,134	$2,330
Non-investment grade	424	1,924	2,469	6,667	11,484
Total	426	2,144	3,443	7,801	13,814
Total return swaps/other:
Investment grade	22	—	—	—	22
Non-investment grade	29	38	2	86	155
Total	51	38	2	86	177
Total credit derivatives	$477	$2,182	$3,445	$7,887	$13,991
Credit-related notes:
Investment grade	$—	$278	$595	$4,457	$5,330
Non-investment grade	145	107	756	946	1,954
Total credit-related notes	$145	$385	$1,351	$5,403	$7,284
	Maximum Payout/Notional
Credit default swaps:
Investment grade	$170,764	$379,273	$411,426	$36,039	$997,502
Non-investment grade	53,316	90,986	95,319	28,257	267,878
Total	224,080	470,259	506,745	64,296	1,265,380
Total return swaps/other:
Investment grade	21,771	—	—	—	21,771
Non-investment grade	27,784	8,150	4,103	1,599	41,636
Total	49,555	8,150	4,103	1,599	63,407
Total credit derivatives	$273,635	$478,409	$510,848	$65,895	$1,328,787

Bank of America 2014 29

The notional amount represents the maximum amount payable by the Corporation for most credit derivatives. However, the Corporation does not monitor its exposure to credit derivatives based solely on the notional amount because this measure does not take into consideration the probability of occurrence. As such, the notional amount is not a reliable indicator of the Corporation’s exposure to these contracts. Instead, a risk framework is used to define risk tolerances and establish limits to help ensure that certain credit risk-related losses occur within acceptable, predefined limits.
The Corporation manages its market risk exposure to credit derivatives by entering into a variety of offsetting derivative contracts and security positions. For example, in certain instances, the Corporation may purchase credit protection with identical underlying referenced names to offset its exposure. The carrying value and notional amount of written credit derivatives for which the Corporation held purchased credit derivatives with identical underlying referenced names and terms were $5.7 billion and $880.6 billion at December 31, 2014 and $8.1 billion and $1.0 trillion at December 31, 2013.
Credit-related notes in the table on page 29 include investments in securities issued by collateralized debt obligation (CDO), collateralized loan obligation (CLO) and credit-linked note vehicles. These instruments are primarily classified as trading securities. The carrying value of these instruments equals the Corporation’s maximum exposure to loss. The Corporation is not obligated to make any payments to the entities under the terms of the securities owned.
Credit-related Contingent Features and Collateral
The Corporation executes the majority of its derivative contracts in the OTC market with large, international financial institutions, including broker-dealers and, to a lesser degree, with a variety of non-financial companies. Substantially all of the derivative transactions are executed on a daily margin basis. Therefore, events such as a credit rating downgrade (depending on the ultimate rating level) or a breach of credit covenants would typically require an increase in the amount of collateral required of the counterparty, where applicable, and/or allow the Corporation to take additional protective measures such as early termination of all trades. Further, as previously discussed on page 22, the Corporation enters into legally enforceable master netting agreements which reduce risk by permitting the closeout and netting of transactions with the same counterparty upon the occurrence of certain events.
A majority of the Corporation’s derivative contracts contain credit risk-related contingent features, primarily in the form of ISDA master netting agreements and credit support documentation that enhance the creditworthiness of these instruments compared to other obligations of the respective counterparty with whom the Corporation has transacted. These contingent features may be for the benefit of the Corporation as well as its counterparties with respect to changes in the Corporation’s creditworthiness and the mark-to-market exposure under the derivative transactions. At December 31, 2014 and 2013, the Corporation held cash and securities collateral of $82.0 billion and $74.4 billion, and posted cash and securities collateral of $67.9 billion and $56.1 billion in the normal course of business under derivative agreements.
In connection with certain OTC derivative contracts and other trading agreements, the Corporation can be required to provide additional collateral or to terminate transactions with certain counterparties in the event of a downgrade of the senior debt ratings of the Corporation or certain subsidiaries. The amount of additional collateral required depends on the contract and is usually a fixed incremental amount and/or the market value of the exposure.
At December 31, 2014, the amount of collateral, calculated based on the terms of the contracts, that the Corporation and certain subsidiaries could be required to post to counterparties but had not yet posted to counterparties was approximately $1.4 billion, including $670 million for Bank of America, N.A. (BANA).
Some counterparties are currently able to unilaterally terminate certain contracts, or the Corporation or certain subsidiaries may be required to take other action such as find a suitable replacement or obtain a guarantee. At December 31, 2014, the current liability recorded for these derivative contracts was $84 million, against which the Corporation and certain subsidiaries had posted approximately $54 million of collateral.
The table below presents the amount of additional collateral that would have been contractually required by derivative contracts and other trading agreements at December 31, 2014 if the rating agencies had downgraded their long-term senior debt ratings for the Corporation or certain subsidiaries by one incremental notch and by an additional second incremental notch.

Additional Collateral Required to be Posted Upon Downgrade

	December 31, 2014
(Dollars in millions)	One incremental notch	Second incremental notch
Bank of America Corporation	$1,402	$2,825
Bank of America, N.A. and subsidiaries (1)	1,072	1,886

(1)	Included in Bank of America Corporation collateral requirements in this table.
The table below presents the derivative liabilities that would be subject to unilateral termination by counterparties and the amounts of collateral that would have been contractually required at December 31, 2014 if the long-term senior debt ratings for the Corporation or certain subsidiaries had been lower by one incremental notch and by an additional second incremental notch.

Derivative Liabilities Subject to Unilateral Termination Upon Downgrade

	December 31, 2014
(Dollars in millions)	One incremental notch	Second incremental notch
Derivative liability	$1,785	$3,850
Collateral posted	1,520	2,986

30 Bank of America 2014

Valuation Adjustments on Derivatives
The Corporation records credit risk valuation adjustments on derivatives in order to properly reflect the credit quality of the counterparties and its own credit quality. The Corporation calculates valuation adjustments on derivatives based on a modeled expected exposure that incorporates current market risk factors. The exposure also takes into consideration credit mitigants such as enforceable master netting agreements and collateral. CDS spread data is used to estimate the default probabilities and severities that are applied to the exposures. Where no observable credit default data is available for counterparties, the Corporation uses proxies and other market data to estimate default probabilities and severity.
Valuation adjustments on derivatives are affected by changes in market spreads, non-credit-related market factors such as interest rate and currency changes that affect the expected exposure, and other factors like changes in collateral arrangements and partial payments. Credit spreads and non-credit factors can move independently. For example, for an interest rate swap, changes in interest rates may increase the expected exposure, which would increase the counterparty credit valuation adjustment (CVA). Independently, counterparty credit spreads may tighten, which would result in an offsetting decrease to CVA.
The Corporation enters into risk management activities to offset market driven exposures. The Corporation often hedges the counterparty spread risk in CVA with CDS. The Corporation hedges other market risks in both CVA and DVA primarily with currency and interest rate swaps. Since the components of the valuation adjustments on derivatives move independently and the Corporation may not hedge all of the market-driven exposures, the effect of a hedge may increase the gains or losses relating to valuation adjustments on derivatives or may result in a gross gain from valuation adjustments on derivatives becoming a negative adjustment (or the reverse).
In 2014, the Corporation adopted FVA into valuation estimates primarily to include funding costs on uncollateralized derivatives and derivatives where the Corporation is not permitted to use the collateral it receives. The change in estimate resulted in a net pretax FVA charge of $497 million including a charge of $632 million related to funding costs associated with derivative asset exposures, partially offset by a funding benefit of $135 million related to derivative liability exposures. The net FVA charge was recorded as a reduction to sales and trading revenue in Global Markets. The Corporation calculated this valuation adjustment based on modeled expected exposure profiles discounted for the funding risk premium inherent in these derivatives. FVA related to derivative assets and liabilities is the effect of funding costs on the fair value of these derivatives.
The table below presents CVA, DVA and FVA gains (losses) on derivatives, which are recorded in trading account profits, on a gross and net of hedge basis for 2014, 2013 and 2012. CVA gains reduce the cumulative CVA thereby increasing the derivative assets balance. DVA gains increase the cumulative DVA thereby decreasing the derivative liabilities balance. CVA and DVA losses have the opposite impact. FVA gains related to derivative assets reduce the cumulative FVA thereby increasing the derivative assets balance. FVA gains related to derivative liabilities increase the cumulative FVA thereby decreasing the derivative liabilities balance.

Valuation Adjustments on Derivatives
Gains (Losses)
	2014		2013		2012
(Dollars in millions)	Gross	Net	Gross	Net	Gross	Net
Derivative assets (CVA) (1)	$(22)	$191	$738	$(96)	$1,022	$291
Derivative assets (FVA) (2)	(632)	(632)	n/a	n/a	n/a	n/a
Derivative liabilities (DVA) (3)	(28)	(150)	(39)	(75)	(2,212)	(2,477)
Derivative liabilities (FVA) (2)	135	135	n/a	n/a	n/a	n/a

(1)	At December 31, 2014, 2013 and 2012, the cumulative CVA reduced the derivative assets balance by $1.6 billion, $1.6 billion and $2.4 billion, respectively.

(2)	FVA was adopted in 2014 and the cumulative FVA reduced the net derivatives balance by $497 million.

(3)	At December 31, 2014, 2013 and 2012, the cumulative DVA reduced the derivative liabilities balance by $0.8 billion, $0.8 billion and $0.8 billion, respectively.
n/a = not applicable

Bank of America 2014 31

NOTE 3 Securities

The table below presents the amortized cost, gross unrealized gains and losses, and fair value of available-for-sale (AFS) debt securities, other debt securities carried at fair value, HTM debt securities and AFS marketable equity securities at December 31, 2014 and 2013.

Debt Securities and Available-for-Sale Marketable Equity Securities

	December 31, 2014
(Dollars in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale debt securities
U.S. Treasury and agency securities	$69,267	$360	$(32)	$69,595
Mortgage-backed securities:
Agency	163,592	2,040	(593)	165,039
Agency-collateralized mortgage obligations	14,175	152	(79)	14,248
Non-agency residential (1)	4,244	287	(77)	4,454
Commercial	3,931	69	—	4,000
Non-U.S. securities	6,208	33	(11)	6,230
Corporate/Agency bonds	361	9	(2)	368
Other taxable securities, substantially all asset-backed securities	10,774	39	(22)	10,791
Total taxable securities	272,552	2,989	(816)	274,725
Tax-exempt securities	9,556	12	(19)	9,549
Total available-for-sale debt securities	282,108	3,001	(835)	284,274
Other debt securities carried at fair value	36,524	261	(364)	36,421
Total debt securities carried at fair value	318,632	3,262	(1,199)	320,695
Held-to-maturity debt securities, substantially all U.S. agency mortgage-backed securities	59,766	486	(611)	59,641
Total debt securities	$378,398	$3,748	$(1,810)	$380,336
Available-for-sale marketable equity securities (2)	$336	$27	$—	$363

	December 31, 2013
Available-for-sale debt securities
U.S. Treasury and agency securities	$8,910	$106	$(62)	$8,954
Mortgage-backed securities:
Agency	170,112	777	(5,954)	164,935
Agency-collateralized mortgage obligations	22,731	76	(315)	22,492
Non-agency residential (1)	6,124	238	(123)	6,239
Commercial	2,429	63	(12)	2,480
Non-U.S. securities	7,207	37	(24)	7,220
Corporate/Agency bonds	860	20	(7)	873
Other taxable securities, substantially all asset-backed securities	16,805	30	(5)	16,830
Total taxable securities	235,178	1,347	(6,502)	230,023
Tax-exempt securities	5,967	10	(49)	5,928
Total available-for-sale debt securities	241,145	1,357	(6,551)	235,951
Other debt securities carried at fair value	34,145	34	(1,335)	32,844
Total debt securities carried at fair value	275,290	1,391	(7,886)	268,795
Held-to-maturity debt securities, substantially all U.S. agency mortgage-backed securities	55,150	20	(2,740)	52,430
Total debt securities	$330,440	$1,411	$(10,626)	$321,225
Available-for-sale marketable equity securities (2)	$230	$—	$(7)	$223

(1)	At December 31, 2014 and 2013, the underlying collateral type included approximately 76 percent and 89 percent prime, 14 percent and seven percent Alt-A, and 10 percent and four percent subprime.

(2)	Classified in other assets on the Consolidated Balance Sheet.
At December 31, 2014, the accumulated net unrealized gain on AFS debt securities included in accumulated OCI was $1.3 billion, net of the related income taxes of $823 million. At December 31, 2014 and 2013, the Corporation had nonperforming AFS debt securities of $161 million and $103 million.

32 Bank of America 2014

The table below presents the components of other debt securities carried at fair value where the changes in fair value are reported in other income. In 2014, the Corporation recorded unrealized mark-to-market net gains in other income of $1.2 billion and realized gains of $275 million on other debt securities carried at fair value, which exclude the impact of certain hedges, the results of which are also reported in other income, compared to unrealized mark-to-market net losses of $1.3 billion and realized losses of $963 million in 2013.

Other Debt Securities Carried at Fair Value

	December 31
(Dollars in millions)	2014	2013
U.S. Treasury and agency securities	$1,541	$4,062
Mortgage-backed securities:
Agency	15,704	16,500
Agency-collateralized mortgage obligations	—	218
Non-agency residential	3,745	—
Commercial	—	749
Non-U.S. securities (1)	15,132	11,315
Other taxable securities, substantially all asset-backed securities	299	—
Total	$36,421	$32,844

(1)	These securities are primarily used to satisfy certain international regulatory liquidity requirements.

The table below presents gross realized gains and losses on sales of AFS debt securities for 2014, 2013 and 2012.

Gains and Losses on Sales of AFS Debt Securities

(Dollars in millions)	2014	2013	2012
Gross gains	$1,366	$1,302	$2,128
Gross losses	(12)	(31)	(466)
Net gains on sales of AFS debt securities	$1,354	$1,271	$1,662
Income tax expense attributable to realized net gains on sales of AFS debt securities	$515	$470	$615
The table below presents the amortized cost and fair value of the Corporation’s debt securities carried at fair value and HTM debt securities from Fannie Mae (FNMA), the Government National Mortgage Association (GNMA), U.S. Treasury and Freddie Mac (FHLMC), where the investment exceeded 10 percent of consolidated shareholders’ equity at December 31, 2014 and 2013.

Selected Securities Exceeding 10 Percent of Shareholders’ Equity

	December 31
	2014		2013
(Dollars in millions)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Fannie Mae	$130,725	$131,418	$123,813	$118,708
Government National Mortgage Association	98,278	98,633	118,700	115,314
U.S. Treasury	68,481	68,801	10,533	10,428
Freddie Mac	28,288	28,556	24,908	24,075

Bank of America 2014 33

The table below presents the fair value and the associated gross unrealized losses on AFS debt securities and whether these securities have had gross unrealized losses for less than 12 months or for 12 months or longer at December 31, 2014 and 2013.

Temporarily Impaired and Other-than-temporarily Impaired AFS Debt Securities

	December 31, 2014
	Less than Twelve Months		Twelve Months or Longer		Total
(Dollars in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Temporarily impaired available-for-sale debt securities
U.S. Treasury and agency securities	$10,121	$(22)	$667	$(10)	$10,788	$(32)
Mortgage-backed securities:
Agency	1,366	(8)	43,118	(585)	44,484	(593)
Agency-collateralized mortgage obligations	2,242	(19)	3,075	(60)	5,317	(79)
Non-agency residential	307	(3)	809	(41)	1,116	(44)
Non-U.S. securities	157	(9)	32	(2)	189	(11)
Corporate/Agency bonds	43	(1)	93	(1)	136	(2)
Other taxable securities, substantially all asset-backed securities	575	(3)	1,080	(19)	1,655	(22)
Total taxable securities	14,811	(65)	48,874	(718)	63,685	(783)
Tax-exempt securities	980	(1)	680	(18)	1,660	(19)
Total temporarily impaired available-for-sale debt securities	15,791	(66)	49,554	(736)	65,345	(802)
Other-than-temporarily impaired available-for-sale debt securities (1)
Non-agency residential mortgage-backed securities	555	(33)	—	—	555	(33)
Total temporarily impaired and other-than-temporarily impaired available-for-sale debt securities	$16,346	$(99)	$49,554	$(736)	$65,900	$(835)

	December 31, 2013
Temporarily impaired available-for-sale debt securities
U.S. Treasury and agency securities	$5,770	$(61)	$19	$(1)	$5,789	$(62)
Mortgage-backed securities:
Agency	132,032	(5,457)	9,324	(497)	141,356	(5,954)
Agency-collateralized mortgage obligations	13,438	(210)	2,661	(105)	16,099	(315)
Non-agency residential	819	(15)	1,237	(106)	2,056	(121)
Commercial	286	(12)	—	—	286	(12)
Non-U.S. securities	—	—	45	(24)	45	(24)
Corporate/Agency bonds	106	(3)	282	(4)	388	(7)
Other taxable securities, substantially all asset-backed securities	116	(2)	280	(3)	396	(5)
Total taxable securities	152,567	(5,760)	13,848	(740)	166,415	(6,500)
Tax-exempt securities	1,789	(30)	990	(19)	2,779	(49)
Total temporarily impaired available-for-sale debt securities	154,356	(5,790)	14,838	(759)	169,194	(6,549)
Other-than-temporarily impaired available-for-sale debt securities (1)
Non-agency residential mortgage-backed securities	2	(1)	1	(1)	3	(2)
Total temporarily impaired and other-than-temporarily impaired available-for-sale debt securities	$154,358	$(5,791)	$14,839	$(760)	$169,197	$(6,551)

(1)	Includes other-than-temporarily impaired AFS debt securities on which an OTTI loss, primarily related to changes in interest rates, remains in accumulated OCI.

34 Bank of America 2014

The Corporation recorded other-than-temporary impairment (OTTI) losses on AFS debt securities in 2014, 2013 and 2012 as presented in the Net Impairment Losses Recognized in Earnings table. Substantially all OTTI losses in 2014, 2013 and 2012 consisted of credit losses on non-agency residential mortgage-backed securities (RMBS) and were recorded in other income in the Consolidated Statement of Income. A debt security is impaired when its fair value is less than its amortized cost. If the Corporation intends or will more-likely-than-not be required to sell a debt security prior to recovery, the entire impairment loss is recorded in the Consolidated Statement of Income. For AFS debt securities the Corporation does not intend or will not more-likely-than-not be required to sell, an analysis is performed to determine if any of the impairment is due to credit or whether it is due to other factors (e.g., interest rate). Credit losses are considered unrecoverable and are recorded in the Consolidated Statement of Income with the remaining unrealized losses recorded in OCI. In certain instances, the credit loss on a debt security may exceed the total impairment, in which case, the excess of the credit loss over the total impairment is recorded as an unrealized gain in OCI.

Net Impairment Losses Recognized in Earnings

(Dollars in millions)	2014	2013	2012
Total OTTI losses (unrealized and realized)	$(30)	$(21)	$(57)
Unrealized OTTI losses recognized in OCI	14	1	4
Net impairment losses recognized in earnings	$(16)	$(20)	$(53)
The table below presents a rollforward of the credit losses recognized in earnings in 2014, 2013 and 2012 on AFS debt securities that the Corporation does not have the intent to sell or will not more-likely-than-not be required to sell.

Rollforward of Credit Losses Recognized

(Dollars in millions)	2014	2013	2012
Balance, January 1	$184	$243	$310
Additions for credit losses recognized on AFS debt securities that had no previous impairment losses	14	6	7
Additions for credit losses recognized on AFS debt securities that had previously incurred impairment losses	2	14	46
Reductions for AFS debt securities matured, sold or intended to be sold	—	(79)	(120)
Balance, December 31	$200	$184	$243
The Corporation estimates the portion of a loss on a security that is attributable to credit using a discounted cash flow model and estimates the expected cash flows of the underlying collateral using internal credit, interest rate and prepayment risk models that incorporate management’s best estimate of current key assumptions such as default rates, loss severity and prepayment rates. Assumptions used for the underlying loans that support the mortgage-backed securities (MBS) can vary widely from loan to loan and are influenced by such factors as loan interest rate, geographic location of the borrower, borrower characteristics and collateral type. Based on these assumptions, the Corporation then determines how the underlying collateral cash flows will be distributed to each MBS issued from the applicable special purpose entity. Expected principal and interest cash flows on an impaired AFS debt security are discounted using the effective yield of each individual impaired AFS debt security.

Significant assumptions used in estimating the expected cash flows for measuring credit losses on non-agency RMBS were as follows at December 31, 2014.

Significant Assumptions

		Range (1)
	Weighted- average	10th Percentile (2)	90th Percentile (2)
Prepayment speed	15.3%	3.1%	29.9%
Loss severity	35.2	11.8	44.7
Life default rate	39.6	1.5	98.6

(1)	Represents the range of inputs/assumptions based upon the underlying collateral.

(2)	The value of a variable below which the indicated percentile of observations will fall.
Annual constant prepayment speed and loss severity rates are projected considering collateral characteristics such as loan-to-value (LTV), creditworthiness of borrowers as measured using FICO scores, and geographic concentrations. The weighted-average severity by collateral type was 31.0 percent for prime, 34.1 percent for Alt-A and 45.0 percent for subprime at December 31, 2014. Additionally, default rates are projected by considering collateral characteristics including, but not limited to, LTV, FICO and geographic concentration. Weighted-average life default rates by collateral type were 24.5 percent for prime, 42.4 percent for Alt-A and 42.0 percent for subprime at December 31, 2014.

Bank of America 2014 35

The expected maturity distribution of the Corporation’s MBS, the contractual maturity distribution of the Corporation’s other debt securities carried at fair value and HTM debt securities, and the yields on the Corporation’s debt securities carried at fair value and HTM debt securities at December 31, 2014 are summarized in the table below. Actual maturities may differ from the contractual or expected maturities since borrowers may have the right to prepay obligations with or without prepayment penalties.

Maturities of Debt Securities Carried at Fair Value and Held-to-maturity Debt Securities

	December 31, 2014
	Due in One Year or Less		Due after One Year through Five Years		Due after Five Years through Ten Years		Due after Ten Years		Total
(Dollars in millions)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
Amortized cost of debt securities carried at fair value
U.S. Treasury and agency securities	$577	0.41%	$51,153	1.60%	$17,535	2.10%	$1,480	3.00%	$70,745	1.78%
Mortgage-backed securities:
Agency	28	4.60	24,283	2.70	152,950	2.80	2,175	3.00	179,436	2.80
Agency-collateralized mortgage obligations	794	0.40	2,874	2.00	10,488	2.80	19	0.60	14,175	2.50
Non-agency residential	517	5.09	1,834	5.39	1,236	4.78	4,443	10.61	8,030	8.15
Commercial	188	9.69	590	2.32	3,150	2.80	3	2.83	3,931	3.07
Non-U.S. securities	18,991	0.98	2,261	3.83	68	6.23	—	—	21,320	1.30
Corporate/Agency bonds	59	1.79	112	3.77	94	3.74	96	0.63	361	2.43
Other taxable securities, substantially all asset-backed securities	3,199	1.34	5,707	1.22	1,376	1.81	796	4.36	11,078	1.59
Total taxable securities	24,353	1.16	88,814	2.07	186,897	2.80	9,012	6.86	309,076	2.56
Tax-exempt securities	929	0.97	3,768	1.13	3,082	1.15	1,777	0.86	9,556	1.14
Total amortized cost of debt securities carried at fair value	$25,282	1.16	$92,582	2.03	$189,979	2.77	$10,789	5.87	$318,632	2.51
Amortized cost of held-to-maturity debt securities (2)	$108	0.84	$19,513	2.40	$39,917	2.30	$228	3.31	$59,766	2.40

Debt securities carried at fair value
U.S. Treasury and agency securities	$577		$51,383		$17,633		$1,543		$71,136
Mortgage-backed securities:
Agency	29		24,859		153,649		2,206		180,743
Agency-collateralized mortgage obligations	795		2,838		10,596		19		14,248
Non-agency residential	521		1,849		1,316		4,513		8,199
Commercial	191		594		3,212		3		4,000
Non-U.S. securities	18,982		2,309		71		—		21,362
Corporate/Agency bonds	60		117		96		95		368
Other taxable securities, substantially all asset-backed securities	3,202		5,699		1,399		790		11,090
Total taxable securities	24,357		89,648		187,972		9,169		311,146
Tax-exempt securities	929		3,770		3,078		1,772		9,549
Total debt securities carried at fair value	$25,286		$93,418		$191,050		$10,941		$320,695
Fair value of held-to-maturity debt securities (2)	$108		$19,762		$39,538		$233		$59,641

(1)
Average yield is computed using the effective yield of each security at the end of the period, weighted based on the amortized cost of each security. The effective yield considers the contractual coupon, amortization of premiums and accretion of discounts, and excludes the effect of related hedging derivatives.

(2)	Substantially all U.S. agency MBS.
Certain Corporate and Strategic Investments
The Corporation’s 49 percent investment in a merchant services joint venture, which is recorded in other assets on the Consolidated Balance Sheet and in All Other, had a carrying value of $3.1 billion and $3.2 billion at December 31, 2014 and 2013. For additional information, see Note 12 – Commitments and Contingencies.

In 2013, the Corporation sold its remaining investment in China Construction Bank Corporation (CCB) and realized a pretax gain of $753 million in All Other reported in equity investment income in the Consolidated Statement of Income. The strategic assistance agreement between the Corporation and CCB, which includes cooperation in specific business areas, extends through 2016.

36 Bank of America 2014

NOTE 4 Outstanding Loans and Leases
The following tables present total outstanding loans and leases and an aging analysis for the Corporation’s Consumer Real Estate, Credit Card and Other Consumer, and Commercial portfolio segments, by class of financing receivables, at December 31, 2014 and 2013.

	December 31, 2014
(Dollars in millions)	30-59 Days Past Due (1)	60-89 Days Past Due (1)	90 Days or More Past Due (2)	Total Past Due 30 Days or More	Total Current or Less Than 30 Days Past Due (3)	Purchased Credit-impaired (4)	Loans Accounted for Under the Fair Value Option	Total Outstandings
Consumer real estate
Core portfolio
Residential mortgage	$1,847	$700	$5,561	$8,108	$154,112			$162,220
Home equity	218	105	744	1,067	50,820			51,887
Legacy Assets & Servicing portfolio
Residential mortgage (5)	2,008	1,060	10,513	13,581	25,244	$15,152		53,977
Home equity	374	174	1,166	1,714	26,507	5,617		33,838
Credit card and other consumer
U.S. credit card	494	341	866	1,701	90,178			91,879
Non-U.S. credit card	49	39	95	183	10,282			10,465
Direct/Indirect consumer (6)	245	71	65	381	80,000			80,381
Other consumer (7)	11	2	2	15	1,831			1,846
Total consumer	5,246	2,492	19,012	26,750	438,974	20,769		486,493
Consumer loans accounted for under the fair value option (8)							$2,077	2,077
Total consumer loans and leases	5,246	2,492	19,012	26,750	438,974	20,769	2,077	488,570
Commercial
U.S. commercial	320	151	318	789	219,504			220,293
Commercial real estate (9)	138	16	288	442	47,240			47,682
Commercial lease financing	121	41	42	204	24,662			24,866
Non-U.S. commercial	5	4	—	9	80,074			80,083
U.S. small business commercial	88	45	94	227	13,066			13,293
Total commercial	672	257	742	1,671	384,546			386,217
Commercial loans accounted for under the fair value option (8)							6,604	6,604
Total commercial loans and leases	672	257	742	1,671	384,546		6,604	392,821
Total loans and leases	$5,918	$2,749	$19,754	$28,421	$823,520	$20,769	$8,681	$881,391
Percentage of outstandings	0.67%	0.31%	2.24%	3.22%	93.44%	2.36%	0.98%	100.00%

(1)
Consumer real estate loans 30-59 days past due includes fully-insured loans of $2.1 billion and nonperforming loans of $392 million. Consumer real estate loans 60-89 days past due includes fully-insured loans of $1.1 billion and nonperforming loans of $332 million.

(2)	Consumer real estate includes fully-insured loans of $11.4 billion.

(3)	Consumer real estate includes $3.6 billion and direct/indirect consumer includes $27 million of nonperforming loans.

(4)	PCI loan amounts are shown gross of the valuation allowance.

(5)	Total outstandings includes pay option loans of $3.2 billion. The Corporation no longer originates this product.

(6)
Total outstandings includes dealer financial services loans of $37.7 billion, unsecured consumer lending loans of $1.5 billion, U.S. securities-based lending loans of $35.8 billion, non-U.S. consumer loans of $4.0 billion, student loans of $632 million and other consumer loans of $761 million.

(7)	Total outstandings includes consumer finance loans of $676 million, consumer leases of $1.0 billion, consumer overdrafts of $162 million and other non-U.S. consumer loans of $3 million.

(8)
Consumer loans accounted for under the fair value option were residential mortgage loans of $1.9 billion and home equity loans of $196 million. Commercial loans accounted for under the fair value option were U.S. commercial loans of $1.9 billion and non-U.S. commercial loans of $4.7 billion. For additional information, see Note 20 – Fair Value Measurements and Note 21 – Fair Value Option.

(9)	Total outstandings includes U.S. commercial real estate loans of $45.2 billion and non-U.S. commercial real estate loans of $2.5 billion.

Bank of America 2014 37

	December 31, 2013
(Dollars in millions)	30-59 Days Past Due (1)	60-89 Days Past Due (1)	90 Days or More Past Due (2)	Total Past Due 30 Days or More	Total Current or Less Than 30 Days Past Due (3)	Purchased Credit-impaired (4)	Loans Accounted for Under the Fair Value Option	Total Outstandings
Consumer real estate
Core portfolio
Residential mortgage	$2,151	$754	$7,188	$10,093	$167,243			$177,336
Home equity	243	113	693	1,049	53,450			54,499
Legacy Assets & Servicing portfolio
Residential mortgage (5)	2,758	1,412	16,746	20,916	31,142	$18,672		70,730
Home equity	444	221	1,292	1,957	30,623	6,593		39,173
Credit card and other consumer
U.S. credit card	598	422	1,053	2,073	90,265			92,338
Non-U.S. credit card	63	54	131	248	11,293			11,541
Direct/Indirect consumer (6)	431	175	410	1,016	81,176			82,192
Other consumer (7)	24	8	20	52	1,925			1,977
Total consumer	6,712	3,159	27,533	37,404	467,117	25,265		529,786
Consumer loans accounted for under the fair value option (8)							$2,164	2,164
Total consumer loans and leases	6,712	3,159	27,533	37,404	467,117	25,265	2,164	531,950
Commercial
U.S. commercial	363	151	309	823	211,734			212,557
Commercial real estate (9)	30	29	243	302	47,591			47,893
Commercial lease financing	110	37	48	195	25,004			25,199
Non-U.S. commercial	103	8	17	128	89,334			89,462
U.S. small business commercial	87	55	113	255	13,039			13,294
Total commercial	693	280	730	1,703	386,702			388,405
Commercial loans accounted for under the fair value option (8)							7,878	7,878
Total commercial loans and leases	693	280	730	1,703	386,702		7,878	396,283
Total loans and leases	$7,405	$3,439	$28,263	$39,107	$853,819	$25,265	$10,042	$928,233
Percentage of outstandings	0.80%	0.37%	3.04%	4.21%	91.99%	2.72%	1.08%	100.00%

(1)
Consumer real estate loans 30-59 days past due includes fully-insured loans of $2.5 billion and nonperforming loans of $623 million. Consumer real estate loans 60-89 days past due includes fully-insured loans of $1.2 billion and nonperforming loans of $410 million.

(2)	Consumer real estate includes fully-insured loans of $17.0 billion.

(3)	Consumer real estate includes $5.9 billion and direct/indirect consumer includes $33 million of nonperforming loans.

(4)	PCI loan amounts are shown gross of the valuation allowance.

(5)	Total outstandings includes pay option loans of $4.4 billion. The Corporation no longer originates this product.

(6)
Total outstandings includes dealer financial services loans of $38.5 billion, unsecured consumer lending loans of $2.7 billion, U.S. securities-based lending loans of $31.2 billion, non-U.S. consumer loans of $4.7 billion, student loans of $4.1 billion and other consumer loans of $1.0 billion.

(7)	Total outstandings includes consumer finance loans of $1.2 billion, consumer leases of $606 million, consumer overdrafts of $176 million and other non-U.S. consumer loans of $5 million.

(8)
Consumer loans accounted for under the fair value option were residential mortgage loans of $2.0 billion and home equity loans of $147 million. Commercial loans accounted for under the fair value option were U.S. commercial loans of $1.5 billion and non-U.S. commercial loans of $6.4 billion. For additional information, see Note 20 – Fair Value Measurements and Note 21 – Fair Value Option.

(9)	Total outstandings includes U.S. commercial real estate loans of $46.3 billion and non-U.S. commercial real estate loans of $1.6 billion.
The Corporation has entered into long-term credit protection agreements with FNMA and FHLMC on loans totaling $17.2 billion and $28.2 billion at December 31, 2014 and 2013, providing full credit protection on residential mortgage loans that become severely delinquent. All of these loans are individually insured and therefore the Corporation does not record an allowance for credit losses related to these loans.
Nonperforming Loans and Leases
The Corporation classifies junior-lien home equity loans as nonperforming when the first-lien loan becomes 90 days past due even if the junior-lien loan is performing. At December 31, 2014 and 2013, $800 million and $1.2 billion of such junior-lien home equity loans were included in nonperforming loans.
The Corporation classifies consumer real estate loans that have been discharged in Chapter 7 bankruptcy and not reaffirmed by the borrower as troubled debt restructurings (TDRs), irrespective of payment history or delinquency status, even if the repayment terms for the loan have not been otherwise modified. The

Corporation continues to have a lien on the underlying collateral. At December 31, 2014, nonperforming loans discharged in Chapter 7 bankruptcy with no change in repayment terms were $1.4 billion of which $901 million were current on their contractual payments, while $395 million were 90 days or more past due. Of the contractually current nonperforming loans, more than 80 percent were discharged in Chapter 7 bankruptcy more than 12 months ago, and more than 60 percent were discharged 24 months or more ago. As subsequent cash payments are received on the loans that are contractually current, the interest component of the payments is generally recorded as interest income on a cash basis and the principal component is recorded as a reduction in the carrying value of the loan.
Excluding purchased credit-impaired (PCI) loans, the Corporation sold nonperforming and other delinquent consumer loans with a carrying value, excluding the related allowance, of $4.8 billion and $2.0 billion, and recognized gains of $247 million and $58 million recorded in noninterest income, during 2014 and 2013.

38 Bank of America 2014

The table below presents the Corporation’s nonperforming loans and leases including nonperforming TDRs, and loans accruing past due 90 days or more at December 31, 2014 and 2013. Nonperforming loans held-for-sale (LHFS) are excluded from nonperforming loans and leases as they are recorded at either fair value or the lower of cost or fair value. For more information on the criteria for classification as nonperforming, see Note 1 – Summary of Significant Accounting Principles.

Credit Quality

	December 31
	Nonperforming Loans and Leases (1)		Accruing Past Due 90 Days or More
(Dollars in millions)	2014	2013	2014	2013
Consumer real estate
Core portfolio
Residential mortgage (2)	$2,398	$3,316	$3,942	$5,137
Home equity	1,496	1,431	—	—
Legacy Assets & Servicing portfolio
Residential mortgage (2)	4,491	8,396	7,465	11,824
Home equity	2,405	2,644	—	—
Credit card and other consumer
U.S. credit card	n/a	n/a	866	1,053
Non-U.S. credit card	n/a	n/a	95	131
Direct/Indirect consumer	28	35	64	408
Other consumer	1	18	1	2
Total consumer	10,819	15,840	12,433	18,555
Commercial
U.S. commercial	701	819	110	47
Commercial real estate	321	322	3	21
Commercial lease financing	3	16	41	41
Non-U.S. commercial	1	64	—	17
U.S. small business commercial	87	88	67	78
Total commercial	1,113	1,309	221	204
Total loans and leases	$11,932	$17,149	$12,654	$18,759

(1)	Nonperforming loan balances do not include nonaccruing TDRs removed from the PCI loan portfolio prior to January 1, 2010 of $102 million and $260 million at December 31, 2014 and 2013.

(2)
Residential mortgage loans in the Core and Legacy Assets & Servicing portfolios accruing past due 90 days or more are fully-insured loans. At December 31, 2014 and 2013, residential mortgage includes $7.3 billion and $13.0 billion of loans on which interest has been curtailed by the FHA, and therefore are no longer accruing interest, although principal is still insured, and $4.1 billion and $4.0 billion of loans on which interest is still accruing.

n/a = not applicable
Credit Quality Indicators
The Corporation monitors credit quality within its Consumer Real Estate, Credit Card and Other Consumer, and Commercial portfolio segments based on primary credit quality indicators. For more information on the portfolio segments, see Note 1 – Summary of Significant Accounting Principles. Within the Consumer Real Estate portfolio segment, the primary credit quality indicators are refreshed LTV and refreshed FICO score. Refreshed LTV measures the carrying value of the loan as a percentage of the value of the property securing the loan, refreshed quarterly. Home equity loans are evaluated using combined loan-to-value (CLTV) which measures the carrying value of the combined loans that have liens against the property and the available line of credit as a percentage of the value of the property securing the loan, refreshed quarterly. FICO score measures the creditworthiness of the borrower based on the financial obligations of the borrower and the borrower’s credit history. At a minimum, FICO scores are refreshed quarterly, and in many cases, more frequently. FICO scores are also a primary credit quality indicator for the Credit Card and Other Consumer portfolio segment and the business card portfolio within U.S. small business commercial. Within the Commercial portfolio segment, loans are evaluated using the internal classifications of pass rated or reservable criticized as the primary credit quality indicators. The term reservable criticized refers to those commercial loans that are internally classified or listed by the Corporation as Special Mention, Substandard or Doubtful, which are asset quality categories defined by regulatory authorities. These assets have an elevated level of risk and may have a high probability of default or total loss. Pass rated refers to all loans not considered reservable criticized. In addition to these primary credit quality indicators, the Corporation uses other credit quality indicators for certain types of loans.

Bank of America 2014 39

The following tables present certain credit quality indicators for the Corporation’s Consumer Real Estate, Credit Card and Other Consumer, and Commercial portfolio segments, by class of financing receivables, at December 31, 2014 and 2013.

Consumer Real Estate – Credit Quality Indicators (1)

	December 31, 2014
(Dollars in millions)	Core Portfolio Residential Mortgage (2)	Legacy Assets & Servicing Residential Mortgage (2)	Residential Mortgage PCI (3)	Core Portfolio Home Equity (2)	Legacy Assets & Servicing Home Equity (2)	Home Equity PCI
Refreshed LTV (4, 5)
Less than or equal to 90 percent	$100,255	$18,499	$9,972	$45,414	$17,453	$2,046
Greater than 90 percent but less than or equal to 100 percent	4,958	3,081	2,005	2,442	3,272	1,048
Greater than 100 percent	4,017	5,265	3,175	4,031	7,496	2,523
Fully-insured loans (6)	52,990	11,980	—	—	—	—
Total consumer real estate	$162,220	$38,825	$15,152	$51,887	$28,221	$5,617
Refreshed FICO score
Less than 620	$4,184	$6,313	$6,109	$2,169	$3,470	$864
Greater than or equal to 620 and less than 680	6,272	4,032	3,014	3,683	4,529	995
Greater than or equal to 680 and less than 740	21,946	6,463	3,310	10,231	7,905	1,651
Greater than or equal to 740	76,828	10,037	2,719	35,804	12,317	2,107
Fully-insured loans (6)	52,990	11,980	—	—	—	—
Total consumer real estate	$162,220	$38,825	$15,152	$51,887	$28,221	$5,617

(1)	Excludes $2.1 billion of loans accounted for under the fair value option.

(2)	Excludes PCI loans.

(3)	Includes $2.8 billion of pay option loans. The Corporation no longer originates this product.

(4)	Refreshed LTV percentages for PCI loans are calculated using the carrying value net of the related valuation allowance.

(5)
Effective December 31, 2014, with the exception of high-value properties, underlying values for LTV ratios are primarily determined using automated valuation models. For high-value properties, generally with an original value of $1 million or more, estimated property values are determined using the CoreLogic Case-Shiller Index. Prior-period values have been updated to reflect this change. Previously reported values were primarily determined through an index-based approach.

(6)	Credit quality indicators are not reported for fully-insured loans as principal repayment is insured.

Credit Card and Other Consumer – Credit Quality Indicators

	December 31, 2014
(Dollars in millions)	U.S. Credit Card	Non-U.S. Credit Card	Direct/Indirect Consumer	Other Consumer (1)
Refreshed FICO score
Less than 620	$4,467	$—	$1,296	$266
Greater than or equal to 620 and less than 680	12,177	—	1,892	227
Greater than or equal to 680 and less than 740	34,986	—	10,749	307
Greater than or equal to 740	40,249	—	25,279	881
Other internal credit metrics (2, 3, 4)	—	10,465	41,165	165
Total credit card and other consumer	$91,879	$10,465	$80,381	$1,846

(1)	Thirty-seven percent of the other consumer portfolio is associated with portfolios from certain consumer finance businesses that the Corporation previously exited.

(2)	Other internal credit metrics may include delinquency status, geography or other factors.

(3)
Direct/indirect consumer includes $39.7 billion of securities-based lending which is overcollateralized and therefore has minimal credit risk and $632 million of loans the Corporation no longer originates.

(4)
Non-U.S. credit card represents the U.K. credit card portfolio which is evaluated using internal credit metrics, including delinquency status. At December 31, 2014, 98 percent of this portfolio was current or less than 30 days past due, one percent was 30-89 days past due and one percent was 90 days or more past due.

Commercial – Credit Quality Indicators (1)

	December 31, 2014
(Dollars in millions)	U.S. Commercial	Commercial Real Estate	Commercial Lease Financing	Non-U.S. Commercial	U.S. Small Business Commercial (2)
Risk ratings
Pass rated	$213,839	$46,632	$23,832	$79,367	$751
Reservable criticized	6,454	1,050	1,034	716	182
Refreshed FICO score (3)
Less than 620					184
Greater than or equal to 620 and less than 680					529
Greater than or equal to 680 and less than 740					1,591
Greater than or equal to 740					2,910
Other internal credit metrics (3, 4)					7,146
Total commercial	$220,293	$47,682	$24,866	$80,083	$13,293

(1)	Excludes $6.6 billion of loans accounted for under the fair value option.

(2)
U.S. small business commercial includes $762 million of criticized business card and small business loans which are evaluated using refreshed FICO scores or internal credit metrics, including delinquency status, rather than risk ratings. At December 31, 2014, 98 percent of the balances where internal credit metrics are used was current or less than 30 days past due.

(3)	Refreshed FICO score and other internal credit metrics are applicable only to the U.S. small business commercial portfolio.

(4)	Other internal credit metrics may include delinquency status, application scores, geography or other factors.

40 Bank of America 2014

Consumer Real Estate – Credit Quality Indicators (1)

	December 31, 2013
(Dollars in millions)	Core Portfolio Residential Mortgage (2)	Legacy Assets & Servicing Residential Mortgage (2)	Residential Mortgage PCI (3)	Core Portfolio Home Equity (2)	Legacy Assets & Servicing Home Equity (2)	Home Equity PCI
Refreshed LTV (4, 5)
Less than or equal to 90 percent	$94,255	$21,587	$10,605	$44,892	$17,006	$1,598
Greater than 90 percent but less than or equal to 100 percent	7,013	4,216	2,638	3,178	3,948	1,121
Greater than 100 percent	6,356	8,720	5,429	6,429	11,626	3,874
Fully-insured loans (6)	69,712	17,535	—	—	—	—
Total consumer real estate	$177,336	$52,058	$18,672	$54,499	$32,580	$6,593
Refreshed FICO score
Less than 620	$5,334	$9,955	$9,129	$2,415	$4,259	$1,045
Greater than or equal to 620 and less than 680	7,164	5,276	3,349	4,211	5,133	1,172
Greater than or equal to 680 and less than 740	22,617	7,639	3,211	11,726	9,143	1,936
Greater than or equal to 740	72,509	11,653	2,983	36,147	14,045	2,440
Fully-insured loans (6)	69,712	17,535	—	—	—	—
Total consumer real estate	$177,336	$52,058	$18,672	$54,499	$32,580	$6,593

(1)	Excludes $2.2 billion of loans accounted for under the fair value option.

(2)	Excludes PCI loans.

(3)	Includes $4.0 billion of pay option loans. The Corporation no longer originates this product.

(4)	Refreshed LTV percentages for PCI loans are calculated using the carrying value net of the related valuation allowance.

(5)
Effective December 31, 2014, with the exception of high-value properties, underlying values for LTV ratios are primarily determined using automated valuation models. For high-value properties, generally with an original value of $1 million or more, estimated property values are determined using the CoreLogic Case-Shiller Index. Prior-period values have been updated to reflect this change. Previously reported values were primarily determined through an index-based approach.

(6)	Credit quality indicators are not reported for fully-insured loans as principal repayment is insured.

Credit Card and Other Consumer – Credit Quality Indicators

	December 31, 2013
(Dollars in millions)	U.S. Credit Card	Non-U.S. Credit Card	Direct/Indirect Consumer	Other Consumer (1)
Refreshed FICO score
Less than 620	$4,989	$—	$1,220	$539
Greater than or equal to 620 and less than 680	12,753	—	3,345	264
Greater than or equal to 680 and less than 740	35,413	—	9,887	199
Greater than or equal to 740	39,183	—	26,220	188
Other internal credit metrics (2, 3, 4)	—	11,541	41,520	787
Total credit card and other consumer	$92,338	$11,541	$82,192	$1,977

(1)	Sixty percent of the other consumer portfolio is associated with portfolios from certain consumer finance businesses that the Corporation previously exited.

(2)	Other internal credit metrics may include delinquency status, geography or other factors.

(3)
Direct/indirect consumer includes $35.8 billion of securities-based lending which is overcollateralized and therefore has minimal credit risk and $4.1 billion of loans the Corporation no longer originates.

(4)
Non-U.S. credit card represents the U.K. credit card portfolio which is evaluated using internal credit metrics, including delinquency status. At December 31, 2013, 98 percent of this portfolio was current or less than 30 days past due, one percent was 30-89 days past due and one percent was 90 days or more past due.

Commercial – Credit Quality Indicators (1)

	December 31, 2013
(Dollars in millions)	U.S. Commercial	Commercial Real Estate	Commercial Lease Financing	Non-U.S. Commercial	U.S. Small Business Commercial (2)
Risk ratings
Pass rated	$205,416	$46,507	$24,211	$88,138	$1,191
Reservable criticized	7,141	1,386	988	1,324	346
Refreshed FICO score (3)
Less than 620					224
Greater than or equal to 620 and less than 680					534
Greater than or equal to 680 and less than 740					1,567
Greater than or equal to 740					2,779
Other internal credit metrics (3, 4)					6,653
Total commercial	$212,557	$47,893	$25,199	$89,462	$13,294

(1)	Excludes $7.9 billion of loans accounted for under the fair value option.

(2)
U.S. small business commercial includes $289 million of criticized business card and small business loans which are evaluated using refreshed FICO scores or internal credit metrics, including delinquency status, rather than risk ratings. At December 31, 2013, 99 percent of the balances where internal credit metrics are used was current or less than 30 days past due.

(3)	Refreshed FICO score and other internal credit metrics are applicable only to the U.S. small business commercial portfolio.

(4)	Other internal credit metrics may include delinquency status, application scores, geography or other factors.

Bank of America 2014 41

Impaired Loans and Troubled Debt Restructurings
A loan is considered impaired when, based on current information, it is probable that the Corporation will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans and all consumer and commercial TDRs. Impaired loans exclude nonperforming consumer loans and nonperforming commercial leases unless they are classified as TDRs. Loans accounted for under the fair value option are also excluded. PCI loans are excluded and reported separately on page 51. For additional information, see Note 1 – Summary of Significant Accounting Principles.
Consumer Real Estate
Impaired consumer real estate loans within the Consumer Real Estate portfolio segment consist entirely of TDRs. Excluding PCI loans, most modifications of consumer real estate loans meet the definition of TDRs when a binding offer is extended to a borrower. Modifications of consumer real estate loans are done in accordance with the government’s Making Home Affordable Program (modifications under government programs) or the Corporation’s proprietary programs (modifications under proprietary programs). These modifications are considered to be TDRs if concessions have been granted to borrowers experiencing financial difficulties. Concessions may include reductions in interest rates, capitalization of past due amounts, principal and/or interest forbearance, payment extensions, principal and/or interest forgiveness, or combinations thereof. During 2013 and 2012, the Corporation provided interest rate modifications to qualified borrowers pursuant to the 2012 National Mortgage Settlement and these interest rate modifications are not considered to be TDRs.
Prior to permanently modifying a loan, the Corporation may enter into trial modifications with certain borrowers under both government and proprietary programs. Trial modifications generally represent a three- to four-month period during which the borrower makes monthly payments under the anticipated modified payment terms. Upon successful completion of the trial period, the Corporation and the borrower enter into a permanent modification. Binding trial modifications are classified as TDRs when the trial offer is made and continue to be classified as TDRs regardless of whether the borrower enters into a permanent modification.
Consumer real estate loans that have been discharged in Chapter 7 bankruptcy with no change in repayment terms of $2.4 billion were included in TDRs at December 31, 2014, of which $1.4 billion were classified as nonperforming and $1.0 billion were loans fully-insured by the Federal Housing Administration (FHA). For more information on loans discharged in Chapter 7 bankruptcy, see Nonperforming Loans and Leases in this Note.
A consumer real estate loan, excluding PCI loans which are reported separately, is not classified as impaired unless it is a TDR. Once such a loan has been designated as a TDR, it is then individually assessed for impairment. Consumer real estate TDRs are measured primarily based on the net present value of the estimated cash flows discounted at the loan’s original effective interest rate, as discussed in the following paragraph. If the carrying value of a TDR exceeds this amount, a specific allowance is recorded as a component of the allowance for loan and lease losses. Alternatively, consumer real estate TDRs that are considered to be dependent solely on the collateral for repayment (e.g., due to the lack of income verification or as a result of being discharged in Chapter 7 bankruptcy) are measured based on the estimated fair value of the collateral and a charge-off is recorded if the carrying value exceeds the fair value of the collateral. Consumer real estate loans that reached 180 days past due prior to modification had been charged off to their net realizable value, less costs to sell, before they were modified as TDRs in accordance with established policy. Therefore, modifications of consumer real estate loans that are 180 or more days past due as TDRs do not have an impact on the allowance for loan and lease losses nor are additional charge-offs required at the time of modification. Subsequent declines in the fair value of the collateral after a loan has reached 180 days past due are recorded as charge-offs. Fully-insured loans are protected against principal loss, and therefore, the Corporation does not record an allowance for loan and lease losses on the outstanding principal balance, even after they have been modified in a TDR.
The net present value of the estimated cash flows used to measure impairment is based on model-driven estimates of projected payments, prepayments, defaults and loss-given-default (LGD). Using statistical modeling methodologies, the Corporation estimates the probability that a loan will default prior to maturity based on the attributes of each loan. The factors that are most relevant to the probability of default are the refreshed LTV, or in the case of a subordinated lien, refreshed CLTV, borrower credit score, months since origination (i.e., vintage) and geography. Each of these factors is further broken down by present collection status (whether the loan is current, delinquent, in default or in bankruptcy). Severity (or LGD) is estimated based on the refreshed LTV for first mortgages or CLTV for subordinated liens. The estimates are based on the Corporation’s historical experience as adjusted to reflect an assessment of environmental factors that may not be reflected in the historical data, such as changes in real estate values, local and national economies, underwriting standards and the regulatory environment. The probability of default models also incorporate recent experience with modification programs including redefaults subsequent to modification, a loan’s default history prior to modification and the change in borrower payments post-modification.
At December 31, 2014 and 2013, remaining commitments to lend additional funds to debtors whose terms have been modified in a consumer real estate TDR were immaterial. Consumer real estate foreclosed properties totaled $630 million and $533 million at December 31, 2014 and 2013.

42 Bank of America 2014

The table below provides the unpaid principal balance, carrying value and related allowance at December 31, 2014 and 2013, and the average carrying value and interest income recognized for 2014, 2013 and 2012 for impaired loans in the Corporation’s Consumer Real Estate portfolio segment and includes primarily loans managed by LAS. Certain impaired consumer real estate loans do not have a related allowance as the current valuation of these impaired loans exceeded the carrying value, which is net of previously recorded charge-offs.

Impaired Loans – Consumer Real Estate

	December 31, 2014			December 31, 2013
(Dollars in millions)	Unpaid Principal Balance	Carrying Value	Related Allowance	Unpaid Principal Balance	Carrying Value	Related Allowance
With no recorded allowance
Residential mortgage	$19,710	$15,605	$—	$21,567	$16,450	$—
Home equity	3,540	1,630	—	3,249	1,385	—
With an allowance recorded
Residential mortgage	$7,861	$7,665	$531	$13,341	$12,862	$991
Home equity	852	728	196	893	761	240
Total
Residential mortgage	$27,571	$23,270	$531	$34,908	$29,312	$991
Home equity	4,392	2,358	196	4,142	2,146	240

	2014		2013		2012
	Average Carrying Value	Interest Income Recognized (1)	Average Carrying Value	Interest Income Recognized (1)	Average Carrying Value	Interest Income Recognized (1)
With no recorded allowance
Residential mortgage	$15,065	$490	$16,625	$621	$10,937	$366
Home equity	1,486	87	1,245	76	734	49
With an allowance recorded
Residential mortgage	$10,826	$411	$13,926	$616	$11,575	$423
Home equity	743	25	912	41	1,145	44
Total
Residential mortgage	$25,891	$901	$30,551	$1,237	$22,512	$789
Home equity	2,229	112	2,157	117	1,879	93

(1)
Interest income recognized includes interest accrued and collected on the outstanding balances of accruing impaired loans as well as interest cash collections on nonaccruing impaired loans for which the principal is considered collectible.

The following table presents the December 31, 2014, 2013 and 2012 unpaid principal balance, carrying value, and average pre- and post-modification interest rates on consumer real estate loans that were modified in TDRs during 2014, 2013 and 2012, and net charge-offs recorded during the period in which the modification occurred. The following Consumer Real Estate portfolio segment tables include loans that were initially classified as TDRs during the period and also loans that had previously been classified as TDRs and were modified again during the period. These TDRs are primarily managed by LAS.

Bank of America 2014 43

Consumer Real Estate – TDRs Entered into During 2014, 2013 and 2012 (1)

	December 31, 2014				2014
(Dollars in millions)	Unpaid Principal Balance	Carrying Value	Pre-Modification Interest Rate	Post-Modification Interest Rate (2)	Net Charge-offs (3)
Residential mortgage	$5,940	$5,120	5.28%	4.93%	$72
Home equity	863	592	4.00	3.33	99
Total	$6,803	$5,712	5.12	4.73	$171

	December 31, 2013				2013
Residential mortgage	$11,233	$10,016	5.30%	4.27%	$235
Home equity	878	521	5.29	3.92	192
Total	$12,111	$10,537	5.30	4.24	$427

	December 31, 2012				2012
Residential mortgage	$15,088	$12,228	5.52%	4.70%	$523
Home equity	1,721	858	5.22	4.39	716
Total	$16,809	$13,086	5.49	4.66	$1,239

(1)
TDRs entered into during 2014 include modifications with principal forgiveness of $53 million related to residential mortgage and $1 million related to home equity. TDRs entered into during 2013 include residential mortgage modifications with principal forgiveness of $467 million. TDRs entered into during 2012 include modifications with principal forgiveness of $778 million related to residential mortgage and $9 million related to home equity.

(2)	The post-modification interest rate reflects the interest rate applicable only to permanently completed modifications, which exclude loans that are in a trial modification period.

(3)	Net charge-offs include amounts recorded on loans modified during the period that are no longer held by the Corporation at December 31, 2014, 2013 and 2012 due to sales and other dispositions.

44 Bank of America 2014

The table below presents the December 31, 2014, 2013 and 2012 carrying value for consumer real estate loans that were modified in a TDR during 2014, 2013 and 2012, by type of modification.

Consumer Real Estate – Modification Programs

	TDRs Entered into During 2014
(Dollars in millions)	Residential Mortgage	Home Equity	Total Carrying Value
Modifications under government programs
Contractual interest rate reduction	$643	$56	$699
Principal and/or interest forbearance	16	18	34
Other modifications (1)	98	1	99
Total modifications under government programs	757	75	832
Modifications under proprietary programs
Contractual interest rate reduction	244	22	266
Capitalization of past due amounts	71	2	73
Principal and/or interest forbearance	66	75	141
Other modifications (1)	40	47	87
Total modifications under proprietary programs	421	146	567
Trial modifications	3,421	182	3,603
Loans discharged in Chapter 7 bankruptcy (2)	521	189	710
Total modifications	$5,120	$592	$5,712

	TDRs Entered into During 2013
Modifications under government programs
Contractual interest rate reduction	$1,815	$48	$1,863
Principal and/or interest forbearance	35	24	59
Other modifications (1)	100	—	100
Total modifications under government programs	1,950	72	2,022
Modifications under proprietary programs
Contractual interest rate reduction	2,799	40	2,839
Capitalization of past due amounts	132	2	134
Principal and/or interest forbearance	469	17	486
Other modifications (1)	105	25	130
Total modifications under proprietary programs	3,505	84	3,589
Trial modifications	3,410	87	3,497
Loans discharged in Chapter 7 bankruptcy (2)	1,151	278	1,429
Total modifications	$10,016	$521	$10,537

	TDRs Entered into During 2012
Modifications under government programs
Contractual interest rate reduction	$642	$78	$720
Principal and/or interest forbearance	51	31	82
Other modifications (1)	37	1	38
Total modifications under government programs	730	110	840
Modifications under proprietary programs
Contractual interest rate reduction	3,350	44	3,394
Capitalization of past due amounts	144	—	144
Principal and/or interest forbearance	424	16	440
Other modifications (1)	97	21	118
Total modifications under proprietary programs	4,015	81	4,096
Trial modifications	4,547	69	4,616
Loans discharged in Chapter 7 bankruptcy (2)	2,936	598	3,534
Total modifications	$12,228	$858	$13,086

(1)	Includes other modifications such as term or payment extensions and repayment plans.

(2)	Includes loans discharged in Chapter 7 bankruptcy with no change in repayment terms that are classified as TDRs.

Bank of America 2014 45

The table below presents the carrying value of loans that entered into payment default during 2014, 2013 and 2012 that were modified in a TDR during the 12 months preceding payment default. Total carrying value includes loans with a carrying value of $2.0 billion, $2.4 billion and $667 million that entered into payment default during 2014, 2013 and 2012 but were no longer held by the Corporation as of December 31, 2014, 2013 and 2012

due to sales and other dispositions. A payment default for consumer real estate TDRs is recognized when a borrower has missed three monthly payments (not necessarily consecutively) since modification. Payment defaults on a trial modification where the borrower has not yet met the terms of the agreement are included in the table below if the borrower is 90 days or more past due three months after the offer to modify is made.

Consumer Real Estate – TDRs Entering Payment Default That Were Modified During the Preceding 12 Months

	2014
(Dollars in millions)	Residential Mortgage	Home Equity	Total Carrying Value (1)
Modifications under government programs	$696	$4	$700
Modifications under proprietary programs	714	12	726
Loans discharged in Chapter 7 bankruptcy (2)	481	70	551
Trial modifications	2,231	56	2,287
Total modifications	$4,122	$142	$4,264

	2013
Modifications under government programs	$454	$2	$456
Modifications under proprietary programs	1,117	4	1,121
Loans discharged in Chapter 7 bankruptcy (2)	964	30	994
Trial modifications	4,376	14	4,390
Total modifications	$6,911	$50	$6,961

	2012
Modifications under government programs	$202	$8	$210
Modifications under proprietary programs	942	14	956
Loans discharged in Chapter 7 bankruptcy (2)	1,228	53	1,281
Trial modifications	2,351	20	2,371
Total modifications	$4,723	$95	$4,818

(1)
Total carrying value includes loans with a carrying value of $2.0 billion, $2.4 billion and $667 million that entered into payment default during 2014, 2013 and 2012 but were no longer held by the Corporation as of December 31, 2014, 2013 and 2012 due to sales and other dispositions.

(2)	Includes loans discharged in Chapter 7 bankruptcy with no change in repayment terms that are classified as TDRs.
Credit Card and Other Consumer
Impaired loans within the Credit Card and Other Consumer portfolio segment consist entirely of loans that have been modified in TDRs (the renegotiated credit card and other consumer TDR portfolio, collectively referred to as the renegotiated TDR portfolio). The Corporation seeks to assist customers that are experiencing financial difficulty by modifying loans while ensuring compliance with federal, local and international laws and guidelines. Credit card and other consumer loan modifications generally involve reducing the interest rate on the account and placing the customer on a fixed payment plan not exceeding 60 months, all of which are considered TDRs. In addition, the accounts of non-U.S. credit card customers who do not qualify for a fixed payment plan may have their interest rates reduced, as required by certain local jurisdictions. These modifications, which are also TDRs, tend to experience higher payment default rates given that the borrowers may lack the ability to repay even with the interest rate reduction. In all cases, the customer’s available line of credit is canceled. The Corporation makes loan modifications directly with borrowers for debt held only by the Corporation (internal programs). Additionally, the Corporation makes loan modifications for borrowers working with third-party renegotiation agencies that provide solutions to customers’ entire unsecured debt structures (external programs). The Corporation classifies other secured consumer loans that have been discharged in Chapter 7 bankruptcy as TDRs which are written down to collateral value and placed on nonaccrual status no later than the time of discharge. For more information on the regulatory guidance on loans discharged in Chapter 7 bankruptcy, see Nonperforming Loans and Leases in this Note.
All credit card and substantially all other consumer loans that have been modified in TDRs remain on accrual status until the loan is either paid in full or charged off, which occurs no later than the end of the month in which the loan becomes 180 days past due or generally at 120 days past due for a loan that was placed on a fixed payment plan after July 1, 2012.
The allowance for impaired credit card and substantially all other consumer loans is based on the present value of projected cash flows, which incorporates the Corporation’s historical payment default and loss experience on modified loans, discounted using the portfolio’s average contractual interest rate, excluding promotionally priced loans, in effect prior to restructuring. Credit card and other consumer loans are included in homogeneous pools which are collectively evaluated for impairment. For these portfolios, loss forecast models are utilized that consider a variety of factors including, but not limited to, historical loss experience, delinquency status, economic trends and credit scores.

46 Bank of America 2014

The table below provides the unpaid principal balance, carrying value and related allowance at December 31, 2014 and 2013, and the average carrying value and interest income recognized for 2014, 2013 and 2012 on the Corporation’s renegotiated TDR portfolio in the Credit Card and Other Consumer portfolio segment.

Impaired Loans – Credit Card and Other Consumer – Renegotiated TDRs

	December 31, 2014			December 31, 2013
(Dollars in millions)	Unpaid Principal Balance	Carrying Value (1)	Related Allowance	Unpaid Principal Balance	Carrying Value (1)	Related Allowance
With no recorded allowance
Direct/Indirect consumer	$59	$25	$—	$75	$32	$—
Other consumer	—	—	—	34	34	—
With an allowance recorded
U.S. credit card	$804	$856	$207	$1,384	$1,465	$337
Non-U.S. credit card	132	168	108	200	240	149
Direct/Indirect consumer	76	92	24	242	282	84
Other consumer	—	—	—	27	26	9
Total
U.S. credit card	$804	$856	$207	$1,384	$1,465	$337
Non-U.S. credit card	132	168	108	200	240	149
Direct/Indirect consumer	135	117	24	317	314	84
Other consumer	—	—	—	61	60	9

	2014		2013		2012
	Average Carrying Value	Interest Income Recognized (2)	Average Carrying Value	Interest Income Recognized (2)	Average Carrying Value	Interest Income Recognized (2)
With no recorded allowance
Direct/Indirect consumer	$27	$—	$42	$—	$58	$—
Other consumer	33	2	34	2	35	2
With an allowance recorded
U.S. credit card	$1,148	$71	$2,144	$134	$4,085	$253
Non-U.S. credit card	210	6	266	7	464	10
Direct/Indirect consumer	180	9	456	24	929	50
Other consumer	23	1	28	2	29	2
Total
U.S. credit card	$1,148	$71	$2,144	$134	$4,085	$253
Non-U.S. credit card	210	6	266	7	464	10
Direct/Indirect consumer	207	9	498	24	987	50
Other consumer	56	3	62	4	64	4

(1)	Includes accrued interest and fees.

(2)
Interest income recognized includes interest accrued and collected on the outstanding balances of accruing impaired loans as well as interest cash collections on nonaccruing impaired loans for which the principal is considered collectible.

The table below provides information on the Corporation’s primary modification programs for the renegotiated TDR portfolio at December 31, 2014 and 2013.

Credit Card and Other Consumer – Renegotiated TDRs by Program Type

	December 31
	Internal Programs		External Programs		Other (1)		Total		Percent of Balances Current or Less Than 30 Days Past Due
(Dollars in millions)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
U.S. credit card	$450	$842	$397	$607	$9	$16	$856	$1,465	84.99%	82.77%
Non-U.S. credit card	41	71	16	26	111	143	168	240	47.56	49.01
Direct/Indirect consumer	50	170	34	106	33	38	117	314	85.21	84.29
Other consumer	—	60	—	—	—	—	—	60	—	71.08
Total renegotiated TDRs	$541	$1,143	$447	$739	$153	$197	$1,141	$2,079	79.51	78.77

(1)	Other TDRs for non-U.S. credit card include modifications of accounts that are ineligible for a fixed payment plan.

Bank of America 2014 47

The table below provides information on the Corporation’s renegotiated TDR portfolio including the December 31, 2014, 2013 and 2012 unpaid principal balance, carrying value and average pre- and post-modification interest rates of loans that were modified in TDRs during 2014, 2013 and 2012, and net charge-offs recorded during the period in which the modification occurred.

Credit Card and Other Consumer – Renegotiated TDRs Entered into During 2014, 2013 and 2012

	December 31, 2014				2014
(Dollars in millions)	Unpaid Principal Balance	Carrying Value (1)	Pre-Modification Interest Rate	Post-Modification Interest Rate	Net Charge-offs
U.S. credit card	$276	$301	16.64%	5.15%	$37
Non-U.S. credit card	91	106	24.90	0.68	91
Direct/Indirect consumer	27	19	8.66	4.90	14
Total	$394	$426	18.32	4.03	$142

	December 31, 2013				2013
U.S. credit card	$299	$329	16.84%	5.84%	$30
Non-U.S. credit card	134	147	25.90	0.95	138
Direct/Indirect consumer	47	38	11.53	4.74	15
Other consumer	8	8	9.28	5.25	—
Total	$488	$522	18.89	4.37	$183

	December 31, 2012				2012
U.S. credit card	$396	$400	17.59%	6.36%	$45
Non-U.S. credit card	196	206	26.19	1.15	190
Direct/Indirect consumer	160	113	9.59	5.72	52
Other consumer	9	9	9.97	6.44	—
Total	$761	$728	18.68	4.79	$287

(1)	Includes accrued interest and fees.
The table below provides information on the Corporation’s primary modification programs for the renegotiated TDR portfolio for loans that were modified in TDRs during 2014, 2013 and 2012.

Credit Card and Other Consumer – Renegotiated TDRs Entered into During the Period by Program Type

	2014
(Dollars in millions)	Internal Programs	External Programs	Other (1)	Total
U.S. credit card	$196	$105	$—	$301
Non-U.S. credit card	6	6	94	106
Direct/Indirect consumer	4	2	13	19
Total renegotiated TDRs	$206	$113	$107	$426

	2013
U.S. credit card	$192	$137	$—	$329
Non-U.S. credit card	16	9	122	147
Direct/Indirect consumer	15	8	15	38
Other consumer	8	—	—	8
Total renegotiated TDRs	$231	$154	$137	$522

	2012
U.S. credit card	$248	$152	$—	$400
Non-U.S. credit card	38	14	154	206
Direct/Indirect consumer	36	19	58	113
Other consumer	9	—	—	9
Total renegotiated TDRs	$331	$185	$212	$728

(1)	Other TDRs for non-U.S. credit card include modifications of accounts that are ineligible for a fixed payment plan.

48 Bank of America 2014

Credit card and other consumer loans are deemed to be in payment default during the quarter in which a borrower misses the second of two consecutive payments. Payment defaults are one of the factors considered when projecting future cash flows in the calculation of the allowance for loan and lease losses for impaired credit card and other consumer loans. Based on historical experience, the Corporation estimates that 14 percent of new U.S. credit card TDRs, 81 percent of new non-U.S. credit card TDRs and 12 percent of new direct/indirect consumer TDRs may be in payment default within 12 months after modification. Loans that entered into payment default during 2014, 2013 and 2012 that had been modified in a TDR during the preceding 12 months were $56 million, $61 million and $203 million for U.S. credit card, $200 million, $236 million and $298 million for non-U.S. credit card, and $5 million, $12 million and $35 million for direct/indirect consumer, respectively.
Commercial Loans
Impaired commercial loans, which include nonperforming loans and TDRs (both performing and nonperforming), are primarily measured based on the present value of payments expected to be received, discounted at the loan’s original effective interest rate. Commercial impaired loans may also be measured based on observable market prices or, for loans that are solely dependent on the collateral for repayment, the estimated fair value of collateral, less costs to sell. If the carrying value of a loan exceeds this amount, a specific allowance is recorded as a component of the allowance for loan and lease losses.
Modifications of loans to commercial borrowers that are experiencing financial difficulty are designed to reduce the Corporation’s loss exposure while providing the borrower with an opportunity to work through financial difficulties, often to avoid foreclosure or bankruptcy. Each modification is unique and reflects the individual circumstances of the borrower. Modifications that result in a TDR may include extensions of maturity at a concessionary (below market) rate of interest, payment forbearances or other actions designed to benefit the customer while mitigating the Corporation’s risk exposure. Reductions in interest rates are rare. Instead, the interest rates are typically increased, although the increased rate may not represent a market rate of interest. Infrequently, concessions may also include principal forgiveness in connection with foreclosure, short sale or other settlement agreements leading to termination or sale of the loan.
At the time of restructuring, the loans are remeasured to reflect the impact, if any, on projected cash flows resulting from the modified terms. If there was no forgiveness of principal and the interest rate was not decreased, the modification may have little or no impact on the allowance established for the loan. If a portion of the loan is deemed to be uncollectible, a charge-off may be recorded at the time of restructuring. Alternatively, a charge-off may have already been recorded in a previous period such that no charge-off is required at the time of modification. For more information on modifications for the U.S. small business commercial portfolio, see Credit Card and Other Consumer in this Note.
At December 31, 2014 and 2013, remaining commitments to lend additional funds to debtors whose terms have been modified in a commercial loan TDR were immaterial. Commercial foreclosed properties totaled $67 million and $90 million at December 31, 2014 and 2013.

Bank of America 2014 49

The table below provides the unpaid principal balance, carrying value and related allowance at December 31, 2014 and 2013, and the average carrying value and interest income recognized for 2014, 2013 and 2012 for impaired loans in the Corporation’s Commercial loan portfolio segment. Certain impaired commercial loans do not have a related allowance as the valuation of these impaired loans exceeded the carrying value, which is net of previously recorded charge-offs.

Impaired Loans – Commercial

	December 31, 2014			December 31, 2013
(Dollars in millions)	Unpaid Principal Balance	Carrying Value	Related Allowance	Unpaid Principal Balance	Carrying Value	Related Allowance
With no recorded allowance
U.S. commercial	$668	$650	$—	$609	$577	$—
Commercial real estate	60	48	—	254	228	—
Non-U.S. commercial	—	—	—	10	10	—
With an allowance recorded
U.S. commercial	$1,139	$839	$75	$1,581	$1,262	$164
Commercial real estate	678	495	48	1,066	731	61
Non-U.S. commercial	47	44	1	254	64	16
U.S. small business commercial (1)	133	122	35	186	176	36
Total
U.S. commercial	$1,807	$1,489	$75	$2,190	$1,839	$164
Commercial real estate	738	543	48	1,320	959	61
Non-U.S. commercial	47	44	1	264	74	16
U.S. small business commercial (1)	133	122	35	186	176	36

	2014		2013		2012
	Average Carrying Value	Interest Income Recognized (2)	Average Carrying Value	Interest Income Recognized (2)	Average Carrying Value	Interest Income Recognized (2)
With no recorded allowance
U.S. commercial	$546	$12	$442	$6	$588	$9
Commercial real estate	166	3	269	3	1,119	3
Non-U.S. commercial	15	—	28	—	104	—
With an allowance recorded
U.S. commercial	$1,198	$51	$1,553	$47	$2,104	$55
Commercial real estate	632	16	1,148	28	2,126	29
Non-U.S. commercial	52	3	109	5	77	4
U.S. small business commercial (1)	151	3	236	6	409	13
Total
U.S. commercial	$1,744	$63	$1,995	$53	$2,692	$64
Commercial real estate	798	19	1,417	31	3,245	32
Non-U.S. commercial	67	3	137	5	181	4
U.S. small business commercial (1)	151	3	236	6	409	13

(1)	Includes U.S. small business commercial renegotiated TDR loans and related allowance.

(2)
Interest income recognized includes interest accrued and collected on the outstanding balances of accruing impaired loans as well as interest cash collections on nonaccruing impaired loans for which the principal is considered collectible.

50 Bank of America 2014

The table below presents the December 31, 2014, 2013 and 2012 unpaid principal balance and carrying value of commercial loans that were modified as TDRs during 2014, 2013 and 2012, and net charge-offs recorded during the period in which the modification occurred. The table below includes loans that were initially classified as TDRs during the period and also loans that had previously been classified as TDRs and were modified again during the period.

Commercial – TDRs Entered into During 2014, 2013 and 2012

	December 31, 2014		2014
(Dollars in millions)	Unpaid Principal Balance	Carrying Value	Net Charge-offs
U.S. commercial	$818	$785	$49
Commercial real estate	346	346	8
Non-U.S. commercial	44	43	—
U.S. small business commercial (1)	3	3	—
Total	$1,211	$1,177	$57

	December 31, 2013		2013
U.S. commercial	$926	$910	$33
Commercial real estate	483	425	3
Non-U.S. commercial	61	44	7
U.S. small business commercial (1)	8	9	1
Total	$1,478	$1,388	$44

	December 31, 2012		2012
U.S. commercial	$590	$558	$34
Commercial real estate	793	721	20
Non-U.S. commercial	90	89	1
U.S. small business commercial (1)	22	22	5
Total	$1,495	$1,390	$60

(1)	U.S. small business commercial TDRs are comprised of renegotiated small business card loans.
A commercial TDR is generally deemed to be in payment default when the loan is 90 days or more past due, including delinquencies that were not resolved as part of the modification. U.S. small business commercial TDRs are deemed to be in payment default during the quarter in which a borrower misses the second of two consecutive payments. Payment defaults are one of the factors considered when projecting future cash flows, along with observable market prices or fair value of collateral when measuring the allowance for loan and lease losses. TDRs that were in payment default had a carrying value of $103 million, $55 million and $130 million for U.S. commercial and $211 million, $128 million and $455 million for commercial real estate at December 31, 2014, 2013 and 2012, respectively.
Purchased Credit-impaired Loans
PCI loans are acquired loans with evidence of credit quality deterioration since origination for which it is probable at purchase date that the Corporation will be unable to collect all contractually required payments. The following table presents PCI loans acquired in connection with the 2013 settlement with FNMA.

Purchased Loans at Acquisition Date

(Dollars in millions)
Contractually required payments including interest	$8,274
Less: Nonaccretable difference	2,159
Cash flows expected to be collected (1)	6,115
Less: Accretable yield	1,125
Fair value of loans acquired	$4,990

(1)	Represents undiscounted expected principal and interest cash flows at acquisition.
The table below shows activity for the accretable yield on PCI loans, which includes the Countrywide Financial Corporation (Countrywide) portfolio and loans repurchased in connection with the settlement with FNMA. For more information on the settlement with FNMA, see Note 7 – Representations and Warranties Obligations and Corporate Guarantees. The amount of accretable yield is affected by changes in credit outlooks, including metrics such as default rates and loss severities, prepayment speeds, which can change the amount and period of time over which interest payments are expected to be received, and the interest rates on variable rate loans. The reclassifications from nonaccretable difference during 2014 and 2013 were due to lower expected loss rates and a decrease in forecasted prepayment speeds. Changes in the prepayment assumption affect the expected remaining life of the portfolio which results in a change to the amount of future interest cash flows.

Rollforward of Accretable Yield

(Dollars in millions)
Accretable yield, January 1, 2013	$4,644
Accretion	(1,194)
Loans Purchased	1,125
Disposals/transfers	(361)
Reclassifications from nonaccretable difference	2,480
Accretable yield, December 31, 2013	6,694
Accretion	(1,061)
Disposals/transfers	(506)
Reclassifications from nonaccretable difference	481
Accretable yield, December 31, 2014	$5,608
During 2014, the Corporation sold PCI loans with a carrying value of $1.9 billion, which excludes the related allowance of $317 million. For more information on PCI loans, see Note 1 – Summary of Significant Accounting Principles, and for the carrying value and valuation allowance for PCI loans, see Note 5 – Allowance for Credit Losses.
Loans Held-for-sale
The Corporation had LHFS of $12.8 billion and $11.4 billion at December 31, 2014 and 2013. Cash and non-cash proceeds from sales and paydowns of loans originally classified as LHFS were $40.1 billion, $81.0 billion and $58.0 billion for 2014, 2013 and 2012, respectively. Cash used for originations and purchases of LHFS totaled $40.1 billion, $65.7 billion and $59.5 billion for 2014, 2013 and 2012, respectively.

Bank of America 2014 51

NOTE 5 Allowance for Credit Losses
The table below summarizes the changes in the allowance for credit losses by portfolio segment for 2014, 2013 and 2012.

	2014
(Dollars in millions)	Consumer Real Estate	Credit Card and Other Consumer	Commercial	Total Allowance
Allowance for loan and lease losses, January 1	$8,518	$4,905	$4,005	$17,428
Loans and leases charged off	(2,219)	(4,149)	(658)	(7,026)
Recoveries of loans and leases previously charged off	1,426	871	346	2,643
Net charge-offs	(793)	(3,278)	(312)	(4,383)
Write-offs of PCI loans	(810)	—	—	(810)
Provision for loan and lease losses	(976)	2,458	749	2,231
Other (1)	(4)	(38)	(5)	(47)
Allowance for loan and lease losses, December 31	5,935	4,047	4,437	14,419
Reserve for unfunded lending commitments, January 1	—	—	484	484
Provision for unfunded lending commitments	—	—	44	44
Reserve for unfunded lending commitments, December 31	—	—	528	528
Allowance for credit losses, December 31	$5,935	$4,047	$4,965	$14,947

	2013
Allowance for loan and lease losses, January 1	$14,933	$6,140	$3,106	$24,179
Loans and leases charged off	(3,766)	(5,495)	(1,108)	(10,369)
Recoveries of loans and leases previously charged off	879	1,141	452	2,472
Net charge-offs	(2,887)	(4,354)	(656)	(7,897)
Write-offs of PCI loans	(2,336)	—	—	(2,336)
Provision for loan and lease losses	(1,124)	3,139	1,559	3,574
Other (1)	(68)	(20)	(4)	(92)
Allowance for loan and lease losses, December 31	8,518	4,905	4,005	17,428
Reserve for unfunded lending commitments, January 1	—	—	513	513
Provision for unfunded lending commitments	—	—	(18)	(18)
Other	—	—	(11)	(11)
Reserve for unfunded lending commitments, December 31	—	—	484	484
Allowance for credit losses, December 31	$8,518	$4,905	$4,489	$17,912

	2012
Allowance for loan and lease losses, January 1	$21,079	$8,569	$4,135	$33,783
Loans and leases charged off	(7,849)	(7,727)	(2,096)	(17,672)
Recoveries of loans and leases previously charged off	496	1,519	749	2,764
Net charge-offs	(7,353)	(6,208)	(1,347)	(14,908)
Write-offs of PCI loans	(2,820)	—	—	(2,820)
Provision for loan and lease losses	4,073	3,899	338	8,310
Other (1)	(46)	(120)	(20)	(186)
Allowance for loan and lease losses, December 31	14,933	6,140	3,106	24,179
Reserve for unfunded lending commitments, January 1	—	—	714	714
Provision for unfunded lending commitments	—	—	(141)	(141)
Other	—	—	(60)	(60)
Reserve for unfunded lending commitments, December 31	—	—	513	513
Allowance for credit losses, December 31	$14,933	$6,140	$3,619	$24,692

(1)	Primarily represents the net impact of portfolio sales, consolidations and deconsolidations, and foreign currency translation adjustments.
In 2014, 2013 and 2012, for the PCI loan portfolio, the Corporation recorded a benefit of $31 million, $707 million and $103 million, respectively in the provision for credit losses with a corresponding decrease in the valuation allowance included as part of the allowance for loan and lease losses. Write-offs in the PCI loan portfolio totaled $810 million, $2.3 billion and $2.8 billion with a corresponding decrease in the PCI valuation allowance during 2014, 2013 and 2012, respectively. Write-offs in 2013 included certain PCI loans that were ineligible for the National Mortgage Settlement, but had characteristics similar to the eligible loans and the expectation of future cash proceeds was considered remote. Write-offs of PCI loans in 2012 primarily related to the National Mortgage Settlement. The valuation allowance associated with the PCI loan portfolio was $1.7 billion, $2.5 billion and $5.5 billion at December 31, 2014, 2013 and 2012, respectively.

52 Bank of America 2014

The table below presents the allowance and the carrying value of outstanding loans and leases by portfolio segment at December 31, 2014 and 2013.

Allowance and Carrying Value by Portfolio Segment

	December 31, 2014
(Dollars in millions)	Consumer Real Estate	Credit Card and Other Consumer	Commercial	Total
Impaired loans and troubled debt restructurings (1)
Allowance for loan and lease losses (2)	$727	$339	$159	$1,225
Carrying value (3)	25,628	1,141	2,198	28,967
Allowance as a percentage of carrying value	2.84%	29.71%	7.23%	4.23%
Loans collectively evaluated for impairment
Allowance for loan and lease losses	$3,556	$3,708	$4,278	$11,542
Carrying value (3, 4)	255,525	183,430	384,019	822,974
Allowance as a percentage of carrying value (4)	1.39%	2.02%	1.11%	1.40%
Purchased credit-impaired loans
Valuation allowance	$1,652	n/a	n/a	$1,652
Carrying value gross of valuation allowance	20,769	n/a	n/a	20,769
Valuation allowance as a percentage of carrying value	7.95%	n/a	n/a	7.95%
Total
Allowance for loan and lease losses	$5,935	$4,047	$4,437	$14,419
Carrying value (3, 4)	301,922	184,571	386,217	872,710
Allowance as a percentage of carrying value (4)	1.97%	2.19%	1.15%	1.65%

	December 31, 2013
Impaired loans and troubled debt restructurings (1)
Allowance for loan and lease losses (2)	$1,231	$579	$277	$2,087
Carrying value (3)	31,458	2,079	3,048	36,585
Allowance as a percentage of carrying value	3.91%	27.85%	9.09%	5.70%
Loans collectively evaluated for impairment
Allowance for loan and lease losses	$4,794	$4,326	$3,728	$12,848
Carrying value (3, 4)	285,015	185,969	385,357	856,341
Allowance as a percentage of carrying value (4)	1.68%	2.33%	0.97%	1.50%
Purchased credit-impaired loans
Valuation allowance	$2,493	n/a	n/a	$2,493
Carrying value gross of valuation allowance	25,265	n/a	n/a	25,265
Valuation allowance as a percentage of carrying value	9.87%	n/a	n/a	9.87%
Total
Allowance for loan and lease losses	$8,518	$4,905	$4,005	$17,428
Carrying value (3, 4)	341,738	188,048	388,405	918,191
Allowance as a percentage of carrying value (4)	2.49%	2.61%	1.03%	1.90%

(1)
Impaired loans include nonperforming commercial loans and all TDRs, including both commercial and consumer TDRs. Impaired loans exclude nonperforming consumer loans unless they are TDRs, and all consumer and commercial loans accounted for under the fair value option.

(2)	Allowance for loan and lease losses includes $35 million and $36 million related to impaired U.S. small business commercial at December 31, 2014 and 2013.

(3)	Amounts are presented gross of the allowance for loan and lease losses.

(4)	Outstanding loan and lease balances and ratios do not include loans accounted for under the fair value option of $8.7 billion and $10.0 billion at December 31, 2014 and 2013.
n/a = not applicable

Bank of America 2014 53

NOTE 6 Securitizations and Other Variable Interest Entities
The Corporation utilizes variable interest entities (VIEs) in the ordinary course of business to support its own and its customers’ financing and investing needs. The Corporation routinely securitizes loans and debt securities using VIEs as a source of funding for the Corporation and as a means of transferring the economic risk of the loans or debt securities to third parties. The assets are transferred into a trust or other securitization vehicle such that the assets are legally isolated from the creditors of the Corporation and are not available to satisfy its obligations. These assets can only be used to settle obligations of the trust or other securitization vehicle. The Corporation also administers, structures or invests in other VIEs including CDOs, investment vehicles and other entities. For more information on the Corporation’s utilization of VIEs, see Note 1 – Summary of Significant Accounting Principles.
The tables in this Note present the assets and liabilities of consolidated and unconsolidated VIEs at December 31, 2014 and 2013, in situations where the Corporation has continuing involvement with transferred assets or if the Corporation otherwise has a variable interest in the VIE. The tables also present the Corporation’s maximum loss exposure at December 31, 2014 and 2013 resulting from its involvement with consolidated VIEs and unconsolidated VIEs in which the Corporation holds a variable interest. The Corporation’s maximum loss exposure is based on the unlikely event that all of the assets in the VIEs become worthless and incorporates not only potential losses associated with assets recorded on the Consolidated Balance Sheet but also potential losses associated with off-balance sheet commitments such as unfunded liquidity commitments and other contractual arrangements. The Corporation’s maximum loss exposure does not include losses previously recognized through write-downs of assets.
The Corporation invests in asset-backed securities (ABS) issued by third-party VIEs with which it has no other form of involvement. These securities are included in Note 3 – Securities and Note 20 – Fair Value Measurements. In addition, the

Corporation uses VIEs such as trust preferred securities trusts in connection with its funding activities. For additional information, see Note 11 – Long-term Debt. The Corporation also uses VIEs in the form of synthetic securitization vehicles to mitigate a portion of the credit risk on its residential mortgage loan portfolio, as described in Note 4 – Outstanding Loans and Leases. The Corporation uses VIEs, such as cash funds managed within Global Wealth & Investment Management (GWIM), to provide investment opportunities for clients. These VIEs, which are not consolidated by the Corporation, are not included in the tables in this Note.
Except as described below, the Corporation did not provide financial support to consolidated or unconsolidated VIEs during 2014 or 2013 that it was not previously contractually required to provide, nor does it intend to do so.
Mortgage-related Securitizations
First-lien Mortgages
As part of its mortgage banking activities, the Corporation securitizes a portion of the first-lien residential mortgage loans it originates or purchases from third parties, generally in the form of RMBS guaranteed by government-sponsored enterprises, FNMA and FHLMC (collectively the GSEs), or GNMA primarily in the case of FHA-insured and U.S. Department of Veterans Affairs (VA)-guaranteed mortgage loans. Securitization usually occurs in conjunction with or shortly after origination or purchase. In addition, the Corporation may, from time to time, securitize commercial mortgages it originates or purchases from other entities. The Corporation typically services the loans it securitizes. Further, the Corporation may retain beneficial interests in the securitization trusts including senior and subordinate securities and equity tranches issued by the trusts. Except as described below and in Note 7 – Representations and Warranties Obligations and Corporate Guarantees, the Corporation does not provide guarantees or recourse to the securitization trusts other than standard representations and warranties.
The table below summarizes select information related to first-lien mortgage securitizations for 2014 and 2013.

First-lien Mortgage Securitizations

	Residential Mortgage
	Agency		Non-agency - Subprime		Commercial Mortgage
(Dollars in millions)	2014	2013	2014	2013	2014	2013
Cash proceeds from new securitizations (1)	$36,905	$49,888	$809	$—	$5,710	$5,326
Gain on securitizations (2)	371	81	49	—	68	119

(1)
The Corporation transfers residential mortgage loans to securitizations sponsored by the GSEs or GNMA in the normal course of business and receives RMBS in exchange which may then be sold into the market to third-party investors for cash proceeds.

(2)
Substantially all of the first-lien residential and commercial mortgage loans securitized are initially classified as LHFS and accounted for under the fair value option. As such, gains are recognized on these LHFS prior to securitization. The Corporation recognized $715 million and $2.0 billion of gains, net of hedges, on loans securitized during 2014 and 2013.

In addition to cash proceeds as reported in the table above, the Corporation received securities with an initial fair value of $5.4 billion and $3.3 billion in connection with first-lien mortgage securitizations in 2014 and 2013. All of these securities were initially classified as Level 2 assets within the fair value hierarchy. During 2014 and 2013, there were no changes to the initial classification.
The Corporation recognizes consumer MSRs from the sale or securitization of first-lien mortgage loans. Servicing fee and ancillary fee income on consumer mortgage loans serviced, including securitizations where the Corporation has continuing involvement, were $1.8 billion and $2.9 billion in 2014 and 2013.

Servicing advances on consumer mortgage loans, including securitizations where the Corporation has continuing involvement, were $10.4 billion and $14.1 billion at December 31, 2014 and 2013. The Corporation may have the option to repurchase delinquent loans out of securitization trusts, which reduces the amount of servicing advances it is required to make. During 2014 and 2013, $5.2 billion and $10.8 billion of loans were repurchased from first-lien securitization trusts primarily as a result of loan delinquencies or to perform modifications. The majority of these loans repurchased were FHA-insured mortgages collateralizing GNMA securities. For more information on MSRs, see Note 23 – Mortgage Servicing Rights.

54 Bank of America 2014

The table below summarizes select information related to first-lien mortgage securitization trusts in which the Corporation held a variable interest at December 31, 2014 and 2013.

First-lien Mortgage VIEs

	Residential Mortgage
			Non-agency
	Agency		Prime		Subprime		Alt-A		Commercial Mortgage
	December 31		December 31						December 31
(Dollars in millions)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Unconsolidated VIEs
Maximum loss exposure (1)	$14,918	$21,140	$1,288	$1,527	$3,167	$591	$710	$437	$352	$432
On-balance sheet assets
Senior securities held (2):
Trading account assets	$584	$650	$3	$—	$14	$1	$81	$3	$54	$14
Debt securities carried at fair value	13,473	19,451	816	988	2,811	220	383	109	76	306
Held-to-maturity securities	837	1,012	—	—	—	—	—	—	42	—
Subordinate securities held (2):
Trading account assets	—	—	—	—	—	8	1	—	58	13
Debt securities carried at fair value	—	—	12	15	5	6	—	—	58	53
Held-to-maturity securities	—	—	—	—	—	—	—	—	15	—
Residual interests held	—	—	10	13	—	—	—	—	22	16
All other assets (3)	24	27	56	71	1	1	245	325	—	—
Total retained positions	$14,918	$21,140	$897	$1,087	$2,831	$236	$710	$437	$325	$402
Principal balance outstanding (4)	$397,055	$437,765	$20,167	$25,104	$32,592	$36,854	$50,054	$56,454	$20,593	$19,730

Consolidated VIEs
Maximum loss exposure (1)	$38,345	$42,420	$77	$79	$206	$183	$—	$—	$—	$—
On-balance sheet assets
Trading account assets	$1,538	$1,640	$—	$—	$30	$—	$—	$—	$—	$—
Loans and leases	36,187	40,316	130	140	768	803	—	—	—	—
Allowance for loan and lease losses	(2)	(3)	—	—	—	—	—	—	—	—
All other assets	623	474	6	—	15	7	—	—	—	—
Total assets	$38,346	$42,427	$136	$140	$813	$810	$—	$—	$—	$—
On-balance sheet liabilities
Long-term debt	$1	$7	$56	$61	$770	$803	$—	$—	$—	$—
All other liabilities	—	—	3	—	13	7	—	—	—	—
Total liabilities	$1	$7	$59	$61	$783	$810	$—	$—	$—	$—

(1)
Maximum loss exposure excludes the liability for representations and warranties obligations and corporate guarantees and also excludes servicing advances and other servicing rights and obligations. For additional information, see Note 7 – Representations and Warranties Obligations and Corporate Guarantees and Note 23 – Mortgage Servicing Rights.

(2)
As a holder of these securities, the Corporation receives scheduled principal and interest payments. During 2014 and 2013, there were no OTTI losses recorded on those securities classified as AFS debt securities.

(3)
Not included in the table above are all other assets of $635 million and $1.6 billion, representing the unpaid principal balance of mortgage loans eligible for repurchase from unconsolidated residential mortgage securitization vehicles, principally guaranteed by GNMA, and all other liabilities of $635 million and $1.6 billion, representing the principal amount that would be payable to the securitization vehicles if the Corporation was to exercise the repurchase option, at December 31, 2014 and 2013.

(4)	Principal balance outstanding includes loans the Corporation transferred with which it has continuing involvement, which may include servicing the loans.
Home Equity Loans
The Corporation retains interests in home equity securitization trusts to which it transferred home equity loans. These retained interests include senior and subordinate securities and residual interests. In addition, the Corporation may be obligated to provide subordinate funding to the trusts during a rapid amortization event. The Corporation typically services the loans in the trusts. Except as described below and in Note 7 – Representations and Warranties Obligations and Corporate Guarantees, the Corporation does not provide guarantees or recourse to the securitization trusts other than standard representations and warranties. There were no securitizations of home equity loans during 2014 and 2013, and all of the home equity trusts that hold revolving home equity lines of credit (HELOCs) have entered the rapid amortization phase.

Bank of America 2014 55

The table below summarizes select information related to home equity loan securitization trusts in which the Corporation held a variable interest at December 31, 2014 and 2013.

Home Equity Loan VIEs

	December 31
	2014			2013
(Dollars in millions)	Consolidated VIEs	Unconsolidated VIEs	Total	Consolidated VIEs	Unconsolidated VIEs	Total
Maximum loss exposure (1)	$991	$5,224	$6,215	$1,269	$6,217	$7,486
On-balance sheet assets
Trading account assets	$—	$14	$14	$—	$12	$12
Debt securities carried at fair value	—	39	39	—	25	25
Loans and leases	1,014	—	1,014	1,329	—	1,329
Allowance for loan and lease losses	(56)	—	(56)	(80)	—	(80)
All other assets	33	—	33	20	—	20
Total	$991	$53	$1,044	$1,269	$37	$1,306
On-balance sheet liabilities
Long-term debt	$1,076	$—	$1,076	$1,450	$—	$1,450
All other liabilities	—	—	—	90	—	90
Total	$1,076	$—	$1,076	$1,540	$—	$1,540
Principal balance outstanding	$1,014	$6,362	$7,376	$1,329	$7,542	$8,871

(1)
For unconsolidated VIEs, the maximum loss exposure includes outstanding trust certificates issued by trusts in rapid amortization, net of recorded reserves, and excludes the liability for representations and warranties obligations and corporate guarantees.

The maximum loss exposure in the table above includes the Corporation’s obligation to provide subordinated funding to the consolidated and unconsolidated home equity loan securitizations that have entered a rapid amortization period. During this period, cash payments from borrowers are accumulated to repay outstanding debt securities and the Corporation continues to make advances to borrowers when they draw on their lines of credit. At December 31, 2014 and 2013, home equity loan securitizations in rapid amortization for which the Corporation has a subordinated funding obligation, including both consolidated and unconsolidated trusts, had $6.3 billion and $7.6 billion of trust certificates outstanding. This amount is significantly greater than the amount the Corporation expects to fund. The charges that will ultimately be recorded as a result of the rapid amortization events depend on the undrawn available credit on the home equity lines, which totaled $39 million and $82 million at December 31, 2014 and 2013, as well as performance of the loans, the amount of subsequent draws and the timing of related cash flows.
During 2013, the Corporation transferred servicing for consolidated home equity securitization trusts with total assets of $475 million and total liabilities of $616 million to a third party. As the Corporation no longer services the underlying loans, these trusts were deconsolidated, resulting in a gain of $141 million that was recorded in other income (loss) in the Consolidated Statement of Income.

56 Bank of America 2014

Credit Card Securitizations
The Corporation securitizes originated and purchased credit card loans. The Corporation’s continuing involvement with the U.S. securitization trust includes servicing the receivables, retaining an undivided interest (seller’s interest) in the receivables, and holding certain retained interests including senior and subordinate securities, subordinate interests in accrued interest and fees on the securitized receivables, and cash reserve accounts. The seller’s interest in the U.S. trust, which is pari passu to the investors’ interest, is classified in loans and leases. All debt issued from the U.K. securitization trust has matured and the credit card receivables were reconveyed to the Corporation during 2014.
The table below summarizes select information related to consolidated credit card securitization trusts in which the Corporation held a variable interest at December 31, 2014 and 2013.

Credit Card VIEs

	December 31
(Dollars in millions)	2014	2013
Consolidated VIEs
Maximum loss exposure	$43,139	$49,621
On-balance sheet assets
Derivative assets	$1	$182
Loans and leases (1)	53,068	61,241
Allowance for loan and lease losses	(1,904)	(2,585)
Loans held-for-sale	—	386
All other assets (2)	391	2,281
Total	$51,556	$61,505
On-balance sheet liabilities
Long-term debt	$8,401	$11,822
All other liabilities	16	62
Total	$8,417	$11,884

(1)	At December 31, 2014 and 2013, loans and leases included $36.9 billion and $41.2 billion of seller’s interest.

(2)	At December 31, 2014 and 2013, all other assets included restricted cash, certain short-term investments, and unbilled accrued interest and fees.
During 2014, $4.1 billion of new senior debt securities were issued to third-party investors from the U.S. credit card securitization trust and none were issued during 2013.
The Corporation held subordinate securities issued by credit card securitization trusts with a notional principal amount of $7.4 billion and $7.9 billion at December 31, 2014 and 2013. These securities serve as a form of credit enhancement to the senior debt securities and have a stated interest rate of zero percent. There were $662 million of these subordinate securities issued during 2014 and none issued during 2013.

Bank of America 2014 57

Other Asset-backed Securitizations
Other asset-backed securitizations include resecuritization trusts, municipal bond trusts, and automobile and other securitization trusts. The table below summarizes select information related to other asset-backed securitizations in which the Corporation held a variable interest at December 31, 2014 and 2013.

Other Asset-backed VIEs

	Resecuritization Trusts		Municipal Bond Trusts		Automobile and Other Securitization Trusts
	December 31		December 31		December 31
(Dollars in millions)	2014	2013	2014	2013	2014	2013
Unconsolidated VIEs
Maximum loss exposure	$8,569	$11,913	$2,100	$2,192	$77	$81
On-balance sheet assets
Senior securities held (1, 2):
Trading account assets	$767	$971	$25	$53	$6	$1
Debt securities carried at fair value	6,945	10,866	—	—	61	70
Held-to-maturity securities	740	—	—	—	—	—
Subordinate securities held (1, 2):
Trading account assets	37	—	—	—	—	—
Debt securities carried at fair value	73	71	—	—	—	—
Residual interests held (3)	7	5	—	—	—	—
All other assets	—	—	—	—	10	10
Total retained positions	$8,569	$11,913	$25	$53	$77	$81
Total assets of VIEs (4)	$28,065	$40,924	$3,314	$3,643	$1,276	$1,788

Consolidated VIEs
Maximum loss exposure	$654	$164	$2,440	$2,667	$92	$94
On-balance sheet assets
Trading account assets	$1,295	$319	$2,452	$2,684	$—	$—
Loans and leases	—	—	—	—	—	680
Loans held-for-sale	—	—	—	—	555	—
All other assets	—	—	—	—	54	61
Total assets	$1,295	$319	$2,452	$2,684	$609	$741
On-balance sheet liabilities
Short-term borrowings	$—	$—	$1,032	$1,073	$—	$—
Long-term debt	641	155	12	17	516	646
All other liabilities	—	—	—	—	1	1
Total liabilities	$641	$155	$1,044	$1,090	$517	$647

(1)
As a holder of these securities, the Corporation receives scheduled principal and interest payments. During 2014 and 2013, there were no OTTI losses recorded on those securities classified as AFS debt securities.

(2)	The retained senior and subordinate securities were valued using quoted market prices or observable market inputs (Level 2 of the fair value hierarchy).

(3)	The retained residual interests are carried at fair value which was derived using model valuations (Level 2 of the fair value hierarchy).

(4)	Total assets include loans the Corporation transferred with which the Corporation has continuing involvement, which may include servicing the loan.
Resecuritization Trusts
The Corporation transfers existing securities, typically MBS, into resecuritization vehicles at the request of customers seeking securities with specific characteristics. The Corporation may also resecuritize securities within its investment portfolio for purposes of improving liquidity and capital, and managing credit or interest rate risk. Generally, there are no significant ongoing activities performed in a resecuritization trust and no single investor has the unilateral ability to liquidate the trust.
The Corporation resecuritized $14.4 billion and $26.5 billion of securities in 2014 and 2013. Resecuritizations in 2014 included $1.5 billion of AFS securities, and gains on sale of $71 million were recorded. Other securities transferred into resecuritization vehicles during 2014 and 2013 were classified as trading account assets. As such, changes in fair value were recorded in trading account profits prior to the resecuritization and no gain or loss on sale was recorded.

Municipal Bond Trusts
The Corporation administers municipal bond trusts that hold highly-rated, long-term, fixed-rate municipal bonds. The trusts obtain financing by issuing floating-rate trust certificates that reprice on a weekly or other short-term basis to third-party investors. The Corporation may transfer assets into the trusts and may also serve as remarketing agent and/or liquidity provider for the trusts. The floating-rate investors have the right to tender the certificates at specified dates. Should the Corporation be unable to remarket the tendered certificates, it may be obligated to purchase them at par under standby liquidity facilities. The Corporation also provides credit enhancement to investors in certain municipal bond trusts whereby the Corporation guarantees the payment of interest and principal on floating-rate certificates issued by these trusts in the event of default by the issuer of the underlying municipal bond.

58 Bank of America 2014

The Corporation’s liquidity commitments to unconsolidated municipal bond trusts, including those for which the Corporation was transferor, totaled $2.1 billion at both December 31, 2014 and 2013. The weighted-average remaining life of bonds held in the trusts at December 31, 2014 was 7.2 years. There were no material write-downs or downgrades of assets or issuers during 2014 and 2013.
Automobile and Other Securitization Trusts
The Corporation transfers automobile and other loans into securitization trusts, typically to improve liquidity or manage credit risk. At December 31, 2014 and 2013, the Corporation serviced assets or otherwise had continuing involvement with automobile and other securitization trusts with outstanding balances of $1.9 billion and $2.5 billion, including trusts collateralized by automobile loans of $400 million and $877 million, student loans of $609 million and $741 million, and other loans of $876 million and $911 million.
Other Variable Interest Entities
The table below summarizes select information related to other VIEs in which the Corporation held a variable interest at December 31, 2014 and 2013.

Other VIEs

	December 31
	2014			2013
(Dollars in millions)	Consolidated	Unconsolidated	Total	Consolidated	Unconsolidated	Total
Maximum loss exposure	$7,981	$12,391	$20,372	$9,716	$12,523	$22,239
On-balance sheet assets
Trading account assets	$1,575	$355	$1,930	$3,769	$1,420	$5,189
Derivative assets	5	284	289	3	739	742
Debt securities carried at fair value	—	483	483	—	1,944	1,944
Loans and leases	4,020	2,693	6,713	4,609	270	4,879
Allowance for loan and lease losses	(6)	—	(6)	(6)	—	(6)
Loans held-for-sale	1,267	814	2,081	998	85	1,083
All other assets	1,641	6,374	8,015	1,734	6,167	7,901
Total	$8,502	$11,003	$19,505	$11,107	$10,625	$21,732
On-balance sheet liabilities
Short-term borrowings	$—	$—	$—	$77	$—	$77
Long-term debt (1)	1,834	—	1,834	4,487	—	4,487
All other liabilities	105	2,643	2,748	93	2,538	2,631
Total	$1,939	$2,643	$4,582	$4,657	$2,538	$7,195
Total assets of VIEs	$8,502	$41,467	$49,969	$11,107	$38,505	$49,612

(1)
Includes $584 million, $0 and $780 million of long-term debt at December 31, 2014 and $1.2 billion, $1.3 billion and $780 million of long-term debt at December 31, 2013 issued by consolidated customer vehicles, CDO vehicles and investment vehicles, respectively, which has recourse to the general credit of the Corporation.

Customer Vehicles
Customer vehicles include credit-linked, equity-linked and commodity-linked note vehicles, repackaging vehicles, and asset acquisition vehicles, which are typically created on behalf of customers who wish to obtain market or credit exposure to a specific company, index, commodity or financial instrument. The Corporation may transfer assets to and invest in securities issued by these vehicles. The Corporation typically enters into credit, equity, interest rate, commodity or foreign currency derivatives to synthetically create or alter the investment profile of the issued securities.
The Corporation’s maximum loss exposure to consolidated and unconsolidated customer vehicles totaled $4.7 billion and $5.9 billion at December 31, 2014 and 2013, including the notional amount of derivatives to which the Corporation is a counterparty, net of losses previously recorded, and the Corporation’s investment, if any, in securities issued by the vehicles. The maximum loss exposure has not been reduced to reflect the benefit of offsetting swaps with the customers or collateral arrangements. The Corporation also had liquidity commitments, including written put options and collateral value guarantees, with certain unconsolidated vehicles of $658 million and $748 million at December 31, 2014 and 2013, that are included in the table above.
Collateralized Debt Obligation Vehicles
The Corporation receives fees for structuring CDO vehicles, which hold diversified pools of fixed-income securities, typically corporate debt or ABS, which they fund by issuing multiple tranches of debt and equity securities. Synthetic CDOs enter into a portfolio of CDS to synthetically create exposure to fixed-income securities. CLOs, which are a subset of CDOs, hold pools of loans, typically corporate loans. CDOs are typically managed by third-party portfolio managers. The Corporation typically transfers assets to these CDOs, holds securities issued by the CDOs and may be a derivative counterparty to the CDOs, including a CDS counterparty for synthetic CDOs. The Corporation has also entered into total return swaps with certain CDOs whereby the Corporation absorbs the economic returns generated by specified assets held by the CDO.

Bank of America 2014 59

The Corporation’s maximum loss exposure to consolidated and unconsolidated CDOs totaled $780 million and $2.1 billion at December 31, 2014 and 2013. This exposure is calculated on a gross basis and does not reflect any benefit from insurance purchased from third parties.
At December 31, 2014, the Corporation had $1.2 billion of aggregate liquidity exposure, included in the Other VIEs table net of previously recorded losses, to unconsolidated CDOs which hold senior CDO debt securities or other debt securities on the Corporation’s behalf. For additional information, see Note 12 – Commitments and Contingencies.
Investment Vehicles
The Corporation sponsors, invests in or provides financing, which may be in connection with the sale of assets, to a variety of investment vehicles that hold loans, real estate, debt securities or other financial instruments and are designed to provide the desired investment profile to investors or the Corporation. At December 31, 2014 and 2013, the Corporation’s consolidated investment vehicles had total assets of $1.1 billion and $1.2 billion. The Corporation also held investments in unconsolidated vehicles with total assets of $11.2 billion and $5.5 billion at December 31, 2014 and 2013. The Corporation’s maximum loss exposure associated with both consolidated and unconsolidated investment vehicles totaled $5.1 billion and $4.2 billion at December 31, 2014 and 2013 comprised primarily of on-balance sheet assets less non-recourse liabilities.
The Corporation transferred servicing advance receivables to independent third parties in connection with the sale of MSRs. Portions of the receivables were transferred into unconsolidated securitization trusts. The Corporation retained senior interests in such receivables with a maximum loss exposure and funding obligation of $660 million and $2.5 billion, including a funded balance of $431 million and $1.9 billion at December 31, 2014 and 2013, which were classified in other debt securities carried at fair value.
Leveraged Lease Trusts
The Corporation’s net investment in consolidated leveraged lease trusts totaled $3.3 billion and $3.8 billion at December 31, 2014 and 2013. The trusts hold long-lived equipment such as rail cars, power generation and distribution equipment, and commercial aircraft. The Corporation structures the trusts and holds a significant residual interest. The net investment represents the Corporation’s maximum loss exposure to the trusts in the unlikely event that the leveraged lease investments become worthless. Debt issued by the leveraged lease trusts is non-recourse to the Corporation.
Real Estate Vehicles
The Corporation held investments in unconsolidated real estate vehicles of $6.2 billion and $5.8 billion at December 31, 2014 and 2013, which primarily consisted of investments in unconsolidated limited partnerships that finance the construction and rehabilitation of affordable rental housing and commercial real estate. An unrelated third party is typically the general partner and has control over the significant activities of the partnership. The Corporation earns a return primarily through the receipt of tax credits allocated to the real estate projects. The Corporation’s risk of loss is mitigated by policies requiring that the project qualify for the expected tax credits prior to making its investment. The

Corporation may from time to time be asked to invest additional amounts to support a troubled project. Such additional investments have not been and are not expected to be significant.
Other Asset-backed Financing Arrangements
The Corporation transferred pools of financial assets to certain independent third parties and provided financing for up to 75 percent of the purchase price under asset-backed financing arrangements. At December 31, 2014 and 2013, the Corporation’s maximum loss exposure under these financing arrangements was $77 million and $1.1 billion, substantially all of which is classified in loans and leases. All principal and interest payments have been received when due in accordance with their contractual terms. These arrangements are not included in the Other VIEs table because the purchasers are not VIEs.
NOTE 7 Representations and Warranties Obligations and Corporate Guarantees
Background
The Corporation securitizes first-lien residential mortgage loans generally in the form of RMBS guaranteed by the GSEs or by GNMA in the case of FHA-insured, VA-guaranteed and Rural Housing Service-guaranteed mortgage loans, and sells pools of first-lien residential mortgage loans in the form of whole loans. In addition, in prior years, legacy companies and certain subsidiaries sold pools of first-lien residential mortgage loans and home equity loans as private-label securitizations (in certain of these securitizations, monoline insurers or other financial guarantee providers insured all or some of the securities) or in the form of whole loans. In connection with these transactions, the Corporation or certain of its subsidiaries or legacy companies make or have made various representations and warranties. These representations and warranties, as set forth in the agreements, related to, among other things, the ownership of the loan, the validity of the lien securing the loan, the absence of delinquent taxes or liens against the property securing the loan, the process used to select the loan for inclusion in a transaction, the loan’s compliance with any applicable loan criteria, including underwriting standards, and the loan’s compliance with applicable federal, state and local laws. Breaches of these representations and warranties have resulted in and may continue to result in the requirement to repurchase mortgage loans or to otherwise make whole or provide other remedies to the GSEs, U.S. Department of Housing and Urban Development (HUD) with respect to FHA-insured loans, VA, whole-loan investors, securitization trusts, monoline insurers or other financial guarantors (collectively, repurchases). In all such cases, subsequent to repurchasing the loan, the Corporation would be exposed to any credit loss on the repurchased mortgage loans after accounting for any mortgage insurance (MI) or mortgage guarantee payments that it may receive.
Subject to the requirements and limitations of the applicable sales and securitization agreements, these representations and warranties can be enforced by the GSEs, HUD, VA, the whole-loan investor, the securitization trustee or others as governed by the applicable agreement or, in certain first-lien and home equity securitizations where monoline insurers or other financial guarantee providers have insured all or some of the securities issued, by the monoline insurer or other financial guarantor, where the contract so provides. In the case of private-label securitizations, the applicable agreements may permit investors,

60 Bank of America 2014

which may include the GSEs, with sufficient holdings to direct or influence action by the securitization trustee. In the case of loans sold to parties other than the GSEs or GNMA, the Corporation believes the contractual liability to repurchase typically arises only if there is a breach of the representations and warranties that materially and adversely affects the interest of the investor, or investors, or of the monoline insurer or other financial guarantor (as applicable) in the loan. Contracts with the GSEs do not contain equivalent language. Currently, the volume of unresolved repurchase claims from the FHA and VA for loans in GNMA-guaranteed securities is not significant because the claims are typically resolved promptly. The Corporation believes that the longer a loan performs prior to default, the less likely it is that an alleged underwriting breach of representations and warranties would have a material impact on the loan’s performance.
The estimate of the liability for representations and warranties exposures and the corresponding estimated range of possible loss is based upon currently available information, significant judgment, and a number of factors and assumptions, including those discussed in Liability for Representations and Warranties and Corporate Guarantees in this Note, that are subject to change. Changes to any one of these factors could significantly impact the estimate of the liability and could have a material adverse impact on the Corporation’s results of operations for any particular period. Given that these factors vary by counterparty, the Corporation analyzes representations and warranties obligations based on the specific counterparty, or type of counterparty, with whom the sale was made.
Settlement Actions
The Corporation has vigorously contested any request for repurchase when it concludes that a valid basis for repurchase does not exist and will continue to do so in the future. However, in an effort to resolve these legacy mortgage-related issues, the Corporation has reached bulk settlements, including various settlements with the GSEs, including settlement amounts which have been significant, with counterparties in lieu of a loan-by-loan review process. The Corporation may reach other settlements in the future if opportunities arise on terms it believes to be advantageous. However, there can be no assurance that the Corporation will reach future settlements or, if it does, that the terms of past settlements can be relied upon to predict the terms of future settlements. These bulk settlements generally did not cover all transactions with the relevant counterparties or all potential claims that may arise, including in some instances securities law, fraud and servicing claims. The Corporation’s liability in connection with the transactions and claims not covered by these settlements could be material to the Corporation’s results of operations or cash flows for any particular reporting period. The following provides a summary of the larger bulk settlement actions during the past few years.
FHFA Settlement
On March 25, 2014, the Corporation entered into a settlement with the Federal Housing Finance Agency (FHFA) as conservator of FNMA and Freddie Mac (FHLMC) to resolve (1) all outstanding RMBS litigation between FHFA, FNMA and FHLMC, and the Corporation and its affiliates, and (2) other legacy contract claims related to representations and warranties (collectively, the FHFA Settlement). In connection with the FHFA Settlement, on April 1, 2014, the Corporation paid FNMA and FHLMC, collectively $9.5 billion and received from them RMBS with a fair market value of approximately $3.2 billion, for a net cost of $6.3 billion.
Freddie Mac Settlement
On November 27, 2013, the Corporation entered into an agreement with FHLMC under which the Corporation paid FHLMC a total of $391 million to resolve all outstanding and potential mortgage repurchase and make-whole claims arising out of any alleged breach of selling representations and warranties related to loans that had been sold directly to FHLMC by entities related to Bank of America, N.A. from January 1, 2000 to December 31, 2009, subject to certain exceptions which the Corporation does not expect to be material, and to compensate FHLMC for certain past losses and potential future losses relating to denials, rescissions and cancellations of MI.
Fannie Mae Settlement
On January 6, 2013, the Corporation entered into an agreement with FNMA to resolve substantially all outstanding and potential repurchase and certain other claims related to the origination, sale and delivery of residential mortgage loans originated from January 1, 2000 through December 31, 2008 and sold directly to FNMA by entities related to Countrywide and BANA.
This agreement covers loans with an aggregate original principal balance of approximately $1.4 trillion and an aggregate outstanding principal balance of approximately $300 billion. Unresolved repurchase claims submitted by FNMA for alleged breaches of selling representations and warranties with respect to these loans totaled $12.2 billion of unpaid principal balance at December 31, 2012. This agreement extinguished substantially all of those unresolved repurchase claims, as well as any future representations and warranties repurchase claims associated with such loans, subject to certain exceptions which the Corporation does not expect to be material.
In January 2013, the Corporation made a cash payment to FNMA of $3.6 billion and also repurchased for $6.6 billion certain residential mortgage loans that had previously been sold to FNMA, which the Corporation has valued at less than the purchase price.
This agreement also clarified the parties’ obligations with respect to MI including establishing timeframes for certain payments and other actions, setting parameters for potential bulk settlements and providing for cooperation in future dealings with mortgage insurers. For additional information, see Open Mortgage Insurance Rescission Notices in this Note.
In addition, pursuant to a separate agreement, the Corporation settled substantially all of FNMA’s outstanding and future claims for compensatory fees arising out of foreclosure delays through December 31, 2012. Collectively, these agreements are referred to herein as the FNMA Settlement.
Monoline Settlements
FGIC Settlement
On April 7, 2014, the Corporation entered into a settlement with Financial Guaranty Insurance Company (FGIC) for certain second-lien RMBS trusts for which FGIC provided financial guarantee insurance. In addition, on April 11, 2014, separate settlements were entered into with the Bank of New York Mellon (BNY Mellon) as trustee with respect to seven of those trusts; settlements on two additional trusts with BNY Mellon as trustee were entered into on May 15, 2014 and May 28, 2014. The agreements resolved

Bank of America 2014 61

all outstanding litigation between FGIC and the Corporation, as well as outstanding and potential claims by FGIC and the trustee related to alleged representations and warranties breaches and other claims involving certain second-lien RMBS trusts for which FGIC provided financial guarantee insurance. The Corporation made payments totaling $950 million under the FGIC and trust settlements.
MBIA Settlement
On May 7, 2013, the Corporation entered into a comprehensive settlement with MBIA Inc. and certain of its affiliates (the MBIA Settlement) which resolved all outstanding litigation between the parties, as well as other claims between the parties, including outstanding and potential claims from MBIA related to alleged representations and warranties breaches and other claims involving certain first- and second-lien RMBS trusts for which MBIA provided financial guarantee insurance, certain of which claims were the subject of litigation. At the time of the settlement, the mortgages (first- and second-lien) in RMBS trusts covered by the MBIA Settlement had an original principal balance of $54.8 billion and an unpaid principal balance of $19.1 billion.
Under the MBIA Settlement, all pending litigation between the parties was dismissed and each party received a global release of those claims. The Corporation made a settlement payment to MBIA of $1.6 billion in cash and transferred to MBIA approximately $95 million in fair market value of notes issued by MBIA and previously held by the Corporation. In addition, MBIA issued to the Corporation warrants to purchase up to approximately 4.9 percent of MBIA’s currently outstanding common stock, at an exercise price of $9.59 per share, which may be exercised at any time prior to May 2018. In addition, the Corporation provided a senior secured $500 million credit facility to an affiliate of MBIA, which has since been repaid and terminated.
The parties also terminated various CDS transactions entered into between the Corporation and an MBIA-affiliate, LaCrosse Financial Products, LLC, and guaranteed by MBIA, which constituted all of the outstanding CDS protection agreements purchased by the Corporation from MBIA on commercial mortgage-backed securities. Collectively, those CDS transactions had a notional amount of $7.4 billion and a fair value of $813 million as of March 31, 2013. The parties also terminated certain other trades in order to close out positions between the parties. The termination of these trades did not have a material impact on the Corporation’s financial statements.
Syncora Settlement
On July 17, 2012, the Corporation entered into a settlement with a monoline insurer, Syncora Guarantee Inc. and Syncora Holdings, Ltd. (Syncora), to resolve all of Syncora’s outstanding and potential claims related to alleged representations and warranties breaches involving eight first- and six second-lien private-label securitization trusts where it provided financial guarantee insurance. The settlement covered private-label securitization trusts that had an original principal balance of first-lien mortgages of approximately $9.6 billion and second-lien mortgages of approximately $7.7 billion. The settlement provided for a cash payment of $375 million to Syncora and other transactions to terminate certain other relationships among the parties.

Settlement with the Bank of New York Mellon, as Trustee
On June 28, 2011, the Corporation, BAC Home Loans Servicing, LP (BAC HLS, which was subsequently merged with and into BANA in July 2011), and its Countrywide affiliates entered into a settlement agreement with BNY Mellon as trustee (the Trustee), to resolve all outstanding and potential claims related to alleged representations and warranties breaches (including repurchase claims), substantially all historical loan servicing claims and certain other historical claims with respect to 525 Countrywide first-lien and five second-lien non-GSE residential mortgage-backed securitization trusts (the Covered Trusts) containing loans principally originated between 2004 and 2008 for which BNY Mellon acts as trustee or indenture trustee (BNY Mellon Settlement). The Covered Trusts had an original principal balance of approximately $424 billion, of which $409 billion was originated between 2004 and 2008, and total outstanding principal and unpaid principal balance of loans that had defaulted (collectively, unpaid principal balance) of approximately $220 billion at June 28, 2011, of which $217 billion was originated between 2004 and 2008. The BNY Mellon Settlement is supported by a group of 22 institutional investors (the Investor Group) and is subject to final court approval and certain other conditions.
The BNY Mellon Settlement provides for a cash payment of $8.5 billion (the Settlement Payment) to the Trustee for distribution to the Covered Trusts after final court approval of the BNY Mellon Settlement. In addition to the Settlement Payment, the Corporation is obligated to pay attorneys’ fees and costs to the Investor Group’s counsel as well as all fees and expenses incurred by the Trustee related to obtaining final court approval of the BNY Mellon Settlement and certain tax rulings.
The BNY Mellon Settlement does not cover a small number of Countrywide-issued first-lien non-GSE RMBS transactions with loans originated principally between 2004 and 2008 for various reasons, including for example, six Countrywide-issued first-lien non-GSE RMBS transactions in which BNY Mellon is not the trustee. The BNY Mellon Settlement also does not cover Countrywide-issued second-lien securitization transactions in which a monoline insurer or other financial guarantor provides financial guaranty insurance. In addition, because the settlement is with the Trustee on behalf of the Covered Trusts and releases rights under the governing agreements for the Covered Trusts, the settlement does not release investors’ securities law or fraud claims based upon disclosures made in connection with their decision to purchase, sell or hold securities issued by the Covered Trusts. To date, various investors are pursuing securities law or fraud claims related to one or more of the Covered Trusts. The Corporation is not able to determine whether any additional securities law or fraud claims will be made by investors in the Covered Trusts. For information about mortgage-related securities law or fraud claims, see Litigation and Regulatory Matters in Note 12 – Commitments and Contingencies. For those Covered Trusts where a monoline insurer or other financial guarantor has an independent right to assert repurchase claims directly, the BNY Mellon Settlement does not release such insurer’s or guarantor’s repurchase claims.

62 Bank of America 2014

On January 31, 2014, the court issued a decision, order and judgment approving the BNY Mellon Settlement. The court overruled the objections to the settlement, holding that the Trustee, BNY Mellon, acted in good faith, within its discretion and within the bounds of reasonableness in determining that the settlement agreement was in the best interests of the covered trusts. The court declined to approve the Trustee’s conduct only with respect to the Trustee’s consideration of a potential claim that a loan must be repurchased if the servicer modifies its terms. On February 21, 2014, final judgment was entered and the Trustee filed a notice of appeal regarding the court’s ruling on loan modification claims in the settlement. Certain objectors to the settlement filed cross-appeals appealing the court’s approval of the settlement, some of whom subsequently withdrew their objections. All appeals were fully briefed by September 22, 2014, and oral argument was held on October 23, 2014. The court’s January 31, 2014 decision, order and judgment remain subject to these appeals and it is not possible at this time to predict when the court approval process will be completed.
Although the Corporation is not a party to the proceeding, certain of its rights and obligations under the settlement agreement are conditioned on final court approval of the settlement. There can be no assurance final court approval will be obtained, that all conditions to the BNY Mellon Settlement will be satisfied, or if certain conditions to the BNY Mellon Settlement permitting withdrawal are met, that the Corporation and Countrywide will not withdraw from the settlement.
If final court approval is not obtained by December 31, 2015, the Corporation and Countrywide may withdraw from the BNY Mellon Settlement, if the Trustee consents. The BNY Mellon Settlement also provides that if Covered Trusts holding loans with an unpaid principal balance exceeding a specified amount are excluded from the final BNY Mellon Settlement, based on investor objections or otherwise, the Corporation and Countrywide have the option to withdraw from the BNY Mellon Settlement pursuant to the terms of the BNY Mellon Settlement agreement. If final court approval is not obtained or if the Corporation and Countrywide withdraw from the BNY Mellon Settlement in accordance with its terms, the Corporation’s future representations and warranties losses could be substantially different from existing accruals and the estimated range of possible loss over existing accruals described under Private-label Securitizations and Whole-loan Sales Experience in this Note.
Unresolved Repurchase Claims
Unresolved representations and warranties repurchase claims represent the notional amount of repurchase claims made by counterparties, typically the outstanding principal balance or the unpaid principal balance at the time of default. In the case of first-lien mortgages, the claim amount is often significantly greater than the expected loss amount due to the benefit of collateral and, in some cases, MI or mortgage guarantee payments. Claims received from a counterparty remain outstanding until the underlying loan is repurchased, the claim is rescinded by the counterparty or the representations and warranties claims with respect to the applicable trust are settled, and fully and finally released. When a claim is denied and the Corporation does not receive a response from the counterparty, the claim remains in the unresolved repurchase claims balance until resolution. Certain of the claims the Corporation receives are duplicate claims which represent more than one claim outstanding related to a particular loan, typically as the result of bulk claims submitted without individual file reviews.
The table below presents unresolved repurchase claims at December 31, 2014 and 2013. The unresolved repurchase claims include only claims where the Corporation believes that the counterparty has the contractual right to submit claims. For additional information, see Private-label Securitizations and Whole-loan Sales Experience in this Note and Note 12 – Commitments and Contingencies.

Unresolved Repurchase Claims by Counterparty and Product Type

	December 31
(Dollars in millions)	2014	2013
By counterparty
Private-label securitization trustees, whole-loan investors, including third-party securitization sponsors and other (1, 2)	$24,489	$17,953
Monolines (3)	1,546	1,532
GSEs	59	170
Total gross (2)	26,094	19,655
Duplicate claims (4)	(3,248)	(961)
Total unresolved repurchase claims by counterparty, net of duplicate claims	$22,846	$18,694
By product type
Prime loans	$587	$623
Alt-A	2,397	2,259
Home equity	2,485	1,905
Pay option	6,294	5,780
Subprime	14,121	8,928
Other	210	160
Total (2)	26,094	19,655
Duplicate claims (4)	(3,248)	(961)
Total unresolved repurchase claims by product type, net of duplicate claims	$22,846	$18,694

(1)	The total notional amount of unresolved repurchase claims does not include repurchase claims related to the trusts covered by the BNY Mellon Settlement.

(2)
Includes $14.1 billion and $13.8 billion of claims based on individual file reviews and $10.4 billion and $4.1 billion of claims submitted without individual file reviews at December 31, 2014 and 2013.

(3)	At December 31, 2014, substantially all of the unresolved monoline claims are currently the subject of litigation with a single monoline insurer pertain to second-lien loans.

(4)
Represents more than one claim outstanding related to a particular loan, typically as the result of bulk claims submitted without individual file reviews. The December 31, 2014 amount includes approximately $2.9 billion of duplicate claims related to private-label investors submitted without individual loan file reviews.

During 2014, the Corporation received $8.1 billion in new repurchase claims, including $6.3 billion of claims submitted without individual loan file reviews and $730 million of claims based on individual loan file reviews submitted by private-label securitization trustees and a financial guarantee provider, $459 million submitted by a monoline insurer, $347 million submitted by the GSEs for both Countrywide and legacy Bank of America originations not covered by the bulk settlements with the GSEs, and $265 million submitted by whole-loan investors. During 2014, $2.0 billion in claims were resolved. Of the claims resolved, $856 million were resolved through settlement, $535 million were resolved through rescissions and $594 million were resolved through mortgage repurchases and make-whole payments to GSEs, private-label securitization trusts and whole-loan investors.
The continued increase in the notional amount of unresolved repurchase claims during 2014 is primarily due to: (1) continued submission of claims by private-label securitization trustees, (2) the level of detail, support and analysis accompanying such claims, which impacts overall claim quality and, therefore, claims

Bank of America 2014 63

resolution, (3) the lack of an established process to resolve disputes related to these claims, (4) the submission of claims where the Corporation believes the statute of limitations has expired under current law and (5) the submission of duplicate claims, often in multiple submissions, on the same loan. For example, claims submitted without individual file reviews generally lack the level of detail and analysis of individual loans found in other claims that is necessary to support a claim. Absent any settlements, the Corporation expects unresolved repurchase claims related to private-label securitizations to increase as such claims continue to be submitted and there is not an established process for the ultimate resolution of such claims on which there is a disagreement.
In addition to the unresolved repurchase claims in the Unresolved Repurchase Claims by Counterparty and Product Type table, the Corporation has received notifications pertaining to loans for which the Corporation has not received a repurchase request from sponsors of third-party securitizations with whom the Corporation engaged in whole-loan transactions and that the Corporation may owe indemnity obligations. These notifications totaled $2.0 billion and $737 million at December 31, 2014 and 2013.
The Corporation also from time to time receives correspondence purporting to raise representations and warranties breach issues from entities that do not have contractual standing or ability to bring such claims. The Corporation believes such communications to be procedurally and/or substantively invalid, and generally does not respond to such correspondence.
The presence of repurchase claims on a given trust, receipt of notices of indemnification obligations and other communication, as discussed above, are all factors that inform the Corporation’s estimated liability for obligations under representations and warranties and the corresponding estimated range of possible loss.
Legacy companies sold $184.5 billion of loans originated between 2004 and 2008 into monoline-insured securitizations. At December 31, 2014 and 2013, for loans originated between 2004 and 2008, the unpaid principal balance of loans related to unresolved monoline repurchase claims was $1.5 billion and $1.5 billion. Substantially all of the remaining unresolved monoline claims pertain to second-lien loans and are currently the subject of litigation with a single monoline insurer. There may be additional claims or file requests in the future.
As a result of various settlements with the GSEs, the Corporation has resolved substantially all outstanding and potential representations and warranties repurchase claims on whole loans sold by legacy Bank of America and Countrywide to FNMA and FHLMC through June 30, 2012 and December 31, 2009, respectively. After these settlements, the Corporation’s exposure to representations and warranties liability for loans originated prior to 2009 and sold to the GSEs is limited to loans with an original principal balance of $18.3 billion and loans with certain defects excluded from the settlements that the Corporation does not believe will be material, such as certain specified violations of the GSEs’ charters, fraud and title defects. As of December 31, 2014, of the $18.3 billion, approximately $15.8 billion in principal has been paid and $956 million in principal has defaulted or was severely delinquent. The notional amount of unresolved repurchase claims submitted by the GSEs was $48 million related to these vintages.

Liability for Representations and Warranties and Corporate Guarantees
The liability for representations and warranties and corporate guarantees is included in accrued expenses and other liabilities on the Consolidated Balance Sheet and the related provision is included in mortgage banking income in the Consolidated Statement of Income. The liability for representations and warranties is established when those obligations are both probable and reasonably estimable.
The Corporation’s estimated liability at December 31, 2014 for obligations under representations and warranties given to the GSEs and the corresponding estimated range of possible loss considers, and is necessarily dependent on, and limited by, a number of factors, including the Corporation’s experience related to actual defaults, projected future defaults, historical loss experience, estimated home prices and other economic conditions. The methodology also considers such factors as the number of payments made by the borrower prior to default as well as certain other assumptions and judgmental factors.
The Corporation’s estimate of the non-GSE representations and warranties liability and the corresponding estimated range of possible loss at December 31, 2014 considers, among other things, implied repurchase experience based on the BNY Mellon Settlement, adjusted to reflect differences between the Covered Trusts and the remainder of the population of private-label securitizations, and assumes that the conditions to the BNY Mellon Settlement will be met. Since the non-GSE securitization trusts that were included in the BNY Mellon Settlement differ from those that were not included in the BNY Mellon Settlement, the Corporation adjusted the repurchase experience implied in the settlement in order to determine the estimated non-GSE representations and warranties liability and the corresponding estimated range of possible loss. The judgmental adjustments made include consideration of the differences in the mix of products in the subject securitizations, loan originator, likelihood of claims expected, the differences in the number of payments that the borrower has made prior to default and the sponsor of the securitizations. Where relevant, the Corporation also takes into account more recent experience, such as increased claim activity, notification of potential indemnification obligations, its experience with various counterparties, recent court decisions related to the statute of limitations as summarized below and other facts and circumstances, such as bulk settlements, as the Corporation believes appropriate.
A factor that impacts the non-GSE representations and warranties liability and the portion of the estimated range of possible loss corresponding to non-GSE representations and warranties exposures is the likelihood that claims will be presented, which is impacted by a number of factors, including contractual provisions that investors meet certain presentation thresholds under the non-GSE securitization agreements. A securitization trustee may investigate or demand repurchase on its own action, and most agreements contain a presentation threshold, for example 25 percent of the voting rights per trust, that allows investors to declare a servicing event of default under certain circumstances or to request certain action, such as requesting loan files, that the trustee may choose to accept and follow, exempt from liability, provided the trustee is acting in good faith. If there is an uncured servicing event of default and the trustee fails to bring suit during a 60-day period, then, under most agreements, investors may file suit. In addition to this, most agreements allow investors to direct the securitization trustee to

64 Bank of America 2014

investigate loan files or demand the repurchase of loans if security holders hold a specified percentage, for example, 25 percent, of the voting rights of each tranche of the outstanding securities. However, in certain circumstances the Corporation believes that trustees have presented repurchase claims without requiring investors to meet contractual voting rights thresholds. The population of private-label securitizations included in the BNY Mellon Settlement encompasses almost all Countrywide first-lien private-label securitizations including loans originated principally between 2004 and 2008. For the remainder of the population of private-label securitizations, claimants have come forward on certain securitizations and the Corporation believes it is probable that other claimants may continue to come forward with claims that meet the contractual requirements of other securitizations. Although the Corporation has not recorded any representations and warranties liability for certain potential private-label securitization and whole-loan exposures where the Corporation has had little to no claim activity, or where the applicable statute of limitations has expired, these exposures are included in the estimated range of possible loss. For more information on the representations and warranties liability and the corresponding estimated range of possible loss, see Estimated Range of Possible Loss in this Note.
The table below presents a rollforward of the liability for representations and warranties and corporate guarantees.

Representations and Warranties and Corporate Guarantees

(Dollars in millions)	2014	2013
Liability for representations and warranties and corporate guarantees, January 1	$13,282	$19,021
Additions for new sales	8	36
Net reductions	(1,892)	(6,615)
Provision	683	840
Liability for representations and warranties and corporate guarantees, December 31	$12,081	$13,282
The representations and warranties liability represents the Corporation’s best estimate of probable incurred losses as of December 31, 2014. However, it is reasonably possible that future representations and warranties losses may occur in excess of the amounts recorded for these exposures. Although the Corporation has not recorded any representations and warranties liability for certain potential private-label securitization and whole-loan exposures where it has had little to no claim activity or where the applicable statute of limitations has expired, these exposures are included in the estimated range of possible loss.
Government-sponsored Enterprises Experience
Settlements with the GSEs have resolved substantially all outstanding and potential mortgage repurchase and make-whole claims relating to the origination, sale and delivery of residential mortgage loans that were sold directly to FNMA through June 30, 2012 and to FHLMC through December 31, 2009, subject to certain exclusions, which the Corporation does not expect will be material.

Private-label Securitizations and Whole-loan Sales Experience
In private-label securitizations, the applicable contracts contain provisions that investors meet certain presentation thresholds to direct a trustee to assert repurchase claims. However, in certain circumstances, the Corporation believes that trustees have presented repurchase claims without requiring investors to meet contractual voting rights thresholds. Continued high levels of new private-label claims are primarily the result of repurchase requests received from trustees for private-label securitization transactions not included in the BNY Mellon Settlement.
A December 2013 decision by the New York intermediate appellate court held that, under New York law, which governs many RMBS trusts, the six-year statute of limitations starts to run at the time the representations and warranties are made, not the date when the repurchase demand was denied. That decision has been applied by the state and federal courts in several RMBS lawsuits in which the Corporation is not a party, resulting in the dismissal as untimely of claims involving representations and warranties made more than six years prior to the initiation of the lawsuit. Unless overturned by New York’s highest appellate court, which has taken the case for review, this decision would apply to representations and warranties claims and lawsuits brought against the Corporation where New York law governs. A significant amount of representations and warranties claims and/or lawsuits the Corporation has received or may receive involve representations and warranties claims where the statute of limitations has expired under this ruling and has not been tolled by agreement and which the Corporation therefore believes would be untimely. The Corporation believes this ruling may have had an influence on requests for tolling agreements and the pace of lawsuits filed by private-label securitization trustees prior to the expiration of the statute of limitations. In addition, it is possible that in response to the statute of limitations rulings, parties seeking to pursue representations and warranties claims and/or lawsuits with respect to trusts where the statute of limitations for representations and warranties claims against the sponsor and/or issuer has run, may pursue alternate legal theories of recovery and/or assert claims against other contractual parties. For example, in 2014, institutional investors filed lawsuits against trustees alleging failure to pursue representations and warranties claims and servicer defaults based upon alleged contractual, statutory and tort theories of liability. The impact on the Corporation, if any, of such alternative legal theories or assertions is unclear.
The private-label securitization agreements generally require that counterparties have the ability to both assert a representations and warranties claim and to actually prove that a loan has an actionable defect under the applicable contracts. While the Corporation believes the agreements for private-label securitizations generally contain less rigorous representations and warranties and place higher burdens on claimants seeking repurchases than the express provisions of comparable agreements with the GSEs, without regard to any variations that may have arisen as a result of dealings with the GSEs, the agreements generally include a representation that underwriting practices were prudent and customary. In the case of private-label securitization trustees and third-party sponsors, there is currently no established process in place for the parties to reach a conclusion on an individual loan if there is a disagreement on the resolution of the claim. Private-label securitization investors generally do not have the contractual right to demand repurchase

Bank of America 2014 65

of loans directly or the right to access loan files directly. For more information on repurchase demands, see Unresolved Repurchase Claims in this Note.
Certain whole-loan investors have engaged with the Corporation in a consistent repurchase process and the Corporation has used that and other experience to record a liability related to existing and future claims from such counterparties. The BNY Mellon Settlement and subsequent activity with certain counterparties led to the determination that the Corporation had sufficient experience to record a liability related to its exposure on certain private-label securitizations, including certain private-label securitizations sponsored by third-party whole-loan investors, however, it did not provide sufficient experience to record a liability related to other private-label securitizations sponsored by third-party whole-loan investors. As it relates to the other private-label securitizations sponsored by third-party whole-loan investors and certain other whole-loan sales, as well as certain private-label securitizations impacted by recent court rulings on the statute of limitations, it is not possible to determine whether a loss has occurred or is probable and, therefore, no representations and warranties liability has been recorded in connection with these transactions. The Corporation’s estimated range of possible loss related to representations and warranties exposures as of December 31, 2014 included possible losses related to these whole-loan sales and private-label securitizations.
The majority of the repurchase claims that the Corporation has received and resolved outside of those from the GSEs and monolines are from third-party whole-loan investors. The Corporation provided representations and warranties in connection with the sale of whole loans and the whole-loan investors may retain the right to make repurchase claims even when the loans were aggregated with other collateral into private-label securitizations sponsored by the whole-loan investors; in other third-party securitizations, the whole-loan investor’s rights to enforce the representations and warranties were transferred to the securitization trustees. The Corporation reviews properly presented repurchase claims for these whole loans on a loan-by-loan basis. If, after the Corporation’s review, it does not believe a claim is valid, it will deny the claim and generally indicate a reason for the denial. When the whole-loan investor agrees with the Corporation’s denial of the claim, the whole-loan investor may rescind the claim. When there is disagreement as to the resolution of the claim, meaningful dialogue and negotiation between the parties are generally necessary to reach a resolution on an individual claim. Generally, a whole-loan investor is engaged in the repurchase process and the Corporation and the whole-loan investor reach resolution, either through loan-by-loan negotiation or at times, through a bulk settlement. Although the timeline for resolution varies, if the Corporation agrees that there is a breach that meets contractual requirements for repurchase, the claim is generally resolved promptly. When a claim has been denied and the Corporation does not hear from the counterparty for six months, the Corporation views these claims as inactive; however, they remain in the outstanding claims balance until resolution.
At December 31, 2014, for loans originated between 2004 and 2008, the notional amount of unresolved repurchase claims submitted by private-label securitization trustees, whole-loan investors, including third-party securitization sponsors, and others was $24.4 billion, including $3.2 billion of duplicate claims primarily submitted without a loan file review. These repurchase claims include claims in the amount of $4.7 billion, net of duplicate claims, where the Corporation believes the statute of limitations has expired under current law. The Corporation has performed an initial review with respect to substantially all of these claims and although the Corporation does not believe a valid basis for repurchase has been established by the claimant, it considers claims activity in the computation of its liability for representations and warranties.
Monoline Insurers Experience
During 2014, the Corporation had limited loan-level representations and warranties repurchase claims experience with the monoline insurers due to settlements with several monoline insurers and ongoing litigation with a single monoline insurer. To the extent the Corporation received repurchase claims from the monolines that were properly presented, it generally reviewed them on a loan-by-loan basis. Where the Corporation agrees that there has been a breach of representations and warranties given by the Corporation or subsidiaries or legacy companies that meets contractual requirements for repurchase, settlement is generally reached as to that loan within 60 to 90 days. For more information related to the monolines, see Note 12 – Commitments and Contingencies.
Open Mortgage Insurance Rescission Notices
In addition to repurchase claims, the Corporation receives notices from mortgage insurance companies of claim denials, cancellations or coverage rescission (collectively, MI rescission notices).
For loans sold to the GSEs or private-label securitization trusts (including those wrapped by the monoline insurers), MI rescission notices may give rise to a claim for breach of representations and warranties, depending on the terms of governing contracts. If the governing contract requires the Corporation to repurchase the affected loan or indemnify the investor for the related loss due to MI rescissions, the Corporation may realize the loss without the benefit of MI. In addition, mortgage insurance companies have in some cases asserted the ability to curtail MI payments as a result of alleged foreclosure delays thus reducing the MI proceeds available to offset the loss on the loan.
In certain settlements with the GSEs, the Corporation has generally agreed to pay the amount of MI coverage to the GSEs for loans that are the subject of MI rescission notices. Depending on the terms of settlement agreements or lack thereof with the mortgage insurance companies, the Corporation may collect only a portion of the amounts paid to the GSEs from the mortgage insurance companies.
The Corporation had approximately 65,000 open MI rescission notices at December 31, 2014 compared to 101,000 at December 31, 2013. The decline results primarily from settlements with certain MI companies that have been approved by the GSEs. Open MI rescission notices at December 31, 2014 included approximately 17,000 pertaining principally to first-lien mortgages sold to the GSEs and other investors as well as loans held-for-investment. At December 31, 2014, the Corporation also had approximately 48,000 open MI rescission notices pertaining to second-lien mortgages which are implicated in ongoing litigation with a mortgage insurance company where no loan-level review is currently contemplated nor required to preserve the Corporation’s legal rights. In this litigation, the litigating mortgage insurance company is also seeking bulk rescission of certain policies, separate and apart from loan-by-loan denials or rescissions.

66 Bank of America 2014

Estimated Range of Possible Loss
The Corporation currently estimates that the range of possible loss for representations and warranties exposures could be up to $4 billion over existing accruals at December 31, 2014. The estimated range of possible loss reflects principally non-GSE exposures. It represents a reasonably possible loss, but does not represent a probable loss, and is based on currently available information, significant judgment and a number of assumptions that are subject to change.
The liability for representations and warranties exposures and the corresponding estimated range of possible loss do not consider losses related to servicing (except as such losses are included as potential costs of the BNY Mellon Settlement), including foreclosure and related costs, fraud, indemnity, or claims (including for RMBS) related to securities law or monoline insurance litigations. Losses with respect to one or more of these matters could be material to the Corporation’s results of operations or cash flows for any particular reporting period.
Future provisions and/or ranges of possible loss for representations and warranties may be significantly impacted if actual experiences are different from the Corporation’s assumptions in predictive models, including, without limitation, ultimate resolution of the BNY Mellon Settlement, estimated repurchase rates, estimated MI rescission rates, economic conditions, estimated home prices, consumer and counterparty behavior, the applicable statute of limitations and a variety of other judgmental factors. Adverse developments with respect to one or more of the assumptions underlying the liability for representations and warranties and the corresponding estimated range of possible loss could result in significant increases to future provisions and/or the estimated range of possible loss. Finally, although the Corporation believes that the representations and warranties typically given in non-GSE transactions are less rigorous than those given in GSE transactions, the Corporation does not have significant experience resolving loan-level claims in non-GSE transactions to measure the impact of these differences on the probability that a loan will be required to be repurchased.
Cash Payments
The Loan Repurchases and Indemnification Payments table presents first-lien and home equity loan repurchases and indemnification payments made by the Corporation to reimburse the investor or securitization trust for losses they incurred, and to resolve repurchase claims. Cash paid for loan repurchases includes the unpaid principal balance of the loan plus past due interest. The amount of loss for loan repurchases is reduced by the fair value of the underlying loan collateral. The repurchase of loans and indemnification payments related to first-lien and home equity repurchase claims generally resulted from material breaches of representations and warranties related to the loans’ material compliance with the applicable underwriting standards, including borrower misrepresentation, credit exceptions without sufficient compensating factors and non-compliance with underwriting procedures. The actual representations and warranties made in a sales transaction and the resulting repurchase and indemnification activity can vary by transaction or investor. A direct relationship between the type of defect that causes the breach of representations and warranties and the severity of the realized loss has not been observed. Loan repurchases or indemnification payments related to first-lien residential mortgages primarily involved the GSEs while repurchases or indemnification payments related to home equity loans primarily involved the monoline insurers.

Loan Repurchases and Indemnification Payments (excluding cash payments for settlements)

	December 31
	2014			2013
(Dollars in millions)	Unpaid Principal Balance	Cash Paid for Repurchases	Loss	Unpaid Principal Balance	Cash Paid for Repurchases	Loss
First-lien
Repurchases	$211	$241	$79	$746	$784	$149
Indemnification payments	624	233	233	661	383	383
Total first-lien	835	474	312	1,407	1,167	532
Home equity, indemnification payments	22	22	22	74	77	77
Total first-lien and home equity	$857	$496	$334	$1,481	$1,244	$609
The amounts in the table above exclude payments made in connection with the FHFA Settlement, the 2013 settlements with FHLMC and FNMA, and amounts paid in monoline settlements during 2014 and 2013, including payments made directly to securitization trusts.

Bank of America 2014 67

NOTE 8 Goodwill and Intangible Assets
Goodwill
The table below presents goodwill balances by business segment at December 31, 2014 and 2013. Effective January 1, 2015, the Corporation changed its basis of presentation related to its business segments. For more information on this realignment, see Note 1 – Summary of Significant Accounting Principles. As part of the realignment, the Corporation moved a portion of the Business Banking business, including $1.6 billion of goodwill, from the former Consumer & Business Banking segment to Global Banking. This business constitutes a new reporting unit, Business Banking Regions, within the Global Banking segment. The remaining portion of the Business Banking business will be evaluated with Deposits as a single reporting unit within Consumer Banking. Prior periods have been reclassified to conform to current period presentation.
The reporting units utilized for goodwill impairment testing are the operating segments or one level below.

Goodwill

	December 31
(Dollars in millions)	2014	2013
Consumer Banking	$30,125	$30,123
Global Wealth & Investment Management	9,698	9,698
Global Banking	23,923	23,923
Global Markets	5,197	5,197
All Other	834	903
Total goodwill	$69,777	$69,844
For purposes of goodwill impairment testing, the Corporation utilizes allocated equity as a proxy for the carrying value of its reporting units. Allocated equity in the reporting units is comprised of allocated capital plus capital for the portion of goodwill and intangibles specifically assigned to the reporting unit. The goodwill impairment test involves comparing the fair value of each reporting unit with its carrying value, including goodwill, as measured by allocated equity. During 2014, the Corporation made refinements to the amount of capital allocated to each of its businesses based on multiple considerations that included, but were not limited to, risk-weighted assets measured under the Basel 3 Standardized and Advanced approaches, business segment exposures and risk profile, and strategic plans. As a result of this process, in 2014, the Corporation adjusted the amount of capital being allocated to its business segments. This change resulted in a reduction of the unallocated capital, which is reflected in All Other, and an aggregate increase to the amount of capital being allocated to the business segments. An increase in allocated capital in the business segments generally results in a reduction of the excess of the fair value over the carrying value and a reduction to the estimated fair value as a percentage of allocated carrying value for an individual reporting unit.
Also, certain changes were made to allocated capital to reflect the segment realignment described above. Prior periods have been reclassified to conform to the current period presentation.
There was no goodwill in LAS at December 31, 2014 and 2013.
Impairment Tests
During the three months ended September 30, 2014 and 2013, the Corporation completed its annual goodwill impairment test as of June 30 for all applicable reporting units. Based on the results of the annual goodwill impairment test, the Corporation determined there was no impairment.
The realignment triggered a test for goodwill impairment, which was performed both immediately before and after the realignment. In performing the goodwill impairment test, the Corporation compared the fair value of the affected reporting units with their carrying value as measured by allocated equity. The fair value of the affected reporting units exceeded their carrying value and, accordingly, no goodwill impairment resulted from the realignment.
Intangible Assets
The table below presents the gross carrying value and accumulated amortization for intangible assets at December 31, 2014 and 2013.

Intangible Assets (1, 2)

	December 31
	2014			2013
(Dollars in millions)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Purchased credit card relationships	$5,504	$4,527	$977	$6,160	$4,849	$1,311
Core deposit intangibles	1,779	1,382	397	3,592	3,055	537
Customer relationships	4,025	2,648	1,377	4,025	2,281	1,744
Affinity relationships	1,565	1,283	282	1,575	1,197	378
Other intangibles	2,045	466	1,579	2,045	441	1,604
Total intangible assets	$14,918	$10,306	$4,612	$17,397	$11,823	$5,574

(1)	Excludes fully amortized intangible assets.

(2)	At December 31, 2014 and 2013, none of the intangible assets were impaired.

68 Bank of America 2014

The table below presents intangible asset amortization expense for 2014, 2013 and 2012.

Amortization Expense

(Dollars in millions)	2014	2013	2012
Purchased credit card and Affinity relationships	$415	$475	$556
Core deposit intangibles	140	197	254
Customer relationships	355	371	391
Other intangibles	26	43	63
Total amortization expense	$936	$1,086	$1,264
The table below presents estimated future intangible asset amortization expense at December 31, 2014.

Estimated Future Amortization Expense

(Dollars in millions)	2015	2016	2017	2018	2019
Purchased credit card and Affinity relationships	$358	$299	$239	$180	$121
Core deposit intangibles	122	105	91	80	7
Customer relationships	340	325	310	302	286
Other intangibles	16	9	6	3	1
Total estimated future amortization expense	$836	$738	$646	$565	$415
NOTE 9 Deposits
The Corporation had U.S. certificates of deposit and other U.S. time deposits of $100 thousand or more totaling $32.4 billion and $38.3 billion at December 31, 2014 and 2013. Non-U.S. certificates of deposit and other non-U.S. time deposits of $100 thousand or more totaled $14.0 billion and $26.2 billion at December 31, 2014 and 2013. The table below presents the contractual maturities for time deposits of $100 thousand or more at December 31, 2014.

Time Deposits of $100 Thousand or More

(Dollars in millions)	Three Months or Less	Over Three Months to Twelve Months	Thereafter	Total
U.S. certificates of deposit and other time deposits	$15,327	$14,134	$2,948	$32,409
Non-U.S. certificates of deposit and other time deposits	12,446	1,308	253	14,007
The scheduled contractual maturities for total time deposits at December 31, 2014 are presented in the table below.

Contractual Maturities of Total Time Deposits

(Dollars in millions)	U.S.	Non-U.S.	Total
Due in 2015	$61,439	$14,165	$75,604
Due in 2016	4,119	176	4,295
Due in 2017	1,532	38	1,570
Due in 2018	775	—	775
Due in 2019	830	35	865
Thereafter	1,734	—	1,734
Total time deposits	$70,429	$14,414	$84,843

Bank of America 2014 69

NOTE 10 Federal Funds Sold or Purchased, Securities Financing Agreements and Short-term Borrowings
The table below presents federal funds sold or purchased, securities financing agreements, which include securities borrowed or purchased under agreements to resell and securities loaned or sold under agreements to repurchase, and short-term borrowings.

	2014		2013		2012
(Dollars in millions)	Amount	Rate	Amount	Rate	Amount	Rate
Federal funds sold
At December 31	$—	—%	$—	—%	$600	0.54%
Average during year	3	0.90	7	0.69	351	0.43
Maximum month-end balance during year	12	n/a	35	n/a	600	n/a
Securities borrowed or purchased under agreements to resell
At December 31	191,823	0.47	190,328	0.60	219,324	0.92
Average during year	222,480	0.47	224,324	0.55	235,691	0.64
Maximum month-end balance during year	240,110	n/a	249,791	n/a	252,985	n/a
Federal funds purchased
At December 31	14	—	186	—	1,151	0.17
Average during year	147	0.05	191	0.06	384	0.11
Maximum month-end balance during year	213	n/a	195	n/a	1,211	n/a
Securities loaned or sold under agreements to repurchase
At December 31	201,263	0.98	197,920	0.92	292,108	1.11
Average during year	215,645	0.99	257,409	0.81	281,516	0.98
Maximum month-end balance during year	239,984	n/a	319,608	n/a	319,401	n/a
Short-term borrowings
At December 31	31,172	1.47	45,999	1.55	30,731	3.08
Average during year	41,886	1.08	43,816	1.89	36,500	2.22
Maximum month-end balance during year	51,409	n/a	48,387	n/a	40,129	n/a
n/a = not applicable
Bank of America, N.A. maintains a global program to offer up to a maximum of $75 billion outstanding at any one time, of bank notes with fixed or floating rates and maturities of at least seven days from the date of issue. Short-term bank notes outstanding under this program totaled $14.6 billion and $15.1 billion at December 31, 2014 and 2013. These short-term bank notes, along with Federal Home Loan Bank (FHLB) advances, U.S. Treasury tax and loan notes, and term federal funds purchased, are included in short-term borrowings on the Consolidated Balance Sheet.
Offsetting of Securities Financing Agreements
Substantially all of the Corporation’s repurchase and resale activities are transacted under legally enforceable master repurchase agreements that give the Corporation, in the event of default by the counterparty, the right to liquidate securities held and to offset receivables and payables with the same counterparty. The Corporation offsets repurchase and resale transactions with the same counterparty on the Consolidated Balance Sheet where it has such a legally enforceable master netting agreement and the transactions have the same maturity date.
Substantially all securities borrowing and lending activities are transacted under legally enforceable master securities lending agreements that give the Corporation, in the event of default by the counterparty, the right to liquidate securities held and to offset receivables and payables with the same counterparty. The Corporation offsets securities borrowing and lending transactions with the same counterparty on the Consolidated Balance Sheet where it has such a legally enforceable master netting agreement and the transactions have the same maturity date.
The Securities Financing Agreements table presents securities financing agreements included on the Consolidated Balance Sheet in federal funds sold and securities borrowed or purchased under agreements to resell, and in federal funds purchased and securities loaned or sold under agreements to repurchase at December 31, 2014 and 2013. Balances are presented on a gross basis, prior to the application of counterparty netting. Gross assets and liabilities are adjusted on an aggregate basis to take into consideration the effects of legally enforceable master netting agreements. For more information on the offsetting of derivatives, see Note 2 – Derivatives.
The “Other” amount in the table, which is included on the Consolidated Balance Sheet in accrued expenses and other liabilities, relates to transactions where the Corporation acts as the lender in a securities lending agreement and receives securities that can be pledged or sold as collateral. In these transactions, the Corporation recognizes an asset at fair value, representing the securities received, and a liability, representing the obligation to return those securities.
Gross assets and liabilities in the table include activity where uncertainty exists as to the enforceability of certain master netting agreements under bankruptcy laws in some countries or industries and, accordingly, these are reported on a gross basis.

70 Bank of America 2014

The column titled “Financial Instruments” in the table includes securities collateral received or pledged under repurchase or securities lending agreements where there is a legally enforceable master netting agreement. These amounts are not offset on the Consolidated Balance Sheet, but are shown as a reduction to the net balance sheet amount in this table to derive a net asset or liability. Securities collateral received or pledged where the legal enforceability of the master netting agreements is not certain is not included.

Securities Financing Agreements

	December 31, 2014
(Dollars in millions)	Gross Assets/Liabilities	Amounts Offset	Net Balance Sheet Amount	Financial Instruments	Net Assets/Liabilities
Securities borrowed or purchased under agreements to resell (1)	$316,567	$(124,744)	$191,823	$(145,573)	$46,250

Securities loaned or sold under agreements to repurchase	$326,007	$(124,744)	$201,263	$(164,306)	$36,957
Other	11,641	—	11,641	(11,641)	—
Total	$337,648	$(124,744)	$212,904	$(175,947)	$36,957

	December 31, 2013
Securities borrowed or purchased under agreements to resell (1)	$272,296	$(81,968)	$190,328	$(157,132)	$33,196

Securities loaned or sold under agreements to repurchase	$279,888	$(81,968)	$197,920	$(160,111)	$37,809
Other	10,871	—	10,871	(10,871)	—
Total	$290,759	$(81,968)	$208,791	$(170,982)	$37,809

(1)	Excludes repurchase activity of $5.6 billion and $4.1 billion reported in Loans and leases at December 31, 2014 and 2013.

Bank of America 2014 71

NOTE 11 Long-term Debt
Long-term debt consists of borrowings having an original maturity of one year or more. The table below presents the balance of long-term debt at December 31, 2014 and 2013, and the related contractual rates and maturity dates as of December 31, 2014.

	December 31
(Dollars in millions)	2014	2013
Notes issued by Bank of America Corporation
Senior notes:
Fixed, with a weighted-average rate of 4.67%, ranging from 1.25% to 8.83%, due 2015 to 2044	$113,069	$109,845
Floating, with a weighted-average rate of 1.32%, ranging from 0.09% to 4.98%, due 2015 to 2044	14,559	22,268
Senior structured notes	22,168	30,575
Subordinated notes:
Fixed, with a weighted-average rate of 4.91%, ranging from 0.80% to 10.20%, due 2015 to 2038	26,995	22,379
Floating, with a weighted-average rate of 0.97%, ranging from 0.01% to 3.16%, due 2016 to 2026	1,705	1,798
Junior subordinated notes (related to trust preferred securities):
Fixed, with a weighted-average rate of 6.78%, ranging from 5.25% to 8.05%, due 2027 to perpetual	6,722	6,685
Floating, with a weighted-average rate of 0.92%, ranging from 0.78% to 1.24%, due 2027 to 2056	553	553
Total notes issued by Bank of America Corporation	185,771	194,103
Notes issued by Bank of America, N.A. (1)
Senior notes:
Fixed, with a weighted-average rate of 1.98%, ranging from 0.08% to 7.72%, due 2015 to 2187	2,893	1,670
Floating, with a weighted-average rate of 0.60%, ranging from 0.36% to 0.70%, due 2015 to 2041	5,686	3,684
Subordinated notes:
Fixed, with a weighted-average rate of 5.68%, ranging from 5.30% to 6.10%, due 2016 to 2036	4,921	4,876
Floating, with a weighted-average rate of 0.53%, ranging from 0.26% to 0.54%, due 2016 to 2019	1,401	1,401
Advances from Federal Home Loan Banks:
Fixed, with a weighted-average rate of 5.34%, ranging from 0.01% to 7.72%, due 2015 to 2034	183	1,441
Floating, with a weighted-average rate of 0.26%, ranging from 0.24% to 0.30%, due 2015 to 2016	10,500	3,001
Securitizations and other BANA VIEs	9,882	13,367
Total notes issued by Bank of America, N.A.	35,466	29,440
Other debt
Senior notes:
Fixed, with a rate of 5.50%, due 2017 to 2021	1	194
Floating, with a rate of 1.88%, due 2015	21	115
Structured liabilities	15,971	16,913
Junior subordinated notes (related to trust preferred securities):
Fixed, with a weighted-average rate of 7.14%, ranging from 7.00% to 7.28%, perpetual	339	340
Floating, with a rate of 0.86%, due 2027	66	66
Nonbank VIEs	3,425	6,081
Other	2,079	2,422
Total other debt	21,902	26,131
Total long-term debt	$243,139	$249,674

(1)	On October 1, 2014, FIA Card Services, N.A. was merged into Bank of America, N.A.
Bank of America Corporation and Bank of America, N.A. maintain various U.S. and non-U.S. debt programs to offer both senior and subordinated notes. The notes may be denominated in U.S. Dollars or foreign currencies. At December 31, 2014 and 2013, the amount of foreign currency-denominated debt translated into U.S. Dollars included in total long-term debt was $51.9 billion and $73.4 billion. Foreign currency contracts may be used to convert certain foreign currency-denominated debt into U.S. Dollars.
At December 31, 2014, long-term debt of consolidated VIEs in the table above included debt of credit card, home equity and all other VIEs of $8.4 billion, $1.1 billion and $3.8 billion, respectively. Long-term debt of VIEs is collateralized by the assets of the VIEs. For additional information, see Note 6 – Securitizations and Other Variable Interest Entities.
The weighted-average effective interest rates for total long-term debt (excluding senior structured notes), total fixed-rate debt and total floating-rate debt were 4.06 percent, 4.65 percent and 0.84 percent, respectively, at December 31, 2014 and 4.37 percent, 5.14 percent and 0.92 percent, respectively, at December 31,

2013. The Corporation’s ALM activities maintain an overall interest rate risk management strategy that incorporates the use of interest rate contracts to manage fluctuations in earnings that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity so that movements in interest rates do not significantly adversely affect earnings and capital. The weighted-average rates are the contractual interest rates on the debt and do not reflect the impacts of derivative transactions.
Certain senior structured notes are accounted for under the fair value option. For more information on these senior structured notes, see Note 21 – Fair Value Option.
The table below shows the carrying value for aggregate annual contractual maturities of long-term debt as of December 31, 2014. Included in the table are certain structured notes issued by the Corporation that contain provisions whereby the borrowings are redeemable at the option of the holder (put options) at specified dates prior to maturity. Other structured notes have coupon or repayment terms linked to the performance of debt or equity securities, indices, currencies or commodities, and the maturity may be accelerated based on the value of a referenced index or

72 Bank of America 2014

security. In both cases, the Corporation or a subsidiary may be required to settle the obligation for cash or other securities prior to the contractual maturity date. These borrowings are reflected in the table as maturing at their contractual maturity date.
During 2014, the Corporation had total long-term debt maturities and purchases of $53.7 billion consisting of $33.9 billion for Bank of America Corporation, $8.9 billion for Bank of America, N.A. and $10.9 billion of other debt. During 2013, the

Corporation had total long-term debt maturities and purchases of $65.6 billion consisting of $39.3 billion for Bank of America Corporation, $16.0 billion for Bank of America, N.A. and $10.3 billion of other debt. In 2013, in a combination of tender offers, calls and open-market transactions, the Corporation purchased senior and subordinated long-term debt with a carrying value of $9.2 billion and recorded net losses of $59 million in connection with these transactions.

Long-term Debt by Maturity

(Dollars in millions)	2015	2016	2017	2018	2019	Thereafter	Total
Bank of America Corporation
Senior notes	$14,905	$17,373	$18,935	$20,006	$16,206	$40,203	$127,628
Senior structured notes	5,558	2,825	1,791	1,885	1,526	8,583	22,168
Subordinated notes	1,221	5,074	5,219	2,951	1,580	12,655	28,700
Junior subordinated notes	—	—	—	—	—	7,275	7,275
Total Bank of America Corporation	21,684	25,272	25,945	24,842	19,312	68,716	185,771
Bank of America, N.A. (1)
Senior notes	777	2,498	5,162	—	19	123	8,579
Subordinated notes	—	1,069	3,553	—	1	1,699	6,322
Advances from Federal Home Loan Banks	4,503	6,003	10	10	16	141	10,683
Securitizations and other Bank VIEs (2)	1,151	1,298	3,554	—	2,450	1,429	9,882
Total Bank of America, N.A.	6,431	10,868	12,279	10	2,486	3,392	35,466
Other debt
Senior notes	21	—	1	—	—	—	22
Structured liabilities	2,314	2,133	2,296	1,281	1,027	6,920	15,971
Junior subordinated notes	—	—	—	—	—	405	405
Nonbank VIEs (2)	20	348	255	102	27	2,673	3,425
Other	254	927	429	45	4	420	2,079
Total other debt	2,609	3,408	2,981	1,428	1,058	10,418	21,902
Total long-term debt	$30,724	$39,548	$41,205	$26,280	$22,856	$82,526	$243,139

(1)	On October 1, 2014, FIA Card Services, N.A. was merged into Bank of America, N.A.

(2)	Represents the total long-term debt included in the liabilities of consolidated VIEs on the Consolidated Balance Sheet.
Trust Preferred and Hybrid Securities
Trust preferred securities (Trust Securities) are primarily issued by trust companies (the Trusts) that are not consolidated. These Trust Securities are mandatorily redeemable preferred security obligations of the Trusts. The sole assets of the Trusts generally are junior subordinated deferrable interest notes of the Corporation or its subsidiaries (the Notes). The Trusts generally are 100 percent-owned finance subsidiaries of the Corporation. Obligations associated with the Notes are included in the long-term debt table on page 72.
Certain of the Trust Securities were issued at a discount and may be redeemed prior to maturity at the option of the Corporation. The Trusts generally have invested the proceeds of such Trust Securities in the Notes. Each issue of the Notes has an interest rate equal to the corresponding Trust Securities distribution rate. The Corporation has the right to defer payment of interest on the Notes at any time or from time to time for a period not exceeding five years provided that no extension period may extend beyond the stated maturity of the relevant Notes. During any such extension period, distributions on the Trust Securities will also be deferred and the Corporation’s ability to pay dividends on its common and preferred stock will be restricted.

The Trust Securities generally are subject to mandatory redemption upon repayment of the related Notes at their stated maturity dates or their earlier redemption at a redemption price equal to their liquidation amount plus accrued distributions to the date fixed for redemption and the premium, if any, paid by the Corporation upon concurrent repayment of the related Notes.
Periodic cash payments and payments upon liquidation or redemption with respect to Trust Securities are guaranteed by the Corporation or its subsidiaries to the extent of funds held by the Trusts (the Preferred Securities Guarantee). The Preferred Securities Guarantee, when taken together with the Corporation’s other obligations including its obligations under the Notes, generally will constitute a full and unconditional guarantee, on a subordinated basis, by the Corporation of payments due on the Trust Securities.
In 2013, the Corporation entered into various agreements with certain Trust Securities holders pursuant to which the Corporation paid $933 million in cash in exchange for $934 million aggregate liquidation amount of previously issued Trust Securities. Upon the exchange, the Corporation immediately surrendered the Trust Securities to the unconsolidated Trusts for cancellation, resulting in the cancellation of an equal amount of junior subordinated notes that had a carrying value of $934 million, resulting in an insignificant gain.

Bank of America 2014 73

The Trust Securities Summary table details the outstanding Trust Securities and the related Notes previously issued which remained outstanding at December 31, 2014. For more information on Trust Securities for regulatory capital purposes, see Note 16 – Regulatory Requirements and Restrictions.

Trust Securities Summary
(Dollars in millions)
		December 31, 2014
Issuer	Issuance Date	Aggregate Principal Amount of Trust Securities	Aggregate Principal Amount of the Notes	Stated Maturity of the Trust Securities	Per Annum Interest Rate of the Notes	Interest Payment Dates	Redemption Period
Bank of America
Capital Trust VI	March 2005	$36	$37	March 2035	5.63%	Semi-Annual	Any time
Capital Trust VII (1)	August 2005	7	7	August 2035	5.25	Semi-Annual	Any time
Capital Trust VIII	August 2005	524	540	August 2035	6.00	Quarterly	On or after 8/25/10
Capital Trust XI	May 2006	658	678	May 2036	6.63	Semi-Annual	Any time
Capital Trust XV	May 2007	1	1	June 2056	3-mo. LIBOR +80 bps	Quarterly	On or after 6/01/37
NationsBank
Capital Trust III	February 1997	131	136	January 2027	3-mo. LIBOR +55 bps	Quarterly	On or after 1/15/07
BankAmerica
Capital III	January 1997	103	106	January 2027	3-mo. LIBOR +57 bps	Quarterly	On or after 1/15/02
Barnett
Capital III	January 1997	64	66	February 2027	3-mo. LIBOR +62.5 bps	Quarterly	On or after 2/01/07
Fleet
Capital Trust V	December 1998	79	82	December 2028	3-mo. LIBOR +100 bps	Quarterly	On or after 12/18/03
BankBoston
Capital Trust III	June 1997	53	55	June 2027	3-mo. LIBOR +75 bps	Quarterly	On or after 6/15/07
Capital Trust IV	June 1998	102	106	June 2028	3-mo. LIBOR +60 bps	Quarterly	On or after 6/08/03
MBNA
Capital Trust B	January 1997	70	73	February 2027	3-mo. LIBOR +80 bps	Quarterly	On or after 2/01/07
Countrywide
Capital III	June 1997	200	206	June 2027	8.05	Semi-Annual	Only under special event
Capital IV	April 2003	500	515	April 2033	6.75	Quarterly	On or after 4/11/08
Capital V	November 2006	1,495	1,496	November 2036	7.00	Quarterly	On or after 11/01/11
Merrill Lynch
Preferred Capital Trust III	January 1998	750	901	Perpetual	7.00	Quarterly	On or after 3/08
Preferred Capital Trust IV	June 1998	400	480	Perpetual	7.12	Quarterly	On or after 6/08
Preferred Capital Trust V	November 1998	850	1,021	Perpetual	7.28	Quarterly	On or after 9/08
Capital Trust I	December 2006	1,050	1,051	December 2066	6.45	Quarterly	On or after 12/11
Capital Trust II	May 2007	950	951	June 2067	6.45	Quarterly	On or after 6/12
Capital Trust III	August 2007	750	751	September 2067	7.375	Quarterly	On or after 9/12
Total		$8,773	$9,259

(1)	Notes are denominated in British Pound. Presentation currency is U.S. Dollar.

74 Bank of America 2014

NOTE 12 Commitments and Contingencies
In the normal course of business, the Corporation enters into a number of off-balance sheet commitments. These commitments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and market risk limitation reviews as those instruments recorded on the Consolidated Balance Sheet.
Credit Extension Commitments
The Corporation enters into commitments to extend credit such as loan commitments, standby letters of credit (SBLCs) and commercial letters of credit to meet the financing needs of its customers. The table below includes the notional amount of unfunded legally binding lending commitments net of amounts distributed (e.g., syndicated) to other financial institutions of $15.7 billion and $21.9 billion at December 31, 2014 and 2013. At December 31, 2014, the carrying value of these commitments, excluding commitments accounted for under the fair value option, was $546 million, including deferred revenue of $18 million and a reserve for unfunded lending commitments of $528 million. At December 31, 2013, the comparable amounts were $503 million, $19 million and $484 million, respectively. The carrying value of these commitments is classified in accrued expenses and other liabilities on the Consolidated Balance Sheet.
The table below also includes the notional amount of commitments of $9.9 billion and $13.0 billion at December 31, 2014 and 2013 that are accounted for under the fair value option. However, the table below excludes cumulative net fair value adjustments of $405 million and $354 million on these commitments, which are classified in accrued expenses and other liabilities. For more information regarding the Corporation’s loan commitments accounted for under the fair value option, see Note 21 – Fair Value Option.

Credit Extension Commitments

	December 31, 2014
(Dollars in millions)	Expire in One Year or Less	Expire After One Year Through Three Years	Expire After Three Years Through Five Years	Expire After Five Years	Total
Notional amount of credit extension commitments
Loan commitments	$79,897	$97,583	$146,743	$18,942	$343,165
Home equity lines of credit	6,292	19,679	12,319	15,417	53,707
Standby letters of credit and financial guarantees (1)	19,259	9,106	4,519	1,807	34,691
Letters of credit	1,883	157	35	88	2,163
Legally binding commitments	107,331	126,525	163,616	36,254	433,726
Credit card lines (2)	363,989	—	—	—	363,989
Total credit extension commitments	$471,320	$126,525	$163,616	$36,254	$797,715

	December 31, 2013
Notional amount of credit extension commitments
Loan commitments	$80,799	$105,175	$133,290	$21,864	$341,128
Home equity lines of credit	4,580	16,855	21,074	14,301	56,810
Standby letters of credit and financial guarantees (1)	21,994	8,843	2,876	3,967	37,680
Letters of credit	1,263	899	4	403	2,569
Legally binding commitments	108,636	131,772	157,244	40,535	438,187
Credit card lines (2)	377,846	—	—	—	377,846
Total credit extension commitments	$486,482	$131,772	$157,244	$40,535	$816,033

(1)
The notional amounts of SBLCs and financial guarantees classified as investment grade and non-investment grade based on the credit quality of the underlying reference name within the instrument were $26.1 billion and $8.2 billion at December 31, 2014, and $27.6 billion and $9.6 billion at December 31, 2013. Amounts include consumer SBLCs of $396 million and $453 million at December 31, 2014 and 2013.

(2)	Includes business card unused lines of credit.
Legally binding commitments to extend credit generally have specified rates and maturities. Certain of these commitments have adverse change clauses that help to protect the Corporation against deterioration in the borrower’s ability to pay.
Other Commitments
At December 31, 2014 and 2013, the Corporation had commitments to purchase loans (e.g., residential mortgage and commercial real estate) of $1.8 billion and $1.5 billion, which upon settlement will be included in loans or LHFS.
At December 31, 2014 and 2013, the Corporation had commitments to enter into forward-dated resale and securities borrowing agreements of $73.2 billion and $75.5 billion, and commitments to enter into forward-dated repurchase and securities lending agreements of $55.8 billion and $38.3 billion. These commitments expire within the next 12 months.
The Corporation is a party to operating leases for certain of its premises and equipment. Commitments under these leases are approximately $2.6 billion, $2.3 billion, $1.9 billion, $1.5 billion and $1.2 billion for 2015 through 2019, respectively, and $4.9 billion in the aggregate for all years thereafter.
At December 31, 2014 and 2013, the Corporation had unfunded equity investment commitments of $57 million and $195 million.

Bank of America 2014 75

Other Guarantees
Bank-owned Life Insurance Book Value Protection
The Corporation sells products that offer book value protection to insurance carriers who offer group life insurance policies to corporations, primarily banks. The book value protection is provided on portfolios of intermediate investment-grade fixed-income securities and is intended to cover any shortfall in the event that policyholders surrender their policies and market value is below book value. These guarantees are recorded as derivatives and carried at fair value in the trading portfolio. At December 31, 2014 and 2013, the notional amount of these guarantees totaled $13.6 billion and $13.4 billion and the Corporation’s maximum exposure related to these guarantees totaled $3.1 billion and $3.0 billion with estimated maturity dates between 2031 and 2039. The net fair value including the fee receivable associated with these guarantees was $25 million and $39 million at December 31, 2014 and 2013, and reflects the probability of surrender as well as the multiple structural protection features in the contracts.
Employee Retirement Protection
The Corporation sells products that offer book value protection primarily to plan sponsors of the Employee Retirement Income Security Act of 1974 (ERISA) governed pension plans, such as 401(k) plans and 457 plans. The book value protection is provided on portfolios of intermediate/short-term investment-grade fixed-income securities and is intended to cover any shortfall in the event that plan participants continue to make qualified withdrawals after all securities have been liquidated and there is remaining book value. The Corporation retains the option to exit the contract at any time. If the Corporation exercises its option, the investment manager will either terminate the contract or convert the portfolio into a high-quality fixed-income portfolio, typically all government or government-backed agency securities, with the proceeds of the liquidated assets to assure the return of principal. To manage its exposure, the Corporation imposes restrictions and constraints on the timing of the withdrawals, the manner in which the portfolio is liquidated and the funds are accessed, and the investment parameters of the underlying portfolio. These constraints, combined with significant structural protections, are designed to provide adequate buffers and guard against payments even under extreme stress scenarios. These guarantees are recorded as derivatives and carried in the trading portfolio at fair value, which was insignificant at December 31, 2014. At December 31, 2014 and 2013, the notional amount of these guarantees totaled $500 million and $4.6 billion with estimated maturity dates up to 2019 if the exit option is exercised on all deals. The decline in notional amount in 2014 was primarily the result of plan sponsors terminating contracts pursuant to exit options. As of December 31, 2014, the Corporation had not made a payment under these products.
Indemnifications
In the ordinary course of business, the Corporation enters into various agreements that contain indemnifications, such as tax indemnifications, whereupon payment may become due if certain external events occur, such as a change in tax law. The indemnification clauses are often standard contractual terms and were entered into in the normal course of business based on an assessment that the risk of loss would be remote. These agreements typically contain an early termination clause that permits the Corporation to exit the agreement upon these events. The maximum potential future payment under indemnification agreements is difficult to assess for several reasons, including the occurrence of an external event, the inability to predict future changes in tax and other laws, the difficulty in determining how such laws would apply to parties in contracts, the absence of exposure limits contained in standard contract language and the timing of the early termination clause. Historically, any payments made under these guarantees have been de minimis. The Corporation has assessed the probability of making such payments in the future as remote.
Merchant Services
In accordance with credit and debit card association rules, the Corporation sponsors merchant processing servicers that process credit and debit card transactions on behalf of various merchants. In connection with these services, a liability may arise in the event of a billing dispute between the merchant and a cardholder that is ultimately resolved in the cardholder’s favor. If the merchant defaults on its obligation to reimburse the cardholder, the cardholder, through its issuing bank, generally has until six months after the date of the transaction to present a chargeback to the merchant processor, which is primarily liable for any losses on covered transactions. However, if the merchant processor fails to meet its obligation to reimburse the cardholder for disputed transactions, then the Corporation, as the sponsor, could be held liable for the disputed amount. In 2014 and 2013, the sponsored entities processed and settled $647.1 billion and $623.7 billion of transactions and recorded losses of $16 million and $15 million. A significant portion of this activity was processed by a joint venture in which the Corporation holds a 49 percent ownership. At December 31, 2014 and 2013, the sponsored merchant processing servicers held as collateral $130 million and $203 million of merchant escrow deposits which may be used to offset amounts due from the individual merchants.
The Corporation believes the maximum potential exposure for chargebacks would not exceed the total amount of merchant transactions processed through Visa and MasterCard for the last six months, which represents the claim period for the cardholder, plus any outstanding delayed-delivery transactions. As of December 31, 2014 and 2013, the maximum potential exposure for sponsored transactions totaled $269.3 billion and $258.5 billion. However, the Corporation believes that the maximum potential exposure is not representative of the actual potential loss exposure and does not expect to make material payments in connection with these guarantees.
Exchange and Clearing House Member Guarantees
The Corporation is a member of various securities and derivative exchanges and clearinghouses, both in the U.S. and other countries. As a member, the Corporation may be required to pay a pro-rata share of the losses incurred by some of these organizations as a result of another member default and under other loss scenarios. The Corporation’s potential obligations may be limited to its membership interests in such exchanges and clearinghouses, to the amount (or multiple) of the Corporation’s contribution to the guarantee fund or, in limited instances, to the full pro-rata share of the residual losses after applying the guarantee fund. The Corporation’s maximum potential exposure under these membership agreements is difficult to estimate;

76 Bank of America 2014

however, the potential for the Corporation to be required to make these payments is remote.
Prime Brokerage and Securities Clearing Services
In connection with its prime brokerage and clearing businesses, the Corporation performs securities clearance and settlement services on behalf of its clients with other brokerage firms and clearinghouses. Under these arrangements, the Corporation stands ready to meet the obligations of its clients with respect to securities transactions. The Corporation’s obligations in this respect are secured by the assets in the clients’ accounts and the accounts of their customers as well as by any proceeds received from the transactions cleared and settled by the firm on behalf of clients or their customers. The Corporation’s maximum potential exposure under these arrangements is difficult to estimate; however, the potential for the Corporation to incur material losses pursuant to these arrangements is remote.
Other Derivative Contracts
The Corporation funds selected assets, including securities issued by CDOs and CLOs, through derivative contracts, typically total return swaps, with third parties and VIEs that are not consolidated by the Corporation. The total notional amount of these derivative contracts was $527 million and $1.8 billion with commercial banks and $1.2 billion and $1.3 billion with VIEs at December 31, 2014 and 2013. The underlying securities are senior securities and substantially all of the Corporation’s exposures are insured. Accordingly, the Corporation’s exposure to loss consists principally of counterparty risk to the insurers. In certain circumstances, generally as a result of ratings downgrades, the Corporation may be required to purchase the underlying assets, which would not result in additional gain or loss to the Corporation as such exposure is already reflected in the fair value of the derivative contracts.
Other Guarantees
The Corporation has entered into additional guarantee agreements and commitments, including sold risk participation swaps, liquidity facilities, lease-end obligation agreements, partial credit guarantees on certain leases, real estate joint venture guarantees, divested business commitments and sold put options that require gross settlement. The maximum potential future payment under these agreements was approximately $6.2 billion and $6.9 billion at December 31, 2014 and 2013. The estimated maturity dates of these obligations extend up to 2033. The Corporation has made no material payments under these guarantees.
In the normal course of business, the Corporation periodically guarantees the obligations of its affiliates in a variety of transactions including ISDA-related transactions and non-ISDA related transactions such as commodities trading, repurchase agreements, prime brokerage agreements and other transactions.
Payment Protection Insurance Claims Matter
In the U.K., the Corporation previously sold payment protection insurance (PPI) through its international card services business to credit card customers and consumer loan customers. PPI covers a consumer’s loan or debt repayment if certain events occur such as loss of job or illness. In response to an elevated level of customer complaints across the industry, heightened media coverage and pressure from consumer advocacy groups, the U.K. Financial Services Authority, which has subsequently been replaced by the Prudential Regulation Authority (PRA) and the

Financial Conduct Authority (FCA), investigated and raised concerns about the way some companies have handled complaints related to the sale of these insurance policies. In connection with this matter, the Corporation established a reserve for PPI. The reserve was $378 million and $381 million at December 31, 2014 and 2013. The Corporation recorded expense of $621 million and $258 million in 2014 and 2013. The increase in the provision was due primarily to the volume of new complaints not decreasing as expected. It is reasonably possible that the Corporation will incur additional expense related to PPI claims; however, the amount of such additional expense cannot be reasonably estimated.
Litigation and Regulatory Matters
In the ordinary course of business, the Corporation and its subsidiaries are routinely defendants in or parties to many pending and threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants. These actions and proceedings are generally based on alleged violations of consumer protection, securities, environmental, banking, employment, contract and other laws. In some of these actions and proceedings, claims for substantial monetary damages are asserted against the Corporation and its subsidiaries.
In the ordinary course of business, the Corporation and its subsidiaries are also subject to regulatory and governmental examinations, information gathering requests, inquiries, investigations, and threatened legal actions and proceedings. For example, certain subsidiaries of the Corporation are registered broker-dealers or investment advisors and are subject to regulation by the SEC, the Financial Industry Regulatory Authority, the European Commission, the PRA, the FCA and other international, federal and state securities regulators. In connection with formal and informal inquiries, the Corporation and its subsidiaries receive numerous requests, subpoenas and orders for documents, testimony and information in connection with various aspects of the Corporation’s regulated activities.
In view of the inherent difficulty of predicting the outcome of such litigation, regulatory and governmental matters, particularly where the claimants seek very large or indeterminate damages or where the matters present novel legal theories or involve a large number of parties, the Corporation generally cannot predict what the eventual outcome of the pending matters will be, what the timing of the ultimate resolution of these matters will be, or what the eventual loss, fines or penalties related to each pending matter may be.
In accordance with applicable accounting guidance, the Corporation establishes an accrued liability for litigation, regulatory and governmental matters when those matters present loss contingencies that are both probable and estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. As a litigation, regulatory or governmental matter develops, the Corporation, in conjunction with any outside counsel handling the matter, evaluates on an ongoing basis whether such matter presents a loss contingency that is probable and estimable. When a loss contingency is not both probable and estimable, the Corporation does not establish an accrued liability. If, at the time of evaluation, the loss contingency related to a litigation, regulatory or governmental matter is not both probable and estimable, the matter will continue to be monitored for further developments that would make such loss contingency both probable and estimable. Once the loss contingency related to a litigation, regulatory or governmental matter is deemed to be both probable and

Bank of America 2014 77

estimable, the Corporation will establish an accrued liability with respect to such loss contingency and record a corresponding amount of litigation-related expense. The Corporation continues to monitor the matter for further developments that could affect the amount of the accrued liability that has been previously established. Excluding expenses of internal or external legal service providers, litigation-related expense of $16.4 billion was recognized for 2014 compared to $6.1 billion for 2013.
For a limited number of the matters disclosed in this Note for which a loss, whether in excess of a related accrued liability or where there is no accrued liability, is reasonably possible in future periods, the Corporation is able to estimate a range of possible loss. In determining whether it is possible to estimate a range of possible loss, the Corporation reviews and evaluates its material litigation, regulatory and governmental matters on an ongoing basis, in conjunction with any outside counsel handling the matter, in light of potentially relevant factual and legal developments. These may include information learned through the discovery process, rulings on dispositive motions, settlement discussions, and other rulings by courts, arbitrators or others. In cases in which the Corporation possesses sufficient appropriate information to estimate a range of possible loss, that estimate is aggregated and disclosed below. There may be other disclosed matters for which a loss is probable or reasonably possible but such an estimate of the range of possible loss may not be possible. For those matters where an estimate of the range of possible loss is possible, management currently estimates the aggregate range of possible loss is $0 to $2.7 billion in excess of the accrued liability (if any) related to those matters. This estimated range of possible loss is based upon currently available information and is subject to significant judgment and a variety of assumptions, and known and unknown uncertainties. The matters underlying the estimated range will change from time to time, and actual results may vary significantly from the current estimate. Those matters for which an estimate is not possible are not included within this estimated range. Therefore, this estimated range of possible loss represents what the Corporation believes to be an estimate of possible loss only for certain matters meeting these criteria. It does not represent the Corporation’s maximum loss exposure.
Information is provided below regarding the nature of all of these contingencies and, where specified, the amount of the claim associated with these loss contingencies. Based on current knowledge, management does not believe that loss contingencies arising from pending matters, including the matters described herein, will have a material adverse effect on the consolidated financial position or liquidity of the Corporation. However, in light of the inherent uncertainties involved in these matters, some of which are beyond the Corporation’s control, and the very large or indeterminate damages sought in some of these matters, an adverse outcome in one or more of these matters could be material to the Corporation’s results of operations or cash flows for any particular reporting period.
Bond Insurance Litigation
Ambac Countrywide Litigation
The Corporation, Countrywide and other Countrywide entities are named as defendants in an action filed on September 29, 2010 and as amended on May 28, 2013, by Ambac Assurance Corporation and the Segregated Account of Ambac Assurance Corporation (together, Ambac), entitled Ambac Assurance

Corporation and The Segregated Account of Ambac Assurance Corporation v. Countrywide Home Loans, Inc., et al. This action, currently pending in New York Supreme Court, New York County, relates to bond insurance policies provided by Ambac on certain securitized pools of second-lien (and in one pool, first-lien) HELOCs, first-lien subprime home equity loans and fixed-rate second-lien mortgage loans. Plaintiffs allege that they have paid claims as a result of defaults in the underlying loans and assert that the Countrywide defendants misrepresented the characteristics of the underlying loans and breached certain contractual representations and warranties regarding the underwriting and servicing of the loans. Plaintiffs also allege that the Corporation is liable based on successor liability theories. Damages claimed by Ambac are in excess of $2.2 billion and include the amount of payments for current and future claims it has paid or claims it will be obligated to pay under the policies, increasing over time as it pays claims under relevant policies, plus unspecified punitive damages.
On December 30, 2014, Ambac filed a second complaint in the same court against the same defendants, claiming fraudulent inducement against Countrywide and successor and vicarious liability against the Corporation relating to eight partially Ambac-insured RMBS transactions that closed between 2005 and 2007, all backed by negative amortization pay option adjustable-rate mortgage (ARM) loans that were originated in whole or in part by Countrywide. Seven of the eight securitizations were issued and underwritten by non-parties to the litigation. Ambac claims damages in excess of $600 million consisting of all alleged past and future claims against its policies, plus other unspecified compensatory and punitive damages.
Also on December 30, 2014, Ambac filed a third action in Wisconsin Circuit Court, Dane County, against Countrywide Home Loans, Inc., claiming that it was fraudulently induced to insure portions of five securitizations issued and underwritten in 2005 by a non-party that included Countrywide originated first-lien negative amortization pay option ARM loans. The complaint claims damages in excess of $350 million for all alleged past and future Ambac insured claims payment obligations plus other unspecified compensatory and punitive damages.
Ambac First Franklin Litigation
On April 16, 2012, Ambac sued First Franklin Financial Corp., BANA, MLPF&S, Merrill Lynch Mortgage Lending, Inc. (MLML), and Merrill Lynch Mortgage Investors, Inc. in New York Supreme Court, New York County. Plaintiffs’ claims relate to guaranty insurance Ambac provided on a First Franklin securitization (Franklin Mortgage Loan Trust, Series 2007-FFC). The securitization was sponsored by MLML, and certain certificates in the securitization were insured by Ambac. The complaint alleges that defendants breached representations and warranties concerning the origination of the underlying mortgage loans and asserts claims for fraudulent inducement, breach of contract and indemnification. Plaintiffs also assert breach of contract claims against BANA based upon its servicing of the loans in the securitization. The complaint alleges that Ambac has paid hundreds of millions of dollars in claims and has accrued and continues to accrue tens of millions of dollars in additional claims, and Ambac seeks as damages the total claims it has paid and its projected claims payment obligations, as well as specific performance of defendants’ contractual repurchase obligations.

78 Bank of America 2014

On July 19, 2013, the court denied defendants’ motion to dismiss Ambac’s contract and fraud causes of action but granted dismissal of Ambac’s indemnification cause of action. In addition, the court denied defendants’ motion to dismiss Ambac’s claims for attorneys’ fees and punitive damages.
European Commission – Credit Default Swaps Antitrust Investigation
On July 1, 2013, the European Commission (Commission) announced that it had addressed a Statement of Objections (SO) to the Corporation, BANA and Banc of America Securities LLC (together, the Bank of America Entities), a number of other financial institutions, Markit Group Limited, and the International Swaps and Derivatives Association (together, the Parties). The SO sets forth the Commission’s preliminary conclusion that the Parties infringed European Union competition law by participating in alleged collusion to prevent exchange trading of CDS and futures. According to the SO, the conduct of the Bank of America Entities took place between August 2007 and April 2009. As part of the Commission’s procedures, the Parties have reviewed the evidence in the investigative file, responded to the Commission’s preliminary conclusions and attended a hearing before the Commission. If the Commission is satisfied that its preliminary conclusions are proved, the Commission has stated that it intends to impose a fine and require appropriate remedial measures.
Fontainebleau Las Vegas Litigation
On June 9, 2009, Avenue CLO Fund Ltd., et al. v. Bank of America, N.A., Merrill Lynch Capital Corporation, et al. was filed in the U.S. District Court for the District of Nevada by certain Fontainebleau Las Vegas, LLC (FBLV) project lenders. Plaintiffs alleged that, among other things, BANA breached its duties as disbursement agent under the agreement governing the disbursement of loaned funds to FBLV, then a Chapter 11 debtor-in-possession. Plaintiffs seek monetary damages of more than $700 million, plus interest. This action was subsequently transferred by the U.S. Judicial Panel on Multidistrict Litigation (JPML) to the U.S. District Court for the Southern District of Florida.
On March 19, 2012, the district court granted BANA’s motion for summary judgment on all causes of action against it in its capacity as disbursement agent and denied plaintiffs’ motion for summary judgment on those claims. On July 26, 2013, the U.S. Court of Appeals for the Eleventh Circuit affirmed in part and reversed in part the district court’s dismissal of the disbursement agent claims against BANA, holding that there were factual disputes that could not be resolved on a summary judgment motion, and remanded the case to the district court for further proceedings.
Dismissal of the other claims was affirmed on a separate appeal. On December 13, 2013, the JPML remanded the action to the District of Nevada for trial.
The parties have settled the action for $300 million, an amount that was fully accrued as of December 31, 2014. Pursuant to the settlement, plaintiffs have stipulated to the voluntary dismissal of their remaining claims with prejudice.

In re Bank of America Securities, Derivative and Employee Retirement Income Security Act (ERISA) Litigation
Beginning in January 2009, the Corporation, as well as certain current and former officers and directors, among others, were named as defendants in a variety of actions filed in state and federal courts. The actions generally concern alleged material misrepresentations and/or omissions with respect to certain securities filings by the Corporation. The securities filings contained information with respect to events that took place from September 2008 through January 2009 contemporaneous with the Corporation’s acquisition of Merrill Lynch & Co., Inc. (Merrill Lynch). Certain federal court actions were consolidated and/or coordinated in the U.S. District Court for the Southern District of New York (the District Court) under the caption In re Bank of America Securities, Derivative and Employee Retirement Income Security Act (ERISA) Litigation.
Plaintiffs in the consolidated securities class action (the Consolidated Securities Class Action) asserted claims under Sections 14(a), 10(b) and 20(a) of the Securities Exchange Act of 1934, and Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and asserted damages based on the drop in the stock price upon subsequent disclosures. On April 5, 2013, the District Court granted final approval of the settlement of the Consolidated Securities Class Action. On November 5, 2014, the U.S. Court of Appeals for the Second Circuit affirmed the final approval of the settlement of the Consolidated Securities Class Action. On February 3, 2015, the deadline for filing a petition for writ of certiorari with the U.S. Supreme Court elapsed without any objector filing a petition.
Certain shareholders opted to pursue their claims apart from the Consolidated Securities Class Action. Following settlements in an aggregate amount that was fully accrued as of December 31, 2013, the District Court dismissed the claims of these plaintiffs with prejudice.
In addition, on January 11, 2013, the District Court approved the settlement of claims filed by plaintiffs in a derivative action in the Consolidated Securities Class Action, which also resolved a consolidated derivative action filed in the Delaware Court of Chancery.
In addition, the District Court dismissed a complaint filed by plaintiffs in the ERISA actions in the Consolidated Securities Class Action on August 27, 2010, and the parties stipulated to the withdrawal of the appeal of that decision on January 14, 2013.
Interchange and Related Litigation
In 2005, a group of merchants filed a series of putative class actions and individual actions directed at interchange fees associated with Visa and MasterCard payment card transactions. These actions, which were consolidated in the U.S. District Court for the Eastern District of New York under the caption In Re Payment Card Interchange Fee and Merchant Discount Anti-Trust Litigation (Interchange), named Visa, MasterCard and several banks and bank holding companies (BHCs), including the Corporation, as defendants. Plaintiffs allege that defendants conspired to fix the level of default interchange rates and that certain rules of Visa and MasterCard related to merchant acceptance of payment cards at the point of sale were unreasonable restraints of trade. Plaintiffs sought unspecified damages and injunctive relief.

Bank of America 2014 79

On October 19, 2012, defendants settled the matter. The settlement provides for, among other things, (i) payments by defendants to the class and individual plaintiffs totaling approximately $6.6 billion, allocated proportionately to each defendant based upon various loss-sharing agreements; (ii) distribution to class merchants of an amount equal to 10 bps of default interchange across all Visa and MasterCard credit card transactions for a period of eight consecutive months, to begin by July 29, 2013, which otherwise would have been paid to issuers and which effectively reduces credit interchange for that period of time; and (iii) modifications to certain Visa and MasterCard rules regarding merchant point of sale practices.
The court granted final approval of the class settlement agreement on December 13, 2013. Several class members appealed to the U.S. Court of Appeals for the Second Circuit. In addition, a number of class members opted out of the settlement of their past damages claims. The cash portion of the settlement was adjusted downward as a result of these opt outs.
The Corporation is named in three of the opt-out suits, including one brought by cardholders, and, as a result of various sharing agreements from the main Interchange litigation, the Corporation remains liable for any settlement or judgment in opt-out suits where it is not named as a defendant. All but one of the opt-out suits filed to date have been consolidated in the U.S. District Court for the Eastern District of New York. On July 18, 2014, the court denied defendants’ motion to dismiss opt-out complaints filed by merchants, and on November 26, 2014, the court granted defendants’ motion to dismiss the Sherman Act claim in the cardholder complaint.
LIBOR, Other Reference Rate and Foreign Exchange (FX) Inquiries and Litigation
The Corporation has received subpoenas and information requests from government authorities in North America, Europe and the Asia Pacific region, including the DoJ, the U.S. Commodity Futures Trading Commission (CFTC) and the FCA, concerning submissions made by panel banks in connection with the setting of LIBOR and other reference rates. The Corporation is cooperating with these inquiries.
In addition, the Corporation and BANA have been named as defendants along with most of the other LIBOR panel banks in a series of individual and class actions in various U.S. federal and state courts relating to defendants’ LIBOR contributions. All cases naming the Corporation have been or are in the process of being consolidated for pre-trial purposes in the U.S. District Court for the Southern District of New York by the JPML. The Corporation expects that any future cases naming it will similarly be consolidated for pre-trial purposes. Plaintiffs allege that they held or transacted in U.S. Dollar LIBOR-based derivatives or other financial instruments and sustained losses as a result of collusion or manipulation by defendants regarding the setting of U.S. Dollar LIBOR. Plaintiffs assert a variety of claims, including antitrust and Racketeer Influenced and Corrupt Organizations (RICO), common law fraud, and breach of contract claims, and seek compensatory, treble and punitive damages, and injunctive relief.
In a series of rulings, the court dismissed antitrust, RICO and certain state law claims, while permitting the Commodity Exchange Act and other state law claims to proceed. As a result of a procedural ruling by the Supreme Court, plaintiffs are pursuing an immediate appeal of the dismissal of their antitrust claims. Further, based on the statute of limitations, the court has substantially limited the time period for which manipulation claims under the Commodity Exchange Act may be pursued. As to the Corporation and BANA, the court has also dismissed manipulation claims based on alleged trader conduct, and certain common law claims by plaintiffs who alleged no direct dealings with the Corporation or BANA. Other claims against the Corporation and BANA remain pending, however, and the court is continuing to consider motions regarding them, including the applicability of its prior rulings to subsequently filed actions.
Certain regulatory and government authorities in North America, Europe and the Asia Pacific region are conducting investigations and making inquiries of a significant number of FX market participants, including the Corporation, regarding FX market participants’ conduct and systems and controls over multiple years. The Corporation is cooperating with these investigations and inquiries, some of which are likely to lead to regulatory or legal proceedings and expose the Corporation to material penalties, fines or losses, and could adversely affect its reputation.
In particular, in November 2014, the Corporation resolved a matter with the Office of the Comptroller of the Currency (OCC) by agreeing to the imposition of mandatory remedial measures and payment of $250 million in civil penalties associated with the Corporation’s FX business and its systems and controls.
The Corporation is in separate advanced discussions to resolve the regulatory matters of concern to another U.S. banking regulator involving the Corporation’s FX business and its systems and controls. There can be no assurances that these discussions will lead to a resolution, or of the amount or timing of any such resolution.
In addition, in a consolidated amended complaint filed on March 31, 2014, the Corporation and BANA were named as defendants along with other FX market participants in a putative class action filed in the U.S. District Court for the Southern District of New York on behalf of plaintiffs and a putative class who allegedly transacted in FX and are domiciled in the U.S. or transacted in FX in the U.S. (the U.S. Action). On April 30, 2014, a substantively similar class action was filed against the Corporation and other FX market participants on behalf of a plaintiff and putative class allegedly located in Norway (the Foreign Action). The complaints allege that class members transacted with defendants at or around the time of the fixing of the WM/Reuters Closing Spot Rates or entered into transactions that settled in whole or in part based on the WM/Reuters Closing Spot Rates and that they sustained losses as a result of the defendants’ alleged conspiracy to manipulate the WM/Reuters Closing Spot Rates. Plaintiffs in the U.S. Action assert a single claim for violations of Sections 1 and 3 of the Sherman Act, and plaintiff in the Foreign Action asserts claims for violations of the Sherman Act, as well as certain claims under New York statutory and common law. Plaintiffs seek compensatory and treble damages, and declaratory and injunctive relief.
On January 28, 2015, the court denied defendants’ motion to dismiss the U.S. Action, finding that plaintiffs had sufficiently pleaded the elements of an antitrust claim. In the same decision, the court granted with prejudice defendants’ motion to dismiss the Foreign Action, finding that the Sherman Act does not apply extraterritorially, except in limited circumstances not present in the case, and that plaintiff had failed to plead an actionable state law claim.

80 Bank of America 2014

Montgomery
The Corporation, several current and former officers and directors, Banc of America Securities LLC (BAS), MLPF&S and other unaffiliated underwriters have been named as defendants in a putative class action filed in the U.S. District Court for the Southern District of New York entitled Montgomery v. Bank of America, et al. Plaintiff filed an amended complaint on January 14, 2011. Plaintiff seeks to sue on behalf of all persons who acquired certain series of preferred stock offered by the Corporation pursuant to a shelf registration statement dated May 5, 2006. Plaintiff’s claims arise from three offerings dated January 24, 2008, January 28, 2008 and May 20, 2008, from which the Corporation allegedly received proceeds of $15.8 billion. The amended complaint asserts claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, and alleges that the prospectus supplements associated with the offerings: (i) failed to disclose that the Corporation’s loans, leases, CDOs and commercial MBS were impaired to a greater extent than disclosed; (ii) misrepresented the extent of the impaired assets by failing to establish adequate reserves or properly record losses for its impaired assets; (iii) misrepresented the adequacy of the Corporation’s internal controls in light of the alleged impairment of its assets; (iv) misrepresented the Corporation’s capital base and Tier 1 leverage ratio for risk-based capital in light of the allegedly impaired assets; and (v) misrepresented the thoroughness and adequacy of the Corporation’s due diligence in connection with its acquisition of Countrywide. The amended complaint seeks rescission, compensatory and other damages. On March 16, 2012, the court granted defendants’ motion to dismiss the first amended complaint. On December 3, 2013, the court denied plaintiffs’ motion to file a second amended complaint. On February 6, 2014, plaintiffs appealed the denial of their motion to amend to the U.S. Court of Appeals for the Second Circuit.
Mortgage-backed Securities Litigation
The Corporation and its affiliates, Countrywide entities and their affiliates, and Merrill Lynch entities and their affiliates have been named as defendants in a number of cases relating to their various roles as issuer, originator, seller, depositor, sponsor, underwriter and/or controlling entity in MBS offerings, pursuant to which the MBS investors were entitled to a portion of the cash flow from the underlying pools of mortgages. These cases generally include purported class action suits and actions by individual MBS purchasers. Although the allegations vary by lawsuit, these cases generally allege that the registration statements, prospectuses and prospectus supplements for securities issued by securitization trusts contained material misrepresentations and omissions, in violation of the Securities Act of 1933 and/or state securities laws and other state statutory and common laws.
These cases generally involve allegations of false and misleading statements regarding: (i) the process by which the properties that served as collateral for the mortgage loans underlying the MBS were appraised; (ii) the percentage of equity that mortgage borrowers had in their homes; (iii) the borrowers’ ability to repay their mortgage loans; (iv) the underwriting practices by which those mortgage loans were originated; (v) the ratings given to the different tranches of MBS by rating agencies; and (vi) the validity of each issuing trust’s title to the mortgage loans comprising the pool for that securitization (collectively, MBS Claims). Plaintiffs in these cases generally seek unspecified compensatory damages, unspecified costs and legal fees and, in some instances, seek rescission.

The Corporation, Countrywide, Merrill Lynch and/or their affiliates may have claims for and/or may be subject to claims for contractual indemnification in connection with their various roles in regard to MBS.
On August 15, 2011, the JPML ordered multiple federal court cases involving Countrywide MBS consolidated for pretrial purposes in the U.S. District Court for the Central District of California in a multi-district litigation entitled In re Countrywide Financial Corp. Mortgage-Backed Securities Litigation (the Countrywide RMBS MDL).
Federal Home Loan Bank Litigation
On March 15, 2010, the Federal Home Loan Bank of San Francisco (FHLB San Francisco) filed an action in California Superior Court, San Francisco County, entitled Federal Home Loan Bank of San Francisco v. Credit Suisse Securities (USA) LLC, et al. FHLB San Francisco’s complaint asserts certain MBS Claims against BAS, Countrywide and several related entities in connection with its alleged purchase of 51 MBS offerings and one private placement issued and/or underwritten by those defendants between 2004 and 2007 and seeks rescission and unspecified damages. FHLB San Francisco dismissed the federal claims with prejudice on August 11, 2011. On September 8, 2011, the court denied defendants’ motions to dismiss the state law claims. On December 20, 2013, FHLB San Francisco voluntarily dismissed its negligent misrepresentation claims with prejudice. On October 15, 2014, the court denied the parties’ cross-motions for summary judgment with respect to two Countrywide trusts that were to be part of a bellwether trial.
The parties have settled the action and other related actions for $420 million, as well as with respect to certain claims, additional consideration; all amounts were fully accrued as of December 31, 2014. Pursuant to the settlement, FHLB San Francisco has voluntarily dismissed its remaining claims with prejudice.
Luther Class Action Litigation and Related Actions
Beginning in 2007, a number of pension funds and other investors filed putative class action lawsuits alleging certain MBS Claims against Countrywide, several of its affiliates, MLPF&S, the Corporation, NB Holdings Corporation and certain other defendants. Those class action lawsuits concerned a total of 429 MBS offerings involving over $350 billion in securities issued by subsidiaries of Countrywide between 2005 and 2007. The actions, entitled Luther v. Countrywide Financial Corporation, et al., Maine State Retirement System v. Countrywide Financial Corporation, et al., Western Conference of Teamsters Pension Trust Fund v. Countrywide Financial Corporation, et al., and Putnam Bank v. Countrywide Financial Corporation, et al., were all assigned to the Countrywide RMBS MDL court. On December 6, 2013, the court granted final approval to a settlement of these actions in the amount of $500 million. Beginning on January 14, 2014, a number of class members appealed to the U.S. Court of Appeals for the Ninth Circuit.
Prudential Insurance Litigation
On March 14, 2013, The Prudential Insurance Company of America and certain of its affiliates (collectively Prudential) filed a complaint in the U.S. District Court for the District of New Jersey, in a case entitled Prudential Insurance Company of America, et al. v. Bank of America, N.A., et al. Prudential has named the Corporation, Merrill

Bank of America 2014 81

Lynch and a number of related entities as defendants. Prudential asserts certain MBS Claims pertaining to 54 MBS offerings from which Prudential alleges that it purchased securities between 2004 and 2007. Prudential seeks, among other relief, compensatory damages, rescission or a rescissory measure of damages, punitive damages and other unspecified relief. On April 17, 2014, the court granted in part and denied in part defendants’ motion to dismiss the complaint. Prudential thereafter split its claims into two separate complaints, filing an amended complaint in the original action and a complaint in a separate action entitled Prudential Portfolios 2, et al. v. Bank of America, N.A., et al. Both cases are pending in the U.S. District Court for the District of New Jersey. On February 5, 2015, the court granted in part and denied in part defendants’ motion to dismiss those complaints, granting plaintiff leave to replead in certain respects.
Mortgage Repurchase Litigation
U.S. Bank Litigation
On August 29, 2011, U.S. Bank, National Association (U.S. Bank), as trustee for the HarborView Mortgage Loan Trust 2005-10 (the Trust), a mortgage pool backed by loans originated by Countrywide Home Loans, Inc. (CHL), filed a complaint in New York Supreme Court, New York County, in a case entitled U.S. Bank National Association, as Trustee for HarborView Mortgage Loan Trust, Series 2005-10 v. Countrywide Home Loans, Inc. (dba Bank of America Home Loans), Bank of America Corporation, Countrywide Financial Corporation, Bank of America, N.A. and NB Holdings Corporation. U.S. Bank asserts that, as a result of alleged misrepresentations by CHL in connection with its sale of the loans, defendants must repurchase all the loans in the pool, or in the alternative that it must repurchase a subset of those loans as to which U.S. Bank alleges that defendants have refused specific repurchase demands. U.S. Bank asserts claims for breach of contract and seeks specific performance of defendants’ alleged obligation to repurchase the entire pool of loans (alleged to have an original aggregate principal balance of $1.75 billion) or alternatively the aforementioned subset (alleged to have an aggregate principal balance of “over $100 million”), together with reimbursement of costs and expenses and other unspecified relief. On May 29, 2013, the New York Supreme Court dismissed U.S. Bank’s claim for repurchase of all the mortgage loans in the Trust. The court granted U.S. Bank leave to amend this claim. On June 18, 2013, U.S. Bank filed its second amended complaint seeking to replead its claim for repurchase of all loans in the Trust. On February 13, 2014, the court granted defendants’ motion to dismiss the repleaded claim seeking repurchase of all mortgage loans in the Trust; plaintiff has appealed that order.
On November 13, 2014, the court granted U.S. Bank’s motion for leave to amend the complaint; defendants have appealed that order. The amended complaint alleges breach of contract based upon defendants’ failure to repurchase loans that were the subject of specific repurchase demands and also alleges breach of contract based upon defendants’ discovery, during origination and servicing, of loans with material breaches of representations and warranties.
U.S. Bank Summonses with Notice
On August 29, 2014, U.S. Bank, solely in its capacity as Trustee for seven securitization trusts (the Trusts), served seven summonses with notice commencing potential actions against First Franklin Financial Corporation, Merrill Lynch Mortgage

Lending, Inc., Merrill Lynch Mortgage Investors, Inc., and Ownit Mortgage Solutions Inc. in New York Supreme Court, New York County. The summonses indicate that defendants may be subject to breach of contract claims alleging that they breached representations and warranties related to loans securitized in the Trusts. The summonses allege that defendants failed to repurchase breaching mortgage loans from the Trusts. The summonses seek specific performance of defendants’ alleged obligation to repurchase breaching loans, declaratory judgment, compensatory, rescissory and other damages, and indemnity. On February 5, 2015, defendants demanded complaints on three of the Trusts. Defendants currently have until March 3, 2015 to demand the complaint with respect to one of the remaining Trusts, and until July 15, 2015 to demand complaints on the final three Trusts.
Ocala Investor Litigation
On November 25, 2009, BNP Paribas Mortgage Corporation (BNP) and Deutsche Bank AG each filed claims (the 2009 Actions) against BANA in the U.S. District Court for the Southern District of New York entitled BNP Paribas Mortgage Corporation v. Bank of America, N.A and Deutsche Bank AG v. Bank of America, N.A. Plaintiffs allege that BANA failed to properly perform its duties as indenture trustee, collateral agent, custodian and depositary for Ocala Funding, LLC (Ocala), a home mortgage warehousing facility, resulting in the loss of plaintiffs’ investment in Ocala. Ocala was a wholly-owned subsidiary of Taylor, Bean & Whitaker Mortgage Corp. (TBW), a home mortgage originator and servicer which is alleged to have committed fraud that led to its eventual bankruptcy. Ocala provided funding for TBW’s mortgage origination activities by issuing notes, the proceeds of which were to be used by TBW to originate home mortgages. Such mortgages and other Ocala assets in turn were pledged to BANA, as collateral agent, to secure the notes. Plaintiffs lost most or all of their investment in Ocala when, as the result of the alleged fraud committed by TBW, Ocala was unable to repay the notes purchased by plaintiffs and there was insufficient collateral to satisfy Ocala’s debt obligations. Plaintiffs allege that BANA breached its contractual, fiduciary and other duties to Ocala, thereby permitting TBW’s alleged fraud to go undetected. Plaintiffs seek compensatory damages and other relief from BANA, including interest and attorneys’ fees, in an unspecified amount, but which plaintiffs allege exceeds $1.6 billion.
On March 23, 2011, the court granted in part and denied in part BANA’s motions to dismiss the 2009 Actions. Plaintiffs filed amended complaints on October 1, 2012 that included additional contractual, tort and equitable claims. On June 6, 2013, the court granted BANA’s motion to dismiss plaintiffs’ claims for failure to sue, negligence, negligent misrepresentation and equitable relief.
On November 24, 2014, BANA moved for summary judgment and plaintiffs moved for partial summary judgment.
On February 19, 2015, BANA and BNP reached an agreement in principle to settle the 2009 actions for an amount not material to the Corporation’s results of operations, subject to the execution of a final settlement agreement.
O’Donnell Litigation
On February 24, 2012, Edward O’Donnell filed a sealed qui tam complaint under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) and the False Claims Act against the Corporation, individually, and as successor to Countrywide,

82 Bank of America 2014

CHL and a Countrywide business division known as Full Spectrum Lending. On October 24, 2012, the DoJ filed a complaint-in-intervention to join the matter, adding BANA, Countrywide and CHL as defendants. The action is entitled United States of America, ex rel, Edward O’Donnell, appearing Qui Tam v. Bank of America Corp., et al., and was filed in the U.S. District Court for the Southern District of New York. The complaint-in-intervention asserted certain fraud claims in connection with the sale of loans to FNMA and FHLMC by Full Spectrum Lending and by the Corporation and BANA. On January 11, 2013, the government filed an amended complaint which added Countrywide Bank, FSB (CFSB) and a former officer of the Corporation as defendants. The court dismissed False Claims Act counts on May 8, 2013. On September 6, 2013, the government filed a second amended complaint alleging claims under FIRREA concerning allegedly fraudulent loan sales to the GSEs between August 2007 and May 2008. On September 24, 2013, the government dismissed the Corporation as a defendant.
Following a trial, on October 23, 2013, a verdict of liability was returned against CHL, CFSB and BANA. On July 30, 2014, the court imposed a civil penalty of $1.3 billion on BANA. On February 3, 2015, the court denied the Corporation’s motions for judgment as a matter of law, or in the alternative, a new trial. The Corporation will appeal the verdict and judgment.
Pennsylvania Public School Employees’ Retirement System
The Corporation and several current and former officers were named as defendants in a putative class action filed in the U.S. District Court for the Southern District of New York entitled Pennsylvania Public School Employees’ Retirement System v. Bank of America, et al.
Following the filing of a complaint on February 2, 2011, plaintiff subsequently filed an amended complaint on September 23, 2011 in which plaintiff sought to sue on behalf of all persons who acquired the Corporation’s common stock between February 27, 2009 and October 19, 2010 and “Common Equivalent Securities” sold in a December 2009 offering. The amended complaint asserted claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Sections 11 and 15 of the Securities Act of 1933, and alleged that the Corporation’s public statements: (i) concealed problems in the Corporation’s mortgage servicing business resulting from the widespread use of the Mortgage Electronic Recording System; (ii) failed to disclose the Corporation’s exposure to mortgage repurchase claims; (iii) misrepresented the adequacy of internal controls; and (iv) violated certain Generally Accepted Accounting Principles. The amended complaint sought unspecified damages.
On July 11, 2012, the court granted in part and denied in part defendants’ motions to dismiss the amended complaint. All claims under the Securities Act were dismissed against all defendants, with prejudice. The motion to dismiss the claim against the Corporation under Section 10(b) of the Exchange Act was denied. All claims under the Exchange Act against the officers were dismissed, with leave to replead. Defendants moved to dismiss a second amended complaint in which plaintiff sought to replead claims against certain current and former officers under Sections 10(b) and 20(a). On April 17, 2013, the court granted in part and denied in part the motion to dismiss, sustaining Sections 10(b) and 20(a) claims against the current and former officers.

Policemen’s Annuity Litigation
On April 11, 2012, the Policemen’s Annuity & Benefit Fund of the City of Chicago, on its own behalf and on behalf of a proposed class of purchasers of 41 RMBS trusts collateralized mostly by Washington Mutual-originated (WaMu) mortgages, filed a proposed class action complaint against BANA and other unrelated parties in the U.S. District Court for the Southern District of New York, entitled Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, N.A. and U.S. Bank National Association. BANA and U.S. Bank are named as defendants in their capacities as trustees, with BANA (formerly LaSalle Bank National Association) having served as the original trustee and U.S. Bank having replaced BANA as trustee. Plaintiff asserted claims under the federal Trust Indenture Act as well as state common law claims. Plaintiff alleged that, in light of the performance of the RMBS at issue, and in the wake of publicly-available information about the quality of loans originated by WaMu, the trustees were required to take certain steps to protect plaintiff’s interest in the value of the securities, and that plaintiff was damaged by defendants’ failures to notify it of deficiencies in the loans and of defaults under the relevant agreements, to ensure that the underlying mortgages could properly be foreclosed, and to enforce remedies available for loans that contained breaches of representations and warranties. Plaintiff sought unspecified compensatory damages and/or equitable relief, and costs and expenses. The court dismissed some of the common law claims, but allowed the Trust Indenture Act claim and a claim for breach of contract to proceed. After the filing of two amended complaints and the consolidation of the case with a related matter filed on August 23, 2013, entitled Vermont Pension Investment Committee and the Washington State Investment Board v. Bank of America, N.A. and U.S. Bank National Association, 10 named plaintiffs filed a third amended complaint on October 31, 2013, on behalf of two proposed classes of purchasers of 35 trusts collateralized mostly by WaMu-originated mortgages (later reduced to 34 trusts).
On June 5, 2014, the parties informed the court that they had reached an agreement in principle to settle the case for an amount not material to the Corporation’s results of operations, subject to approval of plaintiffs’ boards. The settlement remains subject to final court approval and various conditions. On November 10, 2014, the court preliminarily approved the proposed settlement, and scheduled a final approval hearing for March 12, 2015.
Takefuji Litigation
In April 2010, Takefuji Corporation (Takefuji) filed a claim against Merrill Lynch International and Merrill Lynch Japan Securities (MLJS) in Tokyo District Court. The claim concerns Takefuji’s purchase in 2007 of credit-linked notes structured and sold by defendants that resulted in a loss to Takefuji of approximately JPY29.0 billion (approximately $270 million) following an event of default. Takefuji alleges that defendants failed to meet certain disclosure obligations concerning the notes.
On July 19, 2013, the Tokyo District Court issued a judgment in defendants’ favor, a decision that Takefuji subsequently appealed to the Tokyo High Court. On August 27, 2014, the Tokyo High Court vacated the decision of the District Court and issued a judgment awarding Takefuji JPY14.5 billion (approximately $135 million) in damages, plus interest at a rate of five percent from March 18, 2008. On September 10, 2014, defendants filed an appeal with the Japanese Supreme Court.

Bank of America 2014 83

NOTE 13 Shareholders’ Equity
Common Stock

Declared Quarterly Cash Dividends on Common Stock (1)

Declaration Date	Record Date	Payment Date	Dividend Per Share

February 10, 2015	March 6, 2015	March 27, 2015	$0.05
October 23, 2014	December 5, 2014	December 26, 2014	0.05
August 6, 2014	September 5, 2014	September 26, 2014	0.05
June 18, 2014	June 24, 2014	June 30, 2014	0.01
February 11, 2014	March 7, 2014	March 28, 2014	0.01

(1)	In 2014 and through February 25, 2015.
The Corporation repurchased and retired 101.1 million and 231.7 million shares of common stock, which reduced shareholders’ equity by $1.7 billion and $3.2 billion in 2014 and 2013. In 2012, in connection with the exchanges described in Preferred Stock in this Note, the Corporation issued 50 million shares of its common stock.
At December 31, 2014, the Corporation had warrants outstanding and exercisable to purchase 121.8 million shares of common stock at an exercise price of $30.79 per share expiring on October 28, 2018, and warrants outstanding and exercisable to purchase 150.4 million shares of common stock at an exercise price of $13.24 per share expiring on January 16, 2019. These warrants were originally issued in connection with preferred stock issuances to the U.S. Department of the Treasury in 2009 and 2008, and are listed on the New York Stock Exchange. The terms of the warrants expiring on January 16, 2019 include a provision that requires an adjustment to the exercise price when the Corporation declares quarterly dividends at a level greater than $0.01 per common share. As a result of the Corporation’s third- and fourth-quarter 2014 dividends of $0.05 per common share, the exercise price of the warrants expiring on January 16, 2019 was adjusted from $13.30 to $13.24. The exercise price of these warrants is subject to continued adjustment each time the quarterly cash dividend is in excess of $0.01 per common share to compensate the shareholder for dilution resulting from an increased dividend, including as a result of the declaration of a quarterly common stock dividend of $0.05 per common share to be paid on March 27, 2015 to shareholders of record on March 6, 2015. The warrants expiring on October 18, 2018 also contain this anti-dilution provision except the adjustment is triggered only when the Corporation declares quarterly dividends at a level greater than $0.32 per common share.
In connection with the issuance of the Corporation’s 6% Cumulative Perpetual Preferred Stock, Series T (the Series T Preferred Stock), the Corporation issued a warrant to purchase 700 million shares of the Corporation’s common stock. The warrant is exercisable at the holder’s option at any time, in whole or in part, until September 1, 2021, at an exercise price of $7.142857 per share of common stock. The warrant may be settled in cash or by exchanging all or a portion of the Series T Preferred Stock. For more information on the Series T Preferred Stock, see Preferred Stock in this Note.
In connection with employee stock plans, in 2014, the Corporation issued approximately 43 million shares and repurchased approximately 17 million shares of its common stock to satisfy tax withholding obligations. At December 31, 2014, the Corporation had reserved 1.8 billion unissued shares of common stock for future issuances under employee stock plans, common stock warrants, convertible notes and preferred stock.
Preferred Stock
The cash dividends declared on preferred stock were $1.0 billion, $1.2 billion and $1.5 billion for 2014, 2013 and 2012.
On January 27, 2015, the Corporation issued 44,000 shares of its 6.500% Non-Cumulative Preferred Stock, Series Y for $1.1 billion. Dividends are paid quarterly commencing on April 27, 2015. Series Y Preferred Stock has a liquidation preference of $25,000 per share and is subject to certain restrictions in the event that the Corporation fails to declare and pay full dividends.
At the Corporation’s annual meeting of stockholders on May 7, 2014, the stockholders approved an amendment to the Series T Preferred Stock such that it qualifies as Tier 1 capital, and the amendment became effective in the three months ended June 30, 2014. The more significant changes to the terms of the Series T Preferred Stock in the amendment were: (1) dividends are no longer cumulative; (2) the dividend rate is fixed at 6%; and (3) the Corporation may redeem the Series T Preferred Stock only after the fifth anniversary of the effective date of the amendment.
In 2014, the Corporation issued $6.0 billion of its Preferred Stock, Series V, X, W and Z. On June 17, 2014, the Corporation issued 60,000 shares of its Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V for $1.5 billion. Dividends are paid semi-annually commencing on December 17, 2014. On September 5, 2014, the Corporation issued 80,000 shares of its Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X for $2.0 billion. Dividends are paid semi-annually commencing on March 5, 2015. On September 9, 2014, the Corporation issued 44,000 shares of its 6.625% Non-Cumulative Preferred Stock, Series W for $1.1 billion. Dividends are paid quarterly commencing on December 9, 2014. On October 23, 2014, the Corporation issued 56,000 shares of its Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z for $1.4 billion. Dividends are paid semi-annually commencing on April 23, 2015. Series V, X, W and Z preferred stock have a liquidation preference of $25,000 per share and are subject to certain restrictions in the event that the Corporation fails to declare and pay full dividends.
In 2013, the Corporation redeemed for $6.6 billion its Non-Cumulative Preferred Stock, Series H, J, 6, 7 and 8. The $100 million difference between the carrying value of $6.5 billion and the redemption price of the preferred stock was recorded as a preferred stock dividend. In addition, the Corporation issued $1.0 billion of its Fixed-to-Floating Rate Semi-annual Non-Cumulative Preferred Stock, Series U.
In 2012, the Corporation entered into various agreements with certain preferred stock and Trust Securities holders pursuant to which the Corporation and the holders of these securities agreed to exchange shares of various series of non-convertible preferred stock with a carrying value of $296 million and Trust Securities with a carrying value of $760 million for 50 million shares of the Corporation’s common stock with a fair value of $412 million, and $398 million in cash. The $246 million difference between the carrying value of the preferred stock and Trust Securities retired and the fair value of consideration issued was a $44 million reduction to preferred stock dividends recorded in retained earnings and a $202 million gain recorded in noninterest income. In 2012, the Corporation issued shares of the Corporation’s Series F Preferred Stock and Series G Preferred Stock for $633 million under stock purchase contracts. For additional information, see the Preferred Stock Summary table in this Note.

84 Bank of America 2014

The table below presents a summary of perpetual preferred stock outstanding at December 31, 2014.

Preferred Stock Summary

(Dollars in millions, except as noted)
Series	Description	Initial Issuance Date	Total Shares Outstanding	Liquidation Preference per Share (in dollars)	Carrying Value (1)	Per Annum Dividend Rate	Redemption Period
Series B (2)	7% Cumulative Redeemable	June 1997	7,571	$100	$1	7.00%	n/a
Series D (3, 4)	6.204% Non-Cumulative	September 2006	26,174	25,000	654	6.204%	On or after September 14, 2011
Series E (3, 4)	Floating Rate Non-Cumulative	November 2006	12,691	25,000	317	3-mo. LIBOR + 35 bps (5)	On or after November 15, 2011
Series F (3)	Floating Rate Non-Cumulative	March 2012	1,409	100,000	141	3-mo. LIBOR + 40 bps (5)	On or after March 15, 2012
Series G (3)	Adjustable Rate Non-Cumulative	March 2012	4,926	100,000	493	3-mo. LIBOR + 40 bps (5)	On or after March 15, 2012
Series I (3, 4)	6.625% Non-Cumulative	September 2007	14,584	25,000	365	6.625%	On or after October 1, 2017
Series K (3, 6)	Fixed-to-Floating Rate Non-Cumulative	January 2008	61,773	25,000	1,544	8.00% through 1/29/18; 3-mo. LIBOR + 363 bps thereafter	On or after January 30, 2018
Series L	7.25% Non-Cumulative Perpetual Convertible	January 2008	3,080,182	1,000	3,080	7.25%	n/a
Series M (3, 6)	Fixed-to-Floating Rate Non-Cumulative	April 2008	52,399	25,000	1,310	8.125% through 5/14/18; 3-mo. LIBOR + 364 bps thereafter	On or after May 15, 2018
Series T	6% Non-Cumulative	September 2011	50,000	100,000	2,918	6.00%	See description in Preferred Stock in this Note
Series U (6)	Fixed-to-Floating Rate Non-Cumulative	May 2013	40,000	25,000	1,000	5.2% through 6/1/23; 3-mo. LIBOR + 313.5 bps thereafter	On or after June 1, 2023
Series V (6)	Fixed-to-Floating Rate Non-Cumulative	June 2014	60,000	25,000	1,500	5.125% through 6/17/19; 3-mo. LIBOR + 338.7 bps thereafter	On or after June 17, 2019
Series W (4)	6.625% Non-Cumulative	September 2014	44,000	25,000	1,100	6.625%	On or after September 9, 2019
Series X (6)	Fixed-to-Floating Rate Non-Cumulative	September 2014	80,000	25,000	2,000	6.250% through 9/5/2024; 3-mo. LIBOR + 370.5 bps thereafter	On or after September 5, 2024
Series Z (6)	Fixed-to-Floating Rate Non-Cumulative	October 2014	56,000	25,000	1,400	6.500% through 10/23/24; 3-mo. LIBOR + 417.4 bps thereafter	On or after October 23, 2024
Series 1 (3, 7)	Floating Rate Non-Cumulative	November 2004	3,275	30,000	98	3-mo. LIBOR + 75 bps (8)	On or after November 28, 2009
Series 2 (3, 7)	Floating Rate Non-Cumulative	March 2005	9,967	30,000	299	3-mo. LIBOR + 65 bps (8)	On or after November 28, 2009
Series 3 (3, 7)	6.375% Non-Cumulative	November 2005	21,773	30,000	653	6.375%	On or after November 28, 2010
Series 4 (3, 7)	Floating Rate Non-Cumulative	November 2005	7,010	30,000	210	3-mo. LIBOR + 75 bps (5)	On or after November 28, 2010
Series 5 (3, 7)	Floating Rate Non-Cumulative	March 2007	14,056	30,000	422	3-mo. LIBOR + 50 bps (5)	On or after May 21, 2012
Total			3,647,790		$19,505

(1)	Amounts shown are before third-party issuance costs and certain purchase accounting adjustments of $196 million.

(2)	Series B Preferred Stock does not have early redemption/call rights.

(3)	The Corporation may redeem series of preferred stock on or after the redemption date, in whole or in part, at its option, at the liquidation preference plus declared and unpaid dividends.

(4)	Ownership is held in the form of depositary shares, each representing a 1/1,000th interest in a share of preferred stock, paying a quarterly cash dividend, if and when declared.

(5)	Subject to 4.00% minimum rate per annum.

(6)
Ownership is held in the form of depositary shares, each representing a 1/25th interest in a share of preferred stock, paying a semi-annual cash dividend, if and when declared, until the redemption date at which time, it adjusts to a quarterly cash dividend, if and when declared, thereafter.

(7)	Ownership is held in the form of depositary shares, each representing a 1/1,200th interest in a share of preferred stock, paying a quarterly cash dividend, if and when declared.

(8)	Subject to 3.00% minimum rate per annum.
n/a = not applicable

Bank of America 2014 85

Series L 7.25% Non-Cumulative Perpetual Convertible Preferred Stock (Series L Preferred Stock) listed in the Preferred Stock Summary table does not have early redemption/call rights. Each share of the Series L Preferred Stock may be converted at any time, at the option of the holder, into 20 shares of the Corporation’s common stock plus cash in lieu of fractional shares. The Corporation may cause some or all of the Series L Preferred Stock, at its option, at any time or from time to time, to be converted into shares of common stock at the then-applicable conversion rate if, for 20 trading days during any period of 30 consecutive trading days, the closing price of common stock exceeds 130 percent of the then-applicable conversion price of the Series L Preferred Stock. If a conversion of Series L Preferred Stock occurs subsequent to a dividend record date but prior to the dividend payment date, the Corporation will still pay any accrued dividends payable.
All series of preferred stock in the Preferred Stock Summary table have a par value of $0.01 per share, are not subject to the operation of a sinking fund, have no participation rights, and with the exception of the Series L Preferred Stock, are not convertible.

The holders of the Series B Preferred Stock and Series 1 through 5 Preferred Stock have general voting rights, and the holders of the other series included in the table have no general voting rights. All outstanding series of preferred stock of the Corporation have preference over the Corporation’s common stock with respect to the payment of dividends and distribution of the Corporation’s assets in the event of a liquidation or dissolution. With the exception of the Series T Preferred Stock, if any dividend payable on these series is in arrears for three or more semi-annual or six or more quarterly dividend periods, as applicable (whether consecutive or not), the holders of these series and any other class or series of preferred stock ranking equally as to payment of dividends and upon which equivalent voting rights have been conferred and are exercisable (voting as a single class) will be entitled to vote for the election of two additional directors. These voting rights terminate when the Corporation has paid in full dividends on these series for at least two semi-annual or four quarterly dividend periods, as applicable, following the dividend arrearage.

86 Bank of America 2014

NOTE 14 Accumulated Other Comprehensive Income (Loss)
The table below presents the changes in accumulated OCI after-tax for 2012, 2013 and 2014.

(Dollars in millions)	Available-for- Sale Debt Securities	Available-for- Sale Marketable Equity Securities	Derivatives	Employee Benefit Plans	Foreign Currency (1)	Total
Balance, December 31, 2011	$3,100	$3	$(3,785)	$(4,391)	$(364)	$(5,437)
Net change	1,343	459	916	(65)	(13)	2,640
Balance, December 31, 2012	$4,443	$462	$(2,869)	$(4,456)	$(377)	$(2,797)
Net change	(7,700)	(466)	592	2,049	(135)	(5,660)
Balance, December 31, 2013	$(3,257)	$(4)	$(2,277)	$(2,407)	$(512)	$(8,457)
Net change	4,600	21	616	(943)	(157)	4,137
Balance, December 31, 2014	$1,343	$17	$(1,661)	$(3,350)	$(669)	$(4,320)

(1)	The net change in fair value represents the impact of changes in spot foreign exchange rates on the Corporation’s net investment in non-U.S. operations, and related hedges.
The table below presents the net change in fair value recorded in accumulated OCI, net realized gains and losses reclassified into earnings and other changes for each component of OCI before- and after-tax for 2014, 2013 and 2012.

Changes in OCI Components Before- and After-tax

	2014			2013			2012
(Dollars in millions)	Before-tax	Tax effect	After-tax	Before-tax	Tax effect	After-tax	Before-tax	Tax effect	After-tax
Available-for-sale debt securities:
Net increase (decrease) in fair value	$8,698	$(3,268)	$5,430	$(10,989)	$4,077	$(6,912)	$3,676	$(1,319)	$2,357
Net realized gains reclassified into earnings	(1,338)	508	(830)	(1,251)	463	(788)	(1,609)	595	(1,014)
Net change	7,360	(2,760)	4,600	(12,240)	4,540	(7,700)	2,067	(724)	1,343
Available-for-sale marketable equity securities:
Net increase in fair value	34	(13)	21	32	(12)	20	748	(277)	471
Net realized gains reclassified into earnings	—	—	—	(771)	285	(486)	(19)	7	(12)
Net change	34	(13)	21	(739)	273	(466)	729	(270)	459
Derivatives:
Net increase in fair value	195	(54)	141	156	(51)	105	430	(166)	264
Net realized losses reclassified into earnings	760	(285)	475	773	(286)	487	1,035	(383)	652
Net change	955	(339)	616	929	(337)	592	1,465	(549)	916
Employee benefit plans:
Net increase (decrease) in fair value	(1,629)	614	(1,015)	2,985	(1,128)	1,857	(1,891)	660	(1,231)
Net realized losses reclassified into earnings	55	(23)	32	237	(79)	158	490	(192)	298
Settlements, curtailments and other	(1)	41	40	46	(12)	34	1,378	(510)	868
Net change	(1,575)	632	(943)	3,268	(1,219)	2,049	(23)	(42)	(65)
Foreign currency:
Net increase (decrease) in fair value	714	(879)	(165)	244	(384)	(140)	(226)	233	7
Net realized (gains) losses reclassified into earnings	20	(12)	8	138	(133)	5	(30)	10	(20)
Net change	734	(891)	(157)	382	(517)	(135)	(256)	243	(13)
Total other comprehensive income (loss)	$7,508	$(3,371)	$4,137	$(8,400)	$2,740	$(5,660)	$3,982	$(1,342)	$2,640

Bank of America 2014 87

The table below presents impacts on net income of significant amounts reclassified out of each component of accumulated OCI before- and after-tax for 2014, 2013 and 2012.

Reclassifications Out of Accumulated OCI

(Dollars in millions)
Accumulated OCI Components	Income Statement Line Item Impacted	2014	2013	2012
Available-for-sale debt securities:
	Gains on sales of debt securities	$1,354	$1,271	$1,662
	Other income (loss)	(16)	(20)	(53)
	Income before income taxes	1,338	1,251	1,609
	Income tax expense	508	463	595
	Reclassification to net income	830	788	1,014
Available-for-sale marketable equity securities:
	Equity investment income	—	771	19
	Income before income taxes	—	771	19
	Income tax expense	—	285	7
	Reclassification to net income	—	486	12
Derivatives:
Interest rate contracts	Net interest income	(1,119)	(1,119)	(956)
Commodity contracts	Trading account profits	—	(1)	(1)
Interest rate contracts	Other income	—	18	—
Equity compensation contracts	Personnel	359	329	(78)
	Loss before income taxes	(760)	(773)	(1,035)
	Income tax benefit	(285)	(286)	(383)
	Reclassification to net income	(475)	(487)	(652)
Employee benefit plans:
Prior service cost	Personnel	(5)	(4)	(6)
Transition obligation	Personnel	—	—	(32)
Net actuarial losses	Personnel	(50)	(225)	(443)
Settlements and curtailments	Personnel	—	(8)	(58)
	Loss before income taxes	(55)	(237)	(539)
	Income tax benefit	(23)	(79)	(212)
	Reclassification to net income	(32)	(158)	(327)
Foreign currency:
Insignificant items	Other income (loss)	(20)	(138)	30
	Income (loss) before income taxes	(20)	(138)	30
	Income tax expense (benefit)	(12)	(133)	10
	Reclassification to net income	(8)	(5)	20
Total reclassification adjustments		$315	$624	$67

88 Bank of America 2014

NOTE 15 Earnings Per Common Share
The calculation of earnings per common share (EPS) and diluted EPS for 2014, 2013 and 2012 is presented below. For more information on the calculation of EPS, see Note 1 – Summary of Significant Accounting Principles.

(Dollars in millions, except per share information; shares in thousands)	2014	2013	2012
Earnings per common share
Net income	$4,833	$11,431	$4,188
Preferred stock dividends	(1,044)	(1,349)	(1,428)
Net income applicable to common shareholders	3,789	10,082	2,760
Dividends and undistributed earnings allocated to participating securities	—	(2)	(2)
Net income allocated to common shareholders	$3,789	$10,080	$2,758
Average common shares issued and outstanding	10,527,818	10,731,165	10,746,028
Earnings per common share	$0.36	$0.94	$0.26

Diluted earnings per common share
Net income applicable to common shareholders	$3,789	$10,082	$2,760
Add preferred stock dividends due to assumed conversions	—	300	—
Dividends and undistributed earnings allocated to participating securities	—	(2)	(2)
Net income allocated to common shareholders	$3,789	$10,380	$2,758
Average common shares issued and outstanding	10,527,818	10,731,165	10,746,028
Dilutive potential common shares (1)	56,717	760,253	94,826
Total diluted average common shares issued and outstanding	10,584,535	11,491,418	10,840,854
Diluted earnings per common share	$0.36	$0.90	$0.25

(1)	Includes incremental dilutive shares from restricted stock units, restricted stock, stock options and warrants.
The Corporation previously issued a warrant to purchase 700 million shares of the Corporation’s common stock to the holder of the Series T Preferred Stock. The warrant may be exercised, at the option of the holder, through tendering the Series T Preferred Stock or paying cash. For 2014 and 2012, 700 million average dilutive potential common shares associated with the Series T Preferred Stock were not included in the diluted share count because the result would have been antidilutive under the “if-converted” method. For 2013, 700 million average dilutive potential common shares associated with the Series T Preferred Stock were included in the diluted share count under the “if-converted” method. For additional information, see Note 13 – Shareholders’ Equity.
For 2014, 2013 and 2012, 62 million average dilutive potential common shares associated with the Series L Preferred Stock were not included in the diluted share count because the result would have been antidilutive under the “if-converted” method. For 2014, 2013 and 2012, average options to purchase 91 million, 126 million and 163 million shares of common stock, respectively, were outstanding but not included in the computation of EPS because the result would have been antidilutive under the treasury stock method. For 2014, average warrants to purchase 122 million shares of common stock were outstanding but not included in the computation of EPS because the result would have been antidilutive under the treasury stock method compared to 272 million shares for both 2013 and 2012. For 2014, average warrants to purchase 150 million shares of common stock were included in the diluted EPS calculation under the treasury stock method.
In connection with the preferred stock actions described in Note 13 – Shareholders’ Equity, the Corporation recorded a $100 million non-cash preferred stock dividend in 2013 and a $44 million reduction to preferred stock dividends in 2012, both of which are included in the calculation of net income allocated to common shareholders.

Bank of America 2014 89

NOTE 16 Regulatory Requirements and Restrictions
The Corporation manages its regulatory capital to comply with internal capital guidelines and regulatory standards of capital adequacy based on its current understanding of the rules and how they should be applied to its business as currently conducted.
The Federal Reserve, OCC and Federal Deposit Insurance Corporation (collectively, joint agencies) establish regulatory capital guidelines for U.S. banking organizations. Regulatory capital guidelines require that capital be measured in relation to the credit and market risks of both on- and off-balance sheet items using various risk weights. On January 1, 2014, the Basel 3 rules became effective and include transition provisions through January 1, 2019. Under Basel 3, Total capital consists of two tiers of capital, Tier 1 and Tier 2. Tier 1 capital is further composed of Common equity tier 1 capital and additional tier 1 capital.
Common equity tier 1 capital primarily includes qualifying common shareholders’ equity, retained earnings, accumulated other comprehensive income and certain minority interests. Goodwill, disallowed intangible assets and certain disallowed deferred tax assets are excluded from Common equity tier 1 capital.
Additional tier 1 capital primarily includes qualifying non-cumulative preferred stock, trust preferred securities (Trust Securities) subject to phase-out and certain minority interests. Certain deferred tax assets are also excluded.
Tier 2 capital primarily consists of qualifying subordinated debt, a limited portion of the allowance for loan and lease losses, Trust Securities subject to phase-out and reserves for unfunded lending commitments. The Corporation’s Total capital is the sum of Tier 1 capital plus Tier 2 capital.

To meet adequately capitalized regulatory requirements, an institution must maintain a Tier 1 capital ratio of 4.0 percent and a Total capital ratio of 8.0 percent. A “well-capitalized” institution must generally maintain capital ratios 200 bps higher than the minimum guidelines. The risk-based capital rules have been further supplemented by a Tier 1 leverage ratio, defined as Tier 1 capital divided by quarterly average total assets, after certain adjustments. BHCs must have a minimum Tier 1 leverage ratio of at least 4.0 percent. National banks must maintain a Tier 1 leverage ratio of at least 5.0 percent to be classified as “well capitalized.” Failure to meet the capital requirements established by the joint agencies can lead to certain mandatory and discretionary actions by regulators that could have a material adverse effect on the Corporation’s financial position. At December 31, 2014, the Corporation’s Tier 1 capital, Total capital and Tier 1 leverage ratios were 13.4 percent, 16.5 percent and 8.2 percent, respectively. Effective January 1, 2015, to meet adequately capitalized regulatory requirements, the Tier 1 capital ratio increases from 4.0 percent to 6.0 percent. This increase reflects a transfer of 2.0 percent from Tier 2 capital to Tier 1 capital, as less Tier 2 capital is permitted and more Tier 1 capital is required. The minimum Total capital ratio of 8.0 percent remains unchanged.
The table below presents capital ratios and related information in accordance with Basel 3 – Standardized Transition as measured at December 31, 2014 and the Basel 1 – 2013 Rules at December 31, 2013. Prior to October 1, 2014, the Corporation operated its banking activities primarily under two charters: BANA and, to a lesser extent, FIA. On October 1, 2014, FIA was merged into BANA.

Regulatory Capital

	December 31
	2014			2013
	Basel 3 Transition			Basel 1
(Dollars in millions)	Ratio	Amount	Minimum Required (1)	Ratio	Amount	Minimum Required (1)
Common equity tier 1 capital
Bank of America Corporation	12.3%	$155,361	4.0%	n/a	n/a	n/a
Bank of America, N.A.	13.1	145,150	4.0	n/a	n/a	n/a
Tier 1 common capital
Bank of America Corporation	n/a	n/a	n/a	10.9%	$141,522	n/a
Tier 1 capital
Bank of America Corporation	13.4	168,973	6.0	12.2	157,742	6.0%
Bank of America, N.A.	13.1	145,150	6.0	12.3	125,886	6.0
Total capital
Bank of America Corporation	16.5	208,670	10.0	15.1	196,567	10.0
Bank of America, N.A.	14.6	161,623	10.0	13.8	141,232	10.0
Tier 1 leverage
Bank of America Corporation	8.2	168,973	5.0	7.7	157,742	5.0
Bank of America, N.A.	9.6	145,150	5.0	9.2	125,886	5.0
Risk-weighted assets (in billions)
Bank of America Corporation	n/a	1,262	n/a	n/a	1,298	n/a
Bank of America, N.A.	n/a	1,105	n/a	n/a	1,020	n/a
Adjusted quarterly average total assets (in billions) (2)
Bank of America Corporation	n/a	2,060	n/a	n/a	2,052	n/a
Bank of America, N.A.	n/a	1,509	n/a	n/a	1,368	n/a

(1)
Percent required to meet guidelines to be considered "well capitalized" under the Prompt Corrective Action framework, except for Common equity tier 1 capital which reflects capital adequacy minimum requirements as an advanced approaches bank under Basel 3 during a transition period in 2014.

(2)	Reflects adjusted average total assets for the three months ended December 31, 2014 and 2013.
n/a = not applicable

90 Bank of America 2014

Regulatory Capital
As a financial services holding company, the Corporation is subject to regulatory capital rules issued by U.S. banking regulators. On January 1, 2014, the Corporation became subject to the Basel 3 rules, which include certain transition provisions through 2018. Basel 3 generally continues to be subject to interpretation and clarification by U.S. banking regulators. Through December 31, 2013, the Corporation was subject to the Basel 1 general risk-based capital rules which included new measures of market risk including a charge related to stressed Value-at-Risk (VaR), an incremental risk charge and the comprehensive risk measure (CRM), as well as other technical modifications to Basel 1 (the Basel 1 – 2013 Rules).
Regulatory Capital Composition – Transition
Important differences in determining the composition of regulatory capital between the Basel 1 – 2013 Rules and Basel 3 include changes in capital deductions related to the Corporation’s MSRs, deferred tax assets and defined benefit pension assets, and the inclusion of unrealized gains and losses on AFS debt and certain marketable equity securities recorded in accumulated OCI. These changes will be impacted by, among other things, future changes in interest rates, overall earnings performance and corporate actions. Changes to the composition of regulatory capital under Basel 3, as compared to the Basel 1 – 2013 Rules, are recognized in 20 percent annual increments, and will be fully recognized as of January 1, 2018. When presented on a fully phased-in basis, capital, risk-weighted assets and the capital ratios assume all regulatory capital adjustments and deductions are fully recognized.
Additionally, Basel 3 revised the regulatory capital treatment for Trust Securities, requiring them to be partially transitioned from Tier 1 capital into Tier 2 capital in 2014 and 2015, until fully excluded from Tier 1 capital in 2016, and partially transitioned from Tier 2 capital beginning in 2016 with the full amount excluded in 2022.
Other Regulatory Matters
On February 18, 2014, the Federal Reserve approved a final rule implementing certain enhanced supervisory and prudential requirements established under the Dodd-Frank Wall Street Reform and Consumer Protection Act. The final rule formalizes risk management requirements primarily related to governance and liquidity risk management and reiterates the provisions of previously issued final rules related to risk-based and leverage capital and stress test requirements. Also, a debt-to-equity limit may be enacted for an individual BHC if it is determined to pose a grave threat to the financial stability of the U.S. Such limit is at the discretion of the Financial Stability Oversight Council (FSOC) or the Federal Reserve on behalf of the FSOC.
The Federal Reserve requires the Corporation’s banking subsidiaries to maintain reserve balances based on a percentage of certain deposits. Average daily reserve balance requirements for the Corporation by the Federal Reserve were $18.2 billion and $16.6 billion for 2014 and 2013. Currency and coin residing in branches and cash vaults (vault cash) are used to partially satisfy the reserve requirement. The average daily reserve balances, in excess of vault cash, held with the Federal Reserve amounted to $9.1 billion and $7.8 billion for 2014 and 2013. As of December 31, 2014 and 2013, the Corporation had cash in the amount of $4.5 billion and $6.0 billion, and securities with a fair value of $13.1 billion and $8.4 billion that were segregated in compliance with securities regulations or deposited with clearing organizations.
The primary sources of funds for cash distributions by the Corporation to its shareholders are capital distributions received from its banking subsidiary, BANA. In 2014, the Corporation received $12.4 billion in dividends from BANA. Prior to its merger with BANA, FIA returned capital of $4.2 billion to the Corporation in 2014. In 2015, BANA can declare and pay dividends of $16.9 billion to the Corporation plus an additional amount equal to its retained net profits for 2015 up to the date of any such dividend declaration. Bank of America California, N.A. can pay dividends of $924 million in 2015 plus an additional amount equal to its retained net profits for 2015 up to the date of any such dividend declaration. The amount of dividends that each subsidiary bank may declare in a calendar year is the subsidiary bank’s net profits for that year combined with its retained net profits for the preceding two years. Retained net profits, as defined by the OCC, consist of net income less dividends declared during the period.

Bank of America 2014 91

NOTE 17 Employee Benefit Plans
Pension and Postretirement Plans
The Corporation sponsors noncontributory trusteed pension plans, a number of noncontributory nonqualified pension plans, and postretirement health and life plans that cover eligible employees. As discussed below, certain of the pension plans were amended, effective June 30, 2012, to freeze benefits earned. The pension plans provide defined benefits based on an employee’s compensation and years of service. The Bank of America Pension Plan (the Pension Plan) provides participants with compensation credits, generally based on years of service. In 2013, the Corporation merged a defined benefit pension plan, which covered eligible employees of certain legacy companies, into the Bank of America Pension Plan. This plan is referred to as the Qualified Pension Plan (Qualified Pension Plans prior to this merger). For account balances based on compensation credits prior to January 1, 2008, the Pension Plan allows participants to select from various earnings measures, which are based on the returns of certain funds or common stock of the Corporation. The participant-selected earnings measures determine the earnings rate on the individual participant account balances in the Pension Plan. Participants may elect to modify earnings measure allocations on a periodic basis subject to the provisions of the Pension Plan. For account balances based on compensation credits subsequent to December 31, 2007, the account balance earnings rate is based on a benchmark rate. For eligible employees in the Pension Plan on or after January 1, 2008, the benefits become vested upon completion of three years of service. It is the policy of the Corporation to fund no less than the minimum funding amount required by ERISA.
The Pension Plan has a balance guarantee feature for account balances with participant-selected earnings, applied at the time a benefit payment is made from the plan that effectively provides principal protection for participant balances transferred and certain compensation credits. The Corporation is responsible for funding any shortfall on the guarantee feature.
As a result of acquisitions, the Corporation assumed the obligations related to the pension plans of certain legacy companies. The benefit structures under these acquired plans have not changed and remain intact in the merged plan. Certain benefit structures are substantially similar to the Pension Plan discussed above; however, certain of these structures do not allow participants to select various earnings measures; rather the earnings rate is based on a benchmark rate. In addition, these structures include participants with benefits determined under formulas based on average or career compensation and years of service rather than by reference to a pension account. Certain of the other structures provide a participant’s retirement benefits based on the number of years of benefit service and a percentage of the participant’s average annual compensation during the five highest paid consecutive years of the last 10 years of employment.
The 2013 merger of the defined benefit pension plan into the Qualified Pension Plan required a remeasurement of the qualified pension obligations and plan assets at fair value as of the merger date in addition to the required December 31 remeasurement. The 2013 remeasurements resulted in an increase in accumulated OCI of $2.0 billion, net-of-tax.
In 2012, in connection with a redesign of the Corporation’s retirement plans, the Compensation and Benefits Committee of the Corporation’s Board of Directors approved amendments to freeze benefits earned in the Qualified Pension Plans effective

June 30, 2012. As a result of freezing the Qualified Pension Plans, a curtailment was triggered and a remeasurement of the qualified pension obligations and plan assets occurred. As of the remeasurement date, the plan assets had increased in value from the prior measurement date resulting in an increase in the funded status of the plan and the curtailment impact reduced the projected benefit obligation. The combined impact resulted in a $1.3 billion increase to the net pension assets recognized in other assets and a corresponding increase in accumulated OCI of $832 million, net-of-tax. The impact of the immediate recognition of the prior service cost of $58 million was recorded in personnel expense as a curtailment loss in 2012.
As a result of freezing the Qualified Pension Plans, the amortization period for actuarial gains and losses was changed from the average working life to the estimated average lifetime of benefits being paid.
The Corporation assumed the obligations related to the plans of Merrill Lynch. These plans include a terminated U.S. pension plan (the Other Pension Plan), non-U.S. pension plans, nonqualified pension plans and postretirement plans. The non-U.S. pension plans vary based on the country and local practices.
The Corporation has an annuity contract, previously purchased by Merrill Lynch, that guarantees the payment of benefits vested under the Other Pension Plan. The Corporation, under a supplemental agreement, may be responsible for, or benefit from actual experience and investment performance of the annuity assets. The Corporation made no contribution under this agreement in 2014 or 2013. Contributions may be required in the future under this agreement.
The Corporation sponsors a number of noncontributory, nonqualified pension plans (the Nonqualified Pension Plans). As a result of acquisitions, the Corporation assumed the obligations related to the noncontributory, nonqualified pension plans of certain legacy companies including Merrill Lynch. These plans, which are unfunded, provide defined pension benefits to certain employees.
In addition to retirement pension benefits, full-time, salaried employees and certain part-time employees may become eligible to continue participation as retirees in health care and/or life insurance plans sponsored by the Corporation. Based on the other provisions of the individual plans, certain retirees may also have the cost of these benefits partially paid by the Corporation. The obligations assumed as a result of acquisitions are substantially similar to the Corporation’s postretirement health and life plans, except for Countrywide which did not have a postretirement health and life plan. Collectively, these plans are referred to as the Postretirement Health and Life Plans.
The Pension and Postretirement Plans table summarizes the changes in the fair value of plan assets, changes in the projected benefit obligation (PBO), the funded status of both the accumulated benefit obligation (ABO) and the PBO, and the weighted-average assumptions used to determine benefit obligations for the pension plans and postretirement plans at December 31, 2014 and 2013. Amounts recognized at December 31, 2014 and 2013 are reflected in other assets, and in accrued expenses and other liabilities on the Consolidated Balance Sheet. The estimation of the Corporation’s PBO associated with these plans considers various actuarial assumptions, including assumptions for mortality rates and discount rates. As of December 31, 2014, the Corporation adopted mortality assumptions published by the Society of Actuaries in October 2014, adjusted to reflect observed and anticipated future mortality

92 Bank of America 2014

experience of the participants in the Corporation’s U.S. plans. The adoption of the new mortality assumptions resulted in an increase to the PBO of approximately $580 million at December 31, 2014. The discount rate assumptions are derived from a cash flow matching technique that utilizes rates that are based on Aa-rated corporate bonds with cash flows that match estimated benefit payments of each of the plans. The decrease in weighted-average discount rates in 2014 resulted in an increase to the PBO of approximately $1.9 billion at December 31, 2014.
The Corporation’s best estimate of its contributions to be made to the Non-U.S. Pension Plans, Nonqualified and Other Pension Plans, and Postretirement Health and Life Plans in 2015 is $56 million, $101 million and $87 million, respectively. The Corporation does not expect to make a contribution to the Qualified Pension Plan in 2015.

Pension and Postretirement Plans

	Qualified Pension Plan (1)		Non-U.S. Pension Plans (1)		Nonqualified and Other Pension Plans (1)		Postretirement Health and Life Plans (1)
(Dollars in millions)	2014	2013	2014	2013	2014	2013	2014	2013
Change in fair value of plan assets
Fair value, January 1	$18,276	$16,274	$2,457	$2,306	$2,720	$3,063	$72	$86
Actual return on plan assets	1,261	2,873	256	146	336	(217)	6	9
Company contributions	—	—	84	131	97	98	53	61
Plan participant contributions	—	—	1	1	—	—	129	138
Settlements and curtailments	—	—	(5)	(80)	—	(7)	—	—
Benefits paid	(923)	(871)	(68)	(80)	(226)	(217)	(248)	(237)
Federal subsidy on benefits paid	n/a	n/a	n/a	n/a	n/a	n/a	16	15
Foreign currency exchange rate changes	n/a	n/a	(161)	33	n/a	n/a	n/a	n/a
Fair value, December 31	$18,614	$18,276	$2,564	$2,457	$2,927	$2,720	$28	$72
Change in projected benefit obligation
Projected benefit obligation, January 1	$14,145	$15,655	$2,580	$2,460	$3,070	$3,334	$1,356	$1,574
Service cost	—	—	29	32	1	1	8	9
Interest cost	665	623	109	98	133	120	58	54
Plan participant contributions	—	—	1	1	—	—	129	138
Plan amendments	—	—	1	2	—	—	—	—
Settlements and curtailments	—	17	(6)	(116)	—	(7)	—	—
Actuarial loss (gain)	1,621	(1,279)	208	156	351	(161)	29	(197)
Benefits paid	(923)	(871)	(68)	(80)	(226)	(217)	(248)	(237)
Federal subsidy on benefits paid	n/a	n/a	n/a	n/a	n/a	n/a	16	15
Foreign currency exchange rate changes	n/a	n/a	(166)	27	n/a	n/a	(2)	—
Projected benefit obligation, December 31	$15,508	$14,145	$2,688	$2,580	$3,329	$3,070	$1,346	$1,356
Amount recognized, December 31	$3,106	$4,131	$(124)	$(123)	$(402)	$(350)	$(1,318)	$(1,284)
Funded status, December 31
Accumulated benefit obligation	$15,508	$14,145	$2,582	$2,463	$3,329	$3,067	n/a	n/a
Overfunded (unfunded) status of ABO	3,106	4,131	(18)	(6)	(402)	(347)	n/a	n/a
Provision for future salaries	—	—	106	117	—	3	n/a	n/a
Projected benefit obligation	15,508	14,145	2,688	2,580	3,329	3,070	$1,346	$1,356
Weighted-average assumptions, December 31
Discount rate	4.12%	4.85%	3.56%	4.30%	3.80%	4.55%	3.75%	4.50%
Rate of compensation increase	n/a	n/a	4.70	4.91	4.00	4.00	n/a	n/a

(1)	The measurement date for the Qualified Pension Plan, Non-U.S. Pension Plans, Nonqualified and Other Pension Plans, and Postretirement Health and Life Plans was December 31 of each year reported.
n/a = not applicable
Amounts recognized on the Consolidated Balance Sheet at December 31, 2014 and 2013 are presented in the table below.

Amounts Recognized on Consolidated Balance Sheet

	Qualified Pension Plan		Non-U.S. Pension Plans		Nonqualified and Other Pension Plans		Postretirement Health and Life Plans
(Dollars in millions)	2014	2013	2014	2013	2014	2013	2014	2013
Other assets	$3,106	$4,131	$252	$205	$786	$777	$—	$—
Accrued expenses and other liabilities	—	—	(376)	(328)	(1,188)	(1,127)	(1,318)	(1,284)
Net amount recognized at December 31	$3,106	$4,131	$(124)	$(123)	$(402)	$(350)	$(1,318)	$(1,284)

Bank of America 2014 93

Pension Plans with ABO and PBO in excess of plan assets as of December 31, 2014 and 2013 are presented in the table below. For the non-qualified plans not subject to ERISA or non-U.S. pension plans, funding strategies vary due to legal requirements and local practices.

Plans with ABO and PBO in Excess of Plan Assets

	Non-U.S. Pension Plans		Nonqualified and Other Pension Plans
(Dollars in millions)	2014	2013	2014	2013
Plans with ABO in excess of plan assets
PBO	$583	$617	$1,190	$1,129
ABO	563	606	1,190	1,126
Fair value of plan assets	206	290	2	2
Plans with PBO in excess of plan assets
PBO	$583	$720	$1,190	$1,129
Fair value of plan assets	206	392	2	2
Net periodic benefit cost of the Corporation’s plans for 2014, 2013 and 2012 included the following components.

Components of Net Periodic Benefit Cost

	Qualified Pension Plan			Non-U.S. Pension Plans
(Dollars in millions)	2014	2013	2012	2014	2013	2012
Components of net periodic benefit cost
Service cost	$—	$—	$236	$29	$32	$40
Interest cost	665	623	681	109	98	97
Expected return on plan assets	(1,018)	(1,024)	(1,246)	(137)	(121)	(137)
Amortization of prior service cost	—	—	9	1	—	—
Amortization of net actuarial loss (gain)	111	242	469	3	2	(9)
Recognized loss (gain) due to settlements and curtailments	—	17	58	2	(7)	—
Net periodic benefit cost (income)	$(242)	$(142)	$207	$7	$4	$(9)
Weighted-average assumptions used to determine net cost for years ended December 31
Discount rate	4.85%	4.00%	4.95%	4.30%	4.23%	4.87%
Expected return on plan assets	6.00	6.50	8.00	5.52	5.50	6.65
Rate of compensation increase	n/a	n/a	4.00	4.91	4.37	4.42

	Nonqualified and Other Pension Plans			Postretirement Health and Life Plans
(Dollars in millions)	2014	2013	2012	2014	2013	2012
Components of net periodic benefit cost
Service cost	$1	$1	$1	$8	$9	$13
Interest cost	133	120	138	58	54	71
Expected return on plan assets	(124)	(109)	(152)	(4)	(5)	(8)
Amortization of transition obligation	—	—	—	—	—	32
Amortization of prior service cost (credits)	—	—	(3)	4	4	4
Amortization of net actuarial loss (gain)	25	25	8	(89)	(42)	(38)
Recognized loss due to settlements and curtailments	—	2	—	—	6	—
Net periodic benefit cost (income)	$35	$39	$(8)	$(23)	$26	$74
Weighted-average assumptions used to determine net cost for years ended December 31
Discount rate	4.55%	3.65%	4.65%	4.50%	3.65%	4.65%
Expected return on plan assets	4.60	3.75	5.25	6.00	6.50	8.00
Rate of compensation increase	4.00	4.00	4.00	n/a	n/a	n/a
n/a = not applicable
The asset valuation method used to calculate the expected return on plan assets component of net period benefit cost for the Qualified Pension Plan recognizes 60 percent of the prior year’s market gains or losses at the next measurement date with the remaining 40 percent spread equally over the subsequent four years.
Net periodic postretirement health and life expense was determined using the “projected unit credit” actuarial method. Gains and losses for all benefit plans except postretirement health care are recognized in accordance with the standard amortization provisions of the applicable accounting guidance. For the Postretirement Health Care Plans, 50 percent of the unrecognized gain or loss at the beginning of the fiscal year (or at subsequent remeasurement) is recognized on a level basis during the year.
Assumed health care cost trend rates affect the postretirement benefit obligation and benefit cost reported for the Postretirement Health and Life Plans. The assumed health care cost trend rate used to measure the expected cost of benefits covered by the

94 Bank of America 2014

Postretirement Health and Life Plans is 7.00 percent for 2015 and 2016, reducing in steps to 5.00 percent in 2021 and later years. A one-percentage-point increase in assumed health care cost trend rates would have increased the service and interest costs, and the benefit obligation by $2 million and $47 million in 2014. A one-percentage-point decrease in assumed health care cost trend rates would have lowered the service and interest costs, and the benefit obligation by $2 million and $41 million in 2014.
The Corporation’s net periodic benefit cost (income) recognized for the plans is sensitive to the discount rate and expected return on plan assets. With all other assumptions held constant, a 25 basis point (bp) decline in the discount rate and expected return on plan asset assumptions would have resulted in an increase in the net periodic benefit cost for the Qualified Pension Plan recognized in 2014 of approximately $7 million and $43 million, and to be recognized in 2015 of approximately $9 million and $44 million. For the Postretirement Health and Life Plans, a 25 bp decline in the discount rate would have resulted in an increase in the net periodic benefit cost recognized in 2014 of approximately $9 million, and to be recognized in 2015 of approximately $10 million. For the Non-U.S. Pension Plans and the Nonqualified and Other Pension Plans, a 25 bp decline in discount rates would not have a significant impact on the net periodic benefit cost for 2014 and 2015.
Pretax amounts included in accumulated OCI for employee benefit plans at December 31, 2014 and 2013 are presented in the table below.

Pretax Amounts included in Accumulated OCI

	Qualified Pension Plan		Non-U.S. Pension Plans		Nonqualified and Other Pension Plans		Postretirement Health and Life Plans		Total
(Dollars in millions)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Net actuarial loss (gain)	$4,061	$2,794	$355	$271	$968	$855	$(56)	$(171)	$5,328	$3,749
Prior service cost (credits)	—	—	(9)	(9)	—	—	20	24	11	15
Amounts recognized in accumulated OCI	$4,061	$2,794	$346	$262	$968	$855	$(36)	$(147)	$5,339	$3,764
Pretax amounts recognized in OCI for employee benefit plans in 2014 included the following components.

Pretax Amounts Recognized in OCI in 2014

(Dollars in millions)	Qualified Pension Plan	Non-U.S. Pension Plans	Nonqualified and Other Pension Plans	Postretirement Health and Life Plans	Total
Current year actuarial loss	$1,378	$87	$138	$26	$1,629
Amortization of actuarial gain (loss)	(111)	(3)	(25)	89	(50)
Current year prior service cost	—	1	—	—	1
Amortization of prior service cost	—	(1)	—	(4)	(5)
Amounts recognized in OCI	$1,267	$84	$113	$111	$1,575
The estimated pretax amounts that will be amortized from accumulated OCI into expense in 2015 are presented in the table below.

Estimated Pretax Amounts Amortized from Accumulated OCI into Period Cost in 2015

(Dollars in millions)	Qualified Pension Plan	Non-U.S. Pension Plans	Nonqualified and Other Pension Plans	Postretirement Health and Life Plans	Total
Net actuarial loss (gain)	$166	$6	$34	$(34)	$172
Prior service cost	—	1	—	4	5
Total amounts amortized from accumulated OCI	$166	$7	$34	$(30)	$177

Bank of America 2014 95

Plan Assets
The Qualified Pension Plan has been established as a retirement vehicle for participants, and trusts have been established to secure benefits promised under the Qualified Pension Plan. The Corporation’s policy is to invest the trust assets in a prudent manner for the exclusive purpose of providing benefits to participants and defraying reasonable expenses of administration. The Corporation’s investment strategy is designed to provide a total return that, over the long term, increases the ratio of assets to liabilities. The strategy attempts to maximize the investment return on assets at a level of risk deemed appropriate by the Corporation while complying with ERISA and any applicable regulations and laws. The investment strategy utilizes asset allocation as a principal determinant for establishing the risk/return profile of the assets. Asset allocation ranges are established, periodically reviewed and adjusted as funding levels and liability characteristics change. Active and passive investment managers are employed to help enhance the risk/return profile of the assets. An additional aspect of the investment strategy used to minimize risk (part of the asset allocation plan) includes matching the equity exposure of participant-selected earnings measures. For example, the common stock of the Corporation held in the trust is maintained as an offset to the exposure related to participants who elected to receive an earnings measure based on the return performance of common stock of the Corporation. No plan assets are expected to be returned to the Corporation during 2015.
The assets of the Non-U.S. Pension Plans are primarily attributable to a U.K. pension plan. This U.K. pension plan’s assets are invested prudently so that the benefits promised to members are provided with consideration given to the nature and the duration of the plan’s liabilities. The current investment strategy was set following an asset-liability study and advice from the trustee’s investment advisors. The selected asset allocation strategy is designed to achieve a higher return than the lowest risk strategy while maintaining a prudent approach to meeting the plan’s liabilities.
The expected return on asset assumption was developed through analysis of historical market returns, historical asset class volatility and correlations, current market conditions, anticipated future asset allocations, the funds’ past experience, and expectations on potential future market returns. The expected return on assets assumption is determined using the calculated market-related value for the Qualified Pension Plan and the Other Pension Plan and the fair value for the Non-U.S. Pension Plans and Postretirement Health and Life Plans. The expected return on assets assumption represents a long-term average view of the performance of the assets in the Qualified Pension Plan, the Non-U.S. Pension Plans, the Other Pension Plan, and Postretirement Health and Life Plans, a return that may or may not be achieved during any one calendar year. The terminated Other U.S. Pension Plan is invested solely in an annuity contract which is primarily invested in fixed-income securities structured such that asset maturities match the duration of the plan’s obligations.
The target allocations for 2015 by asset category for the Qualified Pension Plan, Non-U.S. Pension Plans, Nonqualified and Other Pension Plans, and Postretirement Health and Life Plans are presented in the table below.

2015 Target Allocation

Percentage
Asset Category	Qualified Pension Plan	Non-U.S. Pension Plans	Nonqualified and Other Pension Plans	Postretirement Health and Life Plans
Equity securities	30 - 60	10 - 35	0 - 5	0 - 20
Debt securities	40 - 70	40 - 80	95 - 100	70 - 100
Real estate	0 - 10	0 - 15	0 - 5	0 - 5
Other	0 - 5	0 - 15	0 - 5	0 - 5
Equity securities for the Qualified Pension Plan include common stock of the Corporation in the amounts of $215 million (1.15 percent of total plan assets) and $200 million (1.10 percent of total plan assets) at December 31, 2014 and 2013.

96 Bank of America 2014

Fair Value Measurements
For information on fair value measurements, including descriptions of Level 1, 2 and 3 of the fair value hierarchy and the valuation methods employed by the Corporation, see Note 1 – Summary of Significant Accounting Principles and Note 20 – Fair Value Measurements.
Combined plan investment assets measured at fair value by level and in total at December 31, 2014 and 2013 are summarized in the Fair Value Measurements table.

Fair Value Measurements

	December 31, 2014
(Dollars in millions)	Level 1	Level 2	Level 3	Total
Cash and short-term investments
Money market and interest-bearing cash	$3,814	$—	$—	$3,814
Cash and cash equivalent commingled/mutual funds	—	4	—	4
Fixed income
U.S. government and government agency securities	2,004	2,151	11	4,166
Corporate debt securities	—	1,454	—	1,454
Asset-backed securities	—	1,930	—	1,930
Non-U.S. debt securities	627	487	—	1,114
Fixed income commingled/mutual funds	101	1,397	—	1,498
Equity
Common and preferred equity securities	6,628	—	—	6,628
Equity commingled/mutual funds	16	1,817	—	1,833
Public real estate investment trusts	124	—	—	124
Real estate
Private real estate	—	—	127	127
Real estate commingled/mutual funds	—	4	632	636
Limited partnerships	—	122	65	187
Other investments (1)	1	490	127	618
Total plan investment assets, at fair value	$13,315	$9,856	$962	$24,133

	December 31, 2013
Cash and short-term investments
Money market and interest-bearing cash	$2,586	$—	$—	$2,586
Cash and cash equivalent commingled/mutual funds	—	223	—	223
Fixed income
U.S. government and government agency securities	1,590	2,245	12	3,847
Corporate debt securities	—	1,233	—	1,233
Asset-backed securities	—	1,455	—	1,455
Non-U.S. debt securities	547	502	6	1,055
Fixed income commingled/mutual funds	89	1,279	—	1,368
Equity
Common and preferred equity securities	7,463	—	—	7,463
Equity commingled/mutual funds	213	2,308	—	2,521
Public real estate investment trusts	127	—	—	127
Real estate
Private real estate	—	—	119	119
Real estate commingled/mutual funds	—	7	462	469
Limited partnerships	—	117	145	262
Other investments (1)	—	662	135	797
Total plan investment assets, at fair value	$12,615	$10,031	$879	$23,525

(1)
Other investments include interest rate swaps of $297 million and $435 million, participant loans of $78 million and $87 million, commodity and balanced funds of $178 million and $229 million and other various investments of $65 million and $46 million at December 31, 2014 and 2013.

Bank of America 2014 97

The Level 3 Fair Value Measurements table presents a reconciliation of all plan investment assets measured at fair value using significant unobservable inputs (Level 3) during 2014, 2013 and 2012.

Level 3 Fair Value Measurements

	2014
(Dollars in millions)	Balance January 1	Actual Return on Plan Assets Still Held at the Reporting Date	Purchases	Sales and Settlements	Transfers into/ (out of) Level 3	Balance December 31
Fixed income
U.S. government and government agency securities	$12	$—	$—	$(1)	$—	$11
Non-U.S. debt securities	6	—	—	(2)	(4)	—
Real estate
Private real estate	119	5	5	(2)	—	127
Real estate commingled/mutual funds	462	20	150	—	—	632
Limited partnerships	145	5	3	(88)	—	65
Other investments	135	1	1	(10)	—	127
Total	$879	$31	$159	$(103)	$(4)	$962

	2013
Fixed income
U.S. government and government agency securities	$13	$—	$—	$(1)	$—	$12
Non-U.S. debt securities	10	(2)	—	(2)	—	6
Real estate
Private real estate	110	4	7	(2)	—	119
Real estate commingled/mutual funds	324	15	123	—	—	462
Limited partnerships	231	8	23	(89)	(28)	145
Other investments	129	(6)	13	(1)	—	135
Total	$817	$19	$166	$(95)	$(28)	$879

	2012
Fixed income
U.S. government and government agency securities	$13	$—	$—	$—	$—	$13
Non-U.S. debt securities	10	(1)	1	(1)	1	10
Real estate
Private real estate	113	(2)	2	(3)	—	110
Real estate commingled/mutual funds	249	13	62	—	—	324
Limited partnerships	232	8	11	(20)	—	231
Other investments	122	7	4	(4)	—	129
Total	$739	$25	$80	$(28)	$1	$817
Projected Benefit Payments
Benefit payments projected to be made from the Qualified Pension Plan, Non-U.S. Pension Plans, Nonqualified and Other Pension Plans, and Postretirement Health and Life Plans are presented in the table below.

Projected Benefit Payments

				Postretirement Health and Life Plans
(Dollars in millions)	Qualified Pension Plan (1)	Non-U.S. Pension Plans (2)	Nonqualified and Other Pension Plans (2)	Net Payments (3)	Medicare Subsidy
2015	$921	$55	$244	$130	$14
2016	908	58	241	126	14
2017	900	62	242	122	14
2018	899	65	239	117	13
2019	895	72	236	111	13
2020 – 2024	4,407	449	1,136	495	58

(1)	Benefit payments expected to be made from the plan’s assets.

(2)	Benefit payments expected to be made from a combination of the plans’ and the Corporation’s assets.

(3)	Benefit payments (net of retiree contributions) expected to be made from a combination of the plans’ and the Corporation’s assets.

98 Bank of America 2014

Defined Contribution Plans
The Corporation maintains qualified defined contribution retirement plans and nonqualified defined contribution retirement plans. The Corporation contributed $1.0 billion, $1.1 billion and $886 million in 2014, 2013 and 2012, respectively, to the qualified defined contribution plans. At December 31, 2014 and 2013, 238 million and 235 million shares of the Corporation’s common stock were held by these plans. Payments to the plans for dividends on common stock were $29 million, $10 million and $10 million in 2014, 2013 and 2012, respectively.
Certain non-U.S. employees are covered under defined contribution pension plans that are separately administered in accordance with local laws.
NOTE 18 Stock-based Compensation Plans
The Corporation administers a number of equity compensation plans, with awards being granted predominantly from the Corporation’s Key Associate Stock Plan. Under the Key Associate Stock Plan, the Corporation grants stock-based awards, including stock options, restricted stock and restricted stock units (RSUs). Grants in 2014 included RSUs which generally vest in three equal annual installments beginning one year from the grant date, and awards which will vest subject to the attainment of specified performance goals.
For most awards, expense is generally recognized ratably over the vesting period net of estimated forfeitures, unless the employee meets certain retirement eligibility criteria. For awards to employees that meet retirement eligibility criteria, the Corporation records the expense upon grant. For employees that become retirement eligible during the vesting period, the Corporation recognizes expense from the grant date to the date on which the employee becomes retirement eligible, net of estimated forfeitures. The compensation cost for the stock-based plans was $2.30 billion, $2.28 billion and $2.27 billion in 2014, 2013 and 2012, respectively. The related income tax benefit was $854 million, $842 million and $839 million for 2014, 2013 and 2012, respectively.
Key Associate Stock Plan
The Key Associate Stock Plan became effective January 1, 2003. It provides for different types of awards, including stock options, restricted stock and RSUs. As of December 31, 2014, the shareholders had authorized approximately 1.1 billion shares for grant under this plan. Additionally, any shares covered by awards under certain legacy plans that cancel, terminate, expire, lapse or settle in cash after a specified date may be re-granted under the Key Associate Stock Plan.
During 2014, the Corporation issued 133 million RSUs to certain employees under the Key Associate Stock Plan. Certain awards are earned based on the achievement of specified performance criteria. RSUs may be settled in cash or in shares of common stock depending on the terms of the applicable award. In 2014, two million of these RSUs were authorized to be settled in shares of common stock with the remainder in cash. Certain awards contain clawback provisions which permit the Corporation to cancel all or a portion of the award under specified circumstances. The compensation cost for cash-settled awards and awards subject to certain clawback provisions, which in the aggregate represented substantially all of the awards in 2014, is accrued over the vesting period and adjusted to fair value based upon changes in the share price of the Corporation’s common stock.
From time to time, the Corporation enters into equity total return swaps to hedge a portion of RSUs granted to certain employees as part of their compensation in prior periods to minimize the change in the expense to the Corporation driven by fluctuations in the fair value of the RSUs. Certain of these derivatives are designated as cash flow hedges of unrecognized unvested awards with the changes in fair value of the hedge recorded in accumulated OCI and reclassified into earnings in the same period as the RSUs affect earnings. The remaining derivatives are used to hedge the price risk of cash-settled awards with changes in fair value recorded in personnel expense. For information on amounts recognized on equity total return swaps used to hedge the Corporation’s outstanding RSUs, see Note 2 – Derivatives.
Other Stock Plans
The Corporation assumed the obligations of certain stock compensation plans with the acquisition of Merrill Lynch. These plans are no longer active and no awards were granted in 2014, 2013 or 2012. At December 31, 2014, five million unvested RSUs remained outstanding under the Merrill Lynch Financial Advisor Capital Accumulation Award Plan. These awards were granted in 2003 and thereafter and are generally payable eight years from the grant date in a fixed number of the Corporation’s common shares.
Restricted Stock/Units
The table below presents the status at December 31, 2014 of the share-settled restricted stock/units and changes during 2014.

Stock-settled Restricted Stock/Units

	Shares/Units	Weighted- average Grant Date Fair Value
Outstanding at January 1, 2014	71,202,751	$12.05
Granted	2,064,195	16.63
Vested	(42,209,408)	14.27
Canceled	(1,174,769)	10.45
Outstanding at December 31, 2014	29,882,769	$9.30

Bank of America 2014 99

The table below presents the status at December 31, 2014 of the cash-settled RSUs granted under the Key Associate Stock Plan and changes during 2014.

Cash-settled Restricted Units

Units
Outstanding at January 1, 2014	359,928,869
Granted	130,956,173
Vested	(162,061,256)
Canceled	(11,867,351)
Outstanding at December 31, 2014	316,956,435
At December 31, 2014, there was an estimated $1.5 billion of total unrecognized compensation cost related to certain share-based compensation awards that is expected to be recognized over a period of up to four years, with a weighted-average period of 1.6 years. The total fair value of restricted stock vested in 2014, 2013 and 2012 was $576 million, $1.0 billion and $2.9 billion, respectively. In 2014, 2013 and 2012, the amount of cash paid to settle equity-based awards for all equity compensation plans was $1.7 billion, $1.4 billion and $779 million, respectively.
Stock Options
The table below presents the status of all option plans at December 31, 2014 and changes during 2014.

Stock Options

	Options	Weighted- average Exercise Price
Outstanding at January 1, 2014	122,168,691	$48.23
Forfeited	(34,081,637)	46.32
Outstanding at December 31, 2014	88,087,054	48.96
Options vested and exercisable at December 31, 2014	88,087,054	48.96
Outstanding options at December 31, 2014 included 79 million options under the Key Associate Stock Plan and nine million options to employees of predecessor company plans assumed in mergers. All options outstanding as of December 31, 2014 were vested and exercisable with a weighted-average remaining contractual term of 1.6 years and have no aggregate intrinsic value. No options have been granted since 2008.

NOTE 19 Income Taxes
The components of income tax expense (benefit) for 2014, 2013 and 2012 are presented in the table below.

Income Tax Expense (Benefit)

(Dollars in millions)	2014	2013	2012
Current income tax expense
U.S. federal	$443	$180	$458
U.S. state and local	340	786	592
Non-U.S.	513	513	569
Total current expense	1,296	1,479	1,619
Deferred income tax expense (benefit)
U.S. federal	583	2,056	(3,433)
U.S. state and local	85	(94)	(55)
Non-U.S.	58	1,300	753
Total deferred expense (benefit)	726	3,262	(2,735)
Total income tax expense (benefit)	$2,022	$4,741	$(1,116)
Total income tax expense (benefit) does not reflect the deferred tax effects of unrealized gains and losses on AFS debt and marketable equity securities, foreign currency translation adjustments, derivatives and employee benefit plan adjustments that are included in accumulated OCI. These tax effects resulted in an expense of $3.4 billion in 2014 and $1.3 billion in 2012, and a benefit of $2.7 billion in 2013, recorded in accumulated OCI. In addition, total income tax expense (benefit) does not reflect tax effects associated with the Corporation’s employee stock plans which decreased common stock and additional paid-in capital $35 million, $128 million and $277 million in 2014, 2013 and 2012, respectively.

100 Bank of America 2014

Income tax expense (benefit) for 2014, 2013 and 2012 varied from the amount computed by applying the statutory income tax rate to income before income taxes. A reconciliation of the expected U.S. federal income tax expense, calculated by applying the federal statutory tax rate of 35 percent, to the Corporation’s actual income tax expense (benefit), and the effective tax rates for 2014, 2013 and 2012 are presented in the table below.

Reconciliation of Income Tax Expense (Benefit)

	2014		2013		2012
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent
Expected U.S. federal income tax expense	$2,399	35.0%	$5,660	35.0%	$1,075	35.0%
Increase (decrease) in taxes resulting from:		(0.001)%		(0.001)%		(0.001)%
State tax expense, net of federal benefit	276	4.0	450	2.8	349	11.4
Affordable housing credits/other credits	(950)	(13.8)	(863)	(5.3)	(783)	(25.5)
Changes in prior period UTBs, including interest	(741)	(10.8)	(255)	(1.6)	(198)	(6.4)
Tax-exempt income, including dividends	(533)	(7.8)	(524)	(3.2)	(576)	(18.8)
Non-U.S. tax rate differential (1)	(507)	(7.4)	(940)	(5.8)	(1,968)	(64.1)
Nondeductible expenses	1,982	28.9	104	0.6	231	7.5
Leveraged lease tax differential	53	0.8	26	0.2	83	2.7
Non-U.S. statutory rate reductions	—	—	1,133	7.0	788	25.7
Other	43	0.6	(50)	(0.4)	(117)	(3.8)
Total income tax expense (benefit)	$2,022	29.5%	$4,741	29.3%	$(1,116)	(36.3)%

(1)
Includes in 2012, a $1.7 billion income tax benefit attributable to the excess of foreign tax credits recognized in the U.S. upon repatriation of the earnings of certain non-U.S. subsidiaries over the related U.S. tax liability.

The reconciliation of the beginning unrecognized tax benefits (UTB) balance to the ending balance is presented in the table below.

Reconciliation of the Change in Unrecognized Tax Benefits

(Dollars in millions)	2014	2013	2012
Balance, January 1	$3,068	$3,677	$4,203
Increases related to positions taken during the current year	75	98	352
Increases related to positions taken during prior years (1)	519	254	142
Decreases related to positions taken during prior years (1)	(973)	(508)	(711)
Settlements	(1,594)	(448)	(205)
Expiration of statute of limitations	(27)	(5)	(104)
Balance, December 31	$1,068	$3,068	$3,677

(1)
The sum per year of positions taken during prior years differs from the $741 million, $255 million and $198 million in the Reconciliation of Income Tax Expense (Benefit) table due to temporary items, state items and jurisdictional offsets, as well as the inclusion of interest in the Reconciliation of Income Tax Expense (Benefit) table.

At December 31, 2014, 2013 and 2012, the balance of the Corporation’s UTBs which would, if recognized, affect the Corporation’s effective tax rate was $0.7 billion, $2.5 billion and $3.1 billion, respectively. Included in the UTB balance are some items the recognition of which would not affect the effective tax rate, such as the tax effect of certain temporary differences, the portion of gross state UTBs that would be offset by the tax benefit of the associated federal deduction and the portion of gross non-U.S. UTBs that would be offset by tax reductions in other jurisdictions.
The Corporation files income tax returns in more than 100 state and non-U.S. jurisdictions each year. The IRS and other tax authorities in countries and states in which the Corporation has significant business operations examine tax returns periodically (continuously in some jurisdictions). The Tax Examination Status table summarizes the status of significant examinations (U.S. federal unless otherwise noted) for the Corporation and various subsidiaries as of December 31, 2014.

Tax Examination Status

	Years under Examination	Status at December 31 2014
U.S. (1)	2010 – 2011	IRS Appeals
U.S.	2012 – 2013	Field examination
New York	2008 – 2012	Field examination
U.K.	2012	Field examination

(1)	Field examination completed during 2014. The Corporation filed a protest related to certain adjustments with the IRS administrative appeals division.
During 2014, the Corporation settled and effectively resolved the federal examinations related to years 2005 through 2009 and all open Merrill Lynch years through 2008, as well as various state and local examinations for multiple years.

Bank of America 2014 101

It is reasonably possible that the UTB balance may decrease by as much as $0.4 billion during the next 12 months, since resolved items will be removed from the balance whether their resolution results in payment or recognition.
During 2014, 2013 and 2012, the Corporation recognized a benefit of $196 million and expense of $127 million and $99 million, respectively, for interest and penalties, net-of-tax, in income tax expense. At December 31, 2014 and 2013, the Corporation’s accrual for interest and penalties that related to income taxes, net of taxes and remittances, was $455 million and $888 million.
Significant components of the Corporation’s net deferred tax assets and liabilities at December 31, 2014 and 2013 are presented in the table below.

Deferred Tax Assets and Liabilities

	December 31
(Dollars in millions)	2014	2013
Deferred tax assets
Net operating loss carryforwards	$9,787	$10,967
Accrued expenses	5,916	6,749
Tax credit carryforwards	5,614	9,689
Security, loan and debt valuations	5,190	4,264
Allowance for credit losses	5,047	6,100
Employee compensation and retirement benefits	3,665	2,729
State income taxes	2,034	2,643
Available-for-sale securities	—	1,918
Other	1,688	722
Gross deferred tax assets	38,941	45,781
Valuation allowance	(1,111)	(1,940)
Total deferred tax assets, net of valuation allowance	37,830	43,841

Deferred tax liabilities
Equipment lease financing	2,880	3,106
Intangibles	1,349	1,529
Mortgage servicing rights	1,041	1,547
Available-for-sale securities	828	—
Fee income	816	798
Long-term borrowings	587	3,033
Other	2,075	1,472
Gross deferred tax liabilities	9,576	11,485
Net deferred tax assets	$28,254	$32,356

The table below summarizes the deferred tax assets and related valuation allowances recognized for the net operating loss (NOL) and tax credit carryforwards at December 31, 2014.

Net Operating Loss and Tax Credit Carryforward Deferred Tax Assets

(Dollars in millions)	Deferred Tax Asset	Valuation Allowance	Net Deferred Tax Asset	First Year Expiring
Net operating losses – U.S.	$3,065	$—	$3,065	After 2027
Net operating losses – U.K.	6,276	—	6,276	None (1)
Net operating losses – other non-U.S.	446	(316)	130	Various
Net operating losses – U.S. states (2)	1,168	(460)	708	Various
General business credits	3,383	—	3,383	After 2029
Foreign tax credits	2,231	(68)	2,163	After 2022

(1)	The U.K. net operating losses may be carried forward indefinitely.

(2)	The net operating losses and related valuation allowances for U.S. states before considering the benefit of federal deductions were $1.8 billion and $708 million.
Management concluded that no valuation allowance was necessary to reduce the U.K. NOL carryforwards and U.S. NOL and general business credit carryforwards since estimated future taxable income will be sufficient to utilize these assets prior to their expiration. The majority of the Corporation’s U.K. net deferred tax assets, which consist primarily of NOLs, are expected to be realized by certain subsidiaries over an extended number of years. Management’s conclusion is supported by financial results and forecasts, the reorganization of certain business activities and the indefinite period to carry forward NOLs. However, significant changes to those estimates, such as changes that would be caused by a substantial and prolonged worsening of the condition of Europe’s capital markets, or a change in applicable laws, could lead management to reassess its U.K. valuation allowance conclusions.
At December 31, 2014, U.S. federal income taxes had not been provided on $17.2 billion of undistributed earnings of non-U.S. subsidiaries that management has determined have been reinvested for an indefinite period of time. If the Corporation were to record a deferred tax liability associated with these undistributed earnings, the amount would be approximately $4.5 billion at December 31, 2014.

102 Bank of America 2014

NOTE 20 Fair Value Measurements
Under applicable accounting guidance, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Corporation determines the fair values of its financial instruments based on the fair value hierarchy established under applicable accounting guidance which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs used to measure fair value. The Corporation conducts a review of its fair value hierarchy classifications on a quarterly basis. Transfers into or out of fair value hierarchy classifications are made if the significant inputs used in the financial models measuring the fair values of the assets and liabilities became unobservable or observable, respectively, in the current marketplace. These transfers are considered to be effective as of the beginning of the quarter in which they occur. For more information regarding the fair value hierarchy and how the Corporation measures fair value, see Note 1 – Summary of Significant Accounting Principles. The Corporation accounts for certain financial instruments under the fair value option. For additional information, see Note 21 – Fair Value Option.
Valuation Processes and Techniques
The Corporation has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. This policy requires review and approval of models by personnel who are independent of the front office, and periodic reassessments of models to ensure that they are continuing to perform as designed. In addition, detailed reviews of trading gains and losses are conducted on a daily basis by personnel who are independent of the front office. A price verification group, which is also independent of the front office, utilizes available market information including executed trades, market prices and market-observable valuation model inputs to ensure that fair values are reasonably estimated. The Corporation performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed and any material exposures are escalated through a management review process.
While the Corporation believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
During 2014, except for the adoption of FVA, there were no changes to the valuation techniques that had, or are expected to have, a material impact on the Corporation’s consolidated financial position or results of operations.
Level 1, 2 and 3 Valuation Techniques
Financial instruments are considered Level 1 when the valuation is based on quoted prices in active markets for identical assets or liabilities. Level 2 financial instruments are valued using quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or models using inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques, and at least one significant model assumption or input is unobservable and when determination of the fair value requires significant management judgment or estimation.
Trading Account Assets and Liabilities and Debt Securities
The fair values of trading account assets and liabilities are primarily based on actively traded markets where prices are based on either direct market quotes or observed transactions. The fair values of debt securities are generally based on quoted market prices or market prices for similar assets. Liquidity is a significant factor in the determination of the fair values of trading account assets and liabilities and debt securities. Market price quotes may not be readily available for some positions, or positions within a market sector where trading activity has slowed significantly or ceased. Some of these instruments are valued using a discounted cash flow model, which estimates the fair value of the securities using internal credit risk, interest rate and prepayment risk models that incorporate management’s best estimate of current key assumptions such as default rates, loss severity and prepayment rates. Principal and interest cash flows are discounted using an observable discount rate for similar instruments with adjustments that management believes a market participant would consider in determining fair value for the specific security. Other instruments are valued using a net asset value approach which considers the value of the underlying securities. Underlying assets are valued using external pricing services, where available, or matrix pricing based on the vintages and ratings. Situations of illiquidity generally are triggered by the market’s perception of credit uncertainty regarding a single company or a specific market sector. In these instances, fair value is determined based on limited available market information and other factors, principally from reviewing the issuer’s financial statements and changes in credit ratings made by one or more rating agencies.
Derivative Assets and Liabilities
The fair values of derivative assets and liabilities traded in the OTC market are determined using quantitative models that utilize multiple market inputs including interest rates, prices and indices to generate continuous yield or pricing curves and volatility factors to value the position. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services. When third-party pricing services are used, the methods and assumptions are reviewed by the Corporation. Estimation risk is greater for derivative asset and liability positions that are either option-based or have longer maturity dates where observable market inputs are less readily available, or are unobservable, in which case, quantitative-based extrapolations of rate, price or index scenarios are used in determining fair values. The fair values of derivative assets and liabilities include adjustments for market liquidity, counterparty credit quality and other instrument-specific factors, where appropriate. In addition, the Corporation incorporates within its fair value measurements of OTC derivatives a valuation adjustment to reflect the credit risk associated with the net position. Positions are netted by counterparty, and fair value for net long exposures is adjusted for counterparty credit risk while the fair value for net short exposures is adjusted for the

Bank of America 2014 103

Corporation’s own credit risk. The Corporation also incorporates FVA within its fair value measurements to include funding costs on uncollateralized derivatives and derivatives where the Corporation is not permitted to use the collateral it receives. An estimate of severity of loss is also used in the determination of fair value, primarily based on market data.
Loans and Loan Commitments
The fair values of loans and loan commitments are based on market prices, where available, or discounted cash flow analyses using market-based credit spreads of comparable debt instruments or credit derivatives of the specific borrower or comparable borrowers. Results of discounted cash flow analyses may be adjusted, as appropriate, to reflect other market conditions or the perceived credit risk of the borrower.
Mortgage Servicing Rights
The fair values of MSRs are determined using models that rely on estimates of prepayment rates, the resultant weighted-average lives of the MSRs and the option-adjusted spread levels. For more information on MSRs, see Note 23 – Mortgage Servicing Rights.
Loans Held-for-sale
The fair values of LHFS are based on quoted market prices, where available, or are determined by discounting estimated cash flows using interest rates approximating the Corporation’s current origination rates for similar loans adjusted to reflect the inherent credit risk. The borrower-specific credit risk is embedded within the quoted market prices or is implied by considering loan performance when selecting comparables.
Private Equity Investments
Private equity investments consist of direct investments and fund investments which are initially valued at their transaction price. Thereafter, the fair value of direct investments is based on an assessment of each individual investment using methodologies that include publicly-traded comparables derived by multiplying a key performance metric (e.g., earnings before interest, taxes, depreciation and amortization) of the portfolio company by the relevant valuation multiple observed for comparable companies, acquisition comparables, entry level multiples and discounted cash flow analyses, and are subject to appropriate discounts for lack of liquidity or marketability. After initial recognition, the fair value of fund investments is based on the Corporation’s proportionate interest in the fund’s capital as reported by the respective fund managers.

Short-term Borrowings and Long-term Debt
The Corporation issues structured liabilities that have coupons or repayment terms linked to the performance of debt or equity securities, indices, currencies or commodities. The fair values of these structured liabilities are estimated using quantitative models for the combined derivative and debt portions of the notes. These models incorporate observable and, in some instances, unobservable inputs including security prices, interest rate yield curves, option volatility, currency, commodity or equity rates and correlations among these inputs. The Corporation also considers the impact of its own credit spreads in determining the discount rate used to value these liabilities. The credit spread is determined by reference to observable spreads in the secondary bond market.
Securities Financing Agreements
The fair values of certain reverse repurchase agreements, repurchase agreements and securities borrowed transactions are determined using quantitative models, including discounted cash flow models that require the use of multiple market inputs including interest rates and spreads to generate continuous yield or pricing curves, and volatility factors. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services.
Deposits
The fair values of deposits are determined using quantitative models, including discounted cash flow models that require the use of multiple market inputs including interest rates and spreads to generate continuous yield or pricing curves, and volatility factors. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services. The Corporation considers the impact of its own credit spreads in the valuation of these liabilities. The credit risk is determined by reference to observable credit spreads in the secondary cash market.
Asset-backed Secured Financings
The fair values of asset-backed secured financings are based on external broker bids, where available, or are determined by discounting estimated cash flows using interest rates approximating the Corporation’s current origination rates for similar loans adjusted to reflect the inherent credit risk.

104 Bank of America 2014

Recurring Fair Value
Assets and liabilities carried at fair value on a recurring basis at December 31, 2014 and 2013, including financial instruments which the Corporation accounts for under the fair value option, are summarized in the following tables.

	December 31, 2014
	Fair Value Measurements
(Dollars in millions)	Level 1	Level 2	Level 3	Netting Adjustments (1)	Assets/Liabilities at Fair Value
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$—	$62,182	$—	$—	$62,182
Trading account assets:
U.S. government and agency securities (2)	33,470	17,549	—	—	51,019
Corporate securities, trading loans and other	243	31,699	3,270	—	35,212
Equity securities	33,518	22,488	352	—	56,358
Non-U.S. sovereign debt	20,348	15,332	574	—	36,254
Mortgage trading loans and ABS	—	10,879	2,063	—	12,942
Total trading account assets	87,579	97,947	6,259	—	191,785
Derivative assets (3)	4,957	972,977	6,851	(932,103)	52,682
AFS debt securities:
U.S. Treasury and agency securities	67,413	2,182	—	—	69,595
Mortgage-backed securities:
Agency	—	165,039	—	—	165,039
Agency-collateralized mortgage obligations	—	14,248	—	—	14,248
Non-agency residential	—	4,175	279	—	4,454
Commercial	—	4,000	—	—	4,000
Non-U.S. securities	3,191	3,029	10	—	6,230
Corporate/Agency bonds	—	368	—	—	368
Other taxable securities	20	9,104	1,667	—	10,791
Tax-exempt securities	—	8,950	599	—	9,549
Total AFS debt securities	70,624	211,095	2,555	—	284,274
Other debt securities carried at fair value:
U.S. Treasury and agency securities	1,541	—	—	—	1,541
Mortgage-backed securities:
Agency	—	15,704	—	—	15,704
Non-agency residential	—	3,745	—	—	3,745
Non-U.S. securities	13,270	1,862	—	—	15,132
Other taxable securities	—	299	—	—	299
Total other debt securities carried at fair value	14,811	21,610	—	—	36,421
Loans and leases	—	6,698	1,983	—	8,681
Mortgage servicing rights	—	—	3,530	—	3,530
Loans held-for-sale	—	6,628	173	—	6,801
Other assets	11,581	1,381	911	—	13,873
Total assets (4)	$189,552	$1,380,518	$22,262	$(932,103)	$660,229
Liabilities
Interest-bearing deposits in U.S. offices	$—	$1,469	$—	$—	$1,469
Federal funds purchased and securities loaned or sold under agreements to repurchase	—	35,357	—	—	35,357
Trading account liabilities:
U.S. government and agency securities	18,514	446	—	—	18,960
Equity securities	24,679	3,670	—	—	28,349
Non-U.S. sovereign debt	16,089	3,625	—	—	19,714
Corporate securities and other	189	6,944	36	—	7,169
Total trading account liabilities	59,471	14,685	36	—	74,192
Derivative liabilities (3)	4,493	969,502	7,771	(934,857)	46,909
Short-term borrowings	—	2,697	—	—	2,697
Accrued expenses and other liabilities	10,795	1,250	10	—	12,055
Long-term debt	—	34,042	2,362	—	36,404
Total liabilities (4)	$74,759	$1,059,002	$10,179	$(934,857)	$209,083

(1)	Amounts represent the impact of legally enforceable master netting agreements and also cash collateral held or placed with the same counterparties.

(2)	Includes $17.2 billion of government-sponsored enterprise obligations.

(3)	For further disaggregation of derivative assets and liabilities, see Note 2 – Derivatives.

(4)
During 2014, the Corporation reclassified certain assets and liabilities within its fair value hierarchy based on a review of its inputs used to measure fair value. Accordingly, approximately $4.1 billion of assets related to U.S. government and agency securities, non-U.S. government securities and equity derivatives, and $570 million of liabilities related to equity derivatives were transferred from Level 1 to Level 2.

Bank of America 2014 105

	December 31, 2013
	Fair Value Measurements
(Dollars in millions)	Level 1	Level 2	Level 3	Netting Adjustments (1)	Assets/Liabilities at Fair Value
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$—	$68,656	$—	$—	$68,656
Trading account assets:
U.S. government and agency securities (2)	34,222	14,625	—	—	48,847
Corporate securities, trading loans and other	1,147	27,746	3,559	—	32,452
Equity securities	41,324	22,741	386	—	64,451
Non-U.S. sovereign debt	24,357	12,399	468	—	37,224
Mortgage trading loans and ABS	—	13,388	4,631	—	18,019
Total trading account assets	101,050	90,899	9,044	—	200,993
Derivative assets (3)	2,374	910,602	7,277	(872,758)	47,495
AFS debt securities:
U.S. Treasury and agency securities	6,591	2,363	—	—	8,954
Mortgage-backed securities:
Agency	—	164,935	—	—	164,935
Agency-collateralized mortgage obligations	—	22,492	—	—	22,492
Non-agency residential	—	6,239	—	—	6,239
Commercial	—	2,480	—	—	2,480
Non-U.S. securities	3,698	3,415	107	—	7,220
Corporate/Agency bonds	—	873	—	—	873
Other taxable securities	20	12,963	3,847	—	16,830
Tax-exempt securities	—	5,122	806	—	5,928
Total AFS debt securities	10,309	220,882	4,760	—	235,951
Other debt securities carried at fair value:
U.S. Treasury and agency securities	4,062	—	—	—	4,062
Mortgage-backed securities:
Agency	—	16,500	—	—	16,500
Agency-collateralized mortgage obligations	—	218	—	—	218
Commercial	—	749	—	—	749
Non-U.S. securities	7,457	3,858	—	—	11,315
Total other debt securities carried at fair value	11,519	21,325	—	—	32,844
Loans and leases	—	6,985	3,057	—	10,042
Mortgage servicing rights	—	—	5,042	—	5,042
Loans held-for-sale	—	5,727	929	—	6,656
Other assets	14,474	1,912	1,669	—	18,055
Total assets (4)	$139,726	$1,326,988	$31,778	$(872,758)	$625,734
Liabilities
Interest-bearing deposits in U.S. offices	$—	$1,899	$—	$—	$1,899
Federal funds purchased and securities loaned or sold under agreements to repurchase	—	26,500	—	—	26,500
Trading account liabilities:
U.S. government and agency securities	26,915	348	—	—	27,263
Equity securities	23,874	3,711	—	—	27,585
Non-U.S. sovereign debt	20,755	1,387	—	—	22,142
Corporate securities and other	518	5,926	35	—	6,479
Total trading account liabilities	72,062	11,372	35	—	83,469
Derivative liabilities (3)	1,968	896,907	7,501	(868,969)	37,407
Short-term borrowings	—	1,520	—	—	1,520
Accrued expenses and other liabilities	10,130	1,093	10	—	11,233
Long-term debt	—	45,045	1,990	—	47,035
Total liabilities (4)	$84,160	$984,336	$9,536	$(868,969)	$209,063

(1)	Amounts represent the impact of legally enforceable master netting agreements and also cash collateral held or placed with the same counterparties.

(2)	Includes $15.6 billion of government-sponsored enterprise obligations.

(3)	For further disaggregation of derivative assets and liabilities, see Note 2 – Derivatives.

(4)
During 2013, $500 million of other assets were transferred from Level 1 to Level 2 primarily due to a restriction that became effective for a private equity investment that was subsequently sold once the restriction was lifted.

106 Bank of America 2014

The following tables present a reconciliation of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during 2014, 2013 and 2012, including net realized and unrealized gains (losses) included in earnings and accumulated OCI.

Level 3 – Fair Value Measurements (1)

	2014
				Gross
(Dollars in millions)	Balance January 1 2014	Gains (Losses) in Earnings	Gains (Losses) in OCI	Purchases	Sales	Issuances	Settlements	Gross Transfers into Level 3	Gross Transfers out of Level 3	Balance December 31 2014
Trading account assets:
U.S. government and agency securities	$—	$—	$—	$87	$(87)	$—	$—	$—	$—	$—
Corporate securities, trading loans and other	3,559	180	—	1,675	(857)	—	(938)	1,275	(1,624)	3,270
Equity securities	386	—	—	104	(86)	—	(16)	146	(182)	352
Non-U.S. sovereign debt	468	30	—	120	(34)	—	(19)	11	(2)	574
Mortgage trading loans and ABS	4,631	199	—	1,643	(1,259)	—	(585)	39	(2,605)	2,063
Total trading account assets	9,044	409	—	3,629	(2,323)	—	(1,558)	1,471	(4,413)	6,259
Net derivative assets (2)	(224)	463	—	823	(1,738)	—	(432)	28	160	(920)
AFS debt securities:
Non-agency residential MBS	—	(2)	—	11	—	—	—	270	—	279
Non-U.S. securities	107	(7)	(11)	241	—	—	(147)	—	(173)	10
Corporate/Agency bonds	—	—	—	—	—	—	—	93	(93)	—
Other taxable securities	3,847	9	(8)	154	—	—	(1,381)	—	(954)	1,667
Tax-exempt securities	806	8	—	—	(16)	—	(235)	36	—	599
Total AFS debt securities	4,760	8	(19)	406	(16)	—	(1,763)	399	(1,220)	2,555
Loans and leases (3, 4)	3,057	69	—	—	(3)	699	(1,591)	25	(273)	1,983
Mortgage servicing rights (4)	5,042	(1,231)	—	—	(61)	707	(927)	—	—	3,530
Loans held-for-sale (3)	929	45	—	59	(725)	23	(216)	83	(25)	173
Other assets (5)	1,669	(98)	—	—	(430)	—	(245)	39	(24)	911
Trading account liabilities – Corporate securities and other	(35)	1	—	10	(13)	—	—	(9)	10	(36)
Accrued expenses and other liabilities (3)	(10)	2	—	—	—	(3)	—	—	1	(10)
Long-term debt (3)	(1,990)	49	—	169	—	(615)	540	(1,581)	1,066	(2,362)

(1)	Assets (liabilities). For assets, increase (decrease) to Level 3 and for liabilities, (increase) decrease to Level 3.

(2)	Net derivatives include derivative assets of $6.9 billion and derivative liabilities of $7.8 billion.

(3)	Amounts represent instruments that are accounted for under the fair value option.

(4)	Issuances represent loan originations and mortgage servicing rights retained following securitizations or whole-loan sales.

(5)	Other assets is primarily comprised of private equity investments and certain long-term fixed-rate margin loans that are accounted for under the fair value option.
During 2014, the transfers into Level 3 included $1.5 billion of trading account assets, $399 million of AFS debt securities and $1.6 billion of long-term debt. Transfers into Level 3 for trading account assets were primarily the result of decreased availability of third-party prices for certain corporate loans and securities. Transfers into Level 3 for AFS debt securities were primarily due to decreased price observability related to municipal auction rate securities (ARS). Transfers into Level 3 for long-term debt were primarily due to changes in the impact of unobservable inputs on the value of certain structured liabilities. Transfers occur on a regular basis for these long-term debt instruments due to changes in the impact of unobservable inputs on the value of the embedded derivative in relation to the instrument as a whole.

During 2014, the transfers out of Level 3 included $4.4 billion of trading account assets, $160 million of net derivative assets, $1.2 billion of AFS debt securities, $273 million of loans and leases and $1.1 billion of long-term debt. Transfers out of Level 3 for trading account assets were primarily the result of increased market liquidity and price observability on certain CLOs. Transfers out of Level 3 for net derivative assets were primarily due to increased price observability for certain equity derivatives. Transfers out of Level 3 for AFS debt securities were primarily due to increased price observability on certain CLOs. Transfers out of Level 3 for loans and leases were primarily due to increased price observability. Transfers out of Level 3 for long-term debt were primarily due to changes in the impact of unobservable inputs on the value of certain structured liabilities.

Bank of America 2014 107

Level 3 – Fair Value Measurements (1)

	2013
				Gross
(Dollars in millions)	Balance January 1 2013	Gains (Losses) in Earnings	Gains (Losses) in OCI	Purchases	Sales	Issuances	Settlements	Gross Transfers into Level 3	Gross Transfers out of Level 3	Balance December 31 2013
Trading account assets:
Corporate securities, trading loans and other	$3,726	$242	$—	$3,848	$(3,110)	$59	$(651)	$890	$(1,445)	$3,559
Equity securities	545	74	—	96	(175)	—	(100)	70	(124)	386
Non-U.S. sovereign debt	353	50	—	122	(18)	—	(36)	2	(5)	468
Mortgage trading loans and ABS	4,935	53	—	2,514	(1,993)	—	(868)	20	(30)	4,631
Total trading account assets	9,559	419	—	6,580	(5,296)	59	(1,655)	982	(1,604)	9,044
Net derivative assets (2)	1,468	(304)	—	824	(1,467)	—	(1,362)	(10)	627	(224)
AFS debt securities:
Commercial MBS	10	—	—	—	—	—	(10)	—	—	—
Non-U.S. securities	—	5	2	1	(1)	—	—	100	—	107
Corporate/Agency bonds	92	—	4	—	—	—	—	—	(96)	—
Other taxable securities	3,928	9	15	1,055	—	—	(1,155)	—	(5)	3,847
Tax-exempt securities	1,061	3	19	—	—	—	(109)	—	(168)	806
Total AFS debt securities	5,091	17	40	1,056	(1)	—	(1,274)	100	(269)	4,760
Loans and leases (3, 4)	2,287	98	—	310	(128)	1,252	(757)	19	(24)	3,057
Mortgage servicing rights (4)	5,716	1,941	—	—	(2,044)	472	(1,043)	—	—	5,042
Loans held-for-sale (3)	2,733	62	—	8	(402)	4	(1,507)	34	(3)	929
Other assets (5)	3,129	(288)	—	46	(383)	—	(1,019)	239	(55)	1,669
Trading account liabilities – Corporate securities and other	(64)	10	—	43	(54)	(5)	—	(9)	44	(35)
Accrued expenses and other liabilities (3)	(15)	30	—	—	—	(751)	724	(1)	3	(10)
Long-term debt (3)	(2,301)	13	—	358	(4)	(172)	258	(1,331)	1,189	(1,990)

(1)	Assets (liabilities). For assets, increase (decrease) to Level 3 and for liabilities, (increase) decrease to Level 3.

(2)	Net derivatives include derivative assets of $7.3 billion and derivative liabilities of $7.5 billion.

(3)	Amounts represent instruments that are accounted for under the fair value option.

(4)	Issuances represent loan originations and mortgage servicing rights retained following securitizations or whole-loan sales.

(5)	Other assets is primarily comprised of private equity investments and certain long-term fixed-rate margin loans that are accounted for under the fair value option.
During 2013, the transfers into Level 3 included $982 million of trading account assets, $100 million of AFS debt securities, $239 million of other assets and $1.3 billion of long-term debt. Transfers into Level 3 for trading account assets were primarily the result of decreased third-party prices available for certain corporate loans and securities. Transfers into Level 3 for AFS debt securities were primarily due to decreased price observability. Transfers into Level 3 for other assets were primarily due to a lack of independent pricing data for certain receivables. Transfers into Level 3 for long-term debt were primarily due to changes in the impact of unobservable inputs on the value of certain structured liabilities. Transfers occur on a regular basis for these long-term debt instruments due to changes in the impact of unobservable inputs on the value of the embedded derivative in relation to the instrument as a whole.

During 2013, the transfers out of Level 3 included $1.6 billion of trading account assets, $627 million of net derivative assets, $269 million of AFS debt securities and $1.2 billion of long-term debt. Transfers out of Level 3 for trading account assets were primarily the result of increased market liquidity and third-party prices available for certain corporate loans and securities. Transfers out of Level 3 for net derivative assets were primarily due to increased price observability (i.e., market comparables for the referenced instruments) for certain options. Transfers out of Level 3 for AFS debt securities were primarily due to increased market liquidity. Transfers out of Level 3 for long-term debt were primarily due to changes in the impact of unobservable inputs on the value of certain structured liabilities.

108 Bank of America 2014

Level 3 – Fair Value Measurements (1)

	2012
				Gross
(Dollars in millions)	Balance January 1 2012	Gains (Losses) in Earnings	Gains (Losses) in OCI	Purchases	Sales	Issuances	Settlements	Gross Transfers into Level 3	Gross Transfers out of Level 3	Balance December 31 2012
Trading account assets:
Corporate securities, trading loans and other (2)	$6,880	$195	$—	$2,798	$(4,556)	$—	$(1,077)	$436	$(950)	$3,726
Equity securities	544	31	—	201	(271)	—	27	90	(77)	545
Non-U.S. sovereign debt	342	8	—	388	(359)	—	(5)	—	(21)	353
Mortgage trading loans and ABS (2)	3,689	215	—	2,574	(1,536)	—	(678)	844	(173)	4,935
Total trading account assets	11,455	449	—	5,961	(6,722)	—	(1,733)	1,370	(1,221)	9,559
Net derivative assets (3)	5,866	(221)	—	893	(1,012)	—	(3,328)	(269)	(461)	1,468
AFS debt securities:
Mortgage-backed securities:
Agency	37	—	—	—	—	—	(4)	—	(33)	—
Non-agency residential	860	(69)	19	—	(306)	—	(2)	—	(502)	—
Non-agency commercial	40	—	—	—	(24)	—	(6)	—	—	10
Corporate/Agency bonds	162	(2)	—	(2)	—	—	(39)	—	(27)	92
Other taxable securities	4,265	23	26	3,196	(28)	—	(3,345)	—	(209)	3,928
Tax-exempt securities	2,648	61	20	—	(133)	—	(1,535)	—	—	1,061
Total AFS debt securities	8,012	13	65	3,194	(491)	—	(4,931)	—	(771)	5,091
Loans and leases (4, 5)	2,744	334	—	564	(1,520)	—	(274)	450	(11)	2,287
Mortgage servicing rights (5)	7,378	(430)	—	—	(122)	374	(1,484)	—	—	5,716
Loans held-for-sale (4)	3,387	352	—	794	(834)	—	(414)	80	(632)	2,733
Other assets (6)	4,235	(54)	—	109	(1,039)	270	(381)	—	(11)	3,129
Trading account liabilities – Corporate securities and other	(114)	4	—	116	(136)	—	80	(68)	54	(64)
Short-term borrowings (4)	—	—	—	—	—	(232)	232	—	—	—
Accrued expenses and other liabilities (4)	(14)	(4)	—	8	—	(9)	—	—	4	(15)
Long-term debt (4)	(2,943)	(307)	—	290	(33)	(259)	1,239	(2,040)	1,752	(2,301)

(1)	Assets (liabilities). For assets, increase (decrease) to Level 3 and for liabilities, (increase) decrease to Level 3.

(2)
During 2012, approximately $900 million was reclassified from Trading account assets – Corporate securities, trading loans and other to Trading account assets – Mortgage trading loans and ABS. In the table above, this reclassification is presented as a sale of Trading account assets – Corporate securities, trading loans and other and as a purchase of Trading account assets – Mortgage trading loans and ABS.

(3)	Net derivatives include derivative assets of $8.1 billion and derivative liabilities of $6.6 billion.

(4)	Amounts represent instruments that are accounted for under the fair value option.

(5)	Issuances represent loan originations and mortgage servicing rights retained following securitizations or whole-loan sales.

(6)	Other assets is primarily comprised of net monoline exposure to a single counterparty and private equity investments.
During 2012, the transfers into Level 3 included $1.4 billion of trading account assets, $269 million of net derivative assets, $450 million of loans and leases and $2.0 billion of long-term debt. Transfers into Level 3 for trading account assets were primarily the result of decreased market liquidity for certain corporate loans and updated information related to certain CLOs. Transfers into Level 3 for net derivative assets were primarily related to decreased price observability for certain long-dated equity derivative liabilities due to a lack of independent pricing. Transfers into Level 3 for loans and leases were due to updated information related to certain commercial loans. Transfers into Level 3 for long-term debt were primarily due to changes in the impact of unobservable inputs on the value of certain structured liabilities. Transfers occur on a regular basis for these long-term debt instruments due to changes in the impact of unobservable inputs on the value of the embedded derivative in relation to the instrument as a whole.

During 2012, the transfers out of Level 3 included $1.2 billion of trading account assets, $461 million of net derivative assets, $771 million of AFS debt securities, $632 million of LHFS and $1.8 billion of long-term debt. Transfers out of Level 3 for trading account assets were primarily related to increased market liquidity for certain corporate and commercial real estate loans. Transfers out of Level 3 for net derivative assets were primarily related to increased price observability (i.e., market comparables for the referenced instruments) for certain total return swaps and foreign exchange swaps. Transfers out of Level 3 for AFS debt securities were primarily related to increased price observability for certain non-agency RMBS and ABS. Transfers out of Level 3 for LHFS were primarily related to increased observable inputs, primarily liquid comparables. Transfers out of Level 3 for long-term debt were primarily due to changes in the impact of unobservable inputs on the value of certain structured liabilities.

Bank of America 2014 109

The following tables summarize gains (losses) due to changes in fair value, including both realized and unrealized gains (losses), recorded in earnings for Level 3 assets and liabilities during 2014, 2013 and 2012. These amounts include gains (losses) on loans, LHFS, loan commitments and structured liabilities that are accounted for under the fair value option.

Level 3 – Total Realized and Unrealized Gains (Losses) Included in Earnings

	2014
(Dollars in millions)	Trading Account Profits (Losses)	Mortgage Banking Income (Loss) (1)	Other (2)	Total
Trading account assets:
Corporate securities, trading loans and other	$180	$—	$—	$180
Non-U.S. sovereign debt	30	—	—	30
Mortgage trading loans and ABS	199	—	—	199
Total trading account assets	409	—	—	409
Net derivative assets	(475)	834	104	463
AFS debt securities:
Non-agency residential MBS	—	—	(2)	(2)
Non-U.S. securities	—	—	(7)	(7)
Other taxable securities	—	—	9	9
Tax-exempt securities	—	—	8	8
Total AFS debt securities	—	—	8	8
Loans and leases (3)	—	—	69	69
Mortgage servicing rights	(6)	(1,225)	—	(1,231)
Loans held-for-sale (3)	(14)	—	59	45
Other assets	—	(79)	(19)	(98)
Trading account liabilities – Corporate securities and other	1	—	—	1
Accrued expenses and other liabilities (3)	—	—	2	2
Long-term debt (3)	78	—	(29)	49
Total	$(7)	$(470)	$194	$(283)

	2013
Trading account assets:
Corporate securities, trading loans and other	$242	$—	$—	$242
Equity securities	74	—	—	74
Non-U.S. sovereign debt	50	—	—	50
Mortgage trading loans and ABS	53	—	—	53
Total trading account assets	419	—	—	419
Net derivative assets	(1,224)	927	(7)	(304)
AFS debt securities:
Non-U.S. securities	—	—	5	5
Other taxable securities	—	—	9	9
Tax-exempt securities	—	—	3	3
Total AFS debt securities	—	—	17	17
Loans and leases (3)	—	(38)	136	98
Mortgage servicing rights	—	1,941	—	1,941
Loans held-for-sale (3)	—	2	60	62
Other assets	—	122	(410)	(288)
Trading account liabilities – Corporate securities and other	10	—	—	10
Accrued expenses and other liabilities (3)	—	30	—	30
Long-term debt (3)	45	—	(32)	13
Total	$(750)	$2,984	$(236)	$1,998

(1)	Mortgage banking income (loss) does not reflect the impact of Level 1 and Level 2 hedges on MSRs.

(2)
Amounts included are primarily recorded in other income (loss). Equity investment gains of $86 million and $77 million recorded on net derivative assets and other assets were also included for 2014 and 2013.

(3)	Amounts represent instruments that are accounted for under the fair value option.

110 Bank of America 2014

Level 3 – Total Realized and Unrealized Gains (Losses) Included in Earnings (continued)

	2012
(Dollars in millions)	Trading Account Profits (Losses)	Mortgage Banking Income (Loss) (1)	Other (2)	Total
Trading account assets:
Corporate securities, trading loans and other	$195	$—	$—	$195
Equity securities	31	—	—	31
Non-U.S. sovereign debt	8	—	—	8
Mortgage trading loans and ABS	215	—	—	215
Total trading account assets	449	—	—	449
Net derivative assets	(3,208)	2,987	—	(221)
AFS debt securities:
Non-agency residential MBS	—	—	(69)	(69)
Corporate/Agency bonds	—	—	(2)	(2)
Other taxable securities	2	—	21	23
Tax-exempt securities	—	—	61	61
Total AFS debt securities	2	—	11	13
Loans and leases (3)	—	—	334	334
Mortgage servicing rights	—	(430)	—	(430)
Loans held-for-sale (3)	—	148	204	352
Other assets	—	(74)	20	(54)
Trading account liabilities – Corporate securities and other	4	—	—	4
Accrued expenses and other liabilities (3)	—	—	(4)	(4)
Long-term debt (3)	(133)	—	(174)	(307)
Total	$(2,886)	$2,631	$391	$136

(1)	Mortgage banking income (loss) does not reflect the impact of Level 1 and Level 2 hedges on MSRs.

(2)	Amounts included are primarily recorded in other income (loss). Equity investment gains of $97 million recorded on other assets were also included for 2012.

(3)	Amounts represent instruments that are accounted for under the fair value option.

Bank of America 2014 111

The table below summarizes changes in unrealized gains (losses) recorded in earnings during 2014, 2013 and 2012 for Level 3 assets and liabilities that were still held at December 31, 2014, 2013 and 2012. These amounts include changes in fair value on loans, LHFS, loan commitments and structured liabilities that are accounted for under the fair value option.

Level 3 – Changes in Unrealized Gains (Losses) Relating to Assets and Liabilities Still Held at Reporting Date

	2014
(Dollars in millions)	Trading Account Profits (Losses)	Mortgage Banking Income (Loss) (1)	Other (2)	Total
Trading account assets:
Corporate securities, trading loans and other	$69	$—	$—	$69
Equity securities	(8)	—	—	(8)
Non-U.S. sovereign debt	31	—	—	31
Mortgage trading loans and ABS	79	—	—	79
Total trading account assets	171	—	—	171
Net derivative assets	(276)	85	104	(87)
Loans and leases (3)	—	—	76	76
Mortgage servicing rights	(6)	(1,747)	—	(1,753)
Loans held-for-sale (3)	(14)	—	10	(4)
Other assets	—	(50)	102	52
Trading account liabilities – Corporate securities and other	1	—	—	1
Accrued expenses and other liabilities (3)	—	—	1	1
Long-term debt (3)	29	—	(37)	(8)
Total	$(95)	$(1,712)	$256	$(1,551)

	2013
Trading account assets:
Corporate securities, trading loans and other	$(130)	$—	$—	$(130)
Equity securities	40	—	—	40
Non-U.S. sovereign debt	80	—	—	80
Mortgage trading loans and ABS	(174)	—	—	(174)
Total trading account assets	(184)	—	—	(184)
Net derivative assets	(1,375)	42	(7)	(1,340)
Loans and leases (3)	—	(34)	152	118
Mortgage servicing rights	—	1,541	—	1,541
Loans held-for-sale (3)	—	6	57	63
Other assets	—	166	14	180
Long-term debt (3)	(4)	—	(32)	(36)
Total	$(1,563)	$1,721	$184	$342

	2012
Trading account assets:
Corporate securities, trading loans and other	$(19)	$—	$—	$(19)
Equity securities	17	—	—	17
Non-U.S. sovereign debt	20	—	—	20
Mortgage trading loans and ABS	36	—	—	36
Total trading account assets	54	—	—	54
Net derivative assets	(2,782)	456	—	(2,326)
AFS debt securities – Other taxable securities	2	—	—	2
Loans and leases (3)	—	—	214	214
Mortgage servicing rights	—	(1,100)	—	(1,100)
Loans held-for-sale (3)	—	112	168	280
Other assets	—	(71)	50	(21)
Trading account liabilities – Corporate securities and other	4	—	—	4
Accrued expenses and other liabilities (3)	—	—	(2)	(2)
Long-term debt (3)	(136)	—	(173)	(309)
Total	$(2,858)	$(603)	$257	$(3,204)

(1)	Mortgage banking income (loss) does not reflect the impact of Level 1 and Level 2 hedges on MSRs.

(2)
Amounts included are primarily recorded in other income (loss). Equity investment gains of $170 million and $53 million recorded on net derivative assets and other assets were included for 2014 and 2013, and gains of $141 million recorded on other assets were included for 2012.

(3)	Amounts represent instruments that are accounted for under the fair value option.

112 Bank of America 2014

The following tables present information about significant unobservable inputs related to the Corporation’s material categories of Level 3 financial assets and liabilities at December 31, 2014 and 2013.

Quantitative Information about Level 3 Fair Value Measurements at December 31, 2014

(Dollars in millions)			Inputs
Financial Instrument	Fair Value	Valuation Technique	Significant Unobservable Inputs	Ranges of Inputs	Weighted Average
Loans and Securities (1)
Instruments backed by residential real estate assets	$2,030	Discounted cash flow, Market comparables	Yield	0% to 25%	6%
Trading account assets – Mortgage trading loans and ABS	483		Prepayment speed	0% to 35% CPR	14%
Loans and leases	1,374		Default rate	2% to 15% CDR	7%
Loans held-for-sale	173		Loss severity	26% to 100%	34%
Commercial loans, debt securities and other	$7,203	Discounted cash flow, Market comparables	Yield	0% to 40%	9%
Trading account assets – Corporate securities, trading loans and other	3,224		Enterprise value/EBITDA multiple	0x to 30x	6x
Trading account assets – Non-U.S. sovereign debt	574		Prepayment speed	1% to 30%	12%
Trading account assets – Mortgage trading loans and ABS	1,580		Default rate	1% to 5%	4%
AFS debt securities – Other taxable securities	1,216		Loss severity	25% to 40%	38%
Loans and leases	609		Duration	0 years to 5 years	3 years
			Price	$0 to $107	$76
Auction rate securities	$1,096	Discounted cash flow, Market comparables	Price	$60 to $100	$95
Trading account assets – Corporate securities, trading loans and other	46
AFS debt securities – Other taxable securities	451
AFS debt securities – Tax-exempt securities	599
Structured liabilities
Long-term debt	$(2,362)	Industry standard derivative pricing (2, 3)	Equity correlation	20% to 98%	65%
			Long-dated equity volatilities	6% to 69%	24%
			Long-dated volatilities (IR)	0% to 2%	1%
Net derivative assets
Credit derivatives	$22	Discounted cash flow, Stochastic recovery correlation model	Yield	0% to 25%	14%
			Upfront points	0 points to 100 points	65 points
			Spread to index	25 bps to 450 bps	119 bps
			Credit correlation	24% to 99%	51%
			Prepayment speed	3% to 20% CPR	11%
			Default rate	4% CDR	n/a
			Loss severity	35%	n/a
Equity derivatives	$(1,560)	Industry standard derivative pricing (2)	Equity correlation	20% to 98%	65%
			Long-dated equity volatilities	6% to 69%	24%
Commodity derivatives	$141	Discounted cash flow, Industry standard derivative pricing (2)	Natural gas forward price	$2/MMBtu to $7/MMBtu	$5/MMBtu
			Correlation	82% to 93%	90%
			Volatilities	16% to 98%	35%
Interest rate derivatives	$477	Industry standard derivative pricing (3)	Correlation (IR/IR)	11% to 99%	55%
			Correlation (FX/IR)	-48% to 40%	-5%
			Long-dated inflation rates	0% to 3%	1%
			Long-dated inflation volatilities	0% to 2%	1%
Total net derivative assets	$(920)

(1)
The categories are aggregated based upon product type which differs from financial statement classification. The following is a reconciliation to the line items in the table on page 107: Trading account assets – Corporate securities, trading loans and other of $3.3 billion, Trading account assets – Non-U.S. sovereign debt of $574 million, Trading account assets – Mortgage trading loans and ABS of $2.1 billion, AFS debt securities – Other taxable securities of $1.7 billion, AFS debt securities – Tax-exempt securities of $599 million, Loans and leases of $2.0 billion and LHFS of $173 million.

(2)	Includes models such as Monte Carlo simulation and Black-Scholes.

(3)	Includes models such as Monte Carlo simulation, Black-Scholes and other methods that model the joint dynamics of interest, inflation and foreign exchange rates.
CPR = Constant Prepayment Rate
CDR = Constant Default Rate
EBITDA = Earnings before interest, taxes, depreciation and amortization
MMBtu = Million British thermal units
IR = Interest Rate
FX = Foreign Exchange
n/a = not applicable

Bank of America 2014 113

Quantitative Information about Level 3 Fair Value Measurements at December 31, 2013

(Dollars in millions)			Inputs
Financial Instrument	Fair Value	Valuation Technique	Significant Unobservable Inputs	Ranges of Inputs	Weighted Average
Loans and Securities (1)
Instruments backed by residential real estate assets	$3,443	Discounted cash flow, Market comparables	Yield	2% to 25%	6%
Trading account assets – Mortgage trading loans and ABS	363		Prepayment speed	0% to 35% CPR	9%
Loans and leases	2,151		Default rate	1% to 20% CDR	6%
Loans held-for-sale	929		Loss severity	21% to 80%	35%
Commercial loans, debt securities and other	$12,135	Discounted cash flow, Market comparables	Yield	0% to 45%	5%
Trading account assets – Corporate securities, trading loans and other	3,462		Enterprise value/EBITDA multiple	0x to 24x	7x
Trading account assets – Non-U.S. sovereign debt	468		Prepayment speed	5% to 40%	19%
Trading account assets – Mortgage trading loans and ABS	4,268		Default rate	1% to 5%	4%
AFS debt securities – Other taxable securities	3,031		Loss severity	25% to 42%	36%
Loans and leases	906		Duration	1 year to 5 years	4 years
Auction rate securities	$1,719	Discounted cash flow, Market comparables	Projected tender price/Refinancing level	60% to 100%	96%
Trading account assets – Corporate securities, trading loans and other	97
AFS debt securities – Other taxable securities	816
AFS debt securities – Tax-exempt securities	806
Structured liabilities
Long-term debt	$(1,990)	Industry standard derivative pricing (2, 3)	Equity correlation	18% to 98%	70%
			Long-dated equity volatilities	4% to 63%	27%
			Long-dated volatilities (IR)	0% to 2%	1%
Net derivative assets
Credit derivatives	$808	Discounted cash flow, Stochastic recovery correlation model	Yield	3% to 25%	14%
			Upfront points	0 points to 100 points	63 points
			Spread to index	-1,407 bps to 1,741 bps	91 bps
			Credit correlation	14% to 99%	47%
			Prepayment speed	3% to 40% CPR	13%
			Default rate	1% to 5% CDR	3%
			Loss severity	20% to 42%	35%
Equity derivatives	$(1,596)	Industry standard derivative pricing (2)	Equity correlation	18% to 98%	70%
			Long-dated equity volatilities	4% to 63%	27%
Commodity derivatives	$6	Discounted cash flow, Industry standard derivative pricing (2)	Natural gas forward price	$3/MMBtu to $11/MMBtu	$6/MMBtu
			Correlation	47% to 89%	81%
			Volatilities	9% to 109%	30%
Interest rate derivatives	$558	Industry standard derivative pricing (3)	Correlation (IR/IR)	24% to 99%	60%
			Correlation (FX/IR)	-30% to 40%	-4%
			Long-dated inflation rates	0% to 3%	2%
			Long-dated inflation volatilities	0% to 2%	1%
Total net derivative assets	$(224)

(1)
The categories are aggregated based upon product type which differs from financial statement classification. The following is a reconciliation to the line items in the table on page 108: Trading account assets – Corporate securities, trading loans and other of $3.6 billion, Trading account assets – Non-U.S. sovereign debt of $468 million, Trading account assets – Mortgage trading loans and ABS of $4.6 billion, AFS debt securities – Other taxable securities of $3.8 billion, AFS debt securities – Tax-exempt securities of $806 million, Loans and leases of $3.1 billion and LHFS of $929 million.

(2)	Includes models such as Monte Carlo simulation and Black-Scholes.

(3)	Includes models such as Monte Carlo simulation, Black-Scholes and other methods that model the joint dynamics of interest, inflation and foreign exchange rates.
CPR = Constant Prepayment Rate
CDR = Constant Default Rate
EBITDA = Earnings before interest, taxes, depreciation and amortization
MMBtu = Million British thermal units
IR = Interest Rate
FX = Foreign Exchange

114 Bank of America 2014

In the tables above, instruments backed by residential real estate assets include RMBS, whole loans and mortgage CDOs. Commercial loans, debt securities and other include corporate CLOs and CDOs, commercial loans and bonds, and securities backed by non-real estate assets. Structured liabilities primarily include equity-linked notes that are accounted for under the fair value option.
In addition to the instruments in the tables above, the Corporation held $347 million and $767 million of instruments at December 31, 2014 and 2013 consisting primarily of certain direct private equity investments and private equity funds that were classified as Level 3 and reported within other assets. Valuations of direct private equity investments are based on the most recent company financial information. Inputs generally include market and acquisition comparables, entry level multiples, as well as other variables. The Corporation selects a valuation methodology (e.g., market comparables) for each investment and, in certain instances, multiple inputs are weighted to derive the most representative value. Discounts are applied as appropriate to consider the lack of liquidity and marketability versus publicly-traded companies. For private equity funds, fair value is determined using the net asset value as provided by the individual fund’s general partner.
The Corporation uses multiple market approaches in valuing certain of its Level 3 financial instruments. For example, market comparables and discounted cash flows are used together. For a given product, such as corporate debt securities, market comparables may be used to estimate some of the unobservable inputs and then these inputs are incorporated into a discounted cash flow model. Therefore, the balances disclosed encompass both of these techniques.
The level of aggregation and diversity within the products disclosed in the tables result in certain ranges of inputs being wide and unevenly distributed across asset and liability categories. At December 31, 2014 and 2013, weighted averages are disclosed for all loans, securities, structured liabilities and net derivative assets.
For more information on the inputs and techniques used in the valuation of MSRs, see Note 23 – Mortgage Servicing Rights.
Sensitivity of Fair Value Measurements to Changes in Unobservable Inputs
Loans and Securities
For instruments backed by residential real estate assets and commercial loans, debt securities and other, a significant increase in market yields, default rates, loss severities or duration would result in a significantly lower fair value for long positions. Short positions would be impacted in a directionally opposite way. The impact of changes in prepayment speeds would have differing impacts depending on the seniority of the instrument and, in the case of CLOs, whether prepayments can be reinvested.
For auction rate securities, a significant increase in price and/or projected tender price/refinancing levels would result in a significantly higher fair value.
Structured Liabilities and Derivatives
For credit derivatives, a significant increase in market yield, including spreads to indices, upfront points (i.e., a single upfront payment made by a protection buyer at inception), default rates or loss severities would result in a significantly lower fair value for protection sellers and higher fair value for protection buyers. The impact of changes in prepayment speeds would have differing impacts depending on the seniority of the instrument and, in the case of CLOs, whether prepayments can be reinvested.
Structured credit derivatives, which include tranched portfolio CDS and derivatives with derivative product company (DPC) and monoline counterparties, are impacted by credit correlation, including default and wrong-way correlation. Default correlation is a parameter that describes the degree of dependence among credit default rates within a credit portfolio that underlies a credit derivative instrument. The sensitivity of this input on the fair value varies depending on the level of subordination of the tranche. For senior tranches that are net purchases of protection, a significant increase in default correlation would result in a significantly higher fair value. Net short protection positions would be impacted in a directionally opposite way. Wrong-way correlation is a parameter that describes the probability that as exposure to a counterparty increases, the credit quality of the counterparty decreases. A significantly higher degree of wrong-way correlation between a DPC counterparty and underlying derivative exposure would result in a significantly lower fair value.
For equity derivatives, interest rate derivatives and structured liabilities, a significant change in long-dated rates and volatilities and correlation inputs (e.g., the degree of correlation between an equity security and an index, between two different interest rates, or between interest rates and foreign exchange rates) would result in a significant impact to the fair value; however, the magnitude and direction of the impact depends on whether the Corporation is long or short the exposure.

Bank of America 2014 115

Nonrecurring Fair Value
The Corporation holds certain assets that are measured at fair value, but only in certain situations (e.g., impairment) and these measurements are referred to herein as nonrecurring. These assets primarily include LHFS, certain loans and leases, and foreclosed properties. The amounts below represent only balances measured at fair value during 2014, 2013 and 2012, and still held as of the reporting date.

Assets Measured at Fair Value on a Nonrecurring Basis

	December 31
	2014		2013
(Dollars in millions)	Level 2	Level 3	Level 2	Level 3
Assets
Loans held-for-sale	$156	$30	$2,138	$115
Loans and leases	5	4,636	18	5,240
Foreclosed properties (1)	—	1,197	12	1,258
Other assets	13	—	88	—

		Gains (Losses)
		2014	2013	2012
Assets
Loans held-for-sale		$(19)	$(71)	$(24)
Loans and leases		(1,132)	(1,104)	(3,116)
Foreclosed properties (1)		(40)	(39)	(47)
Other assets		(6)	(20)	(16)

(1)
Amounts are included in other assets on the Consolidated Balance Sheet and represent fair value of, and related losses on, foreclosed properties that were written down subsequent to their initial classification as foreclosed properties.

The table below presents information about significant unobservable inputs related to the Corporation’s nonrecurring Level 3 financial assets and liabilities at December 31, 2014 and 2013.

Quantitative Information about Nonrecurring Level 3 Fair Value Measurements

	December 31, 2014
(Dollars in millions)			Inputs
Financial Instrument	Fair Value	Valuation Technique	Significant Unobservable Inputs	Ranges of Inputs	Weighted Average
Instruments backed by residential real estate assets	$4,636	Market comparables	OREO discount	0% to 28%	8%
Loans and leases	4,636		Cost to sell	7% to 14%	8%

	December 31, 2013
Instruments backed by residential real estate assets	$5,240	Market comparables	OREO discount	0% to 19%	8%
Loans and leases	5,240		Cost to sell	8%	n/a
n/a = not applicable
Instruments backed by residential real estate assets represent residential mortgages where the loan has been written down to the fair value of the underlying collateral. In addition to the instruments disclosed in the table above, the Corporation holds foreclosed residential properties where the fair value is based on unadjusted third-party appraisals or broker price opinions. Appraisals are generally conducted every 90 days. Factors considered in determining the fair value include geographic sales trends, the value of comparable surrounding properties as well as the condition of the property.

116 Bank of America 2014

NOTE 21 Fair Value Option
Loans and Loan Commitments
The Corporation elects to account for certain commercial loans and loan commitments that exceed the Corporation’s single name credit risk concentration guidelines under the fair value option. Lending commitments, both funded and unfunded, are actively managed and monitored and, as appropriate, credit risk for these lending relationships may be mitigated through the use of credit derivatives, with the Corporation’s public side credit view and market perspectives determining the size and timing of the hedging activity. These credit derivatives do not meet the requirements for designation as accounting hedges and therefore are carried at fair value with changes in fair value recorded in other income (loss). Electing the fair value option allows the Corporation to carry these loans and loan commitments at fair value, which is more consistent with management’s view of the underlying economics and the manner in which they are managed. In addition, election of the fair value option allows the Corporation to reduce the accounting volatility that would otherwise result from the asymmetry created by accounting for the financial instruments at historical cost and the credit derivatives at fair value. The Corporation also elected the fair value option for certain loans held in consolidated VIEs. Of the changes in fair value of these loans, gains of $32 million, $148 million and $527 million were attributable to changes in borrower-specific credit risk in 2014, 2013 and 2012.
Loans Held-for-sale
The Corporation elects to account for residential mortgage LHFS, commercial mortgage LHFS and certain other LHFS under the fair value option with interest income on these LHFS recorded in other interest income. These loans are actively managed and monitored and, as appropriate, certain market risks of the loans may be mitigated through the use of derivatives. The Corporation has elected not to designate the derivatives as qualifying accounting hedges and therefore they are carried at fair value with changes in fair value recorded in other income (loss). The changes in fair value of the loans are largely offset by changes in the fair value of the derivatives. Of the changes in fair value of these loans, gains of $84 million, $225 million and $425 million were attributable to changes in borrower-specific credit risk in 2014, 2013 and 2012. Election of the fair value option allows the Corporation to reduce the accounting volatility that would otherwise result from the asymmetry created by accounting for the financial instruments at the lower of cost or fair value and the derivatives at fair value. The Corporation has not elected to account for certain other LHFS under the fair value option primarily because these loans are floating-rate loans that are not hedged using derivative instruments.
Loans Reported as Trading Account Assets
The Corporation elects to account for certain loans that are held for the purpose of trading and risk-managed on a fair value basis under the fair value option. Of the changes in fair value of these loans, gains of $28 million and $56 million were attributable to changes in borrower-specific credit risk in 2014 and 2013. An immaterial portion of the changes in fair value of these loans was attributable to changes in borrower-specific credit risk in 2012.

Other Assets
The Corporation elects to account for certain private equity investments that are not in an investment company under the fair value option as this measurement basis is consistent with applicable accounting guidance for similar investments that are in an investment company. The Corporation also elects to account for certain long-term fixed-rate margin loans that are hedged with derivatives under the fair value option. Election of the fair value option allows the Corporation to reduce the accounting volatility that would otherwise result from the asymmetry created by accounting for the financial instruments at historical cost and the derivatives at fair value.
Securities Financing Agreements
The Corporation elects to account for certain securities financing agreements, including resale and repurchase agreements, under the fair value option based on the tenor of the agreements, which reflects the magnitude of the interest rate risk. The majority of securities financing agreements collateralized by U.S. government securities are not accounted for under the fair value option as these contracts are generally short-dated and therefore the interest rate risk is not significant.
Long-term Deposits
The Corporation elects to account for certain long-term fixed-rate and rate-linked deposits that are hedged with derivatives that do not qualify for hedge accounting under the fair value option. Election of the fair value option allows the Corporation to reduce the accounting volatility that would otherwise result from the asymmetry created by accounting for the financial instruments at historical cost and the derivatives at fair value. The Corporation did not elect to carry other long-term deposits at fair value because they were not hedged using derivatives.
Short-term Borrowings
The Corporation elects to account for certain short-term borrowings, primarily short-term structured liabilities, under the fair value option because this debt is risk-managed on a fair value basis.
The Corporation elects to account for certain asset-backed secured financings, which are also classified in short-term borrowings, under the fair value option. Election of the fair value option allows the Corporation to reduce the accounting volatility that would otherwise result from the asymmetry created by accounting for the asset-backed secured financings at historical cost and the corresponding mortgage LHFS securing these financings at fair value.
Long-term Debt
The Corporation elects to account for certain long-term debt, primarily structured liabilities, under the fair value option. This long-term debt is either risk-managed on a fair value basis or the related hedges do not qualify for hedge accounting.

Bank of America 2014 117

The table below provides information about the fair value carrying amount and the contractual principal outstanding of assets and liabilities accounted for under the fair value option at December 31, 2014 and 2013.

Fair Value Option Elections

	December 31
	2014			2013
(Dollars in millions)	Fair Value Carrying Amount	Contractual Principal Outstanding	Fair Value Carrying Amount Less Unpaid Principal	Fair Value Carrying Amount	Contractual Principal Outstanding	Fair Value Carrying Amount Less Unpaid Principal
Loans reported as trading account assets (1)	$4,607	$8,487	$(3,880)	$2,406	$4,541	$(2,135)
Trading inventory – other	6,865	n/a	n/a	5,475	n/a	n/a
Consumer and commercial loans	8,681	8,925	(244)	10,042	10,423	(381)
Loans held-for-sale	6,801	6,920	(119)	6,656	6,996	(340)
Securities financing agreements	97,539	97,234	305	95,156	94,890	266
Other assets	253	270	(17)	278	270	8
Long-term deposits	1,469	1,361	108	1,899	1,797	102
Unfunded loan commitments	405	n/a	n/a	354	n/a	n/a
Short-term borrowings	2,697	2,697	—	1,520	1,520	—
Long-term debt (2)	36,404	35,815	589	47,035	46,669	366

(1)
A significant portion of the loans reported as trading account assets are distressed loans which trade and were purchased at a deep discount to par, and the remainder are loans with a fair value near contractual principal outstanding.

(2)
Includes structured liabilities with a fair value of $35.3 billion and contractual principal outstanding of $34.6 billion at December 31, 2014 compared to $40.7 billion and $39.7 billion at December 31, 2013.

n/a = not applicable

118 Bank of America 2014

The table below provides information about where changes in the fair value of assets and liabilities accounted for under the fair value option are included in the Consolidated Statement of Income for 2014, 2013 and 2012.

Gains (Losses) Relating to Assets and Liabilities Accounted for Under the Fair Value Option

	2014
(Dollars in millions)	Trading Account Profits (Losses)	Mortgage Banking Income (Loss)	Other Income (Loss)	Total
Loans reported as trading account assets	$(87)	$—	$—	$(87)
Trading inventory – other (1)	1,091	—	—	1,091
Consumer and commercial loans	(24)	—	69	45
Loans held-for-sale (2)	(56)	798	83	825
Securities financing agreements	(110)	—	—	(110)
Long-term deposits	23	—	(26)	(3)
Unfunded loan commitments	—	—	(64)	(64)
Short-term borrowings	52	—	—	52
Long-term debt (3)	239	—	407	646
Total	$1,128	$798	$469	$2,395

	2013
Loans reported as trading account assets	$83	$—	$—	$83
Trading inventory – other (1)	1,355	—	—	1,355
Consumer and commercial loans	(28)	(38)	240	174
Loans held-for-sale (2)	7	966	75	1,048
Securities financing agreements	(80)	—	—	(80)
Other assets	—	—	(77)	(77)
Long-term deposits	30	—	84	114
Asset-backed secured financings	—	(91)	—	(91)
Unfunded loan commitments	—	—	180	180
Short-term borrowings	(70)	—	—	(70)
Long-term debt (3)	(602)	—	(649)	(1,251)
Total	$695	$837	$(147)	$1,385

	2012
Loans reported as trading account assets	$232	$—	$—	$232
Trading inventory – other (1)	659	—	—	659
Consumer and commercial loans	17	—	542	559
Loans held-for-sale (2)	75	3,048	190	3,313
Securities financing agreements	(90)	—	—	(90)
Other assets	—	—	12	12
Long-term deposits	—	—	29	29
Asset-backed secured financings	—	(180)	—	(180)
Unfunded loan commitments	—	—	704	704
Short-term borrowings	1	—	—	1
Long-term debt (3)	(1,888)	—	(5,107)	(6,995)
Total	$(994)	$2,868	$(3,630)	$(1,756)

(1)	The gains (losses) in trading account profits (losses) are primarily offset by gains (losses) on trading liabilities that hedge these assets.

(2)	Includes the value of interest rate lock commitments on loans funded, including those sold during the period.

(3)
The majority of the net gains (losses) in trading account profits (losses) relate to the embedded derivative in structured liabilities and are offset by gains (losses) on derivatives and securities that hedge these liabilities. The net gains (losses) in other income (loss) relate to the impact on structured liabilities of changes in the Corporation’s credit spreads.

NOTE 22 Fair Value of Financial Instruments
The fair values of financial instruments and their classifications within the fair value hierarchy have been derived using methodologies described in Note 20 – Fair Value Measurements. The following disclosures include financial instruments where only a portion of the ending balance at December 31, 2014 and 2013 was carried at fair value on the Consolidated Balance Sheet.
Short-term Financial Instruments
The carrying value of short-term financial instruments, including cash and cash equivalents, time deposits placed and other short-term investments, federal funds sold and purchased, certain resale and repurchase agreements, customer and other receivables, customer payables (within accrued expenses and other liabilities on the Consolidated Balance Sheet), and short-term borrowings approximates the fair value of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities or have short-term maturities and carry interest rates that approximate market. The Corporation elected to account for certain resale and repurchase agreements under the fair value option.
Under the fair value hierarchy, cash and cash equivalents are classified as Level 1. Time deposits placed and other short-term investments, such as U.S. government securities and short-term commercial paper, are classified as Level 1 and Level 2. Federal

Bank of America 2014 119

funds sold and purchased are classified as Level 2. Resale and repurchase agreements are classified as Level 2 because they are generally short-dated and/or variable-rate instruments collateralized by U.S. government or agency securities. Customer and other receivables primarily consist of margin loans, servicing advances and other accounts receivable and are classified as Level 2 and Level 3. Customer payables and short-term borrowings are classified as Level 2.
Held-to-maturity Debt Securities
HTM debt securities, which consist primarily of U.S. agency debt securities, are classified as Level 2 using the same methodologies as AFS U.S. agency debt securities. For more information on HTM debt securities, see Note 3 – Securities.
Loans
The fair values for commercial and consumer loans are generally determined by discounting both principal and interest cash flows expected to be collected using a discount rate for similar instruments with adjustments that the Corporation believes a market participant would consider in determining fair value. The Corporation estimates the cash flows expected to be collected using internal credit risk, interest rate and prepayment risk models that incorporate the Corporation’s best estimate of current key assumptions, such as default rates, loss severity and prepayment speeds for the life of the loan. The carrying value of loans is presented net of the applicable allowance for loan losses and excludes leases. The Corporation accounts for certain commercial loans and residential mortgage loans under the fair value option.
Deposits
The fair value for certain deposits with stated maturities was determined by discounting contractual cash flows using current market rates for instruments with similar maturities. The carrying value of non-U.S. time deposits approximates fair value. For deposits with no stated maturities, the carrying value was considered to approximate fair value and does not take into account the significant value of the cost advantage and stability of the Corporation’s long-term relationships with depositors. The Corporation accounts for certain long-term fixed-rate deposits under the fair value option.
Long-term Debt
The Corporation uses quoted market prices, when available, to estimate fair value for its long-term debt. When quoted market prices are not available, fair value is estimated based on current market interest rates and credit spreads for debt with similar terms and maturities. The Corporation accounts for certain structured liabilities under the fair value option.
Fair Value of Financial Instruments
The carrying values and fair values by fair value hierarchy of certain financial instruments where only a portion of the ending balance was carried at fair value at December 31, 2014 and 2013 are presented in the table below.

Fair Value of Financial Instruments

	December 31, 2014
		Fair Value
(Dollars in millions)	Carrying Value	Level 2	Level 3	Total
Financial assets
Loans	$842,259	$87,174	$776,370	$863,544
Loans held-for-sale	12,836	12,236	618	12,854
Financial liabilities
Deposits	1,118,936	1,119,427	—	1,119,427
Long-term debt	243,139	249,692	2,362	252,054

	December 31, 2013
Financial assets
Loans	$885,724	$102,564	$789,273	$891,837
Loans held-for-sale	11,362	8,872	2,613	11,485
Financial liabilities
Deposits	1,119,271	1,119,512	—	1,119,512
Long-term debt	249,674	257,402	1,990	259,392
Commercial Unfunded Lending Commitments
Fair values were generally determined using a discounted cash flow valuation approach which is applied using market-based CDS or internally developed benchmark credit curves. The Corporation accounts for certain loan commitments under the fair value option.
The carrying values and fair values of the Corporation’s commercial unfunded lending commitments were $932 million and $3.8 billion at December 31, 2014, and $830 million and $3.7 billion at December 31, 2013. Commercial unfunded lending commitments are primarily classified as Level 3. The carrying value of these commitments is classified in accrued expenses and other liabilities.
The Corporation does not estimate the fair values of consumer unfunded lending commitments because, in many instances, the Corporation can reduce or cancel these commitments by providing notice to the borrower. For more information on commitments, see Note 12 – Commitments and Contingencies.

120 Bank of America 2014

NOTE 23 Mortgage Servicing Rights
The Corporation accounts for consumer MSRs at fair value with changes in fair value recorded in mortgage banking income in the Consolidated Statement of Income. The Corporation manages the risk in these MSRs with securities including MBS and U.S. Treasury securities, as well as certain derivatives such as options and interest rate swaps, which are not designated as accounting hedges. The securities used to manage the risk in the MSRs are classified in other assets with changes in the fair value of the securities and the related interest income recorded in mortgage banking income.
The table below presents activity for residential mortgage and home equity MSRs for 2014 and 2013. Residential reverse mortgage MSRs, which are carried at the lower of cost or fair value and accounted for using the amortization method, totaled $10 million at December 31, 2013, and are not included in the tables below.

Rollforward of Mortgage Servicing Rights

(Dollars in millions)	2014	2013
Balance, January 1	$5,042	$5,716
Additions	707	472
Sales	(61)	(2,044)
Amortization of expected cash flows (1)	(927)	(1,043)
Impact of changes in interest rates and other market factors (2)	(1,191)	1,524
Model and other cash flow assumption changes: (3)
Projected cash flows, including changes in costs to service loans	(163)	(27)
Impact of changes in the Home Price Index	(25)	(398)
Impact of changes to the prepayment model	243	609
Other model changes (4)	(95)	233
Balance, December 31 (5)	$3,530	$5,042
Mortgage loans serviced for investors (in billions)	$490	$550

(1)	Represents the net change in fair value of the MSR asset due to the recognition of modeled cash flows.

(2)	These amounts reflect the changes in modeled MSR fair value primarily due to observed changes in interest rates, volatility, spreads and the shape of the forward swap curve.

(3)
These amounts reflect periodic adjustments to the valuation model to reflect changes in the modeled relationship between inputs and their impact on projected cash flows as well as changes in certain cash flow assumptions such as cost to service and ancillary income per loan.

(4)
These amounts include the impact of periodic recalibrations of the model to reflect changes in the relationship between market interest rate spreads and projected cash flows. Also included is a decrease of $127 million for 2014 due to changes in option-adjusted spread rate assumptions.

(5)	At December 31, 2014, includes $3.3 billion of U.S. and $259 million of non-U.S. consumer MSR balances.
The Corporation primarily uses an option-adjusted spread (OAS) valuation approach which factors in prepayment risk to determine the fair value of MSRs. This approach consists of projecting servicing cash flows under multiple interest rate scenarios and discounting these cash flows using risk-adjusted discount rates. In addition to updating the valuation model for interest, discount and prepayment rates, periodic adjustments are made to recalibrate the valuation model for factors used to project cash flows. The changes to the factors capture the effect of variances related to actual versus estimated servicing proceeds.

Significant economic assumptions in estimating the fair value of MSRs at December 31, 2014 and 2013 are presented below. The change in fair value as a result of changes in OAS rates is included within “Model and other cash flow assumption changes” in the Rollforward of Mortgage Servicing Rights table. The weighted-average life is not an input in the valuation model but is a product of both changes in market rates of interest and changes in model and other cash flow assumptions. The weighted-average life represents the average period of time that the MSRs’ cash flows are expected to be received. Absent other changes, an increase (decrease) to the weighted-average life would generally result in an increase (decrease) in the fair value of the MSRs.

Significant Economic Assumptions

	December 31
	2014		2013
	Fixed	Adjustable	Fixed	Adjustable
Weighted-average OAS	4.52%	7.61%	3.97%	7.61%
Weighted-average life, in years	4.53	2.95	5.70	2.86
The table below presents the sensitivity of the weighted-average lives and fair value of MSRs to changes in modeled assumptions. These sensitivities are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of MSRs that continue to be held by the Corporation is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. The below sensitivities do not reflect any hedge strategies that may be undertaken to mitigate such risk.

Sensitivity Impacts

	December 31, 2014
	Change in Weighted-average Lives
(Dollars in millions)	Fixed		Adjustable		Change in Fair Value
Prepayment rates
Impact of 10% decrease	0.23	years	0.19	years	$232
Impact of 20% decrease	0.50		0.40		494
Impact of 10% increase	(0.21)		(0.16)		(208)
Impact of 20% increase	(0.39)		(0.31)		(395)
OAS level
Impact of 100 bps decrease					$158
Impact of 200 bps decrease					329
Impact of 100 bps increase					(146)
Impact of 200 bps increase					(281)

Bank of America 2014 121

NOTE 24 Business Segment Information
Effective January 1, 2015, to align the segments with how the Corporation manages the businesses in 2015, it changed its basis of presentation, and following such change, reports its results of operations through the following five business segments: Consumer Banking, Global Wealth & Investment Management (GWIM), Global Banking, Global Markets and Legacy Assets & Servicing (LAS), with the remaining operations recorded in All Other. For more information on the Corporation's segment realignment, see Note 1 – Summary of Significant Accounting Principles.
Consumer Banking
Consumer Banking offers a diversified range of credit, banking and investment products and services to consumers and small businesses. Consumer Banking product offerings include traditional savings accounts, money market savings accounts, CDs and IRAs, noninterest- and interest-bearing checking accounts, investment accounts and products, as well as credit and debit cards, residential mortgages and home equity loans, and direct and indirect loans to consumers and small businesses in the U.S. Customers and clients have access to a franchise network that stretches coast to coast through 32 states and the District of Columbia. The franchise network includes approximately 4,800 financial centers, 15,800 ATMs, nationwide call centers, and online and mobile platforms.
Global Wealth & Investment Management
GWIM provides a high-touch client experience through a network of financial advisors focused on clients with over $250,000 in total investable assets, as well as tailored solutions to meet clients’ needs through a full set of brokerage, banking and retirement products. GWIM also provides comprehensive wealth management solutions targeted to high net worth and ultra high net worth clients, as well as customized solutions to meet clients’ wealth structuring, investment management, trust and banking needs, including specialty asset management services.
Global Banking
Global Banking provides a wide range of lending-related products and services, integrated working capital management and treasury solutions to clients, and underwriting and advisory services through the Corporation’s network of offices and client relationship teams. Global Banking’s lending products and services include commercial loans, leases, commitment facilities, trade finance, real estate lending and asset-based lending. Global Banking’s treasury solutions business includes treasury management, foreign exchange and short-term investing options. Global Banking also provides investment banking products to clients such as debt and equity underwriting and distribution, and merger-related and other advisory services. The economics of most investment banking and underwriting activities are shared primarily between Global Banking and Global Markets based on the activities performed by each segment. Global Banking clients generally include middle-market companies, commercial real estate firms, auto dealerships, not-for-profit companies, large global corporations, financial institutions, leasing clients, and mid-sized U.S.-based businesses requiring customized and integrated financial advice and solutions.

Global Markets
Global Markets offers sales and trading services, including research, to institutional clients across fixed-income, credit, currency, commodity and equity businesses. Global Markets product coverage includes securities and derivative products in both the primary and secondary markets. Global Markets provides market-making, financing, securities clearing, settlement and custody services globally to institutional investor clients in support of their investing and trading activities. Global Markets also works with commercial and corporate clients to provide risk management products using interest rate, equity, credit, currency and commodity derivatives, foreign exchange, fixed-income and mortgage-related products. As a result of market-making activities in these products, Global Markets may be required to manage risk in a broad range of financial products including government securities, equity and equity-linked securities, high-grade and high-yield corporate debt securities, syndicated loans, MBS, commodities and ABS. In addition, the economics of most investment banking and underwriting activities are shared primarily between Global Markets and Global Banking based on the activities performed by each segment.
Legacy Assets & Servicing
LAS is responsible for mortgage servicing activities related to residential first mortgage and home equity loans serviced for others and loans held by the Corporation, including loans that have been designated as the LAS Portfolios, and manages certain legacy exposures related to mortgage originations, sales and servicing activities (e.g., litigation, representations and warranties). LAS also includes the results of MSR activities, including net hedge results. Home equity loans are held on the balance sheet of LAS, and residential mortgage loans are included as part of All Other. The financial results of the on-balance sheet loans are reported in the segment that owns the loans or in All Other.
All Other
All Other consists of ALM activities, equity investments, the international consumer card business, liquidating businesses, residual expense allocations and other. ALM activities encompass residential mortgage securities, interest rate and foreign currency risk management activities including the residual net interest income allocation, the impact of certain allocation methodologies and accounting hedge ineffectiveness. Additionally, certain residential mortgage loans that are managed by LAS are held in All Other. The results of certain ALM activities are allocated to the business segments.
Basis of Presentation
The management accounting and reporting process derives segment and business results by utilizing allocation methodologies for revenue and expense. The net income derived for the businesses is dependent upon revenue and cost allocations using an activity-based costing model, funds transfer pricing, and other methodologies and assumptions management believes are appropriate to reflect the results of the business.
Total revenue, net of interest expense, includes net interest income on an FTE basis and noninterest income. The adjustment of net interest income to an FTE basis results in a corresponding increase in income tax expense. The segment results also reflect certain revenue and expense methodologies that are utilized to determine net income. The net interest income of the businesses

122 Bank of America 2014

includes the results of a funds transfer pricing process that matches assets and liabilities with similar interest rate sensitivity and maturity characteristics. In segments where the total of liabilities and equity exceeds assets, which are generally deposit-taking segments, the Corporation allocates assets to match liabilities. Net interest income of the business segments also includes an allocation of net interest income generated by certain of the Corporation’s ALM activities. In addition, the business segments are impacted by the migration of customers and clients and their deposit, loan and brokerage balances between client-managed businesses. Subsequent to the date of migration, the associated net interest income, noninterest income and noninterest expense are recorded in the business to which the customers or clients migrated.
The Corporation’s ALM activities include an overall interest rate risk management strategy that incorporates the use of various derivatives and cash instruments to manage fluctuations in earnings and capital that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity so that movements in interest rates do not significantly adversely affect earnings and capital. The results of a majority of the Corporation’s

ALM activities are allocated to the business segments and fluctuate based on the performance of the ALM activities. ALM activities include external product pricing decisions including deposit pricing strategies, the effects of the Corporation’s internal funds transfer pricing process and the net effects of other ALM activities.
Certain expenses not directly attributable to a specific business segment are allocated to the segments. The most significant of these expenses include data and item processing costs and certain centralized or shared functions. Data processing costs are allocated to the segments based on equipment usage. Item processing costs are allocated to the segments based on the volume of items processed for each segment. The costs of certain other centralized or shared functions are allocated based on methodologies that reflect utilization.
The table below presents net income (loss) and the components thereto (with net interest income on an FTE basis) for 2014, 2013 and 2012, and total assets at December 31, 2014 and 2013 for each business segment, as well as All Other.

Results for Business Segments and All Other

At and for the Year Ended December 31	Total Corporation (1)			Consumer Banking			Global Wealth & Investment Management
(Dollars in millions)	2014	2013	2012	2014	2013	2012	2014	2013	2012
Net interest income (FTE basis)	$40,821	$43,124	$41,557	$20,178	$20,620	$20,470	$5,836	$6,064	$5,827
Noninterest income	44,295	46,677	42,678	10,630	11,313	12,800	12,568	11,726	10,691
Total revenue, net of interest expense (FTE basis)	85,116	89,801	84,235	30,808	31,933	33,270	18,404	17,790	16,518
Provision for credit losses	2,275	3,556	8,169	2,680	3,166	4,199	14	56	266
Amortization of intangibles	936	1,086	1,264	398	502	622	367	387	410
Other noninterest expense	74,181	68,128	70,829	17,458	18,409	18,818	13,280	12,646	12,312
Income before income taxes (FTE basis)	7,724	17,031	3,973	10,272	9,856	9,631	4,743	4,701	3,530
Income tax expense (benefit) (FTE basis)	2,891	5,600	(215)	3,831	3,613	3,456	1,769	1,724	1,286
Net income	$4,833	$11,431	$4,188	$6,441	$6,243	$6,175	$2,974	$2,977	$2,244
Year-end total assets	$2,104,534	$2,102,273		$589,048	$567,741		$274,887	$271,290

				Global Banking			Global Markets
				2014	2013	2012	2014	2013	2012
Net interest income (FTE basis)				$9,828	$9,704	$8,888	$3,986	$4,224	$3,667
Noninterest income				7,849	7,800	7,772	12,133	11,166	5,507
Total revenue, net of interest expense (FTE basis)				17,677	17,504	16,660	16,119	15,390	9,174
Provision for credit losses				322	1,142	(321)	110	140	34
Amortization of intangibles				45	64	83	65	65	64
Other noninterest expense				8,217	8,085	8,121	11,706	11,930	11,221
Income (loss) before income taxes (FTE basis)				9,093	8,213	8,777	4,238	3,255	(2,145)
Income tax expense (benefit) (FTE basis)				3,338	3,013	3,194	1,519	2,101	(161)
Net income (loss)				$5,755	$5,200	$5,583	$2,719	$1,154	$(1,984)
Year-end total assets				$357,081	$360,789		$579,512	$575,473

				Legacy Assets & Servicing			All Other
				2014	2013	2012	2014	2013	2012
Net interest income (FTE basis)				$1,516	$1,541	$1,567	$(523)	$971	$1,138
Noninterest income				1,164	2,915	2,537	(49)	1,757	3,371
Total revenue, net of interest expense (FTE basis)				2,680	4,456	4,104	(572)	2,728	4,509
Provision for credit losses				127	(283)	1,371	(978)	(665)	2,620
Amortization of intangibles				—	—	—	61	68	85
Other noninterest expense				20,643	12,483	13,759	2,877	4,575	6,598
Loss before income taxes (FTE basis)				(18,090)	(7,744)	(11,026)	(2,532)	(1,250)	(4,794)
Income tax benefit (FTE basis)				(4,976)	(2,839)	(3,857)	(2,590)	(2,012)	(4,133)
Net income (loss)				$(13,114)	$(4,905)	$(7,169)	$58	$762	$(661)
Year-end total assets				$45,958	$59,458		$258,048	$267,522

(1)	There were no material intersegment revenues.

Bank of America 2014 123

The table below presents a reconciliation of the five business segments’ total revenue, net of interest expense, on an FTE basis, and net income to the Consolidated Statement of Income, and total assets to the Consolidated Balance Sheet. The adjustments presented in the table below include consolidated income, expense and asset amounts not specifically allocated to individual business segments.

Business Segment Reconciliations

(Dollars in millions)	2014	2013	2012
Segments’ total revenue, net of interest expense (FTE basis)	$85,688	$87,073	$79,726
Adjustments:
ALM activities	(804)	(545)	2,266
Equity investment income	729	2,737	1,252
Liquidating businesses and other	(497)	536	991
FTE basis adjustment	(869)	(859)	(901)
Consolidated revenue, net of interest expense	$84,247	$88,942	$83,334
Segments’ total net income	$4,775	$10,669	$4,849
Adjustments, net of taxes:
ALM activities	(343)	(929)	(1,144)
Equity investment income	456	1,724	789
Liquidating businesses and other	(55)	(33)	(306)
Consolidated net income	$4,833	$11,431	$4,188

		December 31
		2014	2013
Segments’ total assets		$1,846,486	$1,834,751
Adjustments:
ALM activities, including securities portfolio		658,319	664,519
Equity investments		4,886	5,637
Liquidating businesses and other		73,018	70,879
Elimination of segment asset allocations to match liabilities		(478,175)	(473,513)
Consolidated total assets		$2,104,534	$2,102,273

124 Bank of America 2014

NOTE 25 Parent Company Information
The following tables present the Parent Company-only financial information. This financial information is presented in accordance with bank regulatory reporting requirements and, accordingly, the information for 2012 has not been restated for the 2013 merger of Merrill Lynch & Co., Inc. into Bank of America Corporation.

Condensed Statement of Income

(Dollars in millions)	2014	2013	2012
Income
Dividends from subsidiaries:
Bank holding companies and related subsidiaries	$12,400	$8,532	$16,213
Nonbank companies and related subsidiaries	149	357	542
Interest from subsidiaries	1,836	2,087	627
Other income (loss)	72	233	(304)
Total income	14,457	11,209	17,078
Expense
Interest on borrowed funds	7,213	8,109	6,147
Noninterest expense	4,471	10,938	10,872
Total expense	11,684	19,047	17,019
Income (loss) before income taxes and equity in undistributed earnings of subsidiaries	2,773	(7,838)	59
Income tax benefit	(4,079)	(7,227)	(5,883)
Income (loss) before equity in undistributed earnings of subsidiaries	6,852	(611)	5,942
Equity in undistributed earnings (losses) of subsidiaries:
Bank holding companies and related subsidiaries	3,613	14,150	1,072
Nonbank companies and related subsidiaries	(5,632)	(2,108)	(2,826)
Total equity in undistributed earnings (losses) of subsidiaries	(2,019)	12,042	(1,754)
Net income	$4,833	$11,431	$4,188
Net income applicable to common shareholders	$3,789	$10,082	$2,760

Condensed Balance Sheet

	December 31
(Dollars in millions)	2014	2013
Assets
Cash held at bank subsidiaries (1)	$100,304	$98,679
Securities	932	747
Receivables from subsidiaries:
Bank holding companies and related subsidiaries	23,356	23,558
Banks and related subsidiaries	2,395	1,682
Nonbank companies and related subsidiaries	52,251	46,577
Investments in subsidiaries:
Bank holding companies and related subsidiaries	270,441	268,234
Nonbank companies and related subsidiaries	2,139	1,818
Other assets	14,599	19,073
Total assets	$466,417	$460,368
Liabilities and shareholders’ equity
Short-term borrowings	$46	$181
Accrued expenses and other liabilities	16,872	15,428
Payables to subsidiaries:
Banks and related subsidiaries	2,559	1,991
Nonbank companies and related subsidiaries	17,698	15,980
Long-term debt	185,771	194,103
Total liabilities	222,946	227,683
Shareholders’ equity	243,471	232,685
Total liabilities and shareholders’ equity	$466,417	$460,368

(1)	Balance includes third-party cash held of $29 million and $33 million at December 31, 2014 and 2013.

Bank of America 2014 125

Condensed Statement of Cash Flows

(Dollars in millions)	2014	2013	2012
Operating activities
Net income	$4,833	$11,431	$4,188
Reconciliation of net income to net cash provided by (used in) operating activities:
Equity in undistributed (earnings) losses of subsidiaries	2,019	(12,042)	1,754
Other operating activities, net	2,143	(10,422)	(3,432)
Net cash provided by (used in) operating activities	8,995	(11,033)	2,510
Investing activities
Net sales (purchases) of securities	(142)	459	13
Net payments from (to) subsidiaries	(5,902)	39,336	12,973
Other investing activities, net	19	3	445
Net cash provided by (used in) investing activities	(6,025)	39,798	13,431
Financing activities
Net increase (decrease) in short-term borrowings	(55)	178	(616)
Net increase (decrease) in other advances	1,264	(14,378)	10,100
Proceeds from issuance of long-term debt	29,324	30,966	17,176
Retirement of long-term debt	(33,854)	(39,320)	(63,851)
Proceeds from issuance of preferred stock	5,957	1,008	667
Redemption of preferred stock	—	(6,461)	—
Common stock repurchased	(1,675)	(3,220)	—
Cash dividends paid	(2,306)	(1,677)	(1,909)
Other financing activities, net	—	—	(668)
Net cash used in financing activities	(1,345)	(32,904)	(39,101)
Net increase (decrease) in cash held at bank subsidiaries	1,625	(4,139)	(23,160)
Cash held at bank subsidiaries at January 1	98,679	102,818	124,991
Cash held at bank subsidiaries at December 31	$100,304	$98,679	$101,831
NOTE 26 Performance by Geographical Area
Since the Corporation’s operations are highly integrated, certain asset, liability, income and expense amounts must be allocated to arrive at total assets, total revenue, net of interest expense, income before income taxes and net income (loss) by geographic area. The Corporation identifies its geographic performance based on the business unit structure used to manage the capital or expense deployed in the region as applicable. This requires certain judgments related to the allocation of revenue so that revenue can be appropriately matched with the related capital or expense deployed in the region.

		December 31	Year Ended December 31
(Dollars in millions)	Year	Total Assets (1)	Total Revenue, Net of Interest Expense (2)	Income Before Income Taxes	Net Income (Loss)
U.S. (3)	2014	$1,792,719	$72,960	$4,643	$3,305
	2013	1,803,243	76,612	13,221	10,588
	2012		72,175	1,867	4,116
Asia (4)	2014	92,005	3,605	759	473
	2013	98,605	4,442	1,382	887
	2012		3,478	353	282
Europe, Middle East and Africa	2014	190,365	6,409	1,098	813
	2013	169,708	6,353	1,003	(403)
	2012		6,011	323	(543)
Latin America and the Caribbean	2014	29,445	1,273	355	242
	2013	30,717	1,535	566	359
	2012		1,670	529	333
Total Non-U.S.	2014	311,815	11,287	2,212	1,528
	2013	299,030	12,330	2,951	843
	2012		11,159	1,205	72
Total Consolidated	2014	$2,104,534	$84,247	$6,855	$4,833
	2013	2,102,273	88,942	16,172	11,431
	2012		83,334	3,072	4,188

(1)	Total assets include long-lived assets, which are primarily located in the U.S.

(2)	There were no material intercompany revenues between geographic regions for any of the periods presented.

(3)	Substantially reflects the U.S.

(4)	Amounts include pretax gains of $753 million ($474 million net-of-tax) on the sale of common shares of CCB during 2013.

126 Bank of America 2014